As filed with the Securities and Exchange Commission on May 23, 2003
Registration No. 333-104093

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to

Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Intuitive Surgical, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3842	77-0416458
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

950 Kifer Road

Sunnyvale, California 94086
(408) 523-2100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lonnie M. Smith

President and Chief Executive Officer
Intuitive Surgical, Inc.
950 Kifer Road
Sunnyvale, California 94086
(408) 523-2100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan C. Mendelson, Esq. Latham & Watkins LLP 135 Commonwealth Drive Menlo Park, California 94025 (650) 328-4600	Robert W. Duggan Chairman of the Board and Chief Executive Officer Computer Motion, Inc. 130-B Cremona Drive Goleta, California 93117 (805) 968-9600	David E. Lafitte, Esq. Stradling Yocca Carlson & Rauth, P.C. 302 Olive Street Santa Barbara, California 93101 (805) 564-0065

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

      If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/ prospectus is not complete and may be changed. Intuitive Surgical may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/ prospectus is not an offer to sell these securities nor the solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated May 23, 2003

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

     Intuitive Surgical, Inc. and Computer Motion, Inc. have agreed to a combination of the two companies under the terms of a merger agreement. We are proposing the merger because we believe it will benefit the stockholders of both companies by combining the strengths of the companies in operative surgical robotics, telesurgery and operating room integration to better serve hospitals, doctors and patients.

     Upon completion of the merger, Computer Motion stockholders will be entitled to receive a fraction of a share of Intuitive Surgical common stock for each share of Computer Motion common stock owned as of the effective time of the merger. The fraction of a share of Intuitive Surgical common stock to be issued with respect to each share of Computer Motion common stock will be determined by a formula described in the merger agreement and this joint proxy statement/ prospectus. Based on the capitalization of Intuitive Surgical and Computer Motion and the market price of Computer Motion common stock as of the date of this joint proxy statement/ prospectus and assuming that the merger is completed on June 30, 2003, we estimate that the exchange ratio will be approximately 0.52. The exchange ratio will be adjusted proportionately in the event that the proposed reverse split of Intuitive Surgical’s common stock is approved by Intuitive Surgical’s stockholders and implemented by Intuitive Surgical’s board of directors. After June 9, 2003, stockholders may visit Intuitive Surgical’s website, www.intuitivesurgical.com, or Computer Motion’s website, www.computermotion.com, for announcements regarding the exchange ratio. Stockholders of Intuitive Surgical will continue to own their existing shares.

     Based on the estimated exchange ratio of approximately 0.52 and the number of shares outstanding as of May 15, 2003, the record date, we estimate that, on a pre-reverse split basis, Intuitive Surgical will issue approximately 15.6 million shares of Intuitive Surgical common stock in the merger and reserve an additional approximately 4.8 million shares of Intuitive Surgical common stock for future issuance in connection with Intuitive Surgical’s assumption of Computer Motion’s outstanding options and warrants (including out-of-the-money options and warrants).

     Intuitive Surgical common stock is traded on the Nasdaq National Market under the trading symbol “ISRG.” On May 22, 2003, Intuitive Surgical common stock closed at $8.25 per share as reported on the Nasdaq National Market.

     The merger cannot be completed unless Intuitive Surgical stockholders approve the issuance of shares of Intuitive Surgical common stock pursuant to the merger agreement and Computer Motion stockholders approve and adopt the merger agreement. The obligations of Intuitive Surgical and Computer Motion to complete the merger are also subject to the satisfaction or waiver of several conditions. More information about Intuitive Surgical, Computer Motion and the merger, as well as additional business to be conducted at the Intuitive Surgical stockholder meeting, is contained in this joint proxy statement/ prospectus. We encourage you to read this joint proxy statement/ prospectus, including the section entitled “Risk Factors” beginning on page 23, before voting.

     The board of directors of Intuitive Surgical has approved the merger agreement and the issuance of shares of Intuitive Surgical common stock pursuant to the merger agreement. The board of directors of Computer Motion has approved the merger agreement. Intuitive Surgical’s board of directors unanimously recommends that Intuitive Surgical stockholders vote “FOR” the proposal to issue shares of Intuitive Surgical common stock pursuant to the merger agreement. Computer Motion’s board of directors unanimously recommends that Computer Motion stockholders vote “FOR” the proposal to approve and adopt the merger agreement.

     Intuitive Surgical and Computer Motion have each scheduled a stockholder meeting in connection with the respective votes required. Your vote is very important. Whether or not you plan to attend your respective company’s stockholder meeting, please take the time to vote by marking your votes on the enclosed proxy card, signing and dating the proxy card, and returning it to your respective company in the enclosed envelope.

Sincerely,	Sincerely,

LONNIE M. SMITH President and Chief Executive Officer Intuitive Surgical, Inc.	ROBERT W. DUGGAN Chairman of the Board and Chief Executive Officer Computer Motion, Inc.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/ prospectus or determined if this joint proxy statement/ prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This joint proxy statement/ prospectus is dated                   , 2003, and is first being mailed to Intuitive Surgical and Computer Motion stockholders on or about                   , 2003.

INTUITIVE SURGICAL, INC.

950 Kifer Road
Sunnyvale, California 94086

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 30, 2003

To the Stockholders of Intuitive Surgical, Inc.:

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Intuitive Surgical, Inc. will be held at the Summerfield Suites by Wyndham, 900 Hamlin Court, Sunnyvale, California 94086 on June 30 at 8:00 a.m., local time, for the following purposes:

1.	to approve the issuance of shares of Intuitive Surgical common stock, par value $0.001 per share, pursuant to the Agreement and Plan of Merger, dated as of March 7, 2003, by and among Intuitive Surgical, Intuitive Merger Corporation, which is a wholly owned subsidiary of Intuitive Surgical, and Computer Motion, Inc.;

2.	to approve an amendment to Intuitive Surgical’s Amended and Restated Certificate of Incorporation to effect a 1-for-2 reverse stock split of Intuitive Surgical’s common stock;

3.	to elect three Class III members of the board of directors of Intuitive Surgical to serve until the annual meeting of stockholders of Intuitive Surgical to be held in 2006 and until their successors are elected and qualified;

4.	to approve an amendment to Intuitive Surgical’s 2000 Non-Employee Directors’ Stock Option Plan to increase the annual stock option grant for non-employee directors from 5,000 to 10,000 shares, to provide for an additional annual grant of options to purchase 5,000 shares to committee chairs and to amend the automatic share increase provision, subject to adjustment in the event that the proposed reverse stock split is approved by Intuitive Surgical’s stockholders and implemented by Intuitive Surgical’s board of directors;

5.	to ratify the selection of Ernst & Young LLP as the independent auditors of Intuitive Surgical for the current fiscal year ending December 31, 2003; and

6.	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

     Please refer to the attached joint proxy statement/prospectus, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the annual meeting.

     Stockholders of record at the close of business on May 15, 2003, which we refer to as the record date, are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the annual meeting. Directors and executive officers of Intuitive Surgical owning Intuitive Surgical common stock representing approximately 7% of the Intuitive Surgical common stock outstanding as of the record date have agreed to vote their shares in favor of the proposal to issue shares of Intuitive Surgical common stock pursuant to the merger agreement.

     The board of directors of Intuitive Surgical unanimously recommends that you vote “FOR” the proposal to approve the issuance of Intuitive Surgical common stock pursuant to the merger agreement, “FOR” the proposal to approve the amendment to Intuitive Surgical’s Amended and Restated Certificate of Incorporation to effect a 1-for-2 reverse stock split of Intuitive Surgical’s common stock, “FOR” the nominees to the board of directors listed in this joint proxy statement/prospectus, “FOR” the proposal to approve the amendment to Intuitive Surgical’s 2000 Non-Employee Directors’ Stock Option Plan and “FOR” the proposal to ratify Ernst & Young LLP as the independent auditors of Intuitive Surgical for the current fiscal year ending December 31, 2003.

     The presence, in person or by proxy, of shares of Intuitive Surgical common stock representing a majority of shares of Intuitive Surgical common stock issued and outstanding on the record date will be required to establish a quorum at the annual meeting. Approval of the proposal to issue shares of Intuitive Surgical common stock pursuant to the merger agreement requires the affirmative vote of a majority of the total votes cast at the annual meeting by holders of Intuitive Surgical’s common stock outstanding as of the record date. Approval of the proposal to amend Intuitive Surgical’s Amended and Restated Certificate of Incorporation to effect a 1-for-2 reverse stock split requires the affirmative vote of a majority of the shares of Intuitive Surgical common stock outstanding as of the record date. The candidates for director receiving the highest number of votes, up to the number of directors to be elected, will be elected to Intuitive Surgical’s board of directors. Approval of the proposal to amend Intuitive Surgical’s 2000 Non-Employee Directors’ Stock Option Plan and the proposal to ratify Ernst & Young LLP as the independent auditors of Intuitive Surgical for the current fiscal year ending December 31, 2003 requires the affirmative vote of a majority of the shares of Intuitive Surgical common stock represented and entitled to vote at the annual meeting.

     Your vote is important. Please sign, date and return the enclosed proxy card as soon as possible to make sure that your shares are represented at the annual meeting. To do so, you may complete and return the enclosed proxy card. If you are a stockholder of record of Intuitive Surgical common stock, you also may cast your vote in person at the annual meeting. If your shares are held in an account at a brokerage firm or bank, you should instruct it on how to vote your shares.

By Order of the Board of Directors,

LONNIE M. SMITH
President and Chief Executive Officer

                  , 2003

     Please note that attendance at the annual meeting will be limited to stockholders as of the record date, or their authorized representatives, and guests of Intuitive Surgical.

COMPUTER MOTION, INC.

130-B Cremona Drive
Goleta, California 93117

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 30, 2003

To the Stockholders of Computer Motion, Inc.:

      NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Computer Motion, Inc. will be held at its corporate headquarters, 130-B Cremona Drive, Goleta, California 93117 on June 30 at 8:00 a.m., local time, for the following purposes:

1.	to approve and adopt the Agreement and Plan of Merger, dated as of March 7, 2003, by and among Intuitive Surgical, Inc., Intuitive Merger Corporation, which is a wholly owned subsidiary of Intuitive Surgical, and Computer Motion; and

2.	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

      Please refer to the attached joint proxy statement/prospectus, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the special meeting.

      Stockholders of record at the close of business on May 15, 2003, which we refer to as the record date, are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. Directors and executive officers of Computer Motion owning Computer Motion common and preferred stock representing approximately 14% of the voting power of the Computer Motion common and preferred stock outstanding as of the record date have agreed to vote their shares in favor of the proposal to approve and adopt the merger agreement.

      The board of directors of Computer Motion recommends that you vote “FOR” the proposal to approve and adopt the merger agreement.

      The presence, in person or by proxy, of a majority of the votes of outstanding shares of Computer Motion common stock and preferred stock entitled to vote will be required to establish a quorum at the Computer Motion special meeting. The affirmative vote of the holders of a majority of the votes of the outstanding shares of Computer Motion common stock and preferred stock, voting together as a single class, is required to approve and adopt the merger agreement.

      Your vote is important. Please sign, date and return the enclosed proxy card as soon as possible to make sure that your shares are represented at the special meeting. To do so, you may complete and return the enclosed proxy card. If you are a stockholder of record of Computer Motion common or preferred stock, you also may cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct it on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the proposal to approve and adopt the merger agreement.

      Please do not send any certificates representing your Computer Motion common stock at this time.

By Order of the Board of Directors,

LARRY REDFERN
Secretary

                    , 2003

      Please note that attendance at the special meeting will be limited to stockholders as of the record date, or their authorized representatives, and guests of Computer Motion.

ADDITIONAL INFORMATION

      This joint proxy statement/prospectus incorporates important business and financial information about Intuitive Surgical and Computer Motion from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus, please see the section entitled “Where You Can Find More Information.”

      Intuitive Surgical will provide you with copies of the information relating to Intuitive Surgical, without charge, upon written or oral request to:

Intuitive Surgical, Inc.

950 Kifer Road
Sunnyvale, California 94086
(408) 523-2100
Attention: Investor Relations

      In addition, you may obtain copies of the information relating to Intuitive Surgical, without charge, by sending an e-mail to ir@intusurg.com. Furthermore, you may obtain copies of this information by making a request through the Intuitive Surgical investor relations web site, www.intuitivesurgical.com.

      Computer Motion will provide you with copies of the information relating to Computer Motion, without charge, upon written or oral request to:

Computer Motion, Inc.

130-B Cremona Drive
Goleta, California 93117
(805) 968-9600
Attention: Investor Relations

      In addition, you may obtain copies of the information relating to Computer Motion, without charge, by sending an e-mail to ir@computermotion.com. Furthermore, you may obtain copies of this information by making a request through the Computer Motion investor relations web site, www.computermotion.com.

      In order for you to receive timely delivery of the documents in advance of the Intuitive Surgical and Computer Motion stockholder meetings, Intuitive Surgical or Computer Motion should receive your request no later than June 23, 2003.

QUESTIONS AND ANSWERS
SUMMARY
The Companies
The Merger
Recommendations of the Boards of Directors
Stockholders Entitled to Vote; Vote Required in Connection with the Merger Proposals
Stockholder Support Agreements
Opinion of Bear Stearns to Intuitive Surgical
Opinion of H.C. Wainwright to Computer Motion
Ownership of the Combined Company after the Merger
Loan and Security Agreement
Interests of Directors and Executive Officers of Computer Motion in the Merger
Listing of Intuitive Surgical Common Stock and Delisting of Computer Motion Common Stock
Appraisal Rights
Conditions to Completion of the Merger
No Solicitation by Computer Motion
Termination of the Merger Agreement
Termination Fee and Expenses
Computer Motion Series D Convertible Preferred Stock
Computer Motion Stock Options and Warrants
Material United States Federal Income Tax Consequences of the Merger
Accounting Treatment
Regulatory Approvals
Additional Proposals to be Considered by Intuitive Surgical Stockholders
Summary Historical Financial Data
Summary Unaudited Pro Forma Condensed Combined Consolidated Financial Data
Comparative Per Share Information
Comparative Per Share Market Price Data
RISK FACTORS
Risks Related to the Merger
Risks Related to Computer Motion’s Engagement of Arthur Andersen LLP as its Auditors
Risks Related to Intuitive Surgical and the Combined Company
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
THE MERGER
General
Background of the Merger
Reasons for the Merger -- Computer Motion
Opinion of Bear Stearns to Intuitive Surgical
Regulatory Approvals Required for the Merger
Material United States Federal Income Tax Consequences
Accounting Treatment
Listing of Intuitive Surgical Common Stock
Delisting and Deregistration of Computer Motion Common Stock
Restrictions on Sales of Shares of Intuitive Surgical Common Stock Received in the Merger
Interests of Directors and Executive Officers of Computer Motion in the Merger
Management and Operations Following the Merger
THE MERGER AGREEMENT
Effective Time of the Merger and Effect of the Merger
The Merger Consideration and Conversion of Securities
General
Treatment of Computer Motion Series D Convertible Preferred Stock
Treatment of Computer Motion Stock Options and Warrants
Representations and Warranties
Conduct of Business by Computer Motion Prior to Completion of the Merger
Conduct of Business by Intuitive Surgical Prior to Completion of the Merger
Additional Agreements
Stockholder Meetings
No Solicitation of Other Transactions by Computer Motion
Conditions to Completion of the Merger
Termination of the Merger Agreement
Expenses and Termination Fees
Expenses
Amendment and Waiver
STOCKHOLDER SUPPORT AGREEMENTS
Intuitive Surgical Stockholders
Computer Motion Stockholders
LOAN AND SECURITY AGREEMENT
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL DATA OF INTUITIVE SURGICAL AND COMPUTER MOTION
COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS
APPRAISAL RIGHTS
AUTHORIZATION FOR INTUITIVE SURGICAL’S BOARD OF DIRECTORS TO AMEND INTUITIVE SURGICAL’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT
ELECTION OF NOMINEES TO INTUITIVE SURGICAL’S BOARD OF DIRECTORS
AMENDMENT TO INTUITIVE SURGICAL’S 2000 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN
RATIFICATION OF INDEPENDENT AUDITORS
THE INTUITIVE SURGICAL ANNUAL MEETING
Date, Time, Place and Purpose of the Intuitive Surgical Annual Meeting
Recommendation of Intuitive Surgical’s Board of Directors
Record Date; Outstanding Shares; Shares Entitled to Vote
Quorum and Vote Required
Voting; Proxies; Revocation
Abstentions and Broker Non-Votes
Proxy Solicitation
Other Business, Adjournments
Assistance
THE COMPUTER MOTION SPECIAL MEETING
Date, Time, Place and Purpose of the Computer Motion Special Meeting
Recommendation of Computer Motion’s Board of Directors
Record Date; Outstanding Shares; Shares Entitled to Vote
Quorum and Vote Required
Voting; Proxies; Revocation
Abstentions and Broker Non-Votes
Proxy Solicitation
Other Business, Adjournments
Assistance
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF INTUITIVE SURGICAL
CERTAIN INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS OF INTUITIVE SURGICAL
EXECUTIVE COMPENSATION OF INTUITIVE SURGICAL
INTUITIVE SURGICAL COMPENSATION COMMITTEE REPORT
INTUITIVE SURGICAL AUDIT COMMITTEE REPORT
STOCK PERFORMANCE GRAPH
OTHER INFORMATION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
ANNEX B
ANNEX C
ANNEX D
ANNEX E
ANNEX F
ANNEX G
EXHIBIT 8.1
EXHIBIT 10.15
EXHIBIT 23.3
EXHIBIT 23.4

i

Page

Accounting Treatment	68
Listing of Intuitive Surgical Common Stock	69
Delisting and Deregistration of Computer Motion Common Stock	69
Restrictions on Sales of Shares of Intuitive Surgical Common Stock Received in the Merger	69
Interests of Directors and Executive Officers of Computer Motion in the Merger	69
Management and Operations Following the Merger	74
THE MERGER AGREEMENT	76
Effective Time of the Merger and Effect of the Merger	76
The Merger Consideration and Conversion of Securities	76
Treatment of Computer Motion Series D Convertible Preferred Stock	77
Treatment of Computer Motion Stock Options and Warrants	79
Representations and Warranties	80
Conduct of Business by Computer Motion Prior to Completion of the Merger	81
Conduct of Business by Intuitive Surgical Prior to Completion of the Merger	82
Additional Agreements	82
No Solicitation of Other Transactions by Computer Motion	83
Conditions to Completion of the Merger	84
Termination of the Merger Agreement	85
Expenses and Termination Fees	86
Amendment and Waiver	87
STOCKHOLDER SUPPORT AGREEMENTS	88
Intuitive Surgical Stockholders	88
Computer Motion Stockholders	88
LOAN AND SECURITY AGREEMENT	89
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL DATA OF INTUITIVE SURGICAL AND COMPUTER MOTION	90
COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS	100
APPRAISAL RIGHTS	108
AUTHORIZATION FOR INTUITIVE SURGICAL’S BOARD OF DIRECTORS TO AMEND INTUITIVE SURGICAL’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT	109
ELECTION OF NOMINEES TO INTUITIVE SURGICAL’S BOARD OF DIRECTORS	112
AMENDMENT TO INTUITIVE SURGICAL’S 2000 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN	115
RATIFICATION OF INDEPENDENT AUDITORS	120
THE INTUITIVE SURGICAL ANNUAL MEETING	121
Date, Time, Place and Purpose of the Intuitive Surgical Annual Meeting	121
Recommendation of Intuitive Surgical’s Board of Directors	121
Record Date; Outstanding Shares; Shares Entitled to Vote	121
Quorum and Vote Required	122
Voting; Proxies; Revocation	122
Abstentions and Broker Non-Votes	123
Proxy Solicitation	123

ii

Annex A	Agreement and Plan of Merger, dated as of March 7, 2003, by and among Intuitive Surgical, Inc., Intuitive Merger Corporation (formerly Iron Acquisition Corporation) and Computer Motion, Inc.
Annex B	Stockholder Support Agreement, dated as of March 7, 2003, by and among Intuitive Surgical, Inc., Intuitive Merger Corporation (formerly Iron Acquisition Corporation) and certain stockholders of Intuitive Surgical, Inc.
Annex C	Stockholder Support Agreement, dated as of March 7, 2003, by and among Intuitive Surgical, Inc., Intuitive Merger Corporation (formerly Iron Acquisition Corporation) and certain stockholders of Computer Motion, Inc.
Annex D	Opinion of Bear, Stearns & Co. Inc.
Annex E	Opinion of H.C. Wainwright & Co., Inc.
Annex F	Form of Certificate of Amendment to Amended and Restated Certificate of Incorporation of Intuitive Surgical, Inc.
Annex G	Form of Amendment to 2000 Non-Employee Directors’ Stock Option Plan of Intuitive Surgical, Inc.

iii

QUESTIONS AND ANSWERS

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Intuitive Surgical and Computer Motion have agreed to combine pursuant to the terms of a merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. In order to complete the merger, Intuitive Surgical stockholders must vote to approve the issuance of shares of Intuitive Surgical common stock pursuant to the merger agreement and Computer Motion stockholders must vote to approve and adopt the merger agreement.

Intuitive Surgical and Computer Motion will hold separate meetings of their respective stockholders to obtain these approvals. In addition to the proposal to issue shares of Intuitive common stock pursuant to the merger agreement, Intuitive Surgical stockholders will also be asked

•	to approve an amendment to Intuitive Surgical’s Amended and Restated Certificate of Incorporation to effect a 1-for-2 reverse stock split;

•	to elect three Class III members of Intuitive Surgical’s board of directors;

•	to approve an amendment to Intuitive Surgical’s 2000 Non-Employee Directors’ Stock Plan to increase the annual stock option grant for non-employee directors, to provide for an additional annual grant of options to committee chairs and to amend the automatic share increase provision; and

•	to ratify the selection of Ernst & Young LLP as Intuitive Surgical’s independent auditors for the current fiscal year ending December 31, 2003.

This joint proxy statement/prospectus contains important information about the merger, the additional proposals to be considered by the stockholders of Intuitive Surgical and the stockholder meetings of Intuitive Surgical and Computer Motion, and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending your stockholder meeting.

Your vote is important. We encourage you to vote as soon as possible.

Q:	Why are Intuitive Surgical and Computer Motion proposing the merger?

A:	We believe that the merger will provide substantial strategic and financial benefits to the stockholders of both companies. We believe that the combination will create a stronger and more competitive company that will be able to better serve the surgical community. We are proposing the merger because we believe it will benefit the stockholders of both companies by combining the strengths of the companies in operative surgical robotics, telesurgery and operating room integration to better serve hospitals, doctors and patients. The merger will also result in the dismissal of the pending patent litigations between Intuitive Surgical and Computer Motion. To review the reasons for the merger in greater detail, please see “The Merger — Reasons For the Merger — Intuitive Surgical” and “The Merger — Reasons For the Merger — Computer Motion.”

Q:	What will happen in the merger?

A:	The businesses of Intuitive Surgical and Computer Motion will be combined in a stock-for-stock transaction. At the closing, a newly formed, wholly owned subsidiary of Intuitive Surgical will merge with Computer Motion, with Computer Motion surviving the merger as a wholly owned subsidiary of Intuitive Surgical. In exchange for their shares of Computer Motion stock, the former stockholders of Computer Motion will receive shares of Intuitive Surgical common stock.

Q:	What will I receive for my Computer Motion shares in the merger?

A:	Upon completion of the merger, Computer Motion stockholders will be entitled to receive a fraction of a share of Intuitive Surgical common stock for each share of Computer Motion common stock owned as of the effective time of the merger. The fraction of a share of Intuitive Surgical common stock to be issued with respect to each share of Computer Motion common stock will be determined by a formula described in the merger agreement and this joint proxy statement/prospectus. Based on the capitalization of Intuitive Surgical and Computer Motion and the market price of Computer Motion common stock as of the date of this joint proxy statement/prospectus and assuming that the merger is completed on June 30, 2003, we estimate that the exchange ratio will be approximately 0.52. The exchange ratio will be adjusted proportionately in the event that the proposed reverse split of Intuitive Surgical’s common stock is approved by Intuitive Surgical’s stockholders and implemented by Intuitive Surgical’s board of directors.

The final exchange ratio will be calculated based on the total number of fully diluted shares outstanding for Intuitive Surgical and Computer Motion (including out-of-the-money options and warrants for both companies) immediately prior to the effective time of the merger. The number of Computer Motion’s fully diluted shares will vary based on the number of shares of Computer Motion common stock into which Computer Motion’s Series D convertible preferred stock will be convertible and the number of shares of Computer Motion common stock which may be issued to pay accrued dividends on the Series D convertible preferred stock upon conversion. All shares of Computer Motion Series D convertible preferred stock will convert into shares of Computer Motion common stock immediately prior to the effective time of the merger. Under the terms of the Series D convertible preferred stock, in the event that the average of the closing bid prices of Computer Motion’s common stock for the 20 consecutive trading days ending 15 consecutive trading days prior to the Computer Motion special meeting is below $1.86 per share, the conversion ratio for Computer Motion’s Series D convertible preferred stock could increase. As a result, the exchange ratio in the merger may decrease and, therefore, Computer Motion common stockholders would receive a lesser number of Intuitive Surgical shares, and Computer Motion preferred stockholders would receive a greater number of Intuitive Surgical shares, in the merger. The total number of shares of Intuitive Surgical common stock to be issued or reserved for issuance to holders of equity securities of Computer Motion will not change, unless there is a change in the fully diluted capitalization of Intuitive Surgical. Any change in the conversion ratio of the Series D convertible preferred stock will merely change the proportional allocation between Computer Motion’s common and preferred stockholders. Assuming the merger closes on June 30, 2003, Computer Motion common stockholders will receive a minimum of 0.479 (or, in the event the reverse stock split is completed prior to the merger, 0.239) shares of Intuitive Surgical common stock for each share of Computer Motion common stock. After June 9, 2003, stockholders may visit Intuitive Surgical’s website, www.intuitivesurgical.com, or Computer Motion’s website, www.computermotion.com, for announcements regarding the exchange ratio. If you would like to change your vote after you have delivered your proxy, please see “Can I change my vote after I have delivered my proxy?” below. Computer Motion stockholders will receive cash in lieu of any fractional share of Intuitive Surgical common stock. Please see “The Merger Agreement — The Merger Consideration and Conversion of Securities.”

Based on the estimated exchange ratio of approximately 0.52 and the number of shares outstanding as of the record date, we estimate that, on a pre-reverse split basis, Intuitive Surgical will issue approximately 15.6 million shares of Intuitive Surgical common stock in the merger and reserve approximately 4.8 million shares of Intuitive Surgical common stock for future issuance in connection with Intuitive Surgical’s assumption of Computer Motion’s outstanding options and warrants (including out-of-the-money options and warrants). Of the 15.6 million shares of Intuitive Surgical common stock estimated to be issued in the merger, Intuitive Surgical expects that:

•	approximately 4.4 million shares will be issued upon conversion of shares of Computer Motion’s Series D convertible preferred stock outstanding as of the record date;

•	less than 0.1 million shares will be issued upon conversion of additional shares of Computer Motion’s common stock issued as accrued dividends on Computer Motion’s Series D convertible preferred stock outstanding as of the record date; and

•	approximately 11.1 million shares will be issued upon conversion of shares of Computer Motion’s common stock outstanding as of the record date.

If the conversion ratio for Computer Motion’s Series D convertible preferred stock were to increase such that the exchange ratio were reduced to 0.479, we estimate that, on a pre-reverse split basis, Intuitive Surgical will issue approximately 15.9 million shares of Intuitive Surgical common stock in the merger and reserve approximately 4.5 million shares of Intuitive Surgical common stock for future issuance in connection with Intuitive Surgical’s assumption of Computer Motion’s outstanding options and warrants (including out of the money options and warrants). Of the 15.9 million shares of Intuitive Surgical common stock estimated to be issued in the merger, Intuitive Surgical expects that:

•	approximately 5.6 million shares will be issued upon conversion of shares of Computer Motion’s Series D convertible preferred stock outstanding as of the record date;

•	less than 0.1 million shares will be issued upon conversion of additional shares of Computer Motion’s common stock issued as accrued dividends on Computer Motion’s Series D convertible preferred stock outstanding as of the record date; and

•	approximately 10.3 million shares will be issued upon conversion of shares of Computer Motion’s common stock outstanding as of the record date.

Q:	What will happen to the pending litigations between Intuitive Surgical and Computer Motion?

A:	In connection with the proposed merger, Intuitive Surgical and Computer Motion have obtained a stay through August 31, 2003 of all proceedings in the pending litigation proceedings between the companies. As part of the stays, the courts have ceased all further activity in the cases during the period of stays and will not issue any opinions or orders on issues already submitted for decision. The stays may be terminated before, or extended beyond, August 31, 2003 under specified circumstances. In the event the merger is completed, Intuitive Surgical and Computer Motion will request dismissal with prejudice of the pending litigations.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as practicable. We currently expect to complete the merger on June 30, 2003. However, we cannot predict the exact timing of the completion of the merger.

Q:	What rights do I have to seek a valuation or appraisal of my shares?

A:	Neither Intuitive Surgical stockholders nor Computer Motion stockholders will have appraisal rights in connection with the proposals to be voted on.

Q:	What are the expected United States federal income tax consequences of the merger?

A:	The merger has been structured to qualify as a reorganization for U.S. federal income tax purposes, and Computer Motion has received a legal opinion that, subject to certain qualifications, the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. As a result of qualifying as a reorganization, in general, Computer Motion stockholders will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger, except that Computer Motion stockholders will recognize gain or loss with respect to any cash they receive in lieu of a fractional share of Intuitive Surgical common stock upon completion of the merger. No gain or loss will be recognized by Intuitive Surgical stockholders as a result of the merger.

Q:	Why is Intuitive Surgical proposing a 1-for-2 reverse stock split?

A:	The board of directors of Intuitive Surgical believes that it is in the best interests of Intuitive Surgical to effect a 1-for-2 reverse split of Intuitive Surgical’s common stock. The reverse stock split is intended to increase the marketability and liquidity of Intuitive Surgical’s common stock. In the event that the reverse stock split is approved by Intuitive Surgical’s stockholders and implemented by Intuitive Surgical’s board of directors, the number of shares of Intuitive Surgical common stock to be received by Computer Motion’s stockholders in the merger will be reduced by 50%.

Q:	Who has been nominated for election to the board of directors of Intuitive Surgical?

A:	The board of directors of Intuitive Surgical has nominated James A. Lawrence, Lonnie M. Smith and Richard J. Kramer, each of whom is a current director of Intuitive Surgical, for election to the board of directors. In addition, upon completion of the merger, the size of Intuitive Surgical’s board of directors will be increased to nine and Robert W. Duggan, Computer Motion’s Chairman and Chief Executive Officer, and Eric H. Halvorson, a member of Computer Motion’s board of directors, will be appointed to Intuitive Surgical’s board of directors.

Q:	Why is Intuitive Surgical proposing to amend its 2000 Non-Employee Directors’ Stock Option Plan?

A:	Intuitive Surgical is proposing to amend its 2000 Non-Employee Directors’ Stock Option Plan to increase the annual stock option grant for non-employee directors from 5,000 to 10,000 shares, to provide for an additional annual grant of options to purchase 5,000 shares to committee chairs and to amend the automatic share increase provision. These share amounts will be reduced proportionately in the event that the proposed reverse split of Intuitive Surgical’s common stock is approved by Intuitive Surgical’s stockholders and implemented by Intuitive Surgical’s board of directors.

Q:	Where and when are the stockholder meetings?

A:	The Intuitive Surgical annual meeting will take place at the Summerfield Suites by Wyndham, 900 Hamlin Court, Sunnyvale, California 94086, on June 30, 2003, at 8:00 a.m., local time.

The Computer Motion special meeting will take place at Computer Motion’s corporate headquarters, 130-B Cremona Drive, Goleta, California, 93117 on June 30, 2003 at 8:00 a.m., local time.

Q:	What vote of Intuitive Surgical stockholders is required to approve the proposals?

A:	Approval of the proposal to issue shares of Intuitive Surgical common stock pursuant to the merger agreement requires the affirmative vote of a majority of the total votes cast at the annual meeting by holders of Intuitive Surgical’s common stock outstanding as of the record date. Directors and executive officers of Intuitive Surgical owning Intuitive Surgical common stock representing approximately 7% of the shares of Intuitive Surgical common stock outstanding as of the record date have agreed to vote their shares in favor of the proposal to issue shares of Intuitive Surgical common stock pursuant to the merger agreement.

Approval of the proposal to amend Intuitive Surgical’s Amended and Restated Certificate of Incorporation to effect a 1-for-2 reverse stock split requires the affirmative vote of a majority of the shares of Intuitive Surgical common stock outstanding as of the record date. The candidates for director receiving the highest number of votes, up to the number of directors to be elected, will be elected to Intuitive Surgical’s board of directors. Approval of the proposal to amend Intuitive Surgical’s 2000 Non-Employee Directors’ Stock Option Plan to increase the annual stock option grant for non-employee directors, to provide for an additional annual grant of options to committee chairs and to amend the automatic share increase provision and the proposal to ratify Ernst & Young LLP as the independent auditors of Intuitive Surgical for the current fiscal year ending December 31, 2003 requires the affirmative vote of a majority of the shares of Intuitive Surgical common stock represented and entitled to vote at the annual meeting.

Q:	What vote of Computer Motion stockholders is required to approve and adopt the merger agreement?

A:	The affirmative vote of the holders of a majority of the votes of outstanding shares of Computer Motion common stock and preferred stock, voting together as a single class, is required to approve and adopt the merger agreement. Each Computer Motion stockholder is entitled to one vote for each share of common stock held by such stockholder and 1,000 votes for each share of Series D convertible preferred stock held by such stockholder. Directors and executive officers of Computer Motion owning Computer Motion common and preferred stock representing approximately 14% of the voting power of the Computer Motion common and preferred stock outstanding as of the record date have agreed to vote their shares in favor of the approval and adoption of the merger agreement.

Q:	How does my company’s board of directors recommend that I vote?

A:	Intuitive Surgical’s board of directors unanimously recommends that Intuitive Surgical stockholders vote “FOR” the proposal to issue shares of Intuitive Surgical common stock pursuant to the merger agreement, “FOR” the proposal to amend Intuitive Surgical’s Amended and Restated Certificate of Incorporation to effect a 1-for-2 reverse stock split of Intuitive Surgical’s common stock, “FOR” the nominees to the board of directors listed in this joint proxy statement/prospectus, “FOR” the proposal to amend the 2000 Non-Employee Directors’ Stock Option Plan to increase the annual stock option grant for non-employee directors, to provide for an additional annual grant of options to committee chairs and to amend the automatic share increase provision and “FOR” the proposal to ratify Ernst & Young LLP as the independent auditors of Intuitive Surgical for the current fiscal year ending December 31, 2003. For a more complete description of the recommendation of Intuitive Surgical’s board of directors regarding the issuance of Intuitive Surgical common stock pursuant to the merger agreement, please see “The Merger — Reasons For the Merger — Intuitive Surgical.”

Computer Motion’s board of directors unanimously recommends that Computer Motion stockholders vote “FOR” the proposal to approve and adopt the merger agreement. For a more complete description of the recommendation of Computer Motion’s board of directors, please see “The Merger — Reasons For the Merger — Computer Motion.”

Q:	What do I do now?

A:	Carefully read and consider the information contained in this joint proxy statement/prospectus, including its appendices. There are several ways your shares can be represented at your stockholder meeting. You can attend your stockholder meeting in person or you can indicate on the enclosed proxy card how you want to vote and return it in the accompanying pre-addressed postage paid envelope. If you sign and send in your proxy but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposals.

Q:	How do I cast my vote?

A:	If you are a holder of record, you may vote in person at your stockholder meeting or by submitting a proxy for your stockholder meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares?

A:	If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (i.e., in street name), you should provide the record holder of your shares with instructions on how to vote your shares. Please refer to the voting instruction card used by your broker or nominee to see if you may submit voting instructions by telephone.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at your stockholder meeting. You can do this in one of three ways: (1) you can send a signed notice of revocation; (2) you can grant a new, valid proxy; or (3) if you are a holder of record, you can attend your stockholder meeting and vote in person; however, your attendance alone will not revoke your proxy. If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Secretary of Intuitive Surgical or Computer Motion, as appropriate, before the applicable stockholder meeting. However, if your shares are held in a street name account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote. If you would like additional information and you are an Intuitive Surgical stockholder, please see “The Intuitive Surgical Annual Meeting — Voting; Proxies; Revocation.” If you would like additional information and you are a Computer Motion stockholder, please see “The Computer Motion Special Meeting — Voting; Proxies, Revocation.”

Q:	What will happen if I abstain from voting?

A:	In the case of Intuitive Surgical, abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting. Abstentions (1) will have the same effect as voting against the proposal to amend Intuitive Surgical’s Amended and Restated Certificate of Incorporation to effect a 1-for-2 reverse stock split, the proposal to amend Intuitive Surgical’s 2000 Non-Employee Directors’ Stock Option Plan and the proposal to ratify the selection of Ernst & Young LLP as the independent auditors for Intuitive Surgical for the current fiscal year ending December 31, 2003 and (2) will not have any impact on approval of the proposal to issue Intuitive Surgical common stock pursuant to the merger agreement or the election of members to Intuitive Surgical’s board of directors.

In the case of Computer Motion, abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the special meeting. Abstentions will have the same effect as voting against the proposal to approve and adopt the merger agreement.

Q:	Should I send in my Computer Motion stock certificates now?

A:	No. After the merger is completed, you will receive written instructions from the exchange agent on how to exchange your Computer Motion stock certificates for Intuitive Surgical stock certificates. Please do not send in your Computer Motion stock certificates with your proxy.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a stockholder of Intuitive Surgical and a stockholder of Computer Motion, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	Who can help answer my questions?

A:	Intuitive Surgical stockholders who have any questions about the merger or how to submit a proxy, or that need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, should contact Investor Relations, Intuitive Surgical, Inc., 950 Kifer Road, Sunnyvale, California 94086, Telephone (408) 523-2100 or ir@intusurg.com.

Computer Motion stockholders who have any questions about the merger or how to submit a proxy, or that need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, should contact Investor Relations, Computer Motion, Inc., 130-B Cremona Drive, Goleta, California 93117, Telephone (805) 968-9600 or ir@computermotion.com.

SUMMARY

      The following is a summary of information contained in this joint proxy statement/prospectus. This summary may not contain all of the information about the merger or the other proposals to be considered by the stockholders of Intuitive Surgical that is important to you. For a more complete description of the merger and the other proposals to be considered by the stockholders of Intuitive Surgical, we encourage you to read carefully this entire joint proxy statement/prospectus, including the attached annexes. In addition, we encourage you to read the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about Intuitive Surgical and Computer Motion that each has filed with the Securities and Exchange Commission, or the SEC. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information.” All share information included in this joint proxy statement/ prospectus does not give effect to the proposed reverse stock split of Intuitive Surgical except as otherwise noted.

The Companies

Intuitive Surgical, Inc. 950 Kifer Road Sunnyvale, California 94086 (408) 523-2100

          Intuitive Surgical designs, manufactures and markets the da Vinci Surgical System, an advanced surgical system that Intuitive Surgical believes represents a new generation of surgery — the third generation. Intuitive Surgical believes that this new generation of surgery, referred to as Intuitive surgery, is a revolutionary advance similar in scope to the previous two generations of surgery — open surgery and minimally invasive surgery, or MIS. Intuitive Surgical’s da Vinci Surgical System consists of a surgeon’s console, a patient side-cart, a high performance vision system and proprietary “wristed” instruments. By placing computer-enhanced technology between the surgeon and patient, Intuitive Surgical believes that its system enables surgeons to perform better surgery in a manner never before experienced. The da Vinci Surgical System seamlessly translates the surgeon’s natural hand movements on instrument controls at a console into corresponding micro-movements of instruments positioned inside the patient through small puncture incisions, or ports. The da Vinci Surgical System provides the surgeon with the intuitive control, range of motion, fine tissue manipulation capability and 3-D visualization characteristic of open surgery, while simultaneously allowing the surgeon to work through the small ports of MIS.

Computer Motion, Inc. 130-B Cremona Drive Goleta, California 93117 (805) 968-9600

          Computer Motion is a high-tech medical device company developing surgical practices with the goal of ushering in a new era of patient and physician friendly surgery. This new era is expected to significantly reduce patient trauma and recovery time and to dramatically reduce the learning curves of surgeons adapting these new, less invasive techniques. Computer Motion’s products automate operating room tasks and simplify various aspects of surgical procedures, reducing operating cost and time. Computer Motion’s products, including surgeon training and education services, play a significant role in transitioning the surgical community from open procedures to less invasive procedures increasingly demanded by patients. Computer Motion’s products have been successfully used across a broad range of surgical disciplines, including cardiac, urology, pediatrics, bariatrics and general surgery.

          Computer Motion develops and markets robotic and computerized surgical systems that are upgradeable and based on an open system platform, which allows for networking of the entire operating room. These systems enhance a surgeon’s performance and centralize and simplify a surgeon’s control of the operating room. Computer Motion’s products provide surgeons with the natural functionality necessary to perform complex MIS procedures, as well as enable surgeons to control critical devices in the operating room through simple verbal commands. Computer Motion believes its products will broaden the scope and increase the effectiveness of MIS, improve patient outcomes and create a safer, more efficient and cost-effective operating room.

The Merger

      Intuitive Surgical and Computer Motion have agreed to the combination of Intuitive Surgical and Computer Motion under the terms of the merger agreement described in this joint proxy statement/prospectus. We have attached the merger agreement as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement in its entirety.

      Under the terms of the merger agreement, Intuitive Merger Corporation, a newly formed subsidiary of Intuitive Surgical, will merge with and into Computer Motion, with Computer Motion surviving the merger and continuing as a wholly owned subsidiary of Intuitive Surgical. Upon completion of the merger, each share of Computer Motion common stock will be converted into the right to receive a fraction of a share of Intuitive Surgical common stock. The fraction of a share of Intuitive Surgical common stock to be issued with respect to each share of Computer Motion common stock will be determined by a formula described in the merger agreement and this joint proxy statement/prospectus. Based on the capitalization of Intuitive Surgical and Computer Motion and the market price of Computer Motion common stock as of the date of this joint proxy statement/prospectus and assuming that the merger is completed on June 30, 2003, we estimate that the exchange ratio will be approximately 0.52. The exchange ratio will be adjusted proportionately in the event that the proposed reverse split of Intuitive Surgical’s common stock is approved by Intuitive Surgical’s stockholders and implemented by Intuitive Surgical’s board of directors.

      The final exchange ratio will be calculated based on the total number of fully diluted shares outstanding for Intuitive Surgical and Computer Motion immediately prior to the effective time of the merger. The number of Computer Motion’s fully diluted shares will vary based on the number of shares of Computer Motion common stock into which Computer Motion’s Series D convertible preferred stock will be convertible and the number of shares of Computer Motion common stock which may be issued to pay accrued dividends on the Series D convertible preferred stock upon conversion. All shares of Computer Motion Series D convertible preferred stock will convert into shares of Computer Motion common stock immediately prior to the effective time of the merger. Under the terms of the Series D convertible preferred stock, in the event that the average of the closing bid prices of Computer Motion’s common stock for the 20 consecutive trading days ending 15 consecutive trading days prior to the Computer Motion special meeting is below $1.86 per share, the conversion ratio for Computer Motion’s Series D convertible preferred stock could increase. As a result, the exchange ratio in the merger may decrease and, therefore, Computer Motion common stockholders would receive a lesser number of Intuitive Surgical shares, and Computer Motion preferred stockholders would receive a greater number of Intuitive Surgical shares, in the merger. The total number of shares of Intuitive Surgical common stock to be issued or reserved for issuance to holders of equity securities of Computer Motion will not change, unless there is a change in the fully diluted capitalization of Intuitive Surgical. Any change in the conversion ratio of the Series D convertible preferred stock will merely change the proportional allocation between Computer Motion’s common and preferred stockholders. Assuming the merger closes on June 30, 2003, Computer Motion common stockholders will receive a minimum of 0.479 (or, in the event the reverse stock split is completed prior to the merger, 0.239) shares of Intuitive Surgical common stock for each share of Computer Motion common stock. After June 9, 2003, stockholders may visit Intuitive Surgical’s website, www.intuitivesurgical.com, or Computer Motion’s website, www.computermotion.com, for announcements regarding the exchange ratio. Computer Motion stockholders will receive cash in lieu of any fractional shares of Intuitive Surgical common stock. Please see “The Merger Agreement — The Merger Consideration and Conversion of Securities.”

      Based on the estimated exchange ratio of approximately 0.52 and the number of shares outstanding as of the record date, we estimate that, on a pre-reverse split basis, Intuitive Surgical will issue approximately 15.6 million shares of Intuitive Surgical common stock in the merger and reserve approximately 4.8 million shares of Intuitive Surgical common stock for future issuance in connection with Intuitive Surgical’s assumption of Computer Motion’s outstanding options and warrants (including out-of-the-money options and warrants).

      In connection with the proposed merger, Intuitive Surgical and Computer Motion have obtained a stay through August 31, 2003 of all proceedings in the pending litigations between the companies. As part of the stays, the courts have ceased all further activity in the cases during the period of stays and will not issue any opinions or orders on issues already submitted for decision. The stays may be terminated before, or extended beyond, August 31, 2003 under specified circumstances. In the event the merger is completed, Intuitive Surgical and Computer Motion will request dismissal with prejudice of the pending litigations.

Recommendations of the Boards of Directors

      Intuitive Surgical’s board of directors believes that the merger is advisable and fair to and in the best interests of Intuitive Surgical and its stockholders and unanimously recommends that Intuitive Surgical stockholders vote “FOR” the proposal to issue Intuitive Surgical common stock pursuant to the merger agreement.

      Computer Motion’s board of directors believes that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in the best interests of Computer Motion and its stockholders, and recommends that Computer Motion stockholders vote “FOR” the proposal to approve and adopt the merger agreement.

Stockholders Entitled to Vote; Vote Required in Connection with the Merger Proposals

      You can vote at the Intuitive Surgical annual meeting if you owned Intuitive Surgical common stock at the close of business on May 15, 2003, the record date for the Intuitive Surgical annual meeting. On that date, there were 37,126,289 shares of Intuitive Surgical common stock outstanding and entitled to vote. You can cast one vote for each share of Intuitive Surgical common stock that you owned on that date. Approval of the proposal to issue shares of Intuitive Surgical common stock pursuant to the merger agreement requires the affirmative vote of a majority of the total votes cast at the annual meeting by holders of Intuitive Surgical’s common stock outstanding as of the record date.

      You can vote at the Computer Motion special meeting if you owned Computer Motion common stock or preferred stock at the close of business on May 15, 2003, the record date for the Computer Motion special meeting. On that date, there were 21,556,328 shares of Computer Motion common stock outstanding and entitled to vote and 8,492 shares of Computer Motion Series D convertible preferred stock outstanding and entitled to vote. Holders of Computer Motion common stock are entitled to one vote for each share of Computer Motion common stock owned on the record date, and holders of Computer Motion Series D convertible preferred stock are entitled to 1,000 votes for each share of Computer Motion Series D convertible preferred stock owned on that date. Approval and adoption of the merger agreement requires the affirmative vote of a majority of the votes of outstanding shares of Computer Motion common stock and preferred stock, voting together as a single class, at the Computer Motion special meeting.

Stockholder Support Agreements

      Intuitive Surgical has entered into a stockholder support agreement with directors and executive officers of Intuitive Surgical owning Intuitive Surgical common stock representing approximately 7% of the shares of Intuitive Surgical common stock outstanding as of the record date, pursuant to which these stockholders agreed to vote their shares in favor of the proposal to issue Intuitive Surgical common stock pursuant to the merger agreement. This stockholder support agreement is attached to this joint proxy statement/prospectus as Annex B.

      Intuitive Surgical has entered into a stockholder support agreement with directors and executive officers of Computer Motion owning Computer Motion common and preferred stock representing approximately 14% of the voting power of the Computer Motion common and preferred stock outstanding as of the record date, pursuant to which these stockholders agreed to vote their shares in favor of proposal to approve and adopt the merger agreement. This stockholder support agreement is attached to this joint proxy statement/prospectus as Annex C.

Opinion of Bear Stearns to Intuitive Surgical

      On March 6, 2003, Bear, Stearns & Co. Inc. delivered its oral opinion to Intuitive Surgical’s board of directors, which was subsequently confirmed by delivery of a written opinion dated as of March 6, 2003, based upon and subject to the factors and assumptions set forth in the opinion, that the exchange ratio in the merger was fair from a financial point of view, to Intuitive Surgical. The full text of Bear, Stearns & Co. Inc.’s written opinion is attached to this joint proxy statement/prospectus as Annex D. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Bear, Stearns & Co. Inc.’s opinion is directed to Intuitive Surgical’s board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger.

Opinion of H.C. Wainwright to Computer Motion

      On March 5, 2003, H.C. Wainwright & Co., Inc. delivered to Computer Motion’s board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated March 5, 2003, that, as of that date, and based upon and subject to the factors and assumptions set forth in the opinion, the exchange ratio of shares of Intuitive Surgical common stock to be received in the merger by Computer Motion stockholders, which will range from approximately 0.48 to 0.52 shares (without giving effect to the reverse stock split) for each share of Computer Motion common stock, was fair to these stockholders, from a financial point of view. The full text of H.C. Wainwright’s written opinion is attached to this joint proxy statement/prospectus as Annex E. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. H.C. Wainwright’s opinion is directed to Computer Motion’s board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger.

Ownership of the Combined Company after the Merger

      Based on the estimated exchange ratio of approximately 0.52 and the number of shares outstanding as of the record date, we estimate that, on a pre-reverse split basis, Intuitive Surgical will issue approximately 15.6 million shares of Intuitive Surgical common stock in the merger and reserve an additional approximately 4.8 million shares of Intuitive Surgical common stock for future issuance in connection with Intuitive Surgical’s assumption of Computer Motion’s outstanding options and warrants (including out-of-the-money options and warrants). Based on the estimated exchange ratio of approximately 0.52, we further estimate that, upon completion of the merger, current Intuitive Surgical stockholders will own approximately 70% of the then outstanding shares of Intuitive Surgical common stock and former Computer Motion stockholders will own approximately 30% of the then outstanding shares of Intuitive Surgical common stock.

Loan and Security Agreement

      In connection with the merger agreement, Intuitive Surgical has agreed to provide a short-term secured bridge loan facility of up to $7.3 million to Computer Motion. Computer Motion may use the facility to pay off existing indebtedness and to fund operations prior to completion of the merger. The facility will terminate and all outstanding amounts thereunder will become due and payable 120 days following termination of the merger agreement, subject to specified acceleration events. Interest on the facility will be payable at a rate equal to 8% per year and is not due and payable until the maturity date. As of the date of this joint proxy statement/prospectus, there was no amount outstanding under this facility.

Interests of Directors and Executive Officers of Computer Motion in the Merger

      When considering the Computer Motion board of directors’ recommendation that the Computer Motion stockholders vote “FOR” the proposal to approve and adopt the merger agreement, Computer Motion stockholders should be aware that some directors and executive officers of Computer Motion may have interests in the merger that may be different from, or in addition to, the interests of Computer Motion stockholders.

      The Computer Motion board of directors knew about these additional interests, and considered them, among other matters, when it approved the merger agreement. These interests include the following:

•	the employment of Joseph M. DeVivo as Senior Vice President, Marketing of Intuitive Surgical upon completion of the merger on terms that have yet to be determined;

•	the employment of Darrin R. Uecker as Vice President and Chief Technical Officer of Intuitive Surgical upon completion of the merger on terms that have yet to be determined;

•	the appointment of Robert W. Duggan and Eric H. Halvorson to serve as members of Intuitive Surgical’s board of directors, the result of which, as non-employee directors of Intuitive Surgical, each of Messrs. Duggan and Halvorson will receive an initial grant of an option to purchase 20,000 shares (or 10,000 shares on a post-reverse split basis) of Intuitive Surgical common stock and, in the event Intuitive Surgical stockholders approve the amendment to the 2000 Non-Employee Directors’ Stock Plan, an annual grant of an option to purchase 10,000 shares (or 5,000 shares on a post-reverse split basis) of Intuitive Surgical common stock, provided that they are serving as non-employee directors on the day following each annual meeting;

•	stock options to purchase 988,169 shares of Computer Motion common stock held by Computer Motion executive officers and directors will accelerate pursuant to the terms of Computer Motion’s stock option plans upon completion of the merger and all stock options will be assumed by Intuitive Surgical in connection with the merger;

•	indemnification provided to the present and former executive officers and directors of Computer Motion;

•	8,797 shares of Series C convertible preferred stock of Computer Motion, of which 2,249 shares were held by Mr. Duggan, Mr. DeVivo and an investment fund affiliated with Robert W. Lautz, a director of Computer Motion at the time Computer Motion’s board of directors approved the merger agreement, were exchanged for a like number of newly-issued Series D convertible preferred stock having revised conversion rights in connection with the merger;

•	(1) the reduction in the exercise price from $1.78 to $1.50 of one series of outstanding warrants to purchase 1,759,345 shares of Computer Motion common stock originally issued to investors in Computer Motion’s Series C convertible preferred stock financing, of which warrants to purchase 449,800 shares are held by Mr. Duggan, Mr. DeVivo and an investment fund affiliated with Mr. Lautz, and (2) the reduction in the exercise price from $2.17 to $1.50 of another series of outstanding warrants to purchase 1,759,345 shares of Computer Motion common stock, originally issued to investors in Computer Motion’s Series C convertible preferred stock, of which warrants to purchase 449,800 shares are held by Mr. Duggan, Mr. DeVivo and an investment fund affiliated with Mr. Lautz, to induce the Series C investors to exchange their shares for newly issued Series D convertible preferred stock; and

•	a cash payment in the amount of $119,952, less the amount of cash dividends to be received prior to the merger, to be received prior to the effective time of the merger by an investment fund affiliated with Mr. Lautz to induce the investment fund to exchange its shares for newly issued Series D convertible preferred stock.

Listing of Intuitive Surgical Common Stock and Delisting of Computer Motion Common Stock

      Application will be made to have the Intuitive Surgical common stock issued in connection with the merger approved for listing on the Nasdaq National Market, where Intuitive Surgical common stock currently is traded under the symbol “ISRG.” If the merger is completed, Computer Motion common stock will no longer be listed on the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, and Computer Motion will no longer file periodic reports with the SEC.

Appraisal Rights

      Neither Intuitive Surgical stockholders nor Computer Motion stockholders will have appraisal rights in connection with the merger.

Conditions to Completion of the Merger

      In order to complete the merger, we must satisfy a number of conditions, including but not limited to the following:

•	the registration statement of which this joint proxy statement/prospectus forms a part must have been declared effective by the SEC and must not be the subject of any stop order or related proceedings;

•	Computer Motion stockholders must approve the proposal to approve and adopt the merger agreement;

•	Intuitive Surgical’s stockholders must approve the proposal to issue Intuitive Surgical common stock pursuant to the merger agreement;

•	the shares of Intuitive Surgical common stock issuable in the merger must be approved for listing on Nasdaq;

•	there must be no material adverse change to Computer Motion’s business that arises out of or relates to Computer Motion’s intellectual property or capitalization or the incurrence by Computer Motion of any liability or obligation; and

•	each of the patent litigation stays remain in full force and effect.

No Solicitation by Computer Motion

      The merger agreement contains detailed provisions restricting Computer Motion from seeking an alternative transaction with another party. These “no solicitation” provisions prohibit Computer Motion, as well as its officers, directors, subsidiaries and representatives, from taking any action to solicit an acquisition proposal from another party. The merger agreement does not, however, prohibit Computer Motion or its board of directors from considering, and potentially recommending, an unsolicited bona fide superior written proposal under limited circumstances.

Termination of the Merger Agreement

      Intuitive Surgical and Computer Motion can jointly agree to terminate the merger agreement at any given time. Either company may also terminate the merger agreement if the merger is not completed by August 31, 2003 and under other circumstances described in this joint proxy statement/prospectus.

Termination Fee and Expenses

      The merger agreement provides that, under specified circumstances, Intuitive Surgical or Computer Motion may be required to pay the other party’s expenses related to the merger up to $1.25 million and a termination fee equal to $2.5 million less the amount of any payment for the other party’s expenses related to the merger.

Computer Motion Series D Convertible Preferred Stock

      All shares of Computer Motion Series D convertible preferred stock will convert into shares of Computer Motion common stock immediately prior to the effective time of the merger. The Computer Motion common stock then will be exchanged for Intuitive Surgical common stock based on the exchange ratio in the merger. Immediately prior to the closing of the merger, the holders of Series D convertible preferred stock must convert such shares into shares of Computer Motion common stock under one of two methods. First, the holders may convert the shares of Series D convertible preferred stock into a number of shares of Computer Motion common stock determined by dividing the stated value ($1400 per share) of such Series D convertible preferred stock by the conversion price of $1.38. Alternatively, the holders may elect to convert the Series D convertible preferred stock into a number of shares of Computer Motion common stock determined by dividing 135% of the stated value of the Series D convertible preferred stock by a conversion price equal to the average closing bid price of the Computer Motion common stock for the 20 consecutive days ending 15 consecutive trading days prior to the date of the Computer Motion special meeting, but in no event less than $1.38.

      Each Series D stockholder must elect the alternative conversion ratio by delivering a notice to Computer Motion no later than 12 trading days prior to the date of the special meeting. The shares held by any holder who does not make such election will convert into Computer Motion common stock at the regular conversion ratio immediately prior to the effective time of the merger.

Computer Motion Stock Options and Warrants

      At the effective time of the merger, each option or warrant to purchase shares of Computer

Motion common stock outstanding immediately before the effective time will be assumed by Intuitive Surgical and converted into and become a right to purchase shares of Intuitive Surgical common stock. Each option or warrant assumed by Intuitive Surgical will be exercisable for the number of shares of Intuitive Surgical common stock equal to the number of shares of Computer Motion common stock issuable upon exercise of the option or warrant multiplied by the exchange ratio, rounded down to the nearest whole share. The per share exercise price for each option or warrant will be the exercise price of each Computer Motion option or warrant divided by the exchange ratio, rounded up to the nearest whole cent. Pursuant to their terms, the vesting of substantially all of Computer Motion’s outstanding options will accelerate upon completion of the merger.

Material United States Federal Income Tax Consequences of the Merger

      Computer Motion expects the merger to be treated as a tax-free reorganization for U.S. federal income tax purposes, and Computer Motion has received a legal opinion that, subject to certain qualifications, the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. As a result of qualifying as a reorganization, in general, Computer Motion stockholders will not recognize any gain or loss on the exchange of their shares of Computer Motion common stock for shares of Intuitive Surgical common stock pursuant to the merger, except for gain or loss on fractional shares of Intuitive Surgical common stock for which cash is received. No gain or loss will be recognized by Intuitive Surgical stockholders as a result of the merger.

      Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. For a more complete description of the tax consequences of the merger, please see “The Merger — Material United States Federal Income Tax Consequences.” We encourage you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Accounting Treatment

      Intuitive Surgical will account for the merger under the purchase method of accounting for business combinations under United States generally accepted accounting principles.

Regulatory Approvals

      Neither Intuitive Surgical nor Computer Motion is aware of any material federal or state regulatory requirements or approvals required for completion of the merger.

Additional Proposals to be Considered by Intuitive Surgical Stockholders

      In addition to the proposal to issue shares of Intuitive Surgical common stock pursuant to the merger agreement, Intuitive Surgical stockholders will be asked

•	to approve an amendment to Intuitive Surgical’s Amended and Restated Certificate of Incorporation to effect a 1-for-2 reverse stock split;

•	to elect three members of Intuitive Surgical’s board of directors;

•	to approve an amendment to Intuitive Surgical’s 2000 Non-Employee Directors’ Stock Plan to increase the annual stock option grant for non-employee directors from 5,000 to 10,000 shares, to provide for an additional annual grant of options to purchase 5,000 shares to committee chairs and to amend the automatic share increase provision, subject to adjustment in the event that the proposed reverse stock split is approved by Intuitive Surgical’s stockholders and implemented by Intuitive Surgical’s board of directors; and

•	to ratify the selection of Ernst & Young LLP as Intuitive Surgical’s independent auditors for the current fiscal year ending December 31, 2003.

Intuitive Surgical’s board of directors unanimously recommends that Intuitive Surgical stockholders vote “FOR” each of these proposals (other than the election of directors) and “FOR” the election of the nominees to the board of directors listed in this joint proxy statement/prospectus. This joint proxy statement/prospectus contains important information about each of these proposals.

Summary Historical Financial Data

      We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from the audited financial statements of Intuitive Surgical and Computer Motion for the years ended December 31, 1998 through December 31, 2002 and the unaudited financial statements of Intuitive Surgical and Computer Motion for the three months ended March 31, 2003. This information is only a summary, and you should read it together with our historical financial statements and related notes contained in the annual and quarterly reports and other information that we have filed with the SEC and incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Summary Historical Consolidated Financial Data of Intuitive Surgical

Intuitive Surgical, Inc.

(in thousands, except per share amounts)

						Three Months Ended
	Fiscal Year Ended December 31,					March 31,

	2002	2001	2000	1999	1998	2003	2002

						(Unaudited)
Consolidated Statements of Operations Data:
Sales	$72,022	$51,673	$26,624	$10,192	$—	$19,235	$14,409
Cost of sales	34,584	28,218	18,031	9,273	—	8,738	7,507

Gross profit	37,438	23,455	8,593	919	—	10,497	6,902
Operating costs and expenses:
Research and development	16,793	13,851	11,734	11,130	23,208	3,423	4,232
Selling, general and administrative	40,864	29,987	19,136	9,338	7,565	10,209	8,785

Total operating costs and expenses	57,657	43,838	30,870	20,468	30,773	13,632	13,017

Loss from operations	(20,219)	(20,383)	(22,277)	(19,549)	(30,773)	(3,135)	(6,115)
Interest income, net	1,841	3,641	3,862	1,134	1,330	817	615
Other income (expense)	(43)	42	(108)	—	—	25	(117)

Net loss	$(18,421)	$(16,700)	$(18,523)	$(18,415)	$(29,443)	$(2,293)	$(5,617)

Basic and diluted net loss per common share	$(0.51)	$(0.47)	$(0.78)	$(3.81)	$(8.14)	$(0.06)	$(0.15)

Shares used in computing basic and diluted net loss per common share	36,458	35,815	23,796	4,837	3,619	36,862	36,308

	As of	As of December 31,
	March 31,
	2003	2002	2001	2000	1999	1998

	(Unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$45,009	$50,839	$66,661	$89,441	$26,260	$23,220
Working capital	50,697	52,562	67,922	83,836	22,023	19,817
Total assets	89,416	91,581	100,361	112,421	34,455	28,167
Notes payable, less current portion	1,531	1,838	771	1,861	2,521	2,438
Deferred compensation	(112)	(223)	(886)	(2,483)	(943)	(1,128)
Accumulated deficit	(131,084)	(128,791)	(110,370)	(93,670)	(75,147)	(56,732)
Total stockholders’ equity	62,359	63,680	78,293	90,730	22,211	20,596

Summary Historical Financial Data of Computer Motion

Computer Motion, Inc.

(in thousands, except per share amounts)

						Three Months Ended
	Fiscal Year Ended December 31,					March 31,

	2002	2001	2000	1999	1998	2003	2002

						(Unaudited)
Consolidated Statements of Operations Data:
Revenue	$24,111	$25,531	$21,732	$18,058	$10,586	$7,011	$5,691
Cost of revenue	9,860	10,587	8,577	9,135	4,492	2,740	2,645

Gross profit	14,251	14,944	13,155	8,923	6,094	4,271	3,046
Research & development expense	10,903	12,034	11,564	9,528	7,905	2,701	2,652
Selling, general & administrative expense	17,895	18,034	17,318	13,431	11,117	5,693	4,525
Merger expense	—	—	—	—	—	544	—
Litigation provision	6,521	1,248	480	—	—	3,039	—

Total operating expenses	35,319	31,316	29,362	22,959	19,022	11,977	7,468

Loss from operations	(21,068)	(16,372)	(16,207)	(14,036)	(12,928)	(7,706)	(4,422)
Total other income/(expense)	(53)	(21)	(118)	681	1,408	(158)	(30)
Loss before income tax provision	(21,121)	(16,393)	(16,325)	(13,355)	(11,520)	(7,864)	(4,452)

Income tax provision	30	20	24	20	25	10	6

Net loss	(21,151)	(16,413)	(16,349)	(13,375)	(11,545)	(7,874)	(4,458)

Dividend to preferred stockholders and warrant holders	10,929	3,897	1,362	—	—	1,375	4,978
Net loss available to common stockholders	$(32,080)	$(20,310)	$(17,711)	$(13,375)	$(11,545)	$(9,249)	$(9,436)

Basic and diluted net loss per share	$(1.93)	$(1.98)	$(1.90)	$(1.57)	$(1.45)	$(0.52)	$(0.65)

Shares used in computing basic and diluted net loss per share	16,665	10,276	9,309	8,503	7,959	17,694	14,467

	As of	As of December 31,
	March 31,
	2003	2002	2001	2000	1999	1998

	(Unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and restricted cash	$3,567	$2,704	$1,067	$1,551	$7,521	$21,313
Working capital	(1,916)	1,872	749	5,687	12,596	24,354
Total assets	25,376	21,850	21,186	23,089	23,361	30,444
Notes payable, net of current portion	—	—	—	—	—	—
Deferred compensation	(257)	(262)	(326)	(605)	(247)	(753)
Accumulated deficit	(125,923)	(116,674)	(84,594)	(64,284)	(46,573)	(33,198)
Total stockholders’ equity	(1,961)	5,651	3,862	8,512	15,819	26,870

Summary Unaudited Pro Forma Condensed Combined Consolidated Financial Data

      The table below presents selected financial data from the Intuitive Surgical and Computer Motion unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2002 and the three months ended March 31, 2003 and from the unaudited pro forma condensed combined consolidated balance sheet as of March 31, 2003 included in this joint proxy statement/prospectus. The unaudited pro forma condensed combined consolidated statement of operations is presented as if the merger had occurred on January 1, 2002 and January 1, 2003, respectively. The unaudited pro forma condensed combined consolidated balance sheet presents the combined financial position of Intuitive Surgical and Computer Motion as of March 31, 2003 assuming that the merger had been completed on that date. The unaudited pro forma condensed combined consolidated financial data is based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for the purposes of developing such pro forma information. The unaudited pro forma condensed combined consolidated financial data is not necessarily indicative of the financial position or operating results that would have been achieved had the merger been completed as of the dates indicated, nor is it necessarily indicative of future financial position or operating results. This information should be read in conjunction with the unaudited pro forma condensed combined consolidated financial statements and related notes and the historical financial statements and related notes of Intuitive Surgical and Computer Motion included in, or incorporated by reference into, this joint proxy statement/prospectus.

	Pro Forma Combined

		Three Months
	Year Ended	Ended
	December 31, 2002	March 31, 2003

	(In thousands, except per share data)
Sales	$94,541	$25,801
Cost of sales	47,944	12,353

Gross margin	46,597	13,448
Operating costs and expenses:
Research and development	26,104	12,465
Selling, general and administrative	61,272	12,797
Amortization of acquired intangible assets	550	139

Total operating costs and expenses	87,926	25,401
Loss from operations	(41,329)	(11,953)
Interest and other income, net	1,745	684

Loss before income taxes	(39,584)	(11,269)
Income tax provision	30	10

Net loss	$(39,614)	$(11,279)

Basic and diluted net loss per common share	$(0.80)	$(0.22)

Shares used in computing basic and diluted net loss per common share	49,639	50,576

Pro Forma
Combined as of
March 31, 2003

(In thousands)
Balance Sheet Data:
Cash, cash equivalents, restricted cash and short-term investments	$46,278
Working capital	55,551
Total assets	211,955
Notes payable, net of current portion	1,531
Deferred compensation	(686)
Accumulated deficit	(135,284)
Total liabilities and stockholders’ equity	211,955

Comparative Per Share Information

      The following table presents (1) unaudited loss per share and net book value per share data for each of Intuitive Surgical and Computer Motion on a historical basis, (2) unaudited loss per share and net book value per share data for the combined company on a pro forma basis and (3) unaudited loss per share and net book value per share data for Computer Motion on an equivalent pro forma basis. The unaudited pro forma condensed combined consolidated financial data is not necessarily indicative of the financial position had the merger been completed on December 31, 2002 or March 31, 2003 or operating results that would have been achieved by the combined company had the merger been completed as of the beginning of the periods presented, and should not be construed as representative of future financial position or operating results. The pro forma condensed combined consolidated per common share data presented below have been derived from unaudited pro forma condensed combined consolidated financial statements included in this joint proxy statement/ prospectus.

      This information is only a summary and should be read in conjunction with the summary historical financial data of Intuitive Surgical and Computer Motion, the Intuitive Surgical and Computer Motion unaudited pro forma condensed combined consolidated financial statements, and the separate historical financial statements of Intuitive Surgical and Computer Motion and related notes included in or incorporated by reference into this joint proxy statement/prospectus.

	Intuitive Surgical

	Year Ended	Three Months Ended
	December 31, 2002	March 31, 2003

Historical per common share data:
Loss per share	$(0.51)	$(0.06)
Net book value per share(1)	1.73	1.68

	Computer Motion

	Year Ended	Three Months Ended
	December 31, 2002	March 31, 2003

Historical per common share data:
Loss per share	$(1.93)	$(0.52)
Net book value per share(1)	0.32	$0.10

	Combination

	Year Ended	Three Months Ended
	December 31, 2002	March 31, 2003

Pro forma condensed combined consolidated per common share data:
Loss per share(3)	$(0.80)	$(0.22)
Loss per equivalent Computer Motion share(2)(3)	(0.41)	(0.12)
Net book value per combined company’s share(1)(3)	3.37	3.27
Net book value per equivalent Computer Motion share(2)(3)	1.75	1.69

(1)	The historical net book value per share of Intuitive Surgical common stock and Computer Motion common stock is computed by dividing common stockholders’ equity at period end by the number of shares of common stock outstanding at the respective period end. The pro forma net book value per combined company’s share is computed by dividing the pro forma common stockholders’ equity by the pro forma number of shares of Intuitive Surgical common stock outstanding at the respective period end, assuming the merger had been completed on that date.

(2)	The pro forma loss and net book value per equivalent Computer Motion share is calculated by multiplying the pro forma combined amounts by an estimated exchange ratio of 0.52 for each share of Computer Motion common stock. The estimated exchange ratio (a) is based on a number of assumptions, (b) may be different from the final exchange ratio and (c) will be adjusted proportionately in the event that the proposed reverse split of Intuitive Surgical’s common stock is approved by Intuitive Surgical’s stockholders and implemented by Intuitive Surgical’s board of directors. Please see “The Merger Agreement — The Merger Consideration and Conversion of Securities.”

(3)	Based on the estimated completion date of June 30, 2003, the anticipated exchange ratio for Computer Motion common stock could range from approximately 0.48 to 0.52. The pro forma condensed combined consolidated per share data above was calculated using an estimated exchange ratio of 0.52. If the amounts for the year ended December 31, 2002 were calculated using an exchange ratio of 0.48, the pro forma condensed combined consolidated loss per share would decrease by $0.01 per share, loss per equivalent Computer Motion share would decrease by $0.03 per share, net book value per combined company’s share would decrease by $0.03 per share and net book value per equivalent Computer Motion share would decrease by $0.15 per share. If the amounts for the three months ended March 31, 2003 were calculated using an exchange ratio of 0.48, the pro forma condensed combined consolidated loss per share and loss per equivalent Computer Motion share would not change, net book value per combined company’s share would decrease by $0.03 per share and net book value per equivalent Computer Motion share would decrease by $0.14 per share.

Comparative Per Share Market Price Data

      Intuitive Surgical common stock trades on the Nasdaq National Market under the symbol “ISRG.” Computer Motion common stock trades on the Nasdaq National Market under the symbol “RBOT.” Neither Intuitive Surgical nor Computer Motion has ever declared or paid cash dividends on its common stock. The table below sets forth, for the periods indicated, the high and low per share sales prices for Intuitive Surgical common stock and Computer Motion common stock as reported on the Nasdaq National Market:

	Intuitive Surgical		Computer Motion
	Common Stock		Common Stock

	High	Low	High	Low

Fiscal Year 2001
First quarter	$9.13	$4.88	$6.50	$3.66
Second quarter	14.78	3.00	5.65	2.88
Third quarter	14.15	4.99	4.80	3.02
Fourth quarter	10.75	6.01	4.61	3.06

Fiscal Year 2002
First quarter	$10.15	$8.39	$6.25	$3.65
Second quarter	10.90	7.92	4.10	0.67
Third quarter	8.31	5.77	2.40	0.53
Fourth quarter	8.13	6.08	1.72	0.70

Fiscal Year 2003
First quarter	$7.40	$3.67	$3.73	$0.85
Second quarter (through May 21, 2003)	7.32	5.35	3.70	2.57

      On March 6, 2003, the last trading day before we announced the merger, the closing price of Intuitive Surgical common stock on the Nasdaq National Market was $4.42 per share and the closing price of Computer Motion common stock on the Nasdaq National Market was $1.65 per share. Based on an estimated exchange ratio of approximately 0.52 shares of Intuitive Surgical common stock for each outstanding share of Computer Motion common stock and the closing price of Intuitive Surgical common stock on March 6, 2003, the pro forma equivalent per share value of Computer Motion common stock on March 6, 2003 was approximately $2.30 per share.

      On                     , 2003, the last trading day prior to the date of this joint proxy statement/ prospectus, the closing price of Intuitive Surgical common stock on the Nasdaq National Market was $          , the closing price of Computer Motion common stock on the Nasdaq National Market was $          and the pro forma equivalent per share value of Computer Motion common stock, based on an estimated exchange ratio of approximately 0.52 and the closing price of Intuitive Surgical common stock on the date of this joint proxy statement/prospectus, was approximately $          per share.

      The market value of the shares of Intuitive Surgical common stock that will be issued in exchange for shares of Computer Motion common stock upon completion of the merger will not be known at the time Computer Motion stockholders vote on the proposal to approve and adopt the merger agreement, or at the time Intuitive Surgical stockholders vote on the proposal to issue shares of Intuitive Surgical common stock pursuant to the merger agreement, because the merger will not have been completed by then.

      The above table shows only historical comparisons. Because the market prices of Intuitive Surgical common stock and Computer Motion common stock will likely fluctuate prior to completion of the merger, these comparisons may not provide meaningful information to Intuitive Surgical stockholders in determining whether to approve the proposal to issue shares of Intuitive Surgical common stock pursuant to the merger agreement or to Computer Motion stockholders in determining whether to approve the proposal to approve and adopt the merger agreement. Intuitive Surgical and Computer Motion stockholders are encouraged to obtain current market quotations for Intuitive Surgical and Computer Motion common stock and to review carefully the other information contained or incorporated by reference in this joint proxy statement/ prospectus in considering whether to approve these proposals. Please see the section entitled “Where You Can Find More Information.”

RISK FACTORS

      The merger involves a high degree of risk for Intuitive Surgical and Computer Motion stockholders. Computer Motion stockholders will be choosing to invest in Intuitive Surgical common stock by voting in favor of approval and adoption of the merger agreement. An investment in shares of Intuitive Surgical common stock involves a high degree of risk. In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for approval and adoption of the merger agreement, in the case of Computer Motion stockholders, or for the issuance of shares of Intuitive Surgical common stock pursuant to the merger agreement, in the case of Intuitive Surgical stockholders. In addition, you should read and consider the risks associated with the businesses of Intuitive Surgical and Computer Motion because these risks will also affect the combined company. These risks can be found in Intuitive Surgical’s Annual Report on Form 10-K/A for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the three months ended March 31, 2003 and in Computer Motion’s Annual Report on Form 10-K/A for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the three months ended March 31, 2003. Each of these reports is filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. Additional risks and uncertainties not presently known to Intuitive Surgical and Computer Motion or that are not currently believed to be important to you also may adversely affect the merger and the combined company following the merger.

Risks Related to the Merger

The exchange ratio could decrease in the event that the average closing bid price of Computer Motion common stock is below $1.86 per share during a specified period prior to the Computer Motion special meeting.

      The fraction of a share of Intuitive Surgical common stock into which each share of Computer Motion common stock will be converted, or the exchange ratio, will be determined based on the total number of fully diluted shares outstanding for Intuitive Surgical and Computer Motion immediately prior to the effective time of the merger. The number of Computer Motion’s fully diluted shares will vary based on the number of shares of Computer Motion common stock into which Computer Motion’s Series D convertible preferred stock will be convertible and the number of shares of Computer Motion common stock which may be issued to pay accrued dividends on the Series D convertible preferred stock upon conversion. All shares of Computer Motion Series D convertible preferred stock will convert into shares of Computer Motion common stock immediately prior to the effective time of the merger. Under the terms of the Series D convertible preferred stock, in the event that the average of the closing bid prices of Computer Motion common stock for the 20 consecutive trading days ending 15 consecutive trading days prior to the Computer Motion special meeting (which is referred to in this joint proxy statement/ prospectus as the pricing period) is below $1.86 per share, the conversion ratio for Computer Motion’s preferred stock could increase. As a result, the exchange ratio with respect to holders of shares of Computer Motion common stock may decrease. If this were to occur, the holders of Computer Motion common stock would receive less than the estimated 0.52 shares of Intuitive Surgical common stock for each share of Computer Motion common stock they own. This adjustment would have no effect on stockholders of Intuitive Surgical, who would maintain the same proportionate ownership interest in the combined company. We do not know whether such an adjustment will be required. The anticipated exchange ratio for Computer Motion common stock, based on the number of fully diluted shares of Intuitive Surgical and Computer Motion expected to be outstanding on an assumed closing date of June 30, 2003, will range from approximately 0.48 to 0.52 depending on the average of the closing bid prices of Computer Motion common stock during the pricing period. Intuitive Surgical estimates that, as of June 30, 2003, it will have 43.4 million shares of common stock outstanding on a fully diluted basis. Based on the closing price for Computer Motion’s common stock as of the date of this joint proxy statement/prospectus, Intuitive Surgical estimates that, as of June 30, 2003, Computer Motion will have 39.6 million shares of common stock outstanding on a fully diluted basis. The actual fully diluted capitalization as of June 30, 2003 for Intuitive Surgical and/or Computer Motion may vary from these estimates as a result of, among other things, the grant or lapse of employee stock options. After June 9, 2003 stockholders may visit Intuitive Surgical’s website, www.intuitivesurgical.com, or Computer Motion’s website, www.computermotion.com, for announcements regarding the exchange ratio.

As a result of the preferred stock exchange, Computer Motion common stockholders could receive a smaller share of the merger consideration, and Computer Motion preferred stockholders could receive a larger share of the merger consideration, if the average closing bid price of Computer Motion’s common stock is below $1.86 during a specified period prior to the Computer Motion special meeting.

      Computer Motion’s Series C convertible preferred stock contained provisions that could have restricted the ability of Computer Motion to enter into the merger agreement with Intuitive Surgical. As a result, on March 6, 2003, all 20 holders of Computer Motion’s Series C convertible preferred stock agreed with Computer Motion to exchange all of the 8,797 outstanding shares of Series C convertible preferred stock for a like number of newly-issued shares of Series D convertible preferred stock. These holders included Robert W. Duggan, the Chairman and Chief Executive Officer of Computer Motion, who held 1,091 shares of preferred stock, Joseph M. DeVivo, the President and Chief Operating Officer of Computer Motion, who held 100 shares of preferred stock, and St. Cloud Capital Partners LP, which held 1,071 shares of preferred stock. St. Cloud Capital Partners LP is affiliated with Robert W. Lautz, who was a director of Computer Motion at the time the merger agreement was approved, and who resigned as a director on March 21, 2003. Among other things, the Series D convertible preferred stock contains revised conversion rights in connection with the merger whereby the holders of Series D convertible preferred stock are assured to receive a minimum return of 135% of the original purchase price of the Series C convertible preferred stock. As a result of the revised conversion rights, if the average closing bid price of Computer Motion’s common stock falls below $1.86 per share during a specified pricing period, then Computer Motion is obligated to issue additional shares of Computer Motion common stock upon conversion of the Series D convertible preferred stock. If this were to occur, the exchange ratio in the merger would decrease and, therefore, Computer Motion common stockholders would receive a lesser number of Intuitive Surgical shares, and Computer Motion preferred stockholders would receive a greater number of Intuitive Surgical shares, in the merger. The following table reflects the changes to the allocation of the merger consideration between the Computer Motion common stockholders (including holders of options and warrants to purchase Computer Motion common stock), on the one hand, and Computer Motion preferred stockholders, on the other hand, based upon a range of assumed average Computer Motion closing bid prices during the pricing period and the number of fully diluted shares of Intuitive Surgical and Computer Motion expected to be outstanding on an assumed closing date of June 30, 2003.

Allocation of
Average Computer Motion	Merger Consideration
Closing Bid Price	(Common/Preferred)

$1.86 and higher	78%/22%
1.85	78%/22%
1.80	78%/22%
1.75	77%/23%
1.70	77%/23%
1.65	76%/24%
1.60	76%/24%
1.55	75%/25%
1.50	75%/25%
1.45	74%/26%
1.40	73%/27%
$1.38 and lower	73%/27%

The number of shares of Intuitive Surgical common stock to be issued to Computer Motion stockholders will not be adjusted for possible fluctuations in the value of Intuitive Surgical common stock.

      As a result of Computer Motion stockholders receiving the merger consideration in the form of shares of Intuitive Surgical common stock, the value of the merger consideration to be received by Computer Motion stockholders will depend on the market price of Intuitive Surgical common stock at the time the merger is completed. The market price of Intuitive Surgical common stock at the closing of the merger may vary from its market prices at the date of this joint proxy statement/prospectus and at the date of the Intuitive Surgical and Computer Motion stockholder meetings. These variations may be caused by a number of factors, including changes in the businesses, operations or prospects of Intuitive Surgical or Computer Motion, the timing of the merger and general market and economic conditions. Neither the exchange ratio nor the merger consideration will be adjusted for any increase or decrease in the market price of Intuitive Surgical common stock. Accordingly, if the market price of Intuitive Surgical common stock declines prior to the time the merger is completed, the value of the merger consideration to be received by Computer Motion stockholders will decline.

      In addition, because the merger will be completed after the stockholder meetings, Intuitive Surgical and Computer Motion stockholders will not know the exact value of the Intuitive Surgical common stock that will be issued in connection with the merger at the time they vote on the merger proposals. We encourage you to obtain current market quotations for Intuitive Surgical and Computer Motion shares before you vote your shares.

The issuance of shares of Intuitive Surgical common stock to Computer Motion stockholders in the merger will substantially reduce the percentage interests of Intuitive Surgical stockholders.

      Based on the estimated exchange ratio of approximately 0.52 and the number of shares outstanding as of the record date, we estimate that, on a pre-reverse split basis, Intuitive Surgical will issue approximately 15.6 million shares of Intuitive Surgical common stock in the merger and, upon completion of the merger, current Intuitive Surgical stockholders will own approximately 70% of the then outstanding shares of Intuitive Surgical common stock and former Computer Motion stockholders will own approximately 30% of the then outstanding shares of Intuitive Surgical common stock.

      In addition, based on the estimated exchange ratio of approximately 0.52 and the number of shares outstanding as of the record date, we estimate that Intuitive Surgical will reserve approximately 4.8 million shares of Intuitive Surgical common stock for future issuance in connection with Intuitive Surgical’s assumption of Computer Motion’s outstanding options and warrants (including out-of-the-money options and warrants), subject to proportionate reduction in the event that the proposed reverse stock split is approved by Intuitive Surgical’s stockholders and implemented by Intuitive Surgical’s board of directors. The outstanding warrants of Computer Motion have a range of exercise prices. Holders of these warrants have the right to an adjustment in the exercise price of their warrants, and in some cases in the number of shares issuable upon exercise, if the warrant issuer sells shares in the future at prices below the exercise prices of the warrants. These anti-dilution protections may continue to apply after the merger and thus could result in additional dilution to stockholders of the combined company if we make future offerings of capital stock.

      The issuance of shares of Intuitive Surgical common stock to former Computer Motion stockholders in or after the merger will cause a significant reduction in the relative percentage interests of current Intuitive Surgical stockholders in earnings, voting, liquidation value and book and market value. The issuance of additional shares of Intuitive Surgical common stock in future transactions could also reduce the percentage interests of former Computer Motion stockholders and Intuitive Surgical stockholders in the combined company. This dilution could reduce the market price of our common stock.

Intuitive Surgical and Computer Motion each have incurred substantial losses since inception, expect to incur further losses, and may not be able to generate or raise sufficient cash to fund their operations, separate or combined.

      Intuitive Surgical incurred a net loss of $18.4 million and $2.3 million for the year ended 2002 and the quarter ended March 31, 2003, respectively, and Computer Motion incurred a net loss of $21.2 million ($32.1 million after dividends to preferred stockholders) and $7.9 million ($9.2 million after dividends to preferred stockholders) for the same periods. The extent of our future losses and the timing of profitability are highly uncertain, and we may never achieve profitable operations. If the time required to generate significant revenues and achieve profitability is longer than anticipated, we may not be able to continue our operations. In recent periods, Computer Motion has not generated cash from operations. Both companies expect to incur additional operating losses in 2003, and both companies have substantial cash needs. Among other things, total fees and costs of both companies associated with the merger are currently projected to be approximately $4.0 million. Intuitive Surgical has agreed to fund up to $7.3 million of Computer Motion’s working capital needs through the effective time of the merger under the Loan and Security Agreement. Assuming completion of the merger on or around June 30, 2003, we project that the total combined cash and cash equivalents of the two companies will be less than $35.0 million. We expect that the capital resources of the combined company, together with revenue derived from product sales, will be sufficient to meet the combined company’s working capital needs at least through 2003. After that, we may need to raise additional funds. We may not be able to obtain additional financing on favorable terms, or at all. If we are unable to generate sufficient capital on acceptable terms to fund our operations, we may not be able to further develop, enhance or expand the market for our products and services, and the combined company could fail.

The combined company may not realize all of the anticipated benefits of the merger.

      The success of the merger will depend, in part, on the ability of the combined company to realize the anticipated synergies, cost savings and growth opportunities from integrating the business of Computer Motion with the business of Intuitive Surgical. Intuitive Surgical’s success in realizing these benefits and the timing of this realization depend upon the successful, rapid integration of the operations of Computer Motion with those of Intuitive Surgical. This integration will be a complex, costly and time-consuming process and may not succeed as planned. The difficulties of combining the operations of the companies include, among other things:

•	coordinating and consolidating ongoing and future research and development efforts;

•	consolidating sales and marketing operations;

•	retaining existing customers and attracting new customers;

•	retaining existing strategic partners and attracting new strategic partners;

•	retaining key employees;

•	consolidating corporate and administrative infrastructures;

•	integrating and managing the technologies and products of the two companies;

•	identifying and eliminating redundant and underperforming operations and assets;

•	using capital assets efficiently to develop the business of the combined company;

•	minimizing the diversion of management’s attention from ongoing business concerns; and

•	coordinating geographically separate organizations.

      In addition, Computer Motion’s products differ in substantial ways from Intuitive Surgical’s products, and the companies rely on different distributors and sales channels to sell their products. Both Intuitive Surgical and Computer Motion are parties to existing distribution agreements that cannot be terminated prior to the end of their terms.

      We do not know whether the combined company will succeed in addressing these risks or any other problems encountered in connection with the merger, or whether the integration of Computer Motion with Intuitive Surgical will result in the realization of the full benefits anticipated by us from the merger.

Failure to complete the merger could negatively impact both Intuitive Surgical and Computer Motion and their stockholders.

      If the merger is not completed for any reason, Intuitive Surgical and Computer Motion and their stockholders will be subject to a number of material risks, including:

•	the provision in the merger agreement that, under specified circumstances, either Intuitive Surgical or Computer Motion could be required to pay the other a termination fee and expenses of up to an aggregate of $2.5 million;

•	the litigations between the two companies may resume;

•	Computer Motion would be required to repay to Intuitive Surgical all amounts loaned under the bridge loan facility within 120 days following termination of the merger agreement;

•	Computer Motion likely would not have sufficient cash to repay amounts loaned under the bridge loan, and Intuitive Surgical would be at risk that such bridge loan amounts would not be repaid unless Computer Motion were able to obtain alternative financing;

•	the market price of Intuitive Surgical common stock and Computer Motion common stock may decline to the extent that the current market price of such shares reflects a market assumption that the merger will be completed;

•	costs related to the merger, such as legal and accounting fees, must be paid even if the merger is not completed;

•	benefits that Intuitive Surgical and Computer Motion expect to realize from the merger would not be realized; and

•	the diversion of management attention from the day-to-day businesses of the companies, and the unavoidable disruption to their employees and customers during the period before completion of the merger may make it difficult for Intuitive Surgical and Computer Motion to regain their financial and market positions if the merger does not occur.

      In addition, since entering into the merger agreement on March 7, 2003, Computer Motion has made planning and operations decisions on the basis that the merger will be completed. These planning and operations decisions may have been different had Computer Motion not entered into the merger agreement. For example, if Computer Motion had not entered into the merger agreement, it may have pursued a debt or equity financing transaction in order to assure access to sufficient working capital as an independent company, rather than rely on the availability of Intuitive Surgical’s cash assuming the merger will be completed. Moreover, the merger agreement contains restrictions on Computer Motion’s incurrence of debt and issuance of equity securities while the merger is pending. If the merger is not completed, not only will Computer Motion not have the benefit of Intuitive Surgical’s cash or have obtained other financing, but Computer Motion also will have incurred a significant amount of non-operating expenses associated with the merger that it otherwise would not have incurred. Consequently, if the merger is not completed, Computer Motion’s financial condition likely will be worse than it would have been had it never entered into the merger agreement.

      If Computer Motion and Intuitive Surgical fail to complete the merger, Computer Motion will face the difficulties of competing with limited cash resources and will need to attempt to raise additional debt or equity capital. Such financing may be available only on terms materially adverse to Computer Motion, and may not be available at all.

      Additionally, if the merger is not completed, Computer Motion’s stock would no longer be influenced by the exchange ratio established by the merger agreement, which could negatively impact Computer Motion’s current market valuation and stock price.

Sales by Intuitive Surgical stockholders or former Computer Motion stockholders could cause Intuitive Surgical’s common stock price to decline.

      The market price of Intuitive Surgical common stock could decline as a result of sales of a large number of shares in the market. These sales may also make it more difficult for the combined company to sell equity securities in the future at a time and at a price that we deem appropriate to raise funds through future offerings of common stock. As of December 31, 2002, several entities beneficially owned more than 5% of the outstanding shares of Intuitive Surgical’s common stock, including Bear Stearns Asset Management, Allan G. Lozier, Investor (Guernsey) Limited, Merrill Lynch & Co., and PaTMarK Company, Inc. Assuming that the merger is completed, the former stockholders of Computer Motion will own approximately 30% of the combined company, subject to the assumptions and adjustments discussed elsewhere in this joint proxy statement/prospectus. In addition, holders of warrants to purchase up to 3.7 million shares of Computer Motion common stock outstanding as of the date of this joint proxy statement/ prospectus will receive Intuitive Surgical warrants in exchange for their Computer Motion warrants in connection with the merger. These warrant holders will have the right to include their shares in resale registration statements that we will be obligated to file on their behalf.

Directors and officers of Computer Motion have potential conflicts of interest that may have influenced them to recommend the merger.

      Some of the directors of Computer Motion who recommend that you vote in favor of the merger and the officers of Computer Motion who provided information to Computer Motion’s board of directors relating to the merger have employment, indemnification and severance benefit arrangements, significant ownership interests and rights to acceleration of stock options that provide them with interests in the merger that may differ from yours. The receipt of compensation or other benefits in the merger may have influenced (1) these directors in making their recommendation that you vote in favor of the approval and adoption of the merger agreement and (2) these officers in making recommendations to Computer Motion’s board of directors relating to the merger. Please see “The Merger — Interests of Directors and Executive Officers of Computer Motion in the Merger.”

Customer, supplier and employee uncertainty related to the merger could harm the combined company.

      Intuitive Surgical and Computer Motion customers and suppliers may, in response to the announcement or completion of the merger, delay purchasing or supply decisions or otherwise alter existing relationships with Intuitive Surgical or Computer Motion. Computer Motion believes that its revenues have been adversely affected by these factors since the announcement of the merger. Customer and supplier decisions or other adverse changes in the business relationships of Intuitive Surgical and Computer Motion with their respective customers and suppliers could adversely affect the business of the combined company. Similarly, current and prospective Computer Motion employees may experience uncertainty about their future as employees of the combined company until strategies with regard to Computer Motion are announced or executed. This may adversely affect Intuitive Surgical’s or Computer Motion’s ability to attract and retain, and may affect the performance during the transition period of, key management, sales, marketing and technical personnel.

Risks Related to Computer Motion’s Engagement of Arthur Andersen LLP as its Auditors

Computer Motion has not obtained the consent of Arthur Andersen LLP to be named in this joint proxy statement/prospectus as having audited the Computer Motion financial statements. This will limit your ability to assert claims against Arthur Andersen.

      After reasonable efforts, Computer Motion has been unable to obtain the consent of Arthur Andersen LLP to the incorporation into the registration statement, of which this joint proxy statement/prospectus forms a part, of their report with respect to the consolidated financial statements of Computer Motion for the years ended December 31, 2001 and December 31, 2000 which appear in Computer Motion’s Annual Report on Form 10-K for the year ended December 31, 2002. Under these circumstances, Rule 437(a)

under the Securities Act of 1933 permits the registration statement to be filed without a written consent from Arthur Andersen. The absence of such consent may limit your recovery on certain claims. In particular, and without limitation, you will not be able to assert claims against Arthur Andersen under Section 11 of the Securities Act of 1933 for any untrue statement of a material fact contained in the consolidated financial statements of Computer Motion for the years ended December 31, 2001 and December 31, 2000 which appear in its Annual Report on Form 10-K for the year ended December 31, 2002, or any omission to state a material fact required to be stated therein.

The conviction of Arthur Andersen LLP on obstruction of justice charges may adversely affect Arthur Andersen’s ability to satisfy claims arising from the provision of auditing services to Computer Motion and may impede the combined company’s access to capital markets after the merger.

      Arthur Andersen LLP audited Computer Motion’s financial statements incorporated by reference in the registration statement, of which this joint proxy statement/prospectus forms a part, for the years ended December 31, 2001 and December 31, 2000. On March 14, 2002, an indictment was unsealed charging Arthur Andersen with federal obstruction of justice arising from the government’s investigation of Enron Corp. On June 15, 2002, Arthur Andersen was convicted of these charges. The impact of this conviction on Arthur Andersen’s financial condition may adversely affect the ability of Arthur Andersen to satisfy any claims arising from its provision of auditing services to Computer Motion.

      Should Intuitive Surgical seek to access the public capital markets after completion of the merger, SEC rules will require Intuitive Surgical to include or incorporate by reference in any prospectus three years of audited financial statements. The SEC’s current rules would require Intuitive Surgical to present audited financial statements for one or more fiscal years audited by Arthur Andersen and use reasonable efforts to obtain its consent until the audited financial statements for the fiscal year ending December 31, 2004 become available. If prior to that time the SEC ceases accepting financial statements audited by Arthur Andersen, it is possible that the available audited financial statements for the years ended December 31, 2001 and December 31, 2000 audited by Arthur Andersen might not satisfy the SEC’s requirements. In that case, Intuitive Surgical would be unable to access the public capital markets unless an independent accounting firm is able to audit the financial statements originally audited by Arthur Andersen. Any delay or inability to access the public capital markets caused by these circumstances could have a material adverse effect on the combined company’s business, profitability and growth prospects.

Risks Related to Intuitive Surgical and the Combined Company

      As used below, “we” or “us” refers to Intuitive Surgical or the combined company after the merger, as the context requires.

Our future operating results may be below securities analysts’ or investors’ expectations, which could cause our stock price to decline.

      Because of our limited operating history, we have limited insight into trends that may emerge in our market and affect our business. The revenue and income potential of our market are unproven, and we may be unable to generate significant revenues. In addition, our costs may be higher than we, securities analysts or investors expect. If we fail to generate sufficient revenues or our costs are higher than we expect, our results of operations will suffer, which in turn could cause our stock price to decline. Further, future revenue from sales of our products is difficult to forecast because the market for new surgical technologies is still evolving. Our results of operations will depend upon numerous factors, including:

•	the progress and results of clinical trials;

•	actions relating to regulatory matters;

•	the extent to which our products gain market acceptance;

•	our timing and ability to develop our manufacturing and sales and marketing capabilities;

•	demand for our products;

•	the progress of surgical training in the use of our products;

•	our ability to develop, introduce and market new or enhanced versions of our products on a timely basis;

•	product quality problems;

•	our ability to protect our proprietary rights and defend against third party challenges;

•	our ability to license additional intellectual property rights; and

•	third-party payor reimbursement policies.

      Our operating results in any particular period will not be a reliable indication of our future performance. It is likely that in some future quarters, our operating results will be below the expectations of securities analysts or investors. If this occurs, the price of our common stock, and the value of your investment, will likely decline.

We experience long and variable sales cycles, which could have a negative impact on our results of operations for any given quarter.

      Our da Vinci Surgical System has a lengthy sales and purchase order cycle because it is a major capital item and generally requires the approval of senior management at purchasing institutions. These factors may contribute to substantial fluctuations in our quarterly operating results, particularly during the periods in which our sales volume is low. Because of these fluctuations, it is likely that in some future quarters our operating results will fall below the expectations of securities analysts or investors. If that happens, the market price of our stock would likely decrease. These fluctuations also mean that you will not be able to rely upon our operating results in any particular period as an indication of future performance.

Sales of da Vinci Surgical Systems to a small number of customers have accounted for, and are likely to continue to account for, a substantial portion of our revenues, and our revenues could decline due to the loss or delay of a single customer order.

      A relatively small number of customers account for a significant portion of our total revenues. In 2000, 2001 and 2002 and the first quarter of 2003, the majority of our revenues came from the sales of da Vinci Surgical Systems, which are high revenue dollar items. For the year ended December 31, 2002 and the quarter ended March 31, 2003, revenues from sales of da Vinci Surgical Systems comprised 79% and 72%, respectively, of our total revenues. Due to the high dollar revenue per system sold, small variations in system unit sales may cause revenue to vary significantly from quarter to quarter. For 2001, AB Medica SRL, our Italian distributor, accounted for 15% of total sales. No customer accounted for more than 10% of sales during 2000 or 2002.

      Due to the high average selling price of the of da Vinci Surgical System, our failure to add new customers that make significant purchases of our products could reduce our future revenues. The loss or delay of individual orders could have a significant impact on revenues and operating results.

If our products do not achieve market acceptance, we will not be able to generate the revenue necessary to support our business.

      Our products represent a fundamentally new way of performing surgery. Achieving physician, patient and third-party payor acceptance of Intuitive surgery as a preferred method of performing surgery will be crucial to our success. If our products fail to achieve market acceptance, hospitals will not purchase our products and we will not be able to generate the revenue necessary to support our business. We believe that physicians’ and third-party payors’ acceptance of the benefits of procedures performed using our products will be essential for acceptance of our products by patients. Physicians will not recommend the use of our products unless we can demonstrate that they produce results comparable or superior to existing surgical techniques. Even if we can prove the effectiveness of our products through clinical trials, surgeons may elect not to use our products for any number of other reasons. For example, cardiologists may continue to recommend conventional open heart surgery simply because such surgery is already widely accepted. In addition, surgeons may be slow to adopt our products because of the perceived liability risks arising from the use of new products and the uncertainty of reimbursement from third-party payors.

      We expect that there will be a learning process involved for surgical teams to become proficient in the use of our products. Broad use of our products will require training of surgical teams. Market acceptance could be delayed by the time required to complete this training. We may not be able to rapidly train surgical teams in numbers sufficient to generate adequate demand for our products. We cannot be certain that our training programs will be cost effective or sufficient to meet our customers’ needs.

We are involved in intellectual property litigation with Brookhill-Wilk 1, LLC that may hurt our competitive position, may be costly to us and may prevent us from selling our products.

      On September 1, 2000, Brookhill-Wilk 1, LLC, or Wilk, filed a lawsuit against Intuitive Surgical in the United States District Court for the Southern District of New York (Case No. 00 Civ. 6599 (NRB)) alleging that by making, using, selling or offering for sale our da Vinci Surgical System, we are infringing U.S. Patent Nos. 5,217,003 and 5,368,015 in willful disregard of Wilk’s patent rights. These patents concern methods and devices for “remote” surgery. In March 2001, Wilk withdrew its assertion of the 015 patent against our company. On November 8, 2001, in response to a motion on one of Intuitive Surgical’s noninfringement defenses, the District Court granted summary judgment of noninfringement of the 003 patent in our favor and dismissed Wilk’s complaint in its entirety without prejudice. Wilk appealed the summary judgment ruling to the U.S. Court of Appeals for the Federal Circuit.

      On April 11, 2003, the Court of Appeals reversed the District Court’s judgment and remanded the case for further proceedings. This reversal is based on the Court of Appeals’ determination that the particular claim limitation at issue should be interpreted differently than as construed by the District Court. Intuitive Surgical believes that the Court of Appeals’ opinion is not necessarily inconsistent with the noninfringement defense initially presented to the District Court and has no bearing on Intuitive Surgical’s other noninfringement defenses. Intuitive Surgical has filed a petition for rehearing to request clarification from the Court of Appeals on the claim construction adopted. Upon remand, Intuitive Surgical intends to continue to vigorously defend its rights and, if necessary, is prepared to continue to dispute the meaning of other portions of the asserted claim language and to conduct discovery and file further motions on whether the patent is infringed, valid and/or enforceable. Intuitive Surgical believes that it will prevail in the litigation and that it has multiple meritorious defenses to Wilk’s allegations. However, litigation is unpredictable and Intuitive Surgical may not prevail. The case remains in its early stages of discovery in the District Court.

      If we lose Wilk’s suit against us, it will hurt our competitive position, may be costly to us and may prevent us from selling our products. If we lose the patent suit, we may need to obtain from Wilk a license to this technology if we are to continue to market our products that have been found to infringe Wilk’s patents. This license could be expensive, which could seriously harm our business. If Wilk is successful in its suit against us and is unwilling to grant us a license, we may be required to stop selling our products that are found to infringe Wilk’s patents unless we can redesign them so they do not infringe Wilk’s patents, which we may be unable to do. In addition, we could be required to pay Wilk damages, including treble damages, which could be substantial and harm our financial position.

      On February 21, 2001, Wilk filed suit against Computer Motion alleging that its ZEUS surgical system infringed upon Wilk’s U.S. Patent Nos. 5,217,003 and 5,368,015. Wilk’s complaint sought damages, attorneys’ fees and increased damages alleging willful patent infringement. On March 21, 2001, Computer Motion served its answer and counterclaim alleging non-infringement of each patent-in-suit, patent invalidity and unenforceability. On November 8, 2001, the United States District Court for the Southern District of New York in Wilk’s pending litigation against Intuitive Surgical issued an order interpreting the claims of Wilk’s U.S. Patent No. 5,217,003 in a way that Computer Motion believed excluded current applications of its ZEUS surgical system. In light of this decision, on November 13, 2001, Wilk and Computer Motion agreed to dismiss the case without prejudice to refiling upon resolution of the appeal in Wilk’s litigation against Intuitive Surgical.

      This proceeding would be expensive to litigate, may be protracted and our confidential information may be compromised. Whether or not we are successful in this lawsuit, this proceeding could consume substantial amounts of our financial and managerial resources. At any time Wilk may file additional claims against our company, or we may file claims against Wilk, which could increase the risk, expense and duration of the litigations.

If we are unable to protect the intellectual property contained in our products from use by third parties, our ability to compete in the market will be harmed.

      Our commercial success will depend in part on obtaining patent and other intellectual property protection for the technologies contained in our products, and on successfully defending our patents and other intellectual property against third party challenges.

      We will incur substantial costs in obtaining patents and, if necessary, defending our proprietary rights. The patent positions of medical device companies, including ours, can be highly uncertain and involve complex and evolving legal and factual questions. We do not know whether we will obtain the patent protection we seek, or that the protection we do obtain will be found valid and enforceable if challenged. We also do not know whether we will be able to develop additional patentable proprietary technologies. If we fail to obtain adequate protection of our intellectual property, or if any protection we obtain is reduced or eliminated, others could use our intellectual property without compensating us, resulting in harm to our business. We may also determine that it is in our best interests to voluntarily challenge a third party’s products or patents in litigation or administrative proceedings, including patent interferences or reexaminations. In addition, the laws of certain foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States.

Others may assert that our products infringe their intellectual property rights, which may cause us to engage in costly disputes and, if we are not successful in defending ourselves, could also cause us to pay substantial damages and prohibit us from selling our products.

      We are aware of both United States and foreign patents issued to third parties that relate to computer-assisted surgery, remote surgery and minimally invasive surgery. Some of these patents on their face appear broad enough to cover one or more aspects of our present technology, and may cover aspects of our future technology. We do not know whether any of these patents, if challenged, would be held valid, enforceable and infringed. From time to time, we receive, and likely will continue to receive, letters from third parties inviting us to license their patents. We may be sued by, or become involved in an administrative proceeding with, one or more of these third parties. We cannot assure you that a court or administrative body would agree with any arguments or defenses we have concerning invalidity, unenforceability or noninfringement of any third-party patent. In addition to the issued patents of which we are aware, other parties may have filed, and in the future are likely to file, patent applications covering surgical products that are similar or identical to ours. We cannot assure you that any patents issuing from applications filed by a third party will not cover our products or will not have priority over our patent applications.

      The medical device industry has been characterized by extensive litigation and administrative proceedings regarding patents and other intellectual property rights, and companies have employed such actions to gain a competitive advantage. If third parties assert infringement or other intellectual property claims against us as Computer Motion and Brookhill-Wilk 1, LLC have done, our technical and management personnel will experience a significant diversion of time and effort and we will incur large expenses defending our company. If third parties in any patent action are successful, our patent portfolio may be damaged, we may have to pay substantial damages, including treble damages, and we may be required to stop selling our products or obtain a license which, if available at all, may require us to pay substantial royalties. We cannot be certain that we will have the financial resources or the substantive arguments to defend our patents from infringement or claims of invalidity or unenforceability, or to defend against allegations of infringement of third-party patents. In addition, any public announcements related to litigation or administrative proceedings initiated by us, or initiated or threatened against us, could cause our stock price to decline.

The rights and measures we rely on to protect the intellectual property underlying our products may not be adequate to prevent third parties from using our technology, which could harm our ability to compete in the market.

      In addition to patents, we typically rely on a combination of trade secret, copyright and trademark laws, nondisclosure agreements and other contractual provisions and technical security measures to protect our intellectual property rights. Nevertheless, these measures may not be adequate to safeguard the technology underlying our products. If they do not protect our rights adequately, third parties could use our technology, and our ability to compete in the market would be reduced. In addition, employees, consultants and others who participate in developing our products may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for the breach. We also may not be able to effectively protect our intellectual property rights in some foreign countries. For a variety of reasons, we may decide not to file for patent, copyright or trademark protection outside the United States. We also realize that our trade secrets may become known through other means not currently foreseen by us. Notwithstanding our efforts to protect our intellectual property, our competitors may independently develop similar or alternative technologies or products that are equal or superior to our technology and products without infringing any of our intellectual property rights, or may design around our proprietary technologies.

Our products rely on licenses from third parties, and if we lose access to these technologies, our revenues could decline.

      We rely on technology that we license from others, including technology that is integral to our products. We have entered into license agreements with SRI International, IBM Corporation, MIT, Olympus Optical Co., Ltd., and Heartport, Inc., now part of Johnson & Johnson. Any of these agreements may be terminated for breach. If any of these agreements is terminated, we may be unable to reacquire the necessary license on satisfactory terms, or at all. The loss or failure to maintain these licenses could prevent or delay further development or commercialization of our products.

Public announcements of litigation events may cause our stock price to decline.

      During the course of our administrative proceedings and/or lawsuits, there may be public announcements of the results of hearings, motions, and other interim proceedings or developments in the litigation. If securities analysts or investors perceive these results to be negative, it could have a substantial negative effect on the trading price of our stock.

Our products are subject to a lengthy and uncertain domestic regulatory process. If we do not obtain and maintain the necessary domestic regulatory approvals, we will not be able to market and sell our products in the United States.

      Our products and operations are subject to extensive regulation in the United States by the U.S. Food and Drug Administration, or FDA. The FDA regulates the research, testing, manufacturing, safety, labeling, storage, record keeping, promotion, distribution, and production of medical devices in the United States to ensure that medical products distributed domestically are safe and effective for their intended uses. In order for us to market certain products for use in the United States, we generally must first obtain clearance from the FDA, pursuant to Section 510(k) of the Federal Food, Drug, and Cosmetic Act, or FFDCA. Clearance under Section 510(k) requires demonstration that a new device is substantially equivalent to another legally marketed device. If we modify our products after they receive FDA clearance, the FDA may require us to submit a separate 510(k) or premarket approval application, or PMA, for the modified product before we are permitted to market the products in the U.S. In addition, if we develop products in the future that are not considered to be substantially equivalent to a legally marketed device, we will be required to obtain FDA approval by submitting a PMA.

      The FDA may not act favorably or quickly in its review of our 510(k) or PMA submissions, or we may encounter significant difficulties and costs in our efforts to obtain FDA clearance or approval, all of which could delay or preclude sale of new products in the United States. Furthermore, the FDA may request additional data or require us to conduct further testing or compile more data, including clinical data or clinical studies, in support of a 510(k) submission. The FDA may also, instead of accepting a 510(k) submission, require us to submit a PMA, which is typically a much more complex application than a 510(k). To support a PMA, the FDA would likely require that we conduct one or more clinical studies to demonstrate that the device is safe and effective, rather than substantially equivalent to another legally marketed device. We may not be able to meet the requirements to obtain 510(k) clearance or PMA approval, or the FDA may not grant any necessary clearances or approvals. In addition, the FDA may place significant limitations upon the intended use of our products as a condition to a 510(k) clearance or PMA approval. Product applications can also be denied or withdrawn due to failure to comply with regulatory requirements or the occurrence of unforeseen problems following clearance or approval. Any delays or failure to obtain FDA clearance or approvals of new products we develop, any limitations imposed by the FDA on new product use, or the costs of obtaining FDA clearance or approvals could have a material adverse effect on our business, financial condition and results of operations.

      In order to conduct a clinical investigation involving human subjects for the purpose of demonstrating the safety and effectiveness of a device, a company must, among other things, apply for and obtain Institutional Review Board, or IRB, approval of the proposed investigation. In addition, if the clinical study involves a “significant risk” (as defined by the FDA) to human health, the sponsor of the investigation must also submit and obtain FDA approval of an investigational device exemption, or IDE, application. We may not be able to obtain FDA and/or IRB approval to undertake clinical trials in the U.S. for any new devices we intend to market in the United States in the future. If we obtain such approvals, we may not be able to comply with the IDE and other regulations governing clinical investigations or the data from any such trials may not support clearance or approval of the investigational device. Failure to obtain such approvals or to comply with such regulations could have a material adverse effect on our business, financial condition and results of operations.

Our products are subject to various international regulatory processes and approval requirements. If we do not obtain and maintain the necessary international regulatory approvals, we will not be able to market and sell our products in foreign countries.

      To be able to market and sell our products in other countries, we must obtain regulatory approvals and comply with the regulations of those countries. These regulations, including the requirements for approvals, and the time required for regulatory review vary from country to country. Obtaining and maintaining foreign regulatory approvals are expensive, and we cannot be certain that we will receive regulatory approvals in any foreign country in which we plan to market our products. If we fail to obtain regulatory approval in any foreign country in which we plan to market our products, our ability to generate revenue will be harmed.

      The European Union requires that manufacturers of medical products obtain the right to affix the CE mark to their products before selling them in member countries of the European Union. The CE mark is an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. In order to obtain the right to affix the CE mark to products, a manufacturer must obtain certification that its processes meet certain European quality standards. In January 1999, we received permission to affix the CE mark to our da Vinci Surgical System and EndoWrist instruments.

      If we modify existing products or develop new products in the future, including new instruments, we may need to apply for permission to affix the CE mark to such products. In addition, we will be subject to annual regulatory audits in order to maintain the CE mark permissions we have already obtained. We cannot be certain that we will be able to obtain permission to affix the CE mark for new or modified products or that we will continue to meet the quality and safety standards required to maintain the permissions we have already received. If we are unable to maintain permission to affix the CE mark to our products, we will no longer be able to sell our products in member countries of the European Union.

If institutions or surgeons are unable to obtain reimbursement from third-party payors for procedures using our products, or if reimbursement is insufficient to cover the costs of purchasing our products, we may be unable to generate sufficient sales to support our business.

      Domestic institutions will typically bill the services performed with our products to various third-party payors, such as Medicare, Medicaid and other government programs and private insurance plans. If hospitals do not obtain sufficient reimbursement from third-party payors for procedures performed with our products, or if government and private payors’ policies do not permit reimbursement for surgical procedures performed using our products, we may not be able to generate the revenues necessary to support our business.

      Our success in international markets also depends upon the eligibility of our products for reimbursement through government-sponsored health care payment systems and third-party payors. Reimbursement practices vary significantly by country. Many international markets have government-managed healthcare systems that control reimbursement for new products and procedures. Other foreign markets have both private insurance systems and government-managed systems that control reimbursement for new products and procedures. Market acceptance of our products may depend on the availability and level of reimbursement in any country within a particular time. In addition, health care cost containment efforts similar to those we face in the United States are prevalent in many of the other countries in which we intend to sell our products and these efforts are expected to continue.

Because our markets are highly competitive, customers may choose to purchase our competitors’ products or may not accept Intuitive surgery, which would result in reduced revenue and loss of market share.

      Intuitive surgery is a new technology that must compete with established minimally invasive surgery and open surgery. These procedures are widely accepted in the medical community and in many cases have a long history of use. We also face competition from several companies that are developing new approaches and products for the minimally invasive surgery market. In addition, we presently face increasing competition from companies who are developing robotic and computer-assisted surgical systems. Our revenues may be reduced or eliminated if our competitors develop and market products that are more effective or less expensive than our products. If we are unable to compete successfully, our revenues will suffer. We may not be able to maintain or improve our competitive position against current or potential competitors, especially those with greater resources. In many cases, the medical conditions that can be treated using our products can also be treated by drugs or other medical devices and procedures. Many of these alternative treatments are also widely accepted in the medical community and have a long history of use. In addition, technological advances could make such treatments more effective or less expensive than using our products, which could render our products obsolete or unmarketable. We cannot be certain that physicians will use our products to replace or supplement established treatments or that our products will be competitive with current or future technologies.

If defects are discovered in our products, we may incur additional unforeseen costs, hospitals may not purchase our products and our reputation may suffer.

      Our products incorporate mechanical parts and computer software, either of which can contain errors or failures, especially when first introduced. In addition, new products or enhancements may contain undetected errors or performance problems that, despite testing, are discovered only after commercial shipment. Because our products are designed to be used to perform complex surgical procedures, we expect that our customers will have an increased sensitivity to such defects. We cannot assure you that our products will not experience errors or performance problems in the future. If we experience flaws or performance problems, any of the following could occur:

•	delays in product shipments;

•	loss of revenue;

•	delay in market acceptance;

•	diversion of our resources;

•	damage to our reputation;

•	increased service or warranty costs; or

•	product liability claims.

We have limited experience in manufacturing our products and may encounter manufacturing problems or delays that could result in lost revenue.

      We have manufactured a limited number of our products for sale to customers. We may be unable to establish or maintain reliable, high-volume manufacturing capacity. Even if this capacity can be established and maintained, the cost of doing so may increase the cost of our products and reduce our ability to compete. We may encounter difficulties in scaling up production of our products, including:

•	problems involving production yields;

•	quality control and assurance;

•	component supply shortages;

•	shortages of qualified personnel; and

•	compliance with state, federal and foreign regulations.

      Manufacturing our products is a complex process. If demand for our products exceeds our manufacturing capacity, we could develop a substantial backlog of customer orders. If we are unable to establish and maintain larger-scale manufacturing capabilities, our ability to generate revenues will be limited and our reputation in the marketplace would be damaged.

If our manufacturing facilities do not continue to meet federal, state or European manufacturing standards, we may be required to temporarily cease all or part of our manufacturing operations, which would result in product delivery delays and lost revenue.

      Our manufacturing facilities are subject to periodic inspection by regulatory authorities and our operations will continue to be regulated by the FDA for compliance with Good Manufacturing Practice requirements contained in the FDA’s Quality System Regulations, or QSR. We are also required to comply with International Organization for Standardization, or ISO, quality system standards in order to produce products for sale in Europe. If we fail to continue to comply with Good Manufacturing Practice requirements or ISO standards, we may be required to cease all or part of our operations until we comply with these regulations. We are currently in compliance with ISO standards. The FDA inspected our Mountain View and Sunnyvale facilities in March 2000 and December 2002, respectively. The Good Manufacturing Practice issues raised by the FDA during the inspections either were satisfactorily resolved with the FDA, or we believe can be resolved by us to the FDA’s satisfaction, although we cannot assure you that we will be able to do so. We continue to be subject to FDA inspections at any time. Maintaining such compliance is difficult and costly. We cannot be certain that our facilities will be found to comply with Good Manufacturing Practice requirements or ISO standards in future inspections and audits by regulatory authorities.

      The state of California also requires that we maintain a license to manufacture medical devices. Our facilities and manufacturing processes were inspected in February 1998. In March 1998, we passed the inspection and received a device manufacturing license from the California Department of Health Services. In March 2002, our facilities and manufacturing processes in our Sunnyvale facility were re-inspected by the Food and Drug Branch, or FDB, and we were issued an updated device manufacturing license for our Sunnyvale facility. We are subject to periodic inspections by the California Department of Health Services and if we are unable to maintain this license following any future inspections, we will be unable to manufacture or ship any products.

Our reliance on sole and single source suppliers could harm our ability to meet demand for our products in a timely manner or within budget.

      Some of the components necessary for the assembly of our products are currently provided to us by sole source suppliers or single source suppliers. We purchase components through purchase orders rather than long-term supply agreements and generally do not maintain large volumes of inventory. The disruption or termination of the supply of components could cause a significant increase in the costs of these components, which could affect our profitability. A disruption or termination in the supply of components could also result in our inability to meet demand for our products, which could harm our ability to generate revenues, lead to customer dissatisfaction and damage our reputation. Furthermore, if we are required to change the manufacturer of a key component of our products, we may be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. The delays associated with the verification of a new manufacturer could delay our ability to manufacture our products in a timely manner or within budget.

The use of our products could result in product liability claims that could be expensive, divert management’s attention and harm our business.

      Our business exposes us to significant risks of product liability claims. The medical device industry has historically been litigious, and we face financial exposure to product liability claims if the use of our products were to cause injury or death. There is also the possibility that defects in the design or manufacture of our products might necessitate a product recall. Although we maintain product liability insurance, the coverage limits of these policies may not be adequate to cover future claims. Particularly as sales of our products increase, we may be unable to maintain product liability insurance in the future at satisfactory rates or in adequate amounts. A product liability claim, regardless of its merit or eventual outcome, could result in significant legal defense costs. A product liability claim or any product recalls could also harm our reputation or result in a decline in revenues.

Our growth will place a significant strain on our management systems and resources and, if we fail to manage our growth, our ability to market, sell and develop our products may be harmed.

      In order to complete clinical trials, scale-up manufacturing, expand marketing and distribution capabilities and develop future products, we must expand our operations. We expect that future expansion will occur particularly in the areas of sales and marketing, manufacturing and research and development. This expansion will likely result in new and increased responsibilities for management personnel and place significant strain upon our management, operating and financial systems and resources. We sell our products primarily through direct sales, and we currently have a relatively small sales organization. Our products require a complex marketing and sales effort targeted at several levels within a prospective customer’s organization. We face significant challenges and risks in building and managing our sales team, including managing geographically dispersed sales efforts and adequately training our sales people in the use and benefits of our products. To accommodate our growth and compete effectively, we will be required to improve our information systems, create additional procedures and controls and expand, train, motivate and manage our work force. Our future success will depend in part on the ability of current and future management personnel to operate effectively, both independently and as a group. We cannot be certain that our personnel, systems, procedures and controls will be adequate to support our future operations.

If we lose our key personnel or are unable to attract and retain additional personnel, our ability to compete will be harmed.

      We are highly dependent on the principal members of our management and scientific staff. Our product development plans depend in part on our ability to attract and retain engineers with experience in mechanics, software and optics. Attracting and retaining qualified personnel will be critical to our success, and competition for qualified personnel is intense. We may not be able to attract and retain personnel on acceptable terms given the competition for such personnel among technology and healthcare companies, and universities. The loss of any of these persons or our inability to attract and retain qualified personnel could harm our business and our ability to compete.

International sales of our products account for a significant portion of our revenues, which exposes us to risks inherent in international operations. Our growth may be limited if we are unable to successfully manage our international activities.

      Our business currently depends in large part on our activities in Europe, and a component of our growth strategy is to expand our presence into additional foreign markets. Sales to markets outside of the United States accounted for approximately 18%, 34% and 36% of our sales for 2002, 2001, and 2000, respectively. We will be subject to a number of challenges that specifically relate to our international business activities. These challenges include:

•	failure of local laws to provide the same degree of protection against infringement of our intellectual property;

•	protectionist laws and business practices that favor local competitors, which could slow our growth in international markets;

•	the risks associated with foreign currency exchange rate fluctuation;

•	the expense of establishing facilities and operations in new foreign markets; and

•	building an organization capable of supporting geographically dispersed operations.

      Currently, a majority of our international sales are denominated in U.S. dollars. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make our products less competitive in international markets. If we are unable to meet and overcome these challenges, our international operations may not be successful, which would limit the growth of our business.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

      This joint proxy statement/prospectus and the documents incorporated by reference in this joint proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, and markets for the Intuitive Surgical common stock and Computer Motion common stock and other matters. Statements in this joint proxy statement/prospectus and the documents incorporated by reference that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income, in each case relating to Intuitive Surgical and Computer Motion, wherever they occur in this joint proxy statement/prospectus or the documents incorporated herein by reference, are necessarily estimates reflecting the best judgment of the respective management of Intuitive Surgical and Computer Motion and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in and incorporated by reference in this joint proxy statement/prospectus. In addition to the risk factors identified elsewhere, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to the following:

•	Intuitive Surgical’s ability to integrate the operations of Computer Motion with those of Intuitive Surgical, including the respective research and development operations, personnel, product lines and technology, and the rate at which the operations of the two companies are integrated;

•	Intuitive Surgical’s ability to achieve anticipated synergies and cost savings of the merger and the rate at which these anticipated synergies and costs savings are achieved;

•	expenditures involved completing the merger and integrating the operations of Computer Motion with those of Intuitive Surgical, which may require Intuitive Surgical to raise additional financing;

•	potential delay in the completion the merger as a result of governmental or regulatory review, which delay will create additional pressure on the limited financial resources of both companies;

•	potential undisclosed or undiscovered obligations, commitments or other liabilities of Computer Motion that may become obligations of Intuitive Surgical upon completion of the merger;

•	timing and success of product development and market acceptance of developed products;

•	regulatory approvals, clearances and restrictions;

•	guidelines and recommendations in the health care and patient communities;

•	intellectual property positions and litigation;

•	competition in the medical device industry and in the specific market of surgery in which Intuitive Surgical and Computer Motion operate; and

•	unanticipated manufacturing disruptions, delays in regulatory approvals of new manufacturing facilities or the inability to meet demand for products.

      Words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this joint proxy statement/prospectus and the documents incorporated by reference. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus, or in the case of documents incorporated by reference, as of the date of those documents. Neither Intuitive Surgical nor Computer Motion undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

THE MERGER

      The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, this description may not contain all of the information that is important to you. We encourage you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the merger.

General

      Each of the Intuitive Surgical board of directors and the Computer Motion board of directors has approved the merger agreement pursuant to which the businesses of Intuitive Surgical and Computer Motion will be combined in a stock-for-stock merger. At the effective time of the merger, Intuitive Merger Corporation (formerly Iron Acquisition Corporation), a newly-formed subsidiary of Intuitive Surgical, will merge with and into Computer Motion, with Computer Motion surviving the merger and continuing as a wholly owned subsidiary of Intuitive Surgical. Upon completion of the merger, Computer Motion common stockholders will be entitled to receive a fraction of a share of Intuitive Surgical common stock for each share of Computer Motion common stock owned as of the effective time of the merger. The fraction of a share of Intuitive Surgical common stock to be issued with respect to each share of Computer Motion common stock will be determined by a formula described below. Based on the capitalization of Intuitive Surgical and Computer Motion and the market price of Computer Motion common stock as of the date of this joint proxy statement/prospectus and assuming that the merger is completed on June 30, 2003, we estimate that the exchange ratio will be approximately 0.52. The exchange ratio will be adjusted proportionately in the event that the proposed reverse split of Intuitive Surgical’s common stock is approved by Intuitive Surgical’s stockholders and implemented by Intuitive Surgical’s board of directors. Stockholders of Intuitive Surgical will continue to own their existing shares.

      The final exchange ratio will be calculated based on the total number of fully diluted shares outstanding for Intuitive Surgical and Computer Motion (including out-of-the-money options and warrants for both companies) immediately prior to the effective time of the merger. The number of Computer Motion’s fully diluted shares will vary based on the number of shares of Computer Motion common stock into which Computer Motion’s Series D convertible preferred stock will be convertible and the number of shares of Computer Motion common stock which may be issued to pay accrued dividends on the Series D convertible preferred stock upon conversion. The Series D convertible preferred stock was issued in accordance with an Exchange Agreement, dated March 6, 2003, among Computer Motion and the holders of Computer Motion’s Series C convertible preferred stock and pursuant to which all outstanding shares of Series C convertible preferred stock were exchanged for a like number of newly issued shares of Series D convertible preferred stock. All shares of Computer Motion Series D convertible preferred stock will convert into shares of Computer Motion common stock immediately prior to the effective time of the merger. In the event that the average closing bid price of Computer Motion’s common stock for the 20 consecutive trading days ending 15 consecutive trading days prior to the Computer Motion special meeting is below $1.86 per share, the conversion ratio for Computer Motion’s Series D convertible preferred stock could increase. In addition, the Series D convertible preferred stock accrues dividends, which will be paid by issuance of additional shares of Computer Motion common stock upon conversion, except for one stockholder to which cash dividends must be paid. As a result, the exchange ratio in the merger may decrease.

      On April 30, 2003, Computer Motion issued 162,681 shares of common stock at a price per share of $2.80 in payment of accrued and unpaid dividends on the Series C convertible preferred stock through March 6, 2003, the date the Series C convertible preferred stock was exchanged for newly issued Series D convertible preferred stock, as well as accrued and unpaid dividends on the Series D convertible preferred stock through April 30, 2003. Assuming that the merger is completed on June 30, 2003, dividends in the approximate amount of $138,520, which will accrue from May 1, 2003 to the conversion of the Series D convertible preferred stock immediately prior to the effective time of the merger, will be paid by the issuance of additional shares of Computer Motion common stock. For this purpose, if the average closing bid price of Computer Motion common stock during the pricing period exceeds $1.86, then the dividends would be payable based on a price per share valued at 90% of its volume-weighted average price as reported by Bloomberg for the 20 trading days ending June 29, 2003. If the average closing bid price of the Computer Motion common stock for the 20 trading days ending June 9, 2003, is less than $1.86, then the dividends would be payable based on a price per share equal to such average closing price, but in no event less than $1.38 per share. In addition, assuming that the merger is completed on June 30, 2003, cash dividends in the approximate amount of $29,988, which will accrue from May 1, 2003 to the conversion of the Series D convertible preferred stock immediately prior to the effective time of the merger, will be paid in cash to St. Cloud Capital Partners LP.

      The total number of shares of Intuitive Surgical common stock to be issued or reserved for issuance to holders of equity securities of Computer Motion will not change, unless there is a change in the fully diluted capitalization of Intuitive Surgical. Any change in the conversion ratio of the Series D convertible preferred stock will merely change the proportional allocation between Computer Motion’s common and preferred stockholders. Assuming the merger closes on June 30, 2003, Computer Motion common stockholders will receive a minimum of 0.479 (or, in the event the reverse stock split is completed prior to the merger, 0.239) shares of Intuitive Surgical common stock for each share of Computer Motion common stock. After June 9, 2003, stockholders may visit Intuitive Surgical’s website, www.intuitivesurgical.com, or Computer Motion’s website, www.computermotion.com, for announcements regarding the exchange ratio. Computer Motion stockholders will receive cash in lieu of any fractional shares of Intuitive Surgical common stock. Please see “The Merger Agreement — The Merger Consideration and Conversion of Securities.”

      Based on the estimated exchange ratio of approximately 0.52 and the number of shares outstanding as of the record date, we estimate that, on a pre-reverse split basis, Intuitive Surgical will issue approximately 15.6 million shares of Intuitive Surgical common stock in the merger and reserve approximately 4.8 million shares of Intuitive Surgical common stock for future issuance in connection with Intuitive Surgical’s assumption of Computer Motion’s outstanding options and warrants (including out-of-the-money options and warrants).

      At the effective time of the merger, each outstanding option and warrant to purchase Computer Motion stock will cease to represent a right to acquire shares of Computer Motion stock and will be converted into an option or warrant to purchase a number of shares of Intuitive Surgical common stock equal to the number of shares of Computer Motion common stock subject to such option or warrant multiplied by the exchange ratio, at a per share exercise price equal to the existing per share exercise price of such option or warrant divided by the exchange ratio. In connection with the exchange of the Series C convertible preferred stock for newly issued shares of Series D convertible preferred stock, on March 6, 2003, Computer Motion agreed to reduce the exercise prices of certain outstanding warrants originally issued to the investors in Computer Motion’s Series C convertible preferred stock financing in order to induce such investors to agree to the preferred stock exchange. The exercise price of one series of warrants to acquire 1,759,345 shares of Computer Motion common stock was reduced from $1.78 to $1.50 per share, and on another series to acquire 1,759,345 shares, from $2.17 to $1.50 per share. The aggregate benefit to the holders of such warrants was approximately $1,671,377. The repricing of the warrants does not affect the merger exchange ratio. Please see “The Merger — Background of the Merger” and “The Merger — Interests of Directors and Executive Officers of Computer Motion — Preferred Stock Exchange.”

      In connection with the proposed merger, Intuitive Surgical and Computer Motion have obtained an immediate stay through August 31, 2003 of all proceedings in the pending litigation proceedings between the companies. As part of the stays, the courts have ceased all further activity in the cases during the period of stays and will not issue any opinions or orders on issues already submitted for decision. The stays may be terminated before, or extended beyond, August 31, 2003 under specified circumstances. In the event the merger is completed, Intuitive Surgical and Computer Motion will request dismissal with prejudice of the pending litigations.

Background of the Merger

      Discussions between Intuitive Surgical and Computer Motion regarding patents and related legal issues occurred sporadically from 2000 through 2003. Since May 2000 and March 2001, Intuitive Surgical and Computer Motion have been engaged in patent infringement disputes in U.S. federal district courts in California and Delaware, respectively, in addition to various patent administrative proceedings in the patent offices of the United States and Europe.

      The pending patent litigations between the companies have created uncertainty for each company’s products, development efforts and intellectual property, and also have been a significant drain on each company’s financial and managerial resources. Accordingly, the companies preliminarily discussed the topic of a potential merger on several occasions.

      In February 2001, Mr. Lonnie Smith, Intuitive Surgical’s President and Chief Executive Officer, and Dr. Fred Moll, one of the founders of Intuitive Surgical and a member of its board of directors, met with Mr. Duggan, Computer Motion’s Chairman and Chief Executive Officer, and Dr. Yulun Wang, Computer Motion’s founder and then Chief Technical Officer, in Santa Barbara, California to discuss how the ongoing legal disputes could be resolved. After presentations by the litigation attorneys from both sides regarding the merits of various legal positions, the parties discussed several possible business solutions. While the concept of a potential merger was raised, it was not pursued further at that time.

      In early 2002, Mr. Smith and Dr. Moll again met with Mr. Duggan and Dr. Wang in Northern California to discuss various issues related to the ongoing legal disputes between the companies. While the meeting focused on the potential advantages of combining the companies into a single entity, these discussions were not pursued further due to a lack of agreement as to financial and operational aspects of the potential combined company.

      During the next several months, Dr. Wang and Mr. Smith had various discussions regarding whether Intuitive Surgical would be willing to make an offer to merge the companies, which offer Dr. Wang could then take to the board of directors of Computer Motion. These discussions led to an exploration of how the ongoing legal disputes could be settled without a merger.

      In May 2002, the U.S. Patent and Trademark Office ruled in favor of Intuitive Surgical regarding one of Computer Motion’s AESOP patents and one of its ZEUS patents. In June 2002, Computer Motion brought a new litigation in California federal court challenging the Patent and Trademark Office rulings.

      In late May 2002, the Delaware federal court granted summary judgment that Computer Motion’s AESOP and ZEUS products literally infringed IBM Corporation’s and Intuitive Surgical’s U.S. patent rights on voice-controlled surgical robots and that Computer Motion’s HERMES product infringed to the extent that it interacts with the AESOP and ZEUS products. In August 2002, after a multi-day trial, a Delaware jury returned a verdict in favor of Intuitive Surgical, finding that Computer Motion had failed to prove that the patent was invalid and awarding Intuitive Surgical $4.4 million for damage caused by Computer Motion’s sales of infringing products. The parties then focused on Computer Motion’s “prosecution laches” defense, which the judge in the Delaware case was to decide.

      During the week of September 20, 2002 at the European Association of CardioThoracic Surgeons conference, executives from Intuitive Surgical and Computer Motion held various discussions regarding the ongoing legal patent disputes in the U.S. District courts, including a discussion of the significant costs of litigation and the associated drain on management resources.

      After further discussions during the week of September 29, 2002 concerning possible ways of settling the ongoing patent disputes, both companies agreed to a meeting the following week. On October 4, 2002, Susan Barnes, Intuitive Surgical’s Chief Financial Officer, Aleks Cukic, Intuitive Surgical’s Vice President of Business Development and Strategic Planning, and David Shaw, Intuitive Surgical’s Vice President of Legal Affairs, met in Santa Barbara with Darrin Uecker, Computer Motion’s Chief Technical Officer, Joseph DeVivo, Computer Motion’s President and Chief Operating Officer, and Ken Stein, Computer

Motion’s Director of Intellectual Property, to discuss a possible settlement of the pending patent litigations. During this meeting, the possibility of combining the two companies was again raised.

      During the ensuing weeks, further telephonic discussions took place between senior executives of the companies. During these discussions, the parties further evaluated the possibility of forming a new company by merging Intuitive Surgical and Computer Motion and determined that another meeting would be in order.

      On October 21, 2002, Ms. Barnes and Messrs. Cukic and Shaw of Intuitive Surgical again met with Messrs. Uecker and DeVivo of Computer Motion in Sunnyvale, California. During the meeting, the participants concluded that since discussions to settle the litigation through a cross-license were proving of limited value, a more productive discussion would focus on merging the two companies. The remainder of the meeting was spent discussing the possibility of a merger at a broad conceptual level. The representatives of Intuitive Surgical indicated that Intuitive Surgical would consider making a good-faith offer, and the representatives of Computer Motion indicated that, in the event such an offer was received, Computer Motion would review the offer and determine whether the offer was in the best interests of Computer Motion’s stockholders. At that time, Computer Motion was in the final stages of negotiating a new round of financing, so the parties agreed to move quickly.

      After the October 21, 2002 meeting, executives of Intuitive Surgical and Computer Motion had various telephonic discussions regarding the possible structure and timeline for a potential offer and the status of Computer Motion’s pending financing transaction. During this same time period, Mr. Smith had several telephonic conversations with various members of Intuitive Surgical’s board of directors to keep them apprised, both formally and informally, of Intuitive Surgical’s discussions with Computer Motion.

      On October 24, 2002, Intuitive Surgical sent to Computer Motion a preliminary, non-binding proposal to merge the two companies. The proposal contemplated a combination of the two companies to form a single surviving entity, 85% of the equity of which would be owned by the existing equity holders of Intuitive Surgical and 15% of the equity of which would be owned by the existing equity holders of Computer Motion. After reviewing the proposal, the board of directors of Computer Motion determined that (1) the valuation of Computer Motion contemplated by the proposal was inappropriately low, (2) Computer Motion would not accept the terms of the proposal and (3) Computer Motion would not make a counter proposal. Instead, the board of directors of Computer Motion determined to complete the pending financing to further fund Computer Motion’s operations. Despite the failure to reach an agreement at this time, the companies agreed that the effort had been productive and might help in any future attempts to merge the two companies.

      Following the failed merger discussions, settlement discussions again focused on paths to settle the ongoing patent disputes, especially in light of the anticipated rulings of the federal court in Delaware on Computer Motion’s defense of “prosecution laches.” The parties began to discuss potential elements of a settlement proposal, including identification of specific patents and related intellectual property that might be included in a potential cross-license agreement. During early December 2002, a conference call between representatives of the companies, including their respective internal patent counsel, was held to discuss the parameters of a potential settlement in greater detail. On December 10, 2002, the Delaware court ruled in Intuitive Surgical’s favor on Computer Motion’s prosecution laches defense. Upon learning of such ruling, the parties were unable to reach agreement as to the terms of a mutually acceptable settlement and the detailed settlement discussions terminated on December 11, 2002.

      During the week of January 27, 2003, executives of Intuitive Surgical and Computer Motion met at the Society of Thoracic Surgeons conference in San Diego, California and again discussed the topic of settling the ongoing patent disputes, including by means of a merger of the companies.

      After a series of further discussions in early February 2003 in which the status of the various litigations and the companies’ respective views with regard to the merits and risks of those litigations were addressed, the companies once again began to discuss the possibility of a merger. On February 7, 2003, executives of Intuitive Surgical and Computer Motion agreed that the concept of a combination of the two companies merited further consideration. Immediately following that discussion, the parties were informed that the federal court in California granted partial summary judgment in favor of Computer Motion on its allegations that Intuitive Surgical’s da Vinci surgical system literally infringes a claim of Computer Motion’s 809 patent.

      During the next several weeks, representatives of the companies had various conversations. These conversations were based on a mutual view that ongoing patent litigation threatened the potential growth of a promising portion of the surgical industry, and that finite financial and management resources were better utilized in advancing the products and technologies of the companies. The companies agreed that a settlement of the pending litigations was in the best interests of the companies, and that a merger transaction between the companies could be an effective method of reaching such a settlement.

      On February 13, 2003, Computer Motion secured a $2.3 million short-term bridge loan enabling it to obtain a bond related to the Delaware case.

      On February 18 and again on February 25, 2003, outside litigation counsel for both companies discussed the possibility of a merger, including the timing of a potential merger transaction vis-à-vis the trial in federal court in California.

      On February 25, 2003, Messrs. Smith and Duggan spoke by telephone and arranged for a team from Computer Motion to meet face-to-face with a team from Intuitive Surgical to attempt to negotiate a mutually acceptable merger transaction that would end the pending patent litigations.

      During the evening of February 25, 2003, Mr. Duggan met with Messrs. DeVivo and Uecker to prepare for the meeting with Intuitive Surgical and to discuss the parameters of an acceptable merger transaction.

      On February 26, 2003, Messrs. DeVivo and Uecker of Computer Motion met with Ms. Barnes and Messrs. Smith and Cukic of Intuitive Surgical in Sunnyvale, California. At the meeting, the parties discussed the economic terms of a proposed merger transaction. Following discussions among representatives of Computer Motion, including Messrs. DeVivo, Uecker and Duggan, and further discussions among representatives of Intuitive Surgical, the parties negotiated a term sheet that contemplated a merger of Intuitive Surgical and Computer Motion, subject to negotiation of a definitive agreement and approval by the board of directors of each company. The term sheet contemplated that Computer Motion’s equity holders would own 32% and Intuitive Surgical’s equity holders would own 68% of the combined company on a fully diluted basis. The term sheet also contemplated that the combined company would have a nine-member board of directors, including Mr. Duggan and another director to be designated by Computer Motion. The term sheet also contemplated that, upon execution of a definitive merger agreement, the parties would jointly request stays of all pending litigations and patent administrative actions between the parties. In addition, the term sheet contemplated that a $10.0 million termination fee would be payable by any party that failed to perform its obligations under the definitive merger agreement.

      During the week of February 24, 2003, Mr. Duggan updated the board of directors of Computer Motion on the status of discussions with Intuitive Surgical regarding the proposed merger transaction and the Board directed Mr. Duggan and management of Computer Motion to continue to move forward with discussions on behalf of Computer Motion.

      Both before and after the February 26, 2003 meeting, Mr. Smith had a series of conversations with various members of Intuitive Surgical’s board of directors to apprise them of events and to seek their views regarding the ongoing discussions with Computer Motion.

      On February 27, 2003, representatives of Intuitive Surgical and Computer Motion and their respective outside counsel met in Los Angeles, California. At this meeting, the parties discussed the terms of the proposed transaction, as well as the process and timing related to execution of a definitive merger agreement. In addition, the parties commenced detailed business and legal due diligence on one another.

Intuitive Surgical engaged Bear, Stearns & Co. Inc. on February 27, 2003 to render a fairness opinion in connection with the proposed transaction.

      On February 28, 2003, outside counsel to Intuitive Surgical presented to Computer Motion and its counsel drafts of an exclusivity agreement and a mutual confidentiality agreement. The exclusivity agreement, which was executed by the parties on March 3, 2003, provided that, until March 6, 2003, Computer Motion would not solicit any proposals to acquire Computer Motion and would not negotiate with any other party or enter into any agreement with any other party relating to an acquisition proposal. Intuitive Surgical also agreed to a reciprocal provision with respect to proposals to acquire Intuitive Surgical. The parties executed the mutual confidentiality agreement on March 3, 2003.

      During the period from February 28, 2003 to March 4, 2003, the parties and their respective outside counsel and Bear Stearns and H.C. Wainwright met in Newport Beach, California to prepare and negotiate drafts of a definitive merger agreement and to continue business and legal due diligence. On February 28, 2003, counsel to Intuitive Surgical presented to Computer Motion and its counsel a draft of the merger agreement, which provided for a reverse triangular merger of Computer Motion with a newly-formed subsidiary of Intuitive Surgical. The draft merger agreement also contemplated that the directors and executive officers of each party would execute stockholder support agreements pursuant to which they would agree to vote their shares of stock in favor of the transactions contemplated by the merger agreement. Thereafter, the parties engaged in extensive negotiations regarding the various terms of the merger agreement, including the following:

•	In calculating the exchange ratio in accordance with the 68%/32% split of fully diluted shares referenced in the term sheet, the parties discussed whether certain warrants to acquire Computer Motion stock, which warrants had an exercise price that was significantly higher than the current market price and which were due to expire within one year, should be included in the fully diluted calculation. The parties agreed to exclude these warrants from the calculation of the exchange ratio.

•	The parties discussed the $10 million reciprocal termination fee referenced in the term sheet. Based on discussion among counsel regarding the enforceability of a termination fee of that size in the context of the proposed transaction, the parties agreed that the reciprocal termination fee would be limited to $2.5 million.

•	Computer Motion objected to having a material adverse change condition in the merger agreement, principally because of uncertainty as to the effect that the announcement of the proposed transaction might have on Computer Motion’s revenues, as customers might delay purchasing decisions pending completion of the merger and clarification of the combined company’s business strategy going forward. Intuitive Surgical agreed to limit the material adverse change condition to the following three events: (1) any material impairment of Computer Motion’s intellectual property; (2) any material change in Computer Motion’s outstanding capitalization; and (3) the incurrence by Computer Motion of any material liabilities or obligations prior to the closing of the merger.

•	Due to Computer Motion’s financial position and concern that announcement of the proposed transaction could adversely impact its revenues prior to the closing, Computer Motion requested that Intuitive Surgical provide it with a working capital line of credit of up to $7.3 million to meet its liquidity needs prior to the closing. The parties negotiated a loan agreement and security agreement in parallel with negotiation of the merger agreement.

•	Due to Computer Motion’s concern that if it were to agree to a stay of all pending litigations, it would lose its ability to move rapidly to trial in California if the merger were not completed and the stay in the District Court in California ultimately were lifted, the parties agreed to a procedure to request a trial date within a specified period of time after the termination date of the stay, if the merger agreement were to terminate.

•	The parties and their respective counsel reviewed the terms of Computer Motion’s outstanding Series C Preferred Stock in light of the proposed transaction. The parties determined that it would be desirable to have the holders of the Series C Preferred Stock exchange their shares into a newly-

created class of Series D convertible preferred stock. The Series D convertible preferred stock would (1) provide that the holders would be entitled to convert their shares at a conversion ratio that generally would return a minimum of 135% of their original purchase price, based on the trading prices of Computer Motion’s common stock prior to completion of the merger and (2) provide that the holders would vote together with the holders of common stock in the vote by Computer Motion’s stockholders on the proposed merger. From March 3 to March 6, 2003, Computer Motion negotiated the terms of the exchange with the holders of its Series C Preferred Stock. In connection with this negotiation, the holders of Computer Motion’s Series C convertible preferred stock requested, and Computer Motion agreed, to reduce the exercise price on outstanding warrants held by the preferred stockholders to acquire Computer Motion common stock. The exercise price on one series of warrants to acquire 1,759,345 shares was reduced from $1.78 to $1.50 per share, and on another series to acquire 1,759,345 shares, from $2.17 to $1.50 per share. On March 6, Computer Motion executed exchange agreements with the holders of all outstanding shares of Series C Preferred Stock.

      On March 5, 2003, Intuitive Surgical’s board of directors held a special meeting in Sunnyvale, California at which senior management of Intuitive Surgical and Bear Stearns and outside legal counsel of Intuitive Surgical were present in person or by telephone. Senior management of Intuitive Surgical made presentations on the background and strategic rationale for the proposed transaction. Representatives of Latham & Watkins LLP, Intuitive Surgical’s outside legal counsel, reviewed with Intuitive Surgical’s board of directors the terms of the proposed agreements and the fiduciary duties of Intuitive Surgical’s board of directors. Representatives of Bear Stearns made a presentation on the financial aspects of the proposed transaction, and confirmed that Bear Stearns was prepared, upon request of the board and subject to finalization of the terms of the transaction, to render an opinion as to the fairness of the transaction from a financial point of view to Intuitive Surgical. After discussion among the members of the board and the financial and legal advisors, Intuitive Surgical’s board of directors authorized management to continue negotiations of the definitive agreements with Computer Motion.

      Also on the evening of March 5, 2003, Computer Motion’s board of directors held a special telephonic meeting to consider the proposed merger with Intuitive Surgical and related matters, including the approval of the terms of the Series D convertible preferred stock to be exchanged for the outstanding Series C convertible preferred stock as contemplated by the merger negotiation. The fact that Messrs. Duggan and DeVivo and an affiliate of Mr. Lautz were holders of Series C convertible preferred stock to be exchanged for the proposed Series D convertible preferred stock was known to the board of directors and, for the record and as a reminder, Mr. Duggan disclosed this fact to the board at this meeting. Additionally, at this meeting, Mr. Duggan reported to Computer Motion’s board of directors on the strategic and business rationale for, as well as the risks of, this transaction. Representatives of Stradling Yocca Carlson & Rauth reviewed with the directors their fiduciary duties. Representatives of H.C. Wainwright & Co., Inc. presented its financial analysis of the transaction and discussed the analysis with the board. H.C. Wainwright then delivered its oral opinion that the exchange ratio in the merger, which may range from approximately 0.48 to 0.52, was fair to Computer Motion’s stockholders from a financial point of view and indicated that it would render a written opinion to that effect. Representatives of Stradling Yocca Carlson & Rauth then reported to the board on the material terms and conditions of the merger agreement and the related transaction documents. Following these presentations, Computer Motion’s board of directors asked various questions and discussed the potential merger, the terms of the Series D convertible preferred stock, the repricing of the warrants held by the preferred stockholders and the effect of the exchange of the Series C convertible preferred stock and the repricing of the warrants on the holders of common stock of Computer Motion. Following substantial discussion, Computer Motion’s board of directors, by unanimous vote (with Messrs. Duggan, DeVivo and Lautz abstaining solely with respect to the approval of the terms of the Series D convertible preferred stock and the repricing of the warrants), determined that the merger was fair to, advisable and in the best interests of Computer Motion and its stockholders, and subject to the resolution of open issues primarily related to the working capital line of credit, approved the merger, the merger agreement and related matters, including the terms of the Series D convertible preferred stock and the repricing of the warrants.

      During the morning on March 6, 2003, Intuitive Surgical’s board of directors held a telephonic meeting attended by Intuitive Surgical’s senior management, outside legal counsel and Bear Stearns. Senior management of Intuitive Surgical and Intuitive Surgical’s legal counsel and Bear Stearns made presentations on the status of negotiations of the terms of the proposed merger agreement. After discussion among the members of the board, outside legal counsel and the Bear Stearns, Intuitive Surgical’s board of directors authorized management to continue negotiations of the definitive agreements with Computer Motion.

      During the evening of March 6, 2003, Intuitive Surgical’s board of directors held a telephonic meeting attended by Intuitive Surgical’s senior management, Bear Stearns and outside legal counsel. Senior management of Intuitive Surgical and Intuitive Surgical’s legal counsel and Bear Stearns made presentations on the outcome of final negotiations of the terms of the proposed merger agreement. A representative of Bear Stearns delivered Bear Stearns’ oral opinion, subsequently confirmed in writing, that the exchange ratio is fair, from a financial point of view, to Intuitive Surgical. Following further discussion, the Intuitive Surgical board of directors, by the unanimous vote of those directors, (1) determined that the terms of the merger agreement and the transactions contemplated by the merger agreement were advisable, fair to and in the best interests of Intuitive Surgical and its stockholders, (2) adopted resolutions approving the merger agreement and the transactions contemplated by the merger agreement and recommending that Intuitive Surgical’s stockholders approve the issuance of shares pursuant to the merger agreement and (3) approved the transactions contemplated by the merger agreement.

      Also during the evening of March 6, 2003, Computer Motion’s board of directors held a special meeting. At the meeting, representatives of Stradling Yocca Carlson & Rauth summarized for Computer Motion’s board of directors the modifications to the form of merger agreement that was approved at the March 5, 2003 meeting as well as modifications to the loan agreement regarding the working capital line of credit. At the same meeting, the Computer Motion board of directors unanimously approved the merger, the merger agreement and related transaction documents, and unanimously recommended that Computer Motion’s stockholders approve and adopt the merger agreement.

      On March 7, 2003, prior to the opening of the Nasdaq National Market, Intuitive Surgical, Intuitive Merger Corporation and Computer Motion executed the merger agreement and the loan agreement, and the stockholder support agreements were executed by the applicable parties. Also on March 7, 2003, Intuitive Surgical and Computer Motion issued a joint press release announcing the execution of the merger agreement.

Reasons for the Merger — Intuitive Surgical

      Intuitive Surgical’s board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, and recommends that the Intuitive Surgical stockholders vote “FOR” the proposal to issue Intuitive Surgical common stock pursuant to the merger agreement.

      In reaching its decision to approve the merger agreement, Intuitive Surgical’s board of directors considered a variety of factors, a number of which are summarized below:

•	Complementary Nature of Technologies. Intuitive Surgical’s board of directors believes there is a strategic fit between the technologies of Intuitive Surgical and Computer Motion, including the core competencies, intellectual property rights and focus areas of the companies. Intuitive Surgical’s board of directors believes that the merger will permit all major products and technologies currently provided by both companies to survive to the benefit of the surgical community for the foreseeable future. Intuitive Surgical’s board of directors further believes that the merger will permit the companies to focus the talent and energy of the combined organization on developing and growing the application of robotics to minimally invasive surgery bringing significant benefits to patients, surgeons and medical centers throughout the world. Intuitive Surgical’s board of directors believes that the combined company has the opportunity to enhance its future prospects through the development of products utilizing the technologies and expertise of Intuitive Surgical and Computer Motion.

•	Dismissal of Patent Litigations. Intuitive Surgical’s board of directors weighed the benefits of the dismissal of the pending patent litigations with Computer Motion upon completion of the merger. Intuitive Surgical’s board of directors considered the diversion of management’s attention and significant expense associated with ongoing patent litigation. Intuitive Surgical’s board of directors also weighed the possibility that the litigation could result in Intuitive Surgical being found to infringe the intellectual property rights of Computer Motion, which could be ruled to be valid and enforceable and could result in Intuitive Surgical being required either to obtain a license from, and pay damages and/or royalties to, Computer Motion or, in the event the parties were unable to agree on the terms of a license, to redesign or withdraw from the market one or more of Intuitive Surgical’s products or product configurations.

•	Synergies. Intuitive Surgical’s board of directors evaluated the potential synergies of a combination of Intuitive Surgical with Computer Motion, including the complementary nature of the businesses of Intuitive Surgical and Computer Motion and the opportunity for significant cost savings. Intuitive Surgical’s board of directors noted that, although no assurances can be given that any particular level of synergies will be achieved, Intuitive Surgical’s management anticipates annual pre-tax cost savings of up to approximately $18 million commencing in late 2003 as a result of the merger, of which approximately $10 million will result from a substantial reduction in headcount. Intuitive Surgical’s ability to achieve these goals is subject to economic conditions and unanticipated changes in business conditions, and therefore there can be no assurance that these results will be achieved. Please see “Cautionary Statement Regarding Forward-Looking Statements.”

•	Terms of Merger Agreement. Intuitive Surgical’s board of directors reviewed the terms of the merger agreement, including the following:

(1)	the merger agreement provides certainty as to the maximum number of shares of Intuitive Surgical common stock to be issued to Computer Motion equity holders and the percentage of the total shares of Intuitive Surgical common stock that Computer Motion equity holders will own after the merger on a fully diluted basis. Intuitive Surgical’s board of directors also considered the premium that the merger consideration implied;

(2)	the provisions of the merger agreement that limit the ability of Computer Motion to solicit other acquisition offers. Intuitive Surgical’s board of directors also considered the provisions that require the payment of up to a $2.5 million termination fee by Intuitive Surgical or Computer Motion if the merger agreement is terminated due to specified reasons. Intuitive Surgical’s board of directors believes that these provisions were reasonable under the circumstances; and

(3)	the conditions to completion of the merger, in particular the likelihood of obtaining the necessary stockholder approvals, the absence of any material regulatory conditions and the likelihood that the merger would be completed.

•	Fairness Opinion of Bear, Stearns & Co. Inc. Intuitive Surgical’s board of directors reviewed the presentation of Bear Stearns and the opinion of Bear Stearns as of March 6, 2003, as to the fairness, from a financial point of view, to Intuitive Surgical of the exchange ratio in the merger. Please see “Opinion of Bear Stearns to Intuitive Surgical.”

•	Purchase Accounting Treatment. Intuitive Surgical’s board of directors considered the expected purchase accounting treatment of the merger as an acquisition of Computer Motion by Intuitive Surgical.

      In addition, Intuitive Surgical’s board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, a number of which are summarized below:

•	the risk that the potential benefits sought in the merger might not be fully realized;

•	the risk that the costs of completing the merger and integrating the operations of the two companies could deplete Intuitive Surgical’s cash resources prior to the combined company becoming profitable;

•	the possibility that the merger might not be completed, or that completion might be unduly delayed;

•	the effect of public announcement of the merger on Intuitive Surgical’s stock price;

•	the potential impact of the merger on the strategic partners, employees and customers of the companies, as well as any rights that might accrue under contractual arrangements if the merger were deemed to constitute a “change in control”;

•	the fact that the Intuitive Surgical common stock to be issued in the merger will represent an estimated 28% of the then outstanding common stock of the combined company, and thus existing Intuitive Surgical stockholders would experience significant dilution in their percentage ownership of Intuitive Surgical as a result of the merger;

•	the risk that management’s efforts to integrate the two companies will disrupt Intuitive Surgical’s operations;

•	the risk that Computer Motion may be unable to repay up to $7.3 million to be loaned by Intuitive Surgical to Computer Motion under the Loan and Security Agreement;

•	the substantial costs incurred in connection with the merger, including costs of integrating the businesses of the two companies, severance costs associated with reduction in personnel, and transaction expenses arising from the merger;

•	the risk that despite the efforts of the combined company, key management and employees might not remain employed by the combined company; and

•	various other risks associated with the merger and the businesses of Intuitive Surgical, Computer Motion and the combined company described in the section entitled “Risk Factors” and in the documents incorporated by reference in this joint proxy statement/prospectus.

      Intuitive Surgical’s board of directors concluded, however, that overall, the potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

      The above discussion of the factors considered by Intuitive Surgical’s board of directors is not intended to be exhaustive, but is believed to set forth the principal factors considered by Intuitive Surgical’s board of directors. Intuitive Surgical’s board of directors collectively reached the unanimous conclusion to approve the merger agreement in light of the various factors described above and other factors that each member of Intuitive Surgical’s board of directors felt were appropriate. In view of the wide variety of factors considered by Intuitive Surgical’s board of directors in connection with its evaluation of the merger and the complexity of these matters, Intuitive Surgical’s board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, Intuitive Surgical’s board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

      INTUITIVE SURGICAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT INTUITIVE SURGICAL STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ISSUE INTUITIVE SURGICAL COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

Reasons for the Merger — Computer Motion

      In reaching its decision to approve the merger, Computer Motion’s board of directors identified and considered a number of potential benefits for Computer Motion and its stockholders that supported the board’s decision to approve the merger. These potential benefits include the following:

•	the fact that the combination of the product lines, sales channels and financial resources of Intuitive Surgical and Computer Motion should result in a combined company that is even more capable of applying surgical robotics to traditional surgery, with the ability to offer surgeons and hospitals the best possible products and support to serve their patients’ needs in minimally invasive surgery;

•	the elimination of costly, long-term patent disputes between Computer Motion and Intuitive Surgical, the elimination of the potential withdrawal from the market of one or more of Computer Motion’s products or product configurations, and the ability of the combined company to initiate technology sharing and focus its efforts on developing and growing the application of robotics to minimally invasive surgery;

•	a stronger balance sheet and cash position resulting from a combination of the two companies;

•	the fact that the merger would combine two experienced and respected management teams, resulting in a combined management team that is stronger than the management teams of each of the individual companies;

•	the synergies and cost-saving opportunities that should result from the combination of the two organizations, as redundant operations are eliminated or streamlined;

•	the larger public float of Intuitive Surgical common stock and the corresponding likelihood of increased trading liquidity for Computer Motion stockholders as a result of the merger; and

•	the expectation that the merger will be tax-free to Computer Motion’s stockholders who receive Intuitive Surgical common stock in exchange for their Computer Motion common stock in the merger (except to the extent they receive cash in lieu of fractional shares).

      In addition to the potential benefits accruing to Computer Motion and its stockholders from the merger, Computer Motion’s board of directors also considered a number of other factors in approving the merger, including the following:

•	Computer Motion management’s view of the business and prospects of Computer Motion and Intuitive Surgical as stand-alone companies and as a combined company;

•	historical and recent financial data concerning Computer Motion’s and Intuitive Surgical’s respective businesses and financial performances;

•	historical market prices, trading volume and projected earnings of Computer Motion common stock and Intuitive Surgical common stock;

•	the financial analyses and presentation of H.C. Wainwright & Co., Inc. delivered to Computer Motion’s board of directors on March 5, 2003, as well as the opinion of H.C. Wainwright, dated March 5, 2003, that, as of such date, the exchange ratio of shares of Intuitive Surgical common stock to be received in the merger by Computer Motion stockholders for each share of Computer Motion common stock was fair, from a financial point of view, to the Computer Motion stockholders. A copy of H.C. Wainwright’s opinion is attached as Annex E to this joint proxy statement/prospectus;

•	the contractual terms of the merger agreement and related transaction documents, including the number of shares of Intuitive Surgical common stock being offered to Computer Motion stockholders, representations and warranties of the parties, conditions to closing and termination fee provisions; and

•	the interests that certain Computer Motion officers and directors may have in the merger, in addition to their interest as Computer Motion stockholders, including the fact that certain directors and officers held shares of Series C convertible preferred stock, which were exchanged for a like number of shares of newly issued shares of Series D convertible preferred stock in contemplation of the merger, and such officers and directors hold warrants to purchase shares of Computer Motion common stock and the exercise prices of such warrants were reduced in connection with the preferred stock exchange. Please see “The Merger — Interests of Directors and Executive Officers of Computer Motion in the Merger” and “The Merger — Background of the Merger.”

      In reaching its decision to approve the merger, Computer Motion’s board of directors also identified and considered a number of potentially negative factors that could result from the merger, including the following:

•	the risk that integration of the businesses, products and personnel of the two companies will not be successfully implemented and may require a significant amount of management time and resources;

•	the risk that the potential synergies and cost-saving opportunities identified by Computer Motion and Intuitive Surgical will not be fully realized;

•	the risk that the merger may not be well received by customers, business partners and employees of the two companies;

•	the negative impact on the projected revenue of the combined company resulting from areas of business overlap;

•	the risk that Computer Motion may be required to repay up to $7.3 million borrowed under the Loan and Security Agreement;

•	the risk that, in the event that the average price per share of Computer Motion common stock during a period of 20 consecutive trading days ending 15 consecutive trading days prior to the Computer Motion special meeting is below $1.86, the conversion ratio for Computer Motion’s Series D convertible preferred stock could increase and, as a result, the exchange ratio in the merger could decrease;

•	the significant cost that will be incurred in seeking to complete the merger; and

•	the risk that the merger may not be completed.

      Computer Motion’s board of directors evaluated all of the factors described above in light of their knowledge of Computer Motion’s business, financial condition and prospects, Intuitive Surgical’s business, financial condition and prospects, and the broad surgical markets in which surgical robotics must compete. In view of the variety of factors considered by Computer Motion’s board of directors in its evaluation of the merger, Computer Motion’s board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its decision. In addition, individual members of Computer Motion’s board of directors may have given different weight to different factors. The list of factors described in this section as having been considered by Computer Motion’s board of directors is not intended to be exhaustive but is believed to include all of the material factors considered by Computer Motion’s board of directors.

      After considering all of the information and factors described in this section, Computer Motion’s board of directors unanimously approved the merger, the merger agreement and the other transactions contemplated by the merger agreement. Computer Motion’s board of directors believes that the merger is consistent with, and in furtherance of, Computer Motion’s long term business strategy and that the merger is fair to, advisable and in the best interests of Computer Motion and its stockholders. Computer Motion’s board of directors has unanimously recommended that the Computer Motion stockholders vote “FOR” the proposal to approve and adopt the merger agreement.

Opinion of Bear Stearns to Intuitive Surgical

      Bear, Stearns & Co. Inc., or Bear Stearns, has rendered an opinion to Intuitive Surgical’s board of directors as to the fairness, from a financial point of view, to Intuitive Surgical of the exchange ratio in the merger. The full text of the written opinion, dated as of March 6, 2003, is attached to this joint proxy statement/prospectus as Annex D. We encourage you to read the opinion carefully and in its entirety to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Bear Stearns in providing their opinion. The opinion of Bear Stearns is directed to Intuitive Surgical’s board of directors and does not constitute a recommendation to any stockholder as to how that stockholder should vote on, or take any other action with respect to, the merger.

Opinion of Bear Stearns

      At a meeting of Intuitive Surgical’s board of directors held on March 6, 2003, at which Intuitive Surgical’s board of directors considered the merger and approved the merger agreement and the merger, Bear Stearns rendered its oral opinion (which was subsequently confirmed in a written opinion, dated as of March 6, 2003) that, as of such date and based upon and subject to the matters reviewed with Intuitive Surgical’s board of directors, the exchange ratio in the merger was fair to Intuitive Surgical from a financial point of view.

      The description of the Bear Stearns opinion set forth herein is qualified in its entirety by reference to the full text of the Bear Stearns opinion set forth in Annex D. The Bear Stearns opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to Bear Stearns, including information with respect to the number and related terms of options, warrants, shares of preferred stock and shares of common stock currently outstanding for both Intuitive Surgical and Computer Motion, as of the date of the Bear Stearns opinion. Bear Stearns assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the Bear Stearns opinion. The Bear Stearns opinion did not address Intuitive Surgical’s underlying decision to pursue the merger, the relative merits of the merger as compared to any alternative business strategies that might have existed for Intuitive Surgical or the effects of any other transaction in which Intuitive Surgical might have engaged.

      In the course of performing their review and analyses for rendering their opinion, Bear Stearns:

•	reviewed a draft of the merger agreement in substantially final form;

•	reviewed Computer Motion’s Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 1999 through 2001, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2002, June 30, 2002 and September 30, 2002, its preliminary results for the quarter and year ended December 31, 2002 and its Reports on Form 8-K for the three years ended March 6, 2003;

•	reviewed certain operating and financial information relating to Computer Motion’s business and prospects, including projections for the three years ending December 31, 2005, all as prepared and provided to Bear Stearns by Computer Motion’s management;

•	met with members of Computer Motion’s senior management to discuss Computer Motion’s business, operations, historical financial results, financial projections and future prospects;

•	reviewed Intuitive Surgical’s Registration Statement on Form S-1 and the related prospectus in connection with Intuitive Surgical’s initial public offering, Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2000 and 2001, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2002, June 30, 2002 and September 30, 2002, a draft dated February 28, 2003 of Intuitive Surgical’s Annual Report on Form 10-K for the year ended December 31, 2002, which Intuitive Surgical’s management has advised Bear Stearns is complete and accurate in all material respects, and its Reports on Form 8-K for the three years ended March 6, 2003;

•	reviewed certain operating and financial information relating to Intuitive Surgical’s business and prospects, including projections for the four years ended December 31, 2006 and guidance for the year ending December 31, 2007, all as prepared and provided to Bear Stearns by Intuitive Surgical’s management;

•	reviewed projections prepared by Intuitive Surgical’s management as to the anticipated operating results of Computer Motion for the five years ending December 31, 2007;

•	reviewed estimates of cost savings and other combination benefits expected to result from the merger, prepared and provided to Bear Stearns by Intuitive Surgical’s management;

•	met with members of Intuitive Surgical’s senior management to discuss Intuitive Surgical’s business, operations, historical financial results, future prospects, the Intuitive Surgical projections, the Computer Motion projections, the Computer Motion projections prepared by Intuitive Surgical and the estimated pre-tax cost savings of approximately $18 million annually to be phased in beginning in the third quarter of 2003;

•	reviewed the historical prices, trading multiples and trading volumes of the Intuitive Surgical common stock and Computer Motion common stock;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to Intuitive Surgical and Computer Motion;

•	reviewed the terms of recent mergers and acquisitions of companies which Bear Stearns deemed generally comparable to Computer Motion and the merger;

•	performed discounted cash flow analyses based on the Computer Motion projections, the Intuitive Surgical projections and the pro forma combined projections of Computer Motion and Intuitive Surgical, each prepared by Intuitive Surgical, for the period from January 1, 2003 through December 31, 2007 including the estimated cost savings;

•	reviewed the pro forma financial results, financial condition and capitalization of Intuitive Surgical giving effect to the merger; and

•	conducted the other studies, analyses, inquiries and investigations further described in this section.

      Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including, without limitation, the Intuitive Surgical projections, the Computer Motion projections, the Computer Motion projections prepared by Intuitive Surgical management and the estimated cost savings provided to Bear Stearns by Intuitive Surgical and Computer Motion. With respect to the Intuitive Surgical projections, the Computer Motion projections, the Computer Motion projections prepared by Intuitive Surgical management and the estimated cost savings, Bear Stearns relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of Intuitive Surgical and Computer Motion as to the expected future performance of Intuitive Surgical and Computer Motion, respectively; provided, however, that with respect to the Computer Motion projections prepared by Intuitive Surgical management, the senior management of Intuitive Surgical advised Bear Stearns that such Computer Motion projections prepared by Intuitive Surgical management are based on the best currently available estimates and judgments of the senior management of Intuitive Surgical after discussions with the senior management of Computer Motion. Bear Stearns did not assume any responsibility for the independent verification of any such information or of the Intuitive Surgical projections, the Computer Motion projections, the Computer Motion projections prepared by Intuitive Surgical and the estimated cost savings provided to Bear Stearns, and Bear Stearns further relied upon the assurances of the senior managements of Intuitive Surgical and Computer Motion that they were unaware of any facts that would make the information contained in the Intuitive Surgical projections, the Computer Motion projections, the Computer Motion projections prepared by Intuitive Surgical management and the estimated cost savings provided to them incomplete or misleading.

      In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Intuitive Surgical or Computer Motion, nor was Bear Stearns furnished with any such appraisals. Bear Stearns assumed that the merger would be completed in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Intuitive Surgical or Computer Motion.

      Bear Stearns did not express any opinion as to the price or range of prices at which the Intuitive Surgical common stock and Computer Motion common stock may trade subsequent to the announcement of the merger or as to the price or range of prices at which the Intuitive Surgical common stock may trade subsequent to completion of the merger.

      Bear Stearns has been previously engaged by Intuitive Surgical to provide certain investment banking and financial advisory services for which it received customary fees. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Intuitive Surgical and Computer Motion for their own account and for the account of their customers and, accordingly, may at any time hold a long or short position in such securities or bank debt. According to publicly available filings made with the SEC, as of December 31, 2002, Bear Stearns Asset Management, Inc., an affiliate of Bear, Stearns & Co. Inc., owned an aggregate of 3,241,000 shares of Intuitive Surgical common stock.

Summary of Financial Analyses

      The following is a summary of the material financial analyses performed by Bear Stearns in connection with the rendering of their fairness opinion to Intuitive Surgical’s board of directors.

      Some of the financial analyses summarized below include information presented in tabular format. In order to understand fully Bear Stearns’ financial analyses, the tables must be read together with the text of the summary. The tables alone are not a complete description of the financial analyses. Considering the tables alone could create a misleading or incomplete view of Bear Stearns’ financial analyses.

      Contribution Analysis. Bear Stearns performed a contribution analysis to assist Intuitive Surgical’s board of directors in valuing Computer Motion based on the relative contribution of each company to the combined pro forma entity. In performing the analyses, Bear Stearns used the financial projections for Intuitive Surgical and Computer Motion, both prepared by Intuitive Surgical management, and public information. Bear Stearns calculated the relative contribution by both Intuitive Surgical and Computer Motion to the combined entity with respect to the enterprise value and equity value at market (based on the closing share price of Intuitive Surgical’s common stock and Computer Motion’s common stock as of March 6, 2003) and at the implied exchange ratio in the merger as of announcement date, and projected financial data including revenues, gross profit, EBITDA, EBIT and net income without estimated cost savings and assuming realization of 100% and 50% of estimated cost savings expected to result in the merger. Pretax cost savings are estimated to be approximately $18 million annually to be phased in beginning in the third quarter of 2003.

      The following table illustrates the relative contribution to equity value, enterprise value and estimated revenues, gross profit, EBITDA, EBIT and net income of both Intuitive Surgical and Computer Motion without estimated cost savings to the combined company:

Relative Contribution Without Estimated Cost Savings

	Percentage of Contribution

	Intuitive Surgical	Computer Motion

Equity value at market	77.7%	22.3%
Enterprise value at market	72.4	27.6
Equity value at deal	70.3	29.7
Enterprise value at deal	64.2	35.8
2003 Estimated revenues	72.5	27.5
2004 Estimated revenues	70.2	29.8
2005 Estimated revenues	68.1	31.9
2003 Estimated gross profit	69.4	30.6
2004 Estimated gross profit	66.8	33.2
2005 Estimated gross profit	65.3	34.7
2004 Estimated EBITDA	80.4	19.6
2005 Estimated EBITDA	66.4	33.6
2005 Estimated EBIT	60.9	39.1
2005 Estimated Net income	62.8	37.2

      “Equity value at market” is defined as equity value based on the fully diluted shares outstanding and the closing share prices of Intuitive Surgical’s common stock and Computer Motion’s common stock as of March 6, 2003. “Enterprise value at market” is calculated as the sum of the equity value at market and the value of net debt, any minority interest and preferred stock, where “net debt” is defined as total debt less cash and cash equivalents. “Equity value at deal” is defined as equity value based on the fully diluted shares outstanding and the closing share prices of Intuitive Surgical’s common stock and Computer Motion’s common stock as of March 6, 2003 based on the implied exchange ratio in the merger as of the announcement date of the merger. “Enterprise value at deal” is calculated as the sum of the value of equity value at deal and the value of net debt, any minority interest and preferred stock. “EBITDA” is a company’s earnings before interest, taxes, depreciation and amortization. “EBIT” is a company’s earnings before interest and taxes.

      The following table illustrates the relative contribution to estimated EBITDA, EBIT and net income of both Intuitive Surgical and Computer Motion with estimated pretax cost savings of approximately

$18 million annually to be phased in beginning in the third quarter of 2003, assuming realization of 100% and 50% of estimated cost savings expected to result in the merger to the combined company:

Relative Contribution With Estimated Cost Savings

($ in millions)

	100% Estimated Cost Savings Achieved				50% Estimated Cost Savings Achieved

				2005				2005
	2004	2005	2005	Estimated	2004	2005	2005	Estimated
	Estimated	Estimated	Estimated	Net	Estimated	Estimated	Estimated	Net
	EBITDA	EBITDA	EBIT	Income	EBITDA	EBITDA	EBIT	Income

Percent Contribution of Intuitive Surgical	29.7%	37.2%	27.1%	28.7%	43.4%	47.7%	37.5%	39.4%
Percent Contribution of Computer Motion	7.3	18.8	17.4	17.0	10.6	24.1	24.0	23.3
Percent Contribution of Estimated Cost Savings	63.0	43.9	55.6	54.3	46.0	28.1	38.5	37.3

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

      Valuation of Estimated Cost Savings. Bear Stearns performed a discounted cash flow analysis of the estimated cost savings expected to result from the merger (net of any one-time costs to achieve such cost savings). Pretax cost savings are estimated to be approximately $18 million annually to be phased in beginning in the third quarter of 2003. In valuing the estimated cost savings, Bear Stearns used illustrative discount rates ranging from 14 to 16%, illustrative perpetual growth rates of 2 to 4% and assumed realization of 100% and 50% of estimated cost savings expected to result in the merger.

      The following table illustrates the implied value of the estimated cost savings expected to result from the merger based on the analyses:

Valuation of Estimated Cost Savings

($ in millions)

		Discount Rates
	Growth
	Rate	14.0%	15.0%	16.0%

100% of Estimated Cost Savings Achieved	2.0%	$81.1	$73.9	$67.8
	3.0	87.3	79.1	72.1
	4.0	94.8	85.1	77.1
50% of Estimated Cost Savings Achieved	2.0%	$37.4	$33.8	$30.7
	3.0	40.5	36.4	32.9
	4.0	44.2	39.4	35.4

      Discounted Cash Flow Analysis. Based on cash flow projections for Intuitive Surgical and Computer Motion as prepared by Intuitive Surgical and the pretax cost savings of approximately $18 million annually to be phased in beginning in the third quarter of 2003 estimated by the management of Intuitive Surgical management to result from the merger, Bear Stearns performed a discounted cash flow analysis to assist the Intuitive Surgical board of directors in valuing Intuitive Surgical, Computer Motion and the pro forma combined company. The discounted cash flow relates the value of an asset or business to the present value of expected future cash flows to be generated by that asset or business. Discounted cash flow has two components: (1) the present value of the projected un-levered after-tax free cash flows for a determined period and (2) the present value of the terminal value of the asset or business at the end of the period. Un-levered means free of interest-bearing assets and liabilities. In the discounted cash flow analysis, the projected after-tax free cash flows exclude the impact of interest income and interest expense. The terminal EBITDA multiple methodology is utilized to calculate a terminal value by applying a multiple to the EBITDA of the asset or business in the last year of the relevant projections. The terminal value calculated is an estimate for the value of the annual free cash flow of the asset or business beyond the terminal year projected into perpetuity.

      Bear Stearns performed discounted cash flow analysis assuming:

•	for Intuitive Surgical, a range of illustrative discount rates of 13.0% to 15.0% and a range of terminal EBITDA multiples (based on estimated 2007 EBITDA) of 8.0x to 10.0x;

•	for Computer Motion, a range of illustrative discount rates of 15.0% to 17.0% and a range of terminal EBITDA multiples (based on estimated 2007 EBITDA) of 8.0x to 10.0x; and

•	for estimated cost savings, a range of illustrative discount rates of 14.0% to 16.0% and illustrative perpetual growth rates of 2.0% to 4.0%.

      Discounted cash flow valuations were calculated for Intuitive Surgical on a stand-alone basis, Computer Motion on a stand-alone basis both including and excluding estimated cost savings and the pro forma combined company including estimated cost savings.

      Using this analysis, Bear Stearns derived a range of implied equity values per share for Intuitive Surgical, Computer Motion and the pro forma combined company as follows:

	Range

	Low	High

Intuitive Surgical
Stand-alone	$6.28	$8.03
Computer Motion
Excluding estimated cost savings	$2.28	$3.08
With 100% of estimated cost savings achieved	4.26	5.72
With estimated cost savings achieved ranging from 50% to 100%(1)	3.73	4.94
Combined Company
With 100% of estimated cost savings achieved	$6.90	$9.03

(1)	Assumes 15% discount rate and 9.0x terminal EBITDA multiple.

      Comparable Public Companies Analysis. Bear Stearns performed a comparable public companies analysis to assist Intuitive Surgical’s board of directors in valuing Computer Motion based on various financial multiples of selected comparable public companies in the medical technology industry. In performing this analysis, Bear Stearns reviewed certain financial information relating to Computer Motion and compared such information to the corresponding financial information of other publicly-traded medical technology companies which Bear Stearns deemed to be generally comparable to Computer Motion.

      Bear Stearns compared the projected financial performance and the resulting multiples as of March 6, 2003 of Intuitive Surgical and Computer Motion, and the resulting multiples of Computer Motion at the implied exchange ratio as of the merger announcement date to ten publicly-traded medical technology companies which it deemed generally comparable to Computer Motion. Such comparable companies consisted of:

• Align Technology, Inc. • American Medical Systems Holdings, Inc. • ArthoCare Corporation • CTI Molecular Imaging, Inc. • Given Imaging Ltd.	• Kyphon Inc. • Laserscope • Rita Medical Systems, Inc. • TheraSense, Inc. • Wilson Greatbatch Technologies, Inc.

      Using publicly available information and market data as of March 6, 2003, and in the case of Intuitive Surgical and Computer Motion, information based on Intuitive Surgical management estimates for revenues and gross profit for both Intuitive Surgical and Computer Motion, Bear Stearns calculated the following harmonic mean multiples for the above public comparable companies:

	2002 Actual		2003 Estimated		2004 Estimated

Comparable company harmonic mean as a multiple of:
Revenues	2.81	x	2.21	x	1.78	x
Gross profit	5.0		3.6		2.7
Intuitive Surgical at market as a multiple of:
Revenues	1.75	x	1.36	x	1.09	x
Gross profit	3.4		2.5		1.9
Computer Motion at market as a multiple of:
Revenues	1.99	x	1.37	x	0.98	x
Gross profit	3.4		2.1		1.4
Computer Motion at deal as a multiple of:
Revenues	2.92	x	2.01	x	1.44	x
Gross profit	5.0		3.1		2.1

      “Harmonic mean” is calculated by using the reciprocals of the multiples and gives equal weight to equal dollar investments in the securities whose ratios are being averaged. Bear Stearns utilizes the harmonic mean in averaging ratios in which price is the numerator. “Enterprise value” is calculated as the sum of the value of the common equity on a fully diluted basis and the value of net debt, any minority interest and preferred stock. “Intuitive Surgical at market” is defined as Intuitive Surgical’s enterprise value based on the closing share price of the Intuitive Surgical common stock as of March 6, 2003. “Computer Motion at market” is defined as Computer Motion’s enterprise value based on the closing share price of the Computer Motion common stock as of March 6, 2003. “Computer Motion at deal” is defined as Computer Motion’s enterprise value based on the implied exchange ratio as of the announcement date of the merger.

      Selected Precedent Medical Technology Transactions Analysis. Bear Stearns performed selected precedent transactions analyses to assist Intuitive Surgical’s board of directors in valuing Computer Motion based on transaction values expressed as multiples of various financial measures in selected medical technology transactions. Using publicly available information, Bear Stearns reviewed and analyzed certain financial and operating data relating to the following selected transactions in the medical technology industry:

Target	Acquiror	Date Announced	Date Effective

Disetronic Holding AG	Roche Holding AG	February 10, 2003	Pending
Spine Solutions, Inc.	Synthes-Stratec Inc.	February 6, 2003	Pending
Spinal Dynamics Corp.	Medtronic, Inc.	June 28, 2002	October 11, 2002
Surgical Dynamics Inc.	Stryker Corporation	June 4, 2002	July 1, 2002
BEI Medical Systems Co., Inc.	Boston Scientific Corporation	May 14, 2002	July 8, 2002
Fusion Medical Technologies	Baxter International Inc.	February 27, 2002	May 5, 2002
Oratec Interventions Inc.	Smith & Nephew plc	February 14, 2002	March 22, 2002
VidaMed Inc.	Medtronic, Inc.	December 6, 2001	April 15, 2002
MiniMed Inc.	Medtronic, Inc.	May 30, 2001	June 19, 2001
Somnus Medical Technologies Inc.	Gyrus Group PLC	May 7, 2001	June 19, 2001
Coherent Inc. — Laser Division	Lumenis Ltd. (f. ESC Medical Systems)	February 26, 2001	April 30, 2001

      Bear Stearns calculated the following multiples for the selected precedent medical technology transactions in its analysis:

	Low		Mean		Median		High

Enterprise value as a multiple of:
LTM Revenue	1.08	x	21.33	x	7.78	x	89.83	x

      “LTM Revenue” is a company’s revenue for the last twelve months prior to the announcement of the transaction.

      Bear Stearns noted that the transaction multiple of 2.92x EBITDA/LTM revenue analyzed for the merger of Intuitive Surgical and Computer Motion fell within the range of the corresponding multiples for all the selected precedent transactions.

      Bear Stearns noted that none of the precedent transactions was identical to the merger of Intuitive Surgical and Computer Motion and that, accordingly, any analysis of the precedent transactions necessarily involved complex considerations and judgments concerning differences in industry and individual company dynamics, stock market valuation parameters, financial and operating characteristics and various other factors that would necessarily affect the transaction multiples in the merger as compared to the multiples for the precedent transactions.

      Pro Forma Merger Analysis. Bear Stearns performed a pro forma merger analysis to assist Intuitive Surgical’s board of directors in analyzing the financial impact of the merger on Intuitive Surgical. Bear Stearns reviewed and analyzed certain pro forma financial impacts of the merger on holders of Intuitive Surgical based on the following, among other items:

•	the implied exchange ratio as of the announcement date of the merger;

•	the financial projections provided to Bear Stearns by the management of Intuitive Surgical for both Intuitive Surgical and Computer Motion;

•	an assumption for analytical purposes that the combination of Intuitive Surgical and Computer Motion would realize estimated pre-tax cost savings of up to approximately $18 million annually (tax-effected at a 35% tax rate) to be phased in beginning in the third quarter of 2003; and

•	an assumption for analytical purposes that there would be no financial statement impact of potential restructuring costs or other one-time costs associated with the merger and that the transaction was effective as of January 1, 2003.

      The following table shows the projected per share accretion/(dilution) to Intuitive Surgical’s pro forma earnings including the projected cost savings for the years presented.

	2003 Estimated	2004 Estimated	2005 Estimated

Accretion/(dilution) to Intuitive Surgical earnings per share	$(0.15)	$0.09	$0.18

Miscellaneous

      In connection with rendering its opinion, Bear Stearns performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the analyses summarized above, Bear Stearns believes that its analyses must be considered as a whole and that selecting portions of the analyses and factors considered by them, without considering all such analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying the Bear Stearns opinion.

      In performing its analyses, Bear Stearns made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Intuitive Surgical. The analyses performed by Bear Stearns are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Bear Stearns did not assign any specific weight to any of the analyses described above and did not draw any specific conclusions from or with regard to any one method of analysis. With respect to the analysis of comparable companies and the analysis of selected precedent transactions summarized above, no public company utilized as a comparison is identical to Intuitive Surgical or Computer Motion, and no transaction is identical to the merger. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations is not mathematical; rather, it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or announced merger transaction values, as the case maybe, of Intuitive Surgical or Computer Motion and the companies to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future. In addition, the Bear Stearns opinion was just one of the many factors taken into consideration by Intuitive Surgical’s board of directors. Consequently, Bear Stearns’ analysis should not be viewed as determinative of the decision of Intuitive Surgical’s board of directors or Intuitive Surgical’s management with respect to the fairness of the exchange ratio as set forth in the merger agreement.

      Bear Stearns is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts and valuations for estate, corporate and other purposes.

      Bear Stearns was selected by Intuitive Surgical’s board of directors to render a fairness opinion because of its expertise and its reputation in investment banking and mergers and acquisitions and its familiarity with the medical technology industry and Intuitive Surgical. Intuitive Surgical and Bear Stearns have entered into a letter agreement, dated as of February 27, 2003, relating to the services to be provided by Bear Stearns in connection with the merger and the transactions related to it, under which Intuitive Surgical agreed to pay Bear Stearns a fee of $250,000 which was payable upon rendering of its opinion. Intuitive Surgical also agreed to reimburse Bear Stearns for certain out-of-pocket expenses incurred in connection with the engagement. Bear Stearns will not receive any additional fees or payments from Intuitive Surgical in connection with the merger with Computer Motion. In addition, Intuitive Surgical agreed to indemnify Bear Stearns against certain liabilities, including liabilities under the federal securities law, relating to or arising out of its engagement. Bear Stearns has not received any other fees or payments for services provided to Intuitive Surgical during the preceding two years.

Opinion of H.C. Wainwright to Computer Motion

      H.C. Wainwright & Co., Inc. has acted as financial advisor to Computer Motion in connection with the merger. As part of its engagement, H.C. Wainwright delivered its oral opinion to Computer Motion’s board of directors at that board’s March 5, 2003 meeting that, as of that date, and based upon and subject to various considerations set forth in its opinion, the exchange ratio of shares of Intuitive Surgical common stock to be received in the merger by Computer Motion’s stockholders for each share of Computer Motion common stock was fair, from a financial point of view, to Computer Motion’s stockholders. H.C. Wainwright subsequently confirmed its opinion in writing.

      The full text of H.C. Wainwright’s written opinion, dated March 5, 2003, which sets forth, among other things, the assumptions made, matters considered and review undertaken by H.C. Wainwright, is attached as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference. Computer Motion’s stockholders are urged to carefully read this opinion in its entirety. The summary of H.C. Wainwright’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

      In arriving at its opinion, H.C. Wainwright, among other things:

•	reviewed and analyzed publicly available financial statements for Computer Motion and Intuitive Surgical and financial information made available to it by Computer Motion’s management;

•	analyzed internal financial statements, including financial projections and other financial and operating data prepared by Computer Motion’s management;

•	discussed with Computer Motion’s management, Computer Motion’s past, current and future prospects;

•	compared certain selected financial and stock market information for Computer Motion and Intuitive Surgical with similar information for selected companies whose securities are publicly traded;

•	reviewed the financial terms of selected recent business combinations which it deemed comparable in whole or in part; and

•	reviewed the merger agreement.

      In arriving at its opinion, H.C. Wainwright assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information reviewed by it for the purposes of providing its opinion, and did not assume any responsibility for independent verification of that information. H.C. Wainwright did not assume any responsibility for the independent valuation and appraisal of any of Computer Motion’s assets and liabilities. With respect to financial projections, H.C. Wainwright assumed that they were reasonably prepared by Computer Motion’s management on a basis reflecting the best currently available estimates and judgments of Computer Motion’s future financial performance. H.C. Wainwright expresses no view as to those projections or the assumptions on which they were based. H.C. Wainwright’s opinion was necessarily based upon financial, economic, market and other conditions as they existed on the date of its opinion.

      The projections furnished to H.C. Wainwright were prepared by Computer Motion’s management. Computer Motion does not publicly disclose internal management projections of the type provided to H.C. Wainwright in connection with H.C. Wainwright’s analysis of the merger, and those projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in those projections.

      Set forth below is a brief summary of the material financial analyses performed by H.C. Wainwright in connection with its opinion and reviewed with Computer Motion’s board of directors on March 5, 2003.

Historical Stock Price Analysis

      H.C. Wainwright analyzed the price at which Computer Motion common stock has traded for the last 52 weeks. During that time period, Computer Motion’s 52 week high and low were $4.24 and $0.53, respectively. In addition, the average closing price of Computer Motion common stock over the same period was $1.53 and the closing price of Computer Motion common stock at the date of the H.C. Wainwright opinion was $1.41, or approximately 67% below its 52-week high and approximately 166% above Computer Motion’s 52-week low.

      H.C. Wainwright also analyzed the price at which Intuitive Surgical’s common stock has traded for the last 52 weeks. During that time period, Intuitive Surgical’s 52-week high and low were $11.25 and $3.67, respectively. In addition, the average closing price of Intuitive Surgical’s stock over the same period was $7.60 and the closing price of Intuitive Surgical’s stock at the date of the H.C. Wainwright opinion was $4.97, or approximately 56% below its 52-week high and approximately 35% above Intuitive Surgical 52-week low.

      The estimated merger exchange ratio of approximately 0.52 implies a Computer Motion common stock price of $2.58 based on Intuitive Surgical’s closing stock price of $4.97 on March 5, 2003, which is approximately 39% below Computer Motion’s 52-week high and approximately 387% above Computer Motion’s 52-week low.

Historical Market Exchange Ratio Analysis

      H.C. Wainwright assembled the historical market exchange ratios based on the average closing prices of Intuitive Surgical common stock and Computer Motion common stock over the various periods presented and compared that to the merger exchange ratio. The following table sets forth the ratios of the average closing prices of Intuitive Surgical common stock compared to Computer Motion common stock, which do not take into consideration the merger exchange ratio.

Average Market
Exchange Ratio
Period Ended	Over Period

One Trading Day (March 4, 2003)	362.3%
One Month Average	410.5
Three Month Average	568.0
Six Month Average	571.5
12 Month Average	497.7

      The estimated merger exchange ratio of approximately 0.52 implies a Computer Motion common stock price of $2.58 based on Intuitive Surgical’s closing stock price of $4.97 on March 5, 2003. The ratio of the closing price of the Intuitive Surgical common stock of $4.97 compared to the implied Computer Motion common stock price of $2.58 is 193%, which is below the historical market exchange ratios of the average closing price of Intuitive Surgical common stock to the average closing price of the Computer Motion common stock for the periods presented above.

Selected Public Company Trading Valuation Analysis

      H.C. Wainwright compared certain financial information of Computer Motion with that of the following selected companies involved in the medical device industry:

•	Rita Medical Systems, Inc.

•	CONMED Corporation

•	CardioDynamics International Corporation

•	Laserscope

•	Guidant Corporation

•	Boston Scientific Corporation

•	Stryker Corporation

•	Given Imaging Ltd.

      H.C. Wainwright analyzed the relative performance and value of Computer Motion by comparing certain selected financial data of Computer Motion with that of the selected companies, including multiples of:

(1)	enterprise value (defined as market value plus debt plus preferred stock minus cash) as a multiple of revenue over the latest 12 months;

(2)	enterprise value (defined as market value plus debt plus preferred stock minus cash) as a multiple of revenue during the most recent quarter annualized; and

(3)	market value to book value.

      To calculate the multiples, H.C. Wainwright used, for the selected companies, publicly available historical financial information, and, for Computer Motion, historical financial information and projections provided by Computer Motion’s management. The following table summarizes the results of H.C. Wainwright’s ratio analysis:

	Multiples for
	Selected
	Companies

	Mean		Median

Enterprise Value to Preceding 12 Months Revenue	4.22	x	3.96	x
Enterprise Value to Latest Quarter Revenue Annualized	3.81	x	3.79	x
Market Value to Book Value	5.32	x	4.71	x

      Based on the multiples for the selected companies set forth in the table above and other customary valuation methodologies utilized by H.C. Wainwright, H.C. Wainwright developed relevant multiple ranges for each of these valuation methods described in the table. Based on this information, H.C. Wainwright estimated that the implied enterprise value for Computer Motion in the merger based on this analysis was approximately between $26.6 million and $134.4 million. This compares to the transaction value of approximately $78 million based on the closing price of Intuitive Surgical common stock on March 5, 2003.

      None of the selected companies are identical to Computer Motion. Accordingly, H.C. Wainwright believes the analysis of publicly traded comparable companies is not simply mathematical in nature. Rather, this analysis involves complex considerations and qualitative judgments, reflected in H.C. Wainwright’s opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies. Based upon the Selected Public Company Trading Valuation Analysis, H.C. Wainwright believes that the transaction value of the merger falls within an acceptable range.

Selected Precedent Transactions

      H.C. Wainwright reviewed the financial terms, to the extent publicly available, of seven announced, pending or completed merger and acquisition transactions since January 1, 2002, involving targets that were in the medical technologies industry.

Announcement Date	Target	Acquiror

February 10, 2003	Disetronic	Roche Holding
February 6, 2003	Spine Solutions	Synthes-Stratec
June 28, 2002	Spinal Dynamics	Medtronic Inc.
June 4, 2002	Surgical Dynamics	Stryker Corp.
May 14, 2002	BEI Medical Systems	Boston Scientific
February 27, 2002	Fusion Medical Technologies	Baxter International Inc.
February 14, 2002	Oratec Interventions Inc.	Smith & Nephew

      H.C. Wainwright compared the publicly available statistics for the precedent transactions listed above to the relevant financial statistics for the merger based on the transaction value. The precedent transactions multiples compared by H.C. Wainwright included, among other things, the mean and median of the transaction value of the targets to the target’s revenue over the last twelve months. The following table summarizes the results of these analyses:

	Multiples for
	Selected
	Transactions

	Mean		Median

Announced Transaction Value to Revenue:	12.13	x	5.15	x

      Based on the multiples for the transactions set forth in the table above and other customary valuation methodologies utilized by H.C. Wainwright, H.C. Wainwright estimated that the implied enterprise value for Computer Motion in the merger based on the analysis was between $292 million and $124 million. This compares to the transaction value of approximately $78 million based on the closing price of Intuitive Surgical common stock on March 5, 2003.

      Because the reasons for, and circumstances surrounding, each of the precedent transactions analyzed were so diverse, and due to the inherent differences between Computer Motion’s operations and financial condition and those of the companies involved in these medical technologies transactions, H.C. Wainwright believes that a comparable transaction analysis is not simply mathematical in nature. Rather, this analysis involves complex considerations and qualitative judgments concerning differences between the characteristics of these prior transactions and the merger that could affect the value of these companies and businesses and Computer Motion, including the outstanding patent litigation between Computer Motion and Intuitive Surgical, the timing of when the precedent transactions took place, current market conditions and depressed equity valuations, as well as the other material analyses that are reflected in H.C. Wainwright’s opinion. Based on the Select Precedent Transactions Analysis, H.C. Wainwright believes that the transaction value of the merger falls within an acceptable range.

      All multiples for these medical technologies transactions are based on public information available at the time of announcement of that transaction, without taking into account differing market and other conditions during the period which these medical technologies transactions occurred.

Transaction Premium Analysis.

      H.C. Wainwright also analyzed, as publicly available, the announced transaction premium/discount to the market value for the selected transactions. The following table summarizes the results of this analysis:

Selected Transactions	Premium/Discount

Mean	+36.9%
Median	+28.3%
Computer Motion	+39.3%

      All multiples for these medical technologies transactions are based on public information available at the time of announcement of that transaction, without taking into account differing market and other conditions during the period which these medical technologies transactions occurred.

      Because the reasons for, and circumstances surrounding, each of the precedent transactions analyzed were so diverse, and due to the inherent differences between Computer Motion’s operations and financial condition and those of the companies involved in these medical technologies transactions, H.C. Wainwright believes that a comparable transaction analysis is not simply mathematical in nature. Rather, this analysis involves complex considerations and qualitative judgments concerning differences between the characteristics of these prior transactions and the merger that could affect the value of these companies and businesses and Computer Motion, including the outstanding patent litigation between Computer Motion and Intuitive Surgical, the timing of when the precedent transactions took place, current market conditions and depressed equity valuations, as well as the other material analyses that are reflected in H.C. Wainwright’s opinion. Based on the Transaction Premium Analysis, H.C. Wainwright believes that the transaction premium associated with the merger falls within an acceptable range.

      In arriving at its opinion, H.C. Wainwright performed a variety of financial analyses, the material portions of which are summarized above. The summary set forth above does not purport to be a complete description of the analyses performed by H.C. Wainwright or of H.C. Wainwright’s presentation to Computer Motion’s board of directors. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, the opinion is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, H.C. Wainwright did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, H.C. Wainwright believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all of the analyses and factors, could create an incomplete view of the process underlying its analyses set forth in its opinion.

      H.C. Wainwright’s opinion does not imply any conclusion as to the likely trading range for Intuitive Surgical’s common stock after the date of its opinion or when issued to Computer Motion’s stockholders in the merger. In performing its analyses, H.C. Wainwright made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Computer Motion and Intuitive Surgical. Any estimates contained in those analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less than those estimates. Actual values will depend upon several factors, including changes in interest rates, market conditions, general economic conditions and other factors that generally influence the price of securities.

      The terms of the merger were determined through negotiations between Computer Motion and Intuitive Surgical and were approved by Computer Motion’s board of directors. Although H.C. Wainwright provided advice to Computer Motion during the course of these negotiations, the decision to enter into the merger was solely that of Computer Motion’s board of directors. As described above, the opinion and presentation of H.C. Wainwright to Computer Motion’s board of directors was only one of a number of factors taken into consideration by Computer Motion’s board of directors in making its determination to approve the merger. H.C. Wainwright’s opinion does not address the merits of the underlying decision by

Computer Motion to enter into the merger agreement or to consummate the transactions contemplated by the merger agreement, and does not constitute a recommendation to any stockholder as to how that stockholder should vote.

      Computer Motion selected H.C. Wainwright as its financial advisor in connection with the merger based on H.C. Wainwright’s qualifications, expertise, reputation and experience in mergers and acquisitions. Computer Motion originally retained H.C. Wainwright pursuant to a letter agreement, dated January 17, 2002, as supplemented by a separate letter agreement with respect to the merger, dated March 5, 2003. In connection with an $11.6 million private placement of common stock and warrants in February 2002, H.C. Wainwright earned a placement fee of cash in the amount of $806,083 and warrants to purchase 282,886 shares of Computer Motion common stock at an exercise price of $4.60 per share. The exercise price of these warrants were subsequently reduced to between $1.40 and $4.45 per share. In connection with a $12.3 million private placement of Series C convertible preferred stock and warrants in October 2002, H.C. Wainwright earned a placement fee of cash in the amount of $622,473 and warrants to purchase 290,306 shares of Computer Motion common stock at an exercise price of $0.001 per share. Under the March 5, 2003 letter agreement, Computer Motion agreed to pay H.C. Wainwright a financial advisory fee in connection with H.C. Wainwright’s advisory services and to render its opinion as follows: Computer Motion agreed to pay H.C. Wainwright cash in the amount of $50,000 upon signing of the March 5, 2003 letter agreement, $50,000 upon filing of the registration statement of which this joint proxy statement/prospectus forms a part, and $50,000 upon stockholder adoption of the merger agreement. Additionally, Computer Motion issued to H.C. Wainwright warrants to purchase 100,000 shares of Computer Motion common stock exercisable at a purchase price of $0.001 per share that will become exercisable upon stockholder approval. Based on Computer Motion’s March 5, 2003 closing price of $1.41, the warrants had a value of $141,000.

      Regardless of whether the merger is completed, subject to the approval by Computer Motion in certain instances, Computer Motion has agreed to reimburse H.C. Wainwright for fees and disbursements of H.C. Wainwright’s counsel and for H.C. Wainwright’s travel and other out-of-pocket expenses incurred in connection with the merger. Computer Motion has also agreed to indemnify H.C. Wainwright and certain related persons to the full extent lawful against various liabilities, including liabilities under the federal securities laws arising out of its engagement or the merger.

      H.C. Wainwright is an internationally recognized investment banking firm experienced in providing advice in connection with merger and acquisitions and related transactions. In the ordinary course of its business, H.C. Wainwright may effect transactions, for its own account or for the account of customers, and hold at any time a long or short position in securities of Computer Motion or Intuitive Surgical.

Regulatory Approvals Required for the Merger

      Under the merger agreement, both Intuitive Surgical and Computer Motion have agreed to use their reasonable best efforts to obtain all required governmental approvals and avoid any action or proceeding by a governmental entity in connection with the execution of the merger agreement and completion of the merger. Neither Intuitive Surgical nor Computer Motion is aware, however, of any material federal or state regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger, other than filing a certificate of merger in Delaware at or before the effective time of the merger.

Material United States Federal Income Tax Consequences

      The following discussion describes the material U.S. federal income tax consequences generally applicable to Computer Motion stockholders as a result of the exchange of their shares of Computer Motion common or preferred stock for Intuitive Surgical common stock pursuant to the merger and is based on the opinion of Stradling Yocca Carlson & Rauth, counsel to Computer Motion. The only material United States federal income tax issue generally applicable to Computer Motion stockholders as a result of the merger is whether the merger qualifies as a reorganization within the meaning of

Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. This discussion is based on existing provisions of the Code, existing and proposed Treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described below.

      Computer Motion stockholders should be aware that this summary does not deal with all federal income tax considerations that may be relevant to particular Computer Motion stockholders in light of their particular circumstances. In particular, this discussion does not address the tax consequences to Computer Motion stockholders who are foreign persons, who are financial institutions, who are dealers in securities, who are insurance companies, who are tax-exempt entities, who are subject to the alternative minimum tax provisions of the Code, who do not hold their Computer Motion stock as a capital asset, who acquired their Computer Motion common stock pursuant to the exercise of employee stock options or otherwise as compensation, or who hold Computer Motion stock as part of a hedge, straddle or conversion transaction. In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws, the tax consequences of transactions effected prior or subsequent to, or concurrently with, the merger, whether or not any such transactions are undertaken in connection with the merger, including, without limitation, any transaction in which shares of Computer Motion stock are acquired or shares of Intuitive Surgical common stock are disposed of, or the tax consequences of the assumption by Intuitive Surgical of the Computer Motion options or the tax consequences of the receipt of rights to acquire Intuitive Surgical common stock. The following discussion also does not address the tax consequences to holders of Computer Motion preferred stock relating to any adjustments in the number of shares of Computer Motion common stock that will be issuable upon conversion of their preferred stock. For more information regarding the conversion ratio of the Computer Motion preferred stock, please see “The Merger Agreement — The Merger Consideration and Conversion of Securities.”

      COMPUTER MOTION URGES EACH COMPUTER MOTION STOCKHOLDER TO CONSULT SUCH STOCKHOLDER’S OWN TAX ADVISOR AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES, BASED ON SUCH STOCKHOLDER’S OWN PARTICULAR FACTS AND CIRCUMSTANCES.

      The merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. Subject to the limitations and qualifications set forth below, the merger generally will result in the following U.S. federal income tax consequences:

•	the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

•	neither Computer Motion, Intuitive Surgical nor Intuitive Merger Corporation will recognize any income, gain or loss as a result of the completion of the merger;

•	the holders of Computer Motion stock will not recognize a gain or loss upon the exchange of Computer Motion stock for Intuitive Surgical common stock pursuant to the merger, except to the extent of cash received in lieu of a fractional share of Computer Motion stock, as described below;

•	the aggregate tax basis of the Intuitive Surgical common stock received by Computer Motion stockholders in the merger, reduced by any tax basis attributable to fractional shares deemed to be disposed of, will be the same as the aggregate tax basis of the Computer Motion stock surrendered in exchange therefor;

•	the holding period of the Intuitive Surgical common stock received by each Computer Motion stockholder pursuant to the merger will include the period during which the stock surrendered in exchange therefor was held by such Computer Motion stockholder, provided the Computer Motion stock so surrendered is a capital asset in the hands of the Computer Motion stockholder at the time of the merger; and

•	cash payments received by holders of Computer Motion stock in lieu of a fractional share of Intuitive Surgical common stock generally will be treated as if the fractional share of Intuitive

Surgical common stock had been issued in the merger and then redeemed by Intuitive Surgical. A Computer Motion stockholder receiving cash in lieu of a fractional share will recognize gain or loss upon the payment measured by the difference, if any, between the amount of cash received and the basis in the fractional share.

      The parties have not requested and will not request a ruling from the Internal Revenue Service regarding the tax consequences of the merger. Stradling Yocca Carlson & Rauth, a Professional Corporation, has delivered an opinion to Computer Motion regarding the federal income tax consequences of the merger described above, which provides that, subject to certain assumptions, covenants and qualifications, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. However, Computer Motion stockholders should be aware that opinions of counsel are not binding on the Internal Revenue Service or the courts, and the Internal Revenue Service is therefore not precluded from asserting a contrary opinion. The tax opinion is subject to assumptions, covenants and qualifications, including but not limited to the truth and accuracy of certain representations, including those contained in certificates of officers of Computer Motion and Intuitive Surgical, without any independent verification. In particular, the opinion assumes that any loans made by Intuitive Surgical pursuant to the Loan and Security Agreement will be treated as debt and not an equity interest in Computer Motion under federal income tax principles. If any of such representations, qualifications, covenants or assumptions mentioned above is inaccurate, or if any change in fact or law occurs, then the tax consequences of the merger could differ from those described above. Nevertheless, Computer Motion, Intuitive Surgical and Intuitive Merger Corporation have agreed in the merger agreement that each intends that the merger qualify as a reorganization and that each will treat and report the merger as such. The treatment of the merger as a reorganization within the meaning of Section 368(a) of the Code is not a condition to the closing of the merger; however, if prior to the closing of the merger, Computer Motion determines that the tax consequences will differ materially from those described in this joint proxy statement/prospectus and as provided in the opinion, then Computer Motion will resolicit the stockholders’ vote for approval and adoption of the merger agreement.

      A successful Internal Revenue Service challenge to the reorganization status of the merger would result in Computer Motion stockholders recognizing taxable gain or loss with respect to each share of Computer Motion common or preferred stock surrendered equal to the difference between the stockholder’s basis in that share and the fair market value, as of the effective time of the merger, of the Intuitive Surgical common stock received in the exchange. In that event, a stockholder’s aggregate basis in the Intuitive Surgical common stock received would equal its fair market value, and the stockholder’s holding period for that stock would begin the day after the merger.

Accounting Treatment

      In accordance with accounting principles generally accepted in the United States, Intuitive Surgical will account for the merger using the purchase method of accounting. Under this method of accounting, Intuitive Surgical will record the average market value of Intuitive Surgical common stock (for a few days prior to and including the date the stockholders of both companies approve the merger) issued in the merger, the fair value of Intuitive Surgical options and warrants issued in exchange for the options and warrants to purchase shares of Computer Motion common and preferred stock and the amount of direct transaction costs and other liabilities associated with the merger as the estimated purchase price of acquiring Computer Motion. Intuitive Surgical will allocate the estimated purchase price to the net tangible and amortizable intangible assets acquired (primarily developed technology, core technology and in-process research and development), based on their respective fair values at the date of the completion of the merger. Any excess of the estimated purchase price over the fair value of net assets acquired will be accounted for as goodwill.

      Amortizable intangible assets, currently estimated at $28.6 million, will generally be amortized over useful lives ranging from four to seven years. In-process research and development, which is currently estimated at $4.2 million, will be expensed during the fiscal quarter in which the merger is completed. In accordance with the Statement of Financial Accounting Standards No. 142, “Goodwill and Other

Intangible Assets,” goodwill resulting from the business combination of $66.0 million will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present).

      In the event that Intuitive Surgical’s management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made. The amounts listed in the above paragraph are only preliminary estimates, and actual amounts may differ from these estimates.

Listing of Intuitive Surgical Common Stock

      Intuitive Surgical will use reasonable best efforts to:

•	cause the shares of Intuitive Surgical common stock to be issued in the merger to be approved for listing on the Nasdaq National Market prior to the completion of the merger; and

•	cause the shares of Intuitive Surgical common stock to be reserved for issuance upon the exercise of converted Computer Motion stock options and warrants to be approved for listing on the Nasdaq National Market prior to the completion of the merger.

Delisting and Deregistration of Computer Motion Common Stock

      If the merger is completed, Computer Motion common stock will be delisted from the Nasdaq National Market and deregistered under the Securities Exchange Act of 1934 and Computer Motion will no longer file periodic reports with the SEC.

Restrictions on Sales of Shares of Intuitive Surgical Common Stock Received in the Merger

      The shares of Intuitive Surgical common stock to be issued in the merger will be registered under the Securities Act of 1933 and will be freely transferable, except for shares of Intuitive Surgical common stock issued to any person who is deemed to be an “affiliate” of Computer Motion prior to the merger. Persons who may be deemed to be “affiliates” of Computer Motion prior to the merger include individuals or entities that control, are controlled by, or are under common control of Computer Motion prior to the merger, and may include officers and directors, as well as significant stockholders of Computer Motion prior to the merger. Affiliates of Computer Motion prior to the merger may not sell any of the shares of Intuitive Surgical common stock received by them in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act of 1933 covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act of 1933; or

•	any other applicable exemption under the Securities Act of 1933.

      Intuitive Surgical’s registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, does not cover the resale of shares of Intuitive Surgical common stock to be received by affiliates of Computer Motion in the merger.

Interests of Directors and Executive Officers of Computer Motion in the Merger

      Some members of Computer Motion’s management and board of directors have interests in the merger that are in addition to or different from their interests as Computer Motion stockholders. The Computer Motion board of directors was aware of these interests and considered them in approving the merger agreement and the merger.

Governance Structure and Management Positions

      The merger agreement provides for the initial composition of the board of directors and selected executive officer positions for Intuitive Surgical after completion of the merger. Upon completion of the merger, the board of directors of Intuitive Surgical will be expanded to add two additional members for a total of nine directors. The two additional members of Intuitive Surgical’s board of directors are expected to be Robert Duggan, the Chairman of the Board and Chief Executive Officer of Computer Motion, and Eric H. Halvorson, a director of Computer Motion. Under Intuitive Surgical’s 2000 Non-Employee Director’s stock option plan, each director of Intuitive Surgical, including Messrs. Duggan and Halvorson, receives an initial stock option grant to purchase 20,000 shares of Intuitive Surgical common stock and annual stock option grants to purchase 10,000 additional shares of Intuitive Surgical common stock. Please see “Amendment to Intuitive Surgical’s 2000 Non-Employee Directors’ Stock Option Plan.” In addition, Joseph M. DeVivo, Computer Motion’s President and Chief Operating Officer, is expected to be appointed as Intuitive Surgical’s Senior Vice President, Marketing, and Darrin R. Uecker, Computer Motion’s Chief Technical Officer, is expected to be appointed as Intuitive Surgical’s Vice President and Chief Technical Officer. As of the date of this joint proxy statement/ prospectus, Intuitive Surgical had not yet determined salary arrangements for Messrs. DeVivo and Uecker. Please see “Management and Operations Following the Merger.”

Indemnification; Directors’ and Officers’ Insurance

      Intuitive Surgical has agreed to cause to be maintained charter and bylaw provisions with respect to indemnification and advancement of expenses that are at least as favorable to the intended beneficiaries as those contained in the certificate of incorporation and bylaws of Computer Motion as in effect on the date of the merger agreement. Intuitive Surgical has also agreed to provide, for six years after the merger, directors’ and officers’ liability insurance in respect of acts or omissions occurring prior to the merger covering each person currently covered by the directors’ and officers’ liability insurance policy of Computer Motion on terms and in amounts no less favorable than those of the policies of Computer Motion.

Severance Agreements and Other Arrangements

      In January 2002, Computer Motion entered into a letter agreement with Eugene W. Teal, Computer Motion’s Executive Vice President, which provides for an annual base salary of $160,000 and a target bonus percentage of 50% of annual base salary. Mr. Teal’s bonus was guaranteed for the first year of his employment, which began on January 23, 2002. The letter agreement also guarantees payment of Mr. Teal’s base salary for a two-year period. In addition, the letter agreement provides that in the event Computer Motion is acquired or experiences a change in control, Mr. Teal is guaranteed payment of his base salary through January 22, 2005.

      In June 2002, Computer Motion entered into a letter agreement with Joseph M. DeVivo, Computer Motion’s President and Chief Operating Officer, which provides for an annual base salary of $220,000 and a bonus of up to 90% of annual base salary. The letter agreement guarantees payment of Mr. DeVivo’s base salary and a 90% bonus for a one-year period. In addition, in the event Mr. DeVivo terminates his employment for any reason following 90 days after Computer Motion is acquired or experiences a change in control, or if Computer Motion terminates Mr. DeVivo’s employment for any reason other than for cause after one year of service, Mr. DeVivo is guaranteed payment of his base salary for a one-year period thereafter.

Stock Option Plans

      As of March 21, 2003, executive officers and directors of Computer Motion owned options to purchase an aggregate of 1,862,999 shares of Computer Motion common stock at a weighted average exercise price of $3.09 per share. Of this amount, options to purchase 674,830 shares are expected to be vested and exercisable as of June 30, 2003 in accordance with the normal vesting schedule of those options. Of the 1,188,169 options that are expected to be unvested as of June 30, 2003, options to purchase an aggregate of 988,169 shares of Computer Motion common stock will automatically vest and become immediately exercisable in full upon completion of the merger pursuant to the terms of the 1997 Stock Incentive Plan. Intuitive Surgical will assume all unexercised Computer Motion options in the merger. In the event that the reverse stock split is approved by Intuitive Surgical’s stockholders and implemented by

Intuitive Surgical’s board of directors, the number of shares issuable in connection with the exercise of these options and the related exercise prices will be adjusted. These options will not be repriced in connection with the merger except for the adjustments necessary to reflect the merger exchange ratio and the reverse stock split. Please see “The Merger — General.”

Preferred Stock Exchange

      On March 6, 2003, prior to the execution of the merger agreement, all 20 holders of Computer Motion’s Series C convertible preferred stock agreed with Computer Motion to exchange all of the then 8,797 outstanding shares of Series C convertible preferred stock for a like number of newly-issued shares of Series D convertible preferred stock. These holders included Robert W. Duggan, the Chairman and Chief Executive Officer of Computer Motion, who held 1,091 shares of preferred stock, Joseph M. DeVivo, the President and Chief Operating Officer of Computer Motion, who held 100 shares of preferred stock, and an investment fund affiliated with Robert W. Lautz, a director of Computer Motion at the time the merger agreement was approved, which held 1,071 shares of preferred stock. The following chart compares the material differences between the Series C convertible preferred stock and the Series D convertible preferred stock and the effect of those differences.

Terms of Series C	Terms of Series D
Convertible Preferred Stock	Convertible Preferred Stock	Effect of Differences

Contained provision that may have required the vote of holders owning 90% of the Series C convertible preferred stock to approve the merger.	No provision for a separate class vote by the holders of Series D convertible preferred stock. Series D holders have the right to vote, together with the holders of Computer Motion common stock, at any annual meeting or special meeting of the stockholders of Computer Motion. Each share of Series D convertible preferred stock is entitled to one thousand (1,000) votes.	No class vote is required, so the holders of Series D convertible preferred stock will vote together with common stock to approve and adopt the merger agreement. Each share of Series D convertible preferred stock will be entitled to 1,000 votes, while each share of common stock will be entitled to one vote. As a result, the 8,492 shares of Series D convertible preferred stock outstanding on the record date will represent approximately 28% of the total votes entitled to approve and adopt the merger agreement.
Convertible only at the option of holder. As a result, if holder did not elect to convert, then Intuitive Surgical would be required to issue stock with equivalent rights, preferences and privileges to the Series C convertible preferred stock.	Automatically converts into Computer Motion common stock immediately prior to merger. Holders will receive Intuitive Surgical common stock in merger.	All Computer Motion stockholders will receive Intuitive Surgical common stock, rather than a combination of common stock and preferred stock, in the merger.

Terms of Series C	Terms of Series D
Convertible Preferred Stock	Convertible Preferred Stock	Effect of Differences

Contained provision that may have resulted in the holders of Series C convertible preferred stock receiving a premium for their shares in the merger, such that they would receive 135% of the amount that would be received by holders of Computer Motion common stock.	Permits holders of Series D convertible preferred stock to either (1) voluntarily convert their shares based upon the original conversion price of $1.38, or (2) elect to convert their shares under an alternative floating conversion price that would return at least 135% of the original purchase price of the Series C convertible preferred stock.	Eliminates any premium to the holders of Series D convertible preferred stock if the holders would otherwise receive merger consideration in an amount that provides a result of 135% of their initial investment and, in exchange, provides the holders of Series D convertible preferred stock with a guaranteed minimum return of 35% on their initial investment.

      The preferred stock exchange was effected in order to eliminate the provisions of the Series C convertible preferred stock, described above, that could have either restricted the ability of Computer Motion to enter into the merger agreement or affected Intuitive Surgical’s willingness to enter into the merger agreement. Among other things, Computer Motion did not want to agree to a stay of all pending intellectual property litigation upon the execution of the merger agreement, including its April 2003 trial date in California, if holders of 10% of the Series C convertible preferred stock could have blocked adoption of the merger agreement. In addition, Intuitive Surgical would not have agreed to issue preferred stock in exchange for Computer Motion’s Series C convertible preferred stock. Finally, Computer Motion was not willing to proceed with a merger under a possible interpretation of the terms of the Series C convertible preferred stock that would have resulted in the holders of the Series C convertible preferred stock receiving a 35% premium as compared to the holders of Computer Motion common stock, and, in any event, Intuitive Surgical required certainty as to the aggregate merger consideration it could be required to issue.

      Immediately prior to the closing of the merger, the holders of Series D convertible preferred stock must convert such shares into shares of Computer Motion common stock under one of two methods. First, the holder may convert the shares of Series D convertible preferred stock into a number of shares of Computer Motion common stock determined by dividing the stated value ($1400 per share) of such Series D convertible preferred stock by the conversion price of $1.38. Alternatively, the holders may elect to convert the Series D convertible preferred stock into a number of shares of Computer Motion common stock determined by dividing 135% of the stated value of the Series D convertible preferred stock by a conversion price equal to the average closing bid price of the Computer Motion common stock on the Nasdaq National Market for the 20 consecutive trading days ending 15 consecutive trading days prior to the date of the Computer Motion special meeting, which we refer to in this joint proxy statement/prospectus as the pricing period, but in no event less than $1.38. This alternative conversion ratio may be higher than the regular conversion ratio if the average closing bid price of Computer Motion’s common stock falls below approximately $1.86 during the pricing period.

      Each holder of Series D convertible preferred stock must elect the alternative conversion ratio by delivering a notice to Computer Motion no later than 12 trading days prior to the date of the Computer Motion special meeting. The shares held by any holder who does not make such election will convert into Computer Motion common stock at the regular conversion ratio immediately prior to the effective time of the merger.

      Based upon the two alternatives described above, if the average closing bid price of Computer Motion common stock during the pricing period exceeds $1.86 per share, then the 8,492 shares of outstanding Series D convertible preferred stock will be convertible into 8,615,072 shares of Computer Motion common stock. If the average closing bid price of Computer Motion common stock during the pricing period is equal to or less than $1.86 per share, then the 8,492 shares of Series D convertible preferred stock will be convertible into the following number of shares of Computer Motion common stock assuming the following range of average Computer Motion closing bid prices.

Average Computer Motion
Closing Bid Price During Pricing	Number of Shares of Computer
Period	Motion Common Stock

$1.863 and higher	8,615,072
1.85	8,675,611
1.80	8,916,600
1.75	9,171,360
1.70	9,441,106
1.65	9,727,200
1.60	10,031,175
1.55	10,354,761
1.50	10,699,920
1.45	11,068,883
1.40	11,464,200
$1.38 and lower	11,630,348

      In addition, the Series D convertible preferred stock accrues dividends at the rate of 8% per annum which generally may be paid at the election of Computer Motion either in cash or in shares of Computer Motion common stock valued at 90% of its volume-weighted average price as reported by Bloomberg for the 20 trading days immediately prior to the dividend payment date. On April 30, 2003, Computer Motion issued 162,681 shares of Computer Motion common stock at a price per share of $2.80 in payment of all accrued and unpaid dividends on the Series C convertible preferred stock through March 6, 2003, the date the Series C convertible preferred stock was exchanged for the newly issued Series D convertible preferred, as well as all accrued and unpaid dividends on the Series D convertible preferred stock through April 30, 2003 (except for dividends payable to St. Cloud Capital Partners LP, which are required to be paid in cash). Assuming that the merger is completed on June 30, 2003, dividends in the approximate amount of $138,520, which will accrue from May 1, 2003 to the conversion of the Series D convertible preferred stock immediately prior to the effective time of the merger, will be paid by issuance of additional shares of Computer Motion common stock (in addition to cash dividends in the amount of $29,988 payable to St. Cloud). For this purpose, if the average closing bid price of the Computer Motion common stock during the pricing period exceeds $1.86, then the dividends would be payable based upon a price per share valued at 90% of its volume-weighted average price as reported by Bloomberg for the 20 trading days ending June 29, 2003. If the average closing bid price of the Computer Motion common stock for the 20 trading days ending June 9, 2003 is less than $1.86, then the dividends would be payable based upon a price per share equal to such average closing bid price but in no event less than $1.38 per share.

      As an inducement to holders to exchange their shares of Series C convertible preferred stock, Computer Motion agreed to reduce the exercise price on outstanding common stock purchase warrants held by the holders of Series C convertible preferred stock. The exercise price on one series of warrants to acquire 1,759,345 shares was reduced from $1.78 to $1.50 per share, and on another series of warrants to acquire 1,759,345 shares, from $2.17 to $1.50 per share. As of the date of this joint proxy statement/prospectus, Messrs. Duggan and DeVivo and an investment fund affiliated with Mr. Lautz collectively owned an aggregate of 449,800 warrants of each such series. The reduced exercise price is conditioned on the exercise of the warrants prior to 10 days following the mailing of this joint proxy statement/ prospectus. Since the final exchange ratio will be calculated based on the total number of fully diluted shares outstanding for Intuitive Surgical and Computer Motion, including out-of-the-money options and warrants for both companies, the reduction in exercise prices of the warrants does not affect the exchange ratio or the proportion of merger consideration allocated to holders of Computer Motion common stock since all such derivative securities are deemed outstanding in a fully diluted calculation.

      As a further inducement to exchange its shares of Series C convertible preferred stock, Computer Motion has agreed that, if the merger is completed prior to September 30, 2003, it will pay St. Cloud Capital Partners LP a fee equal to $119,952 less the amount of any cash dividends that St. Cloud receives on account of shares of Series D convertible preferred stock held by it. This payment is to be made prior to the effective time of the merger.

      Computer Motion has agreed that, if the merger is not completed by September 30, 2003, holders may exchange their Series D convertible preferred stock for a like number of shares of Series E convertible preferred stock having rights and preferences identical to the former Series C convertible preferred stock.

Management and Operations Following the Merger

      Intuitive Surgical expects that, initially following completion of the merger, the businesses and operations of Computer Motion will, except as described in this joint proxy statement/prospectus, be continued substantially as they are currently being conducted. Intuitive Surgical intends to undertake a comprehensive review of the business, operations, capitalization and management of Computer Motion with a view to optimizing development of its potential in conjunction with Intuitive Surgical’s business.

      Upon completion of the merger, the board of directors of Intuitive Surgical will be expanded to add two additional members for a total of nine directors. The two additional members of Intuitive Surgical’s board of directors are expected to be as follows:

•	Robert Duggan has been Chairman of the Board of Directors of Computer Motion since 1990 and Chief Executive Officer since 1997. Mr. Duggan has been a private venture investor for more than 25 years, and has participated as a director of, investor in and advisor to numerous small and large businesses in the medical equipment, computer local and wide area networks, PC hardware and software distribution, digital encryption, consumer retail goods and outdoor media communications industries. He has also assisted in corporate planning, capital formation and management for his various investments. He is a member of the University of California at Santa Barbara Foundation Board of Trustees, as well as the University’s Engineering Steering Committee.

•	Eric H. Halvorson joined Computer Motion in July 2002 as a member of the board of directors. Mr. Halvorson is currently a Visiting Professor of Business Law and Accounting at Pepperdine University in Malibu, California, where he instructs classes in the Legal and Regulatory Environment of Business and Financial Accounting. Previously, he was the Executive Vice President and Chief Operating Officer at Salem Communications Corporation from 1995 to 2000. Prior to becoming the Chief Operating Officer of Salem Communications, Mr. Halvorson was Vice President and General Counsel for 10 years. From 1976 until 1985, he was a partner at Godfrey and Kahn, a Milwaukee, Wisconsin based law firm. Mr. Halvorson is a Certified Public Accountant and holds a B.S. degree in Accounting from Bob Jones University and a J.D. degree from Duke University School of Law. Mr. Halvorson is currently a director of Salem Communications Corp. and Media Arts Group, Inc. At Computer Motion, he serves on the audit and compensation committees of the board of directors.

      It is currently expected that Mr. Duggan will be a Class II director continuing in office until Intuitive Surgical’s 2005 annual meeting of stockholders and that Mr. Halvorson will be a Class I director continuing in office until Intuitive Surgical’s 2004 annual meeting of stockholders.

      The executive officers of Intuitive Surgical are expected to continue in their current roles upon completion of the merger. In addition, Joseph M. DeVivo is expected to be appointed as Intuitive Surgical’s Senior Vice President, Marketing and Darrin R. Uecker is expected to be appointed as Intuitive Surgical’s Vice President and Chief Technical Officer.

Intellectual Property Litigation

      On May 10, 2000, Computer Motion filed a lawsuit in United States District Court for the Central District of California (Case No. CV00-4988 CBM) alleging that by making, using, selling or offering for sale the da Vinci Surgical System, Intuitive Surgical is infringing United States Patent Numbers 5,524,180, 5,762,458, 5,815,640, 5,855,583, 5,878,193, 5,907,664 and 6,001,108, in willful disregard of

Computer Motion’s patent rights. On June 1, 2000, Computer Motion amended its lawsuit to allege that Intuitive Surgical also infringes U.S. Patent Number 6,063,095. In late 2000, Computer Motion alleged infringement of a ninth patent, and added U.S. Patent Number 6,102,850 to the litigation. Computer Motion subsequently alleged that we infringed U.S. Patent No. 6,244,809, which it added to the litigation in May 2002. These ten patents concern various methods and devices for conducting various aspects of robotic surgery. Of those ten patents, three are no longer part of the suit. After Computer Motion lost all of its rights to its 5,855,583 and 5,878,193 patents as a result of Intuitive Surgical’s successful Patent Office interference proceedings, Computer Motion voluntarily dismissed those patents from suit. However, Computer Motion has sought to challenge the interference proceedings by separate district court appeal. In addition, in November 2002, the Court granted Intuitive Surgical’s motion for summary judgment of noninfringement of the 6,102,850 patent. In February 2003, the Court denied Intuitive Surgical’s motion for summary judgment of noninfringement of the 6,244,809 patent and granted Computer Motion’s cross-motion for partial summary judgment of literal infringement of one claim of that patent. Intuitive Surgical subsequently requested that the Court reconsider that decision because of perceived flaws in the Court’s approach to the issue of infringement on summary judgment. Regardless of what happens on reconsideration, Intuitive Surgical will continue to defend the 809 patent on invalidity, based on the earlier robotic surgery work of SRI and others. Intuitive Surgical still has pending motions for summary judgment of noninfringement on two more of Computer Motion’s seven remaining patents-in-suit, numbers 5,907,664 and 6,001,108. At the Court’s request, Intuitive Surgical will not file further motions for summary judgment until the remaining pending motions are decided. In late January 2003, after close of fact discovery, Computer Motion asserted between 26 and 35 new claims of its seven remaining patents-in-suit and new theories of infringement. Intuitive Surgical has moved to strike those new assertions as inappropriate at this late stage. Trial had been calendared for April 29, 2003.

      In connection with the proposed merger, Intuitive Surgical and Computer Motion have obtained a stay through August 31, 2003 of all proceedings in the pending litigation proceedings between the companies. As part of the stays, the courts have ceased all further activity in the cases during the period of stay, including refraining from issuing any opinions or orders on issues already submitted for decision. In addition, the California Court postponed the trial date to a date no earlier than November 30, 2003. The stays may be terminated before, or extended beyond, August 31, 2003 under specified circumstances. In the event the merger is completed, Intuitive Surgical and Computer Motion will request dismissal with prejudice of the pending litigation.

      If the merger is not completed by August 31, 2003, the stays may be lifted and the California case may proceed to trial. If the stays are lifted and Intuitive Surgical ultimately loses the lawsuit with Computer Motion, it will hurt Intuitive Surgical’s competitive position, may be costly to Intuitive Surgical and may prevent Intuitive Surgical from selling its products. In addition, Intuitive Surgical may need to obtain from Computer Motion a license to this technology if Intuitive Surgical is to continue to market its products that have been found to infringe Computer Motion’s patents. This license could be expensive, or could require Intuitive Surgical to license to Computer Motion some of its technology, which would result in a partial loss of Intuitive Surgical’s competitive advantage in the marketplace, each of which could seriously harm Intuitive Surgical’s business. If the stays are lifted and Computer Motion is successful in its suit against Intuitive Surgical and is unwilling to grant Intuitive Surgical a license, Intuitive Surgical may be required to stop selling its products that are found to infringe Computer Motion’s patents unless Intuitive Surgical can redesign them so they do not infringe Computer Motion’s patents, which Intuitive Surgical may be unable to do. In addition, Intuitive Surgical could be required to pay Computer Motion damages, including treble damages, which could be substantial and harm Intuitive Surgical’s financial position.

THE MERGER AGREEMENT

      The following summary describes the material provisions of the merger agreement, which is included in this joint proxy statement/prospectus as Annex A and is incorporated by reference in this joint proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully in its entirety.

Effective Time of the Merger and Effect of the Merger

      The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger, which is referred to as the effective time of the merger. At the effective time of the merger, Intuitive Merger Corporation (formerly Iron Acquisition Corporation), a newly formed subsidiary of Intuitive Surgical, will merge with and into Computer Motion and the separate corporate existence of Intuitive Merger Corporation will cease. Computer Motion will be the surviving corporation in the merger and will continue as a wholly owned subsidiary of Intuitive Surgical.

The Merger Consideration and Conversion of Securities

General

      Upon completion of the merger, each share of Computer Motion common stock issued and outstanding immediately prior to the effective time of the merger will automatically be converted into the right to receive a fraction of a share of Intuitive Surgical common stock equal to the exchange ratio (as described below). All shares of Computer Motion Series D convertible preferred stock will be converted into shares of Computer Motion common stock immediately prior to the effective time of the merger.

Exchange Ratio

      The exchange ratio will be determined pursuant to a formula based on the total number of fully diluted shares of Intuitive Surgical and Computer Motion immediately prior to the effective time of the merger. Specifically, holders of Computer Motion’s outstanding stock, options and warrants (including out-of-the-money options and warrants) will receive 32% of the combined company on a fully diluted basis, and holders of Intuitive Surgical’s outstanding stock, options and warrants will retain 68% (including out-of-the-money options and warrants). Computer Motion’s fully diluted share count will vary based upon the number of shares of Computer Motion common stock into which Computer Motion’s Series D convertible preferred stock is convertible and the number of shares of Computer Motion common stock which may be issued to pay accrued dividends on the Series D convertible preferred stock upon conversion. All shares of Computer Motion Series D convertible preferred stock will convert into shares of Computer Motion common stock immediately prior to the effective time of the merger. The holders of the Series D convertible preferred stock can choose between two conversion ratios: a fixed ratio or a floating ratio that varies inversely based on the average of the closing bid prices of Computer Motion’s common stock for the 20 consecutive trading days ending 15 consecutive trading days prior to the Computer Motion special meeting, which is referred to in this joint proxy statement/prospectus as the pricing period. An increase in the number of shares of Computer Motion common stock issuable upon conversion of the Series D convertible preferred stock will decrease the exchange ratio applicable to the Computer Motion common stock. As a result, the exchange ratio in the merger may decrease and, therefore, Computer Motion common stockholders would receive a lesser number of Intuitive Surgical shares, and Computer Motion preferred stockholders would receive a greater number of Intuitive Surgical shares, in the merger. The anticipated exchange ratio for Computer Motion common stock, based on the number of fully diluted shares of Intuitive Surgical and Computer Motion expected to be outstanding on an assumed closing date of June 30, 2003, will range from approximately 0.48 to 0.52 depending on the average closing bid prices per share of Computer Motion common stock during the pricing period. The following table reflects the changes to the exchange ratio based upon a range of assumed average Computer Motion closing bid prices during the pricing period and the number of fully diluted shares of Intuitive Surgical and Computer Motion expected to be outstanding on an assumed closing date of June 30, 2003.

Average Computer Motion	Anticipated
Closing Bid Price	Exchange Ratio

$1.86 and higher	0.515
1.85	0.515
1.80	0.512
1.75	0.508
1.70	0.505
1.65	0.501
1.60	0.498
1.55	0.494
1.50	0.490
1.45	0.485
1.40	0.481
$1.38 and lower	0.479

      The total number of shares of Intuitive Surgical common stock to be issued or reserved for issuance to holders of equity securities of Computer Motion will not change, unless there is a change in the fully diluted capitalization of Intuitive Surgical. Any change in the conversion ratio of the Series D convertible preferred stock will merely change the proportional allocation between Computer Motion’s common and preferred stockholders. Assuming the merger closes on June 30, 2003, Computer Motion common stockholders will receive a minimum of 0.479 (or, in the event the reverse stock split is completed prior to the merger, 0.239) shares of Intuitive Surgical common stock for each share of Computer Motion common stock. After June 9, 2003, stockholders may visit Intuitive Surgical’s website, www.intuitivesurgical.com, or Computer Motion’s website, www.computermotion.com, for announcements regarding the exchange ratio.

      The number of shares of Intuitive Surgical common stock issuable pursuant to the merger agreement will be proportionately adjusted for any stock split, reverse stock split, stock dividend or similar event with respect to shares of Intuitive Surgical common stock or Computer Motion common stock effected between the date of the merger agreement and the effective time of the merger, including the proposed 1-for-2 reverse stock split described in this joint proxy statement/prospectus. Please see “Authorization for Intuitive Surgical’s Board of Directors to Amend Intuitive Surgical’s Amended and Restated Certificate of Incorporation to Effect a Reverse Stock Split.”

      Promptly after completion of the merger, Intuitive Surgical’s transfer agent will mail to former Computer Motion stockholders a letter of transmittal and instructions to be used in surrendering certificates which represented shares of Computer Motion common stock prior to the effective time of the merger. When a former Computer Motion stockholder delivers these certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, the former Computer Motion stockholder will receive Intuitive Surgical stock certificates representing the number of whole shares of Intuitive Surgical common stock to which the stockholder is entitled under the merger agreement and cash in lieu of any fractional shares of Intuitive Surgical common stock.

Treatment of Computer Motion Series D Convertible Preferred Stock

      All shares of Computer Motion Series D convertible preferred stock will convert into shares of Computer Motion common stock immediately prior to the effective time of the merger. The Computer Motion common stock will then be exchanged for Intuitive Surgical common stock based on the exchange ratio in the merger.

      Immediately prior to the closing of the merger, the holders of Series D convertible preferred stock must convert such shares into shares of Computer Motion common stock under one of two methods. First, the holder may convert the shares of Series D convertible preferred stock into a number of shares of Computer Motion common stock determined by dividing the stated value ($1400 per share) of such Series D convertible preferred stock by the conversion price of $1.38. Alternatively, the holders may elect to convert the Series D convertible preferred stock into a number of shares of Computer Motion common stock determined by dividing 135% of the stated value of the Series D convertible preferred stock by a conversion price equal to the average closing bid price of the Computer Motion common stock on the Nasdaq National Market for the 20 consecutive trading days ending 15 consecutive trading days prior to the date of the Computer Motion special meeting, which we refer to in this joint proxy statement/ prospectus as the pricing period, but in no event less than $1.38. The alternative conversion ratio may be higher than the regular conversion ratio if the average closing bid price of Computer Motion’s common stock falls below approximately $1.86 during the pricing period.

      Each holder of Series D convertible preferred stock must elect the alternative conversion ratio by delivering a notice to Computer Motion no later than 12 trading days prior to the date of the Computer Motion special meeting. The shares held by any holder who does not make such election will convert into Computer Motion common stock at the regular conversion ratio immediately prior to the effective time of the merger.

      Based upon the two alternatives described above, if the average closing bid price of Computer Motion common stock during the pricing period exceeds $1.86 per share, then the 8,492 shares of outstanding Series D convertible preferred stock will be convertible into 8,615,072 shares of Computer Motion common stock. If the average closing bid price of Computer Motion common stock during the pricing period is equal to or less than $1.86 per share, then the 8,492 shares of Series D convertible preferred stock will be convertible into the following number of shares of Computer Motion common stock assuming the following range of average closing bid prices of Computer Motion common stock during the pricing period.

Average Computer Motion	Number of Shares
Closing Bid Price	of Computer Motion
During Pricing Period	Common Stock

$1.863 and higher	8,615,072
1.85	8,675,611
1.80	8,916,600
1.75	9,171,360
1.70	9,441,106
1.65	9,727,200
1.60	10,031,175
1.55	10,354,761
1.50	10,699,920
1.45	11,068,883
1.40	11,464,200
$1.38 and lower	11,630,348

      In addition, the Series D convertible preferred stock accrues dividends at the rate of 8% per annum which generally may be paid at the election of Computer Motion either in cash or in shares of Computer Motion common stock valued at 90% of its volume-weighted average price as reported by Bloomberg for the 20 trading days immediately prior to the dividend payment date. On April 30, 2003, Computer Motion issued 162,681 shares of common stock at a price per share of $2.80 in payment of all accrued and unpaid dividends on the Series C convertible preferred stock through March 6, 2003, the date the Series C convertible preferred stock was exchanged for the newly issued Series D convertible preferred, as well as all accrued and unpaid dividends on the Series D convertible preferred stock through April 30, 2003

(except for dividends payable to St. Cloud Capital Partners LP, which are required to be paid in cash). Assuming that the merger is completed on June 30, 2003, dividends in the approximate amount of $138,520, which will accrue from May 1, 2003 to the conversion of the Series D convertible preferred stock immediately prior to the effective time of the merger, will be paid by issuance of additional shares of Computer Motion common stock (in addition to cash dividends in the amount of $29,988 payable to St. Cloud). For this purpose, if the average closing bid price of the Computer Motion common stock during the pricing period exceeds $1.86, then the dividends would be payable based upon a price per share valued at 90% of its volume-weighted average price as reported by Bloomberg for the 20 trading days ending June 29, 2003. If the average closing bid price of the Computer Motion common stock for the 20 trading days ending June 9, 2003, is less than $1.86, then the dividends would be payable based upon a price per share equal to such average closing bid price but in no event less than $1.38 per share.

Treatment of Computer Motion Stock Options and Warrants

      Upon the effective time of the merger, Intuitive Surgical will assume all options and warrants to purchase Computer Motion stock then outstanding under option and warrant agreements and Computer Motion’s stock option plans. Substantially all of the Computer Motion options that are outstanding at the effective time of the merger will accelerate and become immediately exercisable prior to the effective time of the merger. After the effective time of the merger, each option and warrant will represent the right to purchase that number of shares of Intuitive Surgical common stock equal to the number of shares of Computer Motion common stock covered by such option or warrant immediately before the effective time of the merger multiplied by the exchange ratio, rounded down to the nearest whole share. The exercise price per share of Intuitive Surgical common stock subject to each option or warrant will equal the pre-conversion price per share of Computer Motion common stock subject to such option or warrant divided by the exchange ratio, rounded up to the nearest whole cent. The following table sets forth the number of Computer Motion options and warrants outstanding as of the date of this joint proxy statement/ prospectus, together with the anticipated number of Intuitive Surgical options and warrants to be issued in exchange therefor, based on the estimated exchange ratio of approximately 0.52 in connection with the merger.

Computer Motion Options and Warrants			Intuitive Surgical Options and Warrants

	Shares of			Estimated Shares of
	Computer Motion	Weighted Average	Estimated	Intuitive Surgical	Weighted Average
Exercise Price	Common Stock	Exercise Price	Exercise Price	Common Stock	Exercise Price

Less than $1.00	2,370,907	$0.73	Less than $1.92	1,223,105	$1.41
$1.00 to $2.00	1,670,134	0.73	$1.92 to $3.85	861,590	1.41
$2.01 to $3.00	102,519	2.36	$3.86 to $5.77	52,888	4.57
$3.01 to $4.00	248,826	3.39	$5.78 to $7.69	128,365	6.57
$4.01 to $5.00	3,410,926	4.53	$7.70 to $9.62	1,759,631	8.77
$5.01 to $6.00	226,776	5.50	$9.63 to $11.54	116,989	10.65
$6.01 to $8.00	35,650	7.73	$11.55 to $15.38	18,391	14.98
More than $8.00	1,283,317	9.43	More than $15.38	662,038	18.27

Total	9,349,055	3.65	Total	4,822,997	7.08

(1)	Excludes warrants to purchase 252,836 shares of Computer Motion common stock that are exerciseable at $7.71 per share of Computer Motion common stock and which expire on December 31, 2003.

      Effective upon the execution of the merger agreement, Computer Motion’s board of directors took action under Computer Motion’s employee stock purchase plan to provide that:

•	participants are permitted to increase their payroll deductions or purchase elections from those in effect on the date of the merger agreement;

•	no offering period will be commenced after the date of the merger agreement; and

•	each participant’s outstanding right to purchase shares of Computer Motion’s common stock under the plan will terminate on the day immediately prior to the date on which the merger is completed, with all amounts allocated for each participant’s account under the employee stock purchase plan as of the termination date being used to purchase shares of Computer Motion common stock at the applicable discount to the market price of Computer Motion’s common stock pursuant to the plan, using the termination date as the final purchase date for each then outstanding offering period.

Representations and Warranties

      The merger agreement contains customary representations and warranties of Intuitive Surgical and Computer Motion relating to, among other things, the following:

•	corporate organization and similar corporate matters;

•	capital structure;

•	authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and related matters;

•	approval of the merger agreement by the boards of directors of the companies;

•	possession of permits and compliance with laws;

•	documents filed with the SEC and the accuracy of the information contained in those documents;

•	accuracy of the information to be provided in this joint proxy statement/prospectus;

•	absence of specified material changes or events;

•	employee benefit plans and other related matters;

•	labor and other employment matters and labor contracts;

•	tax treatment of the merger;

•	the validity, binding nature and absence of material defaults with respect to specified contracts;

•	outstanding material litigation;

•	compliance with laws related to environmental matters;

•	intellectual property;

•	compliance with laws related to taxes;

•	insurance policies;

•	receipt of fairness opinions by Intuitive Surgical and Computer Motion from Bear, Stearns & Co. Inc. and H.C. Wainwright & Co., Inc., respectively;

•	the respective stockholder votes required for approval of the merger;

•	the absence of finders or brokers fees, except to H.C. Wainwright & Co., Inc. and Bear, Stearns & Co. Inc.;

•	absence of any threatened or pending product liability claims;

•	transactions with related parties; and

•	eligibility to participate in federal health care programs.

Conduct of Business by Computer Motion Prior to Completion of the Merger

      Except as contemplated or required by the merger agreement or as expressly consented to in writing by Intuitive Surgical, until the completion of the merger Computer Motion has agreed to:

•	conduct its operations only in the ordinary and usual course of business consistent with past practice; and

•	use its reasonable efforts to preserve its present business organization, keep available the services of its current executive officers, key employees and consultants and preserve its business relationships with third parties.

      Except as provided in the merger agreement, until the completion of the merger, Computer Motion has agreed that it will not, directly or indirectly, do or propose to do any of the following without the prior written consent of Intuitive Surgical:

•	amend or otherwise change its organizational documents;

•	issue, sell, pledge, encumber or otherwise transfer any shares of capital stock or other equity interests other than pursuant to the terms of options outstanding as of the date of the merger agreement;

•	amend, waive or modify any terms of the options or warrants outstanding as of the date of the merger agreement;

•	sell, transfer, lease, license, encumber or otherwise dispose of, any property or assets that are material to its business except pursuant to contracts existing as of the date of merger agreement or in the ordinary course of business;

•	declare, make or pay any dividend or other distribution with respect to its capital stock;

•	enter into any agreement with respect to the voting of its capital stock;

•	effect any split or similar transaction of any capital stock;

•	acquire any interests or assets other than in the ordinary course of business;

•	incur any indebtedness or assume or otherwise become responsible for the obligations of any person, except for indebtedness incurred in the ordinary course of business or with a maturity of not more than one year and not in excess of $100,000 in the aggregate;

•	terminate, cancel, request or agree to any material change in any material contract other than in the ordinary course of business;

•	enter into any material contract;

•	grant any product warranty for a period longer than one year from the date of purchase;

•	make or authorize any capital expenditures that are in the aggregate greater than $100,000;

•	except as pursuant to agreements in existence as of the date of the merger agreement, increase the compensation or benefits of directors, officers or employees;

•	except as pursuant to agreements in existence as of the date of the merger agreement, grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee;

•	take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting under any benefit plan;

•	pre-pay any long-term debt, except in the ordinary course of business in an amount not greater than $25,000 in the aggregate;

•	accelerate or delay collection or payment of notes, accounts receivable or accounts payable in advance of or beyond their regular due dates;

•	vary its inventory practices in any material respect from past practices;

•	make any change in accounting policies or procedures other than in the ordinary course of business or as required by GAAP or by a government entity;

•	waive, release, assign or settle any material claims, litigation or arbitration;

•	make any material tax election or settle any material tax liability;

•	take any action that would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	amend, modify or take any action under the its rights agreement;

•	modify, terminate or waive any material rights with respect to any confidentiality or standstill agreement;

•	write up, write down or write off the book value of any assets in excess of $200,000 in the aggregate;

•	take any action to exempt any person or entity from the provisions of any state takeover laws or its rights agreement;

•	take any action that would result in the conditions to the merger not being satisfied; or

•	agree, in writing or otherwise, to take any of the foregoing actions.

Conduct of Business by Intuitive Surgical Prior to Completion of the Merger

      Except as provided in the merger agreement, until the completion of the merger Intuitive Surgical has agreed that it will not, directly or indirectly, do or propose to do any of the following without the prior written consent of Computer Motion:

•	amend or otherwise change its organizational documents;

•	declare, make or pay any dividend or other distribution with respect to its capital stock;

•	enter into any agreement with respect to the voting of its capital stock;

•	make any change in accounting policies or procedures other than in the ordinary course of business or as required by GAAP or by a government entity;

•	waive, release, assign or settle any material claims, litigation or arbitration;

•	take any action that would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	take any action that would result in the conditions to the merger not being satisfied; or

•	agree, in writing or otherwise, to take any of the foregoing actions.

Additional Agreements

Stockholder Meetings

      Computer Motion has agreed to call and hold a meeting of its stockholders as soon as practicable after the date on which the registration statement of which this joint proxy statement/prospectus forms a part becomes effective for the purpose of voting upon the approval of the merger. Computer Motion’s obligation to hold the special meeting will not be affected in any way as a result of any changes in the recommendation of Computer Motion’s board of directors. Intuitive Surgical has agreed to call and hold a meeting of its stockholders as soon as practicable after the date on which the registration statement of which this joint proxy statement/prospectus becomes effective for the purpose of voting upon the approval of the issuance of Intuitive Surgical common stock pursuant to the merger agreement.

Access to Information/ Confidentiality

      Each of Intuitive Surgical and Computer Motion has agreed to provide access to its books and records to the other party and its directors, officers, employees and other representatives and comply with its obligations under confidentiality agreements among the parties.

Consents/ Filings

      Intuitive Surgical and Computer Motion have agreed to use their reasonable best efforts to take all necessary action to make the transactions contemplated by the merger agreement effective, obtain any and all consents and licenses and make all necessary filings.

Computer Motion Rights Agreement

      Computer Motion has agreed that it will not amend or take any action with regard to its stockholder rights agreement, including a redemption of the rights issued under such agreement.

Patent Litigation

      Pursuant to the terms of the merger agreement, all pending patent disputes between the parties in the U.S. federal courts and in the U.S. and European Patent Offices either have been jointly stayed or are in a period of inactivity pending completion of the merger. Upon completion of the merger, all such claims will be dismissed with prejudice. If the merger is not completed, the stays may be lifted and the proceedings continued.

No Solicitation of Other Transactions by Computer Motion

      The merger agreement provides that Computer Motion will not through any representatives or otherwise:

•	encourage, solicit, initiate or facilitate any acquisition proposal (as defined below);

•	enter into any agreement with respect to any acquisition proposal or enter into any agreement requiring it to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement; or

•	participate in any discussions or negotiations with, or furnish any information to, another party that may reasonably be expected to lead to any acquisition proposal;

provided, however, that if, at any time prior to the obtaining of Computer Motion stockholders’ approval of the merger agreement, Computer Motion’s board of directors determines in good faith, after consultation with outside counsel, that failing to consider an unsolicited acquisition proposal would be inconsistent with its fiduciary duties, Computer Motion may furnish information to, and participate in discussions with, a person making a superior proposal. Any information that is furnished to another party that has made a superior proposal will be provided pursuant to a confidentiality agreement no more favorable to the other party than the confidentiality agreement in place between Intuitive Surgical and Computer Motion.

      In addition, Computer Motion has agreed that the Computer Motion board of directors will not, except in the case of a superior proposal, withdraw or modify its approval and recommendation of the approval of the merger agreement, approve or recommend any other acquisition proposal, or cause Computer Motion to enter into any letter of intent or agreement related to any other acquisition proposal.

      The merger agreement defines an acquisition proposal as any offer or proposal concerning the following:

•	a merger, consolidation, business combination, or similar transaction involving Computer Motion;

•	a sale, lease or other disposition of more than 20% of Computer Motion’s assets;

•	the issuance, sale or other disposition of securities representing more than 20% of the voting power of Computer Motion;

•	any transaction in which any person or group of persons acquires beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the outstanding voting capital stock of Computer Motion; or

•	any combination of the foregoing.

      The merger agreement defines a superior proposal as a bona fide acquisition proposal involving a merger of Computer Motion or the sale, lease or other transfer of 20% or more of Computer Motion’s assets, voting power or capital stock made by a third party that was not solicited by Computer Motion or its affiliates or representatives and which, in the good faith judgment of Computer Motion’s board of directors:

•	if accepted, is reasonably likely to be completed; and

•	if completed, based on a written opinion of Computer Motion’s financial advisor, would result in a transaction that is more favorable to Computer Motion’s stockholders, from a financial point of view, than the transactions contemplated by the merger agreement.

Conditions to Completion of the Merger

      The obligations of Intuitive Surgical and Computer Motion to effect the merger are subject to the fulfillment or waiver, prior to the effective time of the merger, of various conditions, including the following:

•	the registration statement covering the issuance of shares of Intuitive Surgical common stock to be issued pursuant to the merger agreement, of which this joint proxy statement/prospectus forms a part, will have become effective in accordance with the provisions of the Securities Act of 1933 and not be subject to any stop order suspending the effectiveness of the registration statement issued or threatened by the SEC;

•	the merger agreement, the merger and the other transactions contemplated by the merger agreement will have been approved by the requisite vote of the stockholders of Computer Motion and Intuitive Surgical;

•	no governmental agency or court will have instituted any action or proceeding that enjoins or prohibits the completion of the merger or any other transaction contemplated by the merger agreement;

•	all material consents, approvals and authorizations of any governmental entity or otherwise required pursuant to the merger agreement shall have been obtained;

•	the shares of Intuitive Surgical common stock issuable in the merger will have been approved for listing on Nasdaq; and

•	specified patent litigation stays will have been obtained and remain in full force and effect.

      In addition, the obligations of Intuitive Surgical and Intuitive Merger Corporation to effect the merger are subject to the fulfillment or waiver, prior to the effective time of the merger, of each of the following conditions:

•	the representations and warranties of Computer Motion will be true and correct as of the effective time of the merger (except that those representations and warranties that speak as of the date of the merger agreement or some other date need only be true as of that date), except where the failure of those representations and warranties to be true and correct does not have a material adverse effect on Computer Motion;

•	Computer Motion will have performed or complied with all agreements and covenants required by the merger agreement, except to the extent such nonperformance or noncompliance does not have a material adverse effect on Computer Motion;

•	Computer Motion will have obtained all requisite consents, approvals and authorizations, other than consents, approvals and authorizations the failure of which to obtain would not have a material adverse effect on Computer Motion;

•	since the date of the merger agreement, no material adverse change to Computer Motion’s business that arises out of or relates to (1) any forfeiture, impairment, invalidity or diminution in value of Computer Motion’s intellectual property, (2) the issuance of any shares of capital stock or other equity interests of Computer Motion or (3) the incurrence by Computer Motion of any liability or obligation (other than pursuant to the Loan and Security Agreement); and

•	no action or claim will be pending or threatened wherein an unfavorable judgment or ruling would prevent consummation of any transaction contemplated by the merger agreement, cause any transaction contemplated by the merger agreement to be rescinded following completion, or materially adversely affect the right or powers of Intuitive Surgical to own and operate Computer Motion.

      In addition, the obligations of Computer Motion to effect the merger are subject to the fulfillment or waiver, prior to the effective time of the merger, of each of the following conditions:

•	the representations and warranties of Intuitive Surgical will be true and correct as of the effective time of the merger (except that those representations and warranties that speak as of the date of the merger agreement or some other date need only be true as of that date), except where the failure of those representations and warranties to be true and correct does not have a material adverse effect on Intuitive Surgical; and

•	Intuitive Surgical will have performed or complied with all agreements and covenants required by the merger agreement, except to the extent such nonperformance or noncompliance does not have a material adverse effect on Intuitive Surgical.

Termination of the Merger Agreement

      The merger agreement may be terminated at any time prior to the effective time of the merger by mutual written consent of the parties. In addition, the merger agreement may be terminated at any time prior to the effective time of the merger by either Intuitive Surgical or Computer Motion under the following circumstances:

•	if the merger has not been completed by August 31, 2003, unless it is the terminating party’s failure to fulfill any obligation under the merger agreement that resulted in the failure of the merger to occur on or before that date;

•	if any governmental entity has issued an order or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement;

•	if the approval by the stockholders of Computer Motion required for completion of the merger is not obtained, unless any of the events specified in the first four bullets of the succeeding paragraph occurs, in which case only Intuitive Surgical may terminate the merger agreement pursuant to this provision; or

•	if the approval of the stockholders of Intuitive Surgical for the issuance of Intuitive Surgical common stock in the merger is not obtained at a duly held meeting of the stockholders of Intuitive Surgical.

      In addition, the merger agreement may be terminated at any time prior to the effective time of the merger by Intuitive Surgical under the following circumstances:

•	if the Computer Motion board of directors (1) withdraws or adversely modifies its recommendation of the merger or (2) determines to recommend to the stockholders of Computer Motion that they approve an acquisition proposal other than that contemplated by the merger agreement or has determined to accept a superior proposal;

•	if a tender or exchange offer for 35% or more of the shares of Computer Motion common stock is commenced and the Computer Motion board of directors fails to recommend that the stockholders of Computer Motion not tender their shares in such offer;

•	if any person or group becomes the beneficial owner of 35% or more of the outstanding shares of Computer Motion common stock;

•	if for any reason Computer Motion fails to call or hold the stockholder’s meeting for the purpose of voting upon the approval of the merger agreement before August 31, 2003; or

•	if after the date of the merger agreement (1) there occurs a material adverse change to Computer Motion that is not cured within 10 days after written notice thereof or (2) Computer Motion breaches its obligations under the merger agreement, such breach would have a material adverse effect and such breach is not cured within 10 days after written notice thereof. For this purpose, a material adverse change is a material adverse change to Computer Motion’s business that arises out of or relates to (1) any forfeiture, impairment, invalidity or diminution in value of Computer Motion’s intellectual property, (2) the issuance of any shares of capital stock or other equity interests of Computer Motion or (3) the incurrence by Computer Motion of any liability or obligation (other than pursuant to the Loan and Security Agreement).

      In addition, the merger agreement may be terminated at any time prior to the effective time of the merger by Computer Motion under the following circumstances:

•	if the Computer Motion board of directors determines to accept a superior proposal, but only if Computer Motion’s stockholders fail to approve the merger at the Computer Motion special meeting held for the purpose of voting upon the approval of the merger agreement and Computer Motion pays Intuitive Surgical the termination fee and expenses under the merger agreement, unless Computer Motion is then in breach of its nonsolicitation obligations under the merger agreement, in which case it may not terminate the merger agreement pursuant to this provision; or

•	if after the date of the merger agreement Intuitive Surgical breaches specified obligations under the merger agreement that are not cured within 10 days of the written notice thereof.

Expenses and Termination Fees

Expenses

      Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses. However, Intuitive Surgical and Computer Motion will share equally all regulatory filing fees and expenses related to printing, filing and mailing this joint proxy statement/prospectus and the related registration statement.

Computer Motion Termination Fee

      If the merger agreement is terminated because the merger is not approved by Computer Motion’s stockholders, Computer Motion will pay Intuitive Surgical an amount equal to Intuitive Surgical’s expenses related to the merger up to $1.25 million. In addition, in the event an acquisition proposal has been publicly announced and not expressly and publicly withdrawn prior to Computer Motion’s stockholder vote rejecting the merger agreement and (1) Computer Motion enters into an agreement concerning a transaction that constitutes an acquisition proposal within 12 months of the termination of the merger agreement or (2) any person other than Intuitive Surgical purchases a majority of the assets or equity interests of Computer Motion pursuant to a tender, exchange or other offer that is publicly announced within 12 months of the termination of the merger agreement, Computer Motion will pay Intuitive Surgical a termination fee of $2.5 million, less the amount of any payment for Intuitive Surgical’s expenses related to the merger. In addition, Computer Motion will pay Intuitive Surgical’s expenses and a termination fee of $2.5 million (less the amount of any payment for Intuitive Surgical’s expenses related to the merger) if the merger agreement is terminated because:

•	the Computer Motion board of directors (1) withdraws or adversely modifies its recommendation of the merger or (2) determines to recommend to the stockholders of Computer Motion that they approve an acquisition proposal other than that contemplated by the merger agreement or has determined to accept a superior proposal;

•	a tender or exchange offer for 35% or more of the shares of Computer Motion common stock is commenced and Computer Motion’s board of directors fails to recommend that the stockholders of Computer Motion not tender their shares in such offer;

•	a person or group becomes the beneficial owner of 35% or more of the outstanding shares of Computer Motion’s common stock;

•	Computer Motion fails to call or hold a stockholder meeting for the purpose of voting upon the approval of the merger agreement before August 31, 2003; or

•	after the date of the merger agreement, (1) there occurs a material adverse change (as described above) to Computer Motion that is not cured within 10 days after written notice thereof or (2) Computer Motion breaches its obligations under the merger agreement that are not cured within 10 days after written notice thereof.

Intuitive Surgical Termination Fee

      If the merger agreement is terminated because the approval of the stockholders of Intuitive Surgical for the issuance of Intuitive Surgical common stock pursuant to the merger agreement is not obtained, Intuitive Surgical will pay Computer Motion an amount equal to Computer Motion’s expenses related to the merger up to $1.25 million. In addition, Intuitive Surgical will pay Computer Motion’s expenses and a termination fee of $2.5 million (less the amount of any payment for Computer Motion’s expenses related to the merger) if the merger agreement is terminated because Intuitive Surgical breaches specified obligations under the merger agreement that are not cured within 10 days after written notice thereof.

Amendment and Waiver

      Subject to applicable law, the parties may amend the merger agreement in writing at any time prior to the completion of the merger. At any time prior to the completion of the merger, any party to the merger agreement may (1) extend the time for performance of any of the obligations of the other party, (2) waive any inaccuracies in the representations and warranties of the other party and (3) waive compliance by the other party with any of the agreements or conditions in the merger agreement.

STOCKHOLDER SUPPORT AGREEMENTS

      The following summary describes the material provisions of the stockholder support agreements, the forms of which are attached to this joint proxy statement/prospectus as Annex B and Annex C and are incorporated by reference in this joint proxy statement/prospectus. This summary may not contain all of the information about the stockholder support agreements that is important to you. We encourage you to read the stockholder support agreements carefully in their entirety.

Intuitive Surgical Stockholders

      As an inducement to Intuitive Surgical and Intuitive Merger Corporation to enter into the merger agreement and in connection with the execution and delivery of the merger agreement, Susan K. Barnes, Gary S. Guthart, Scott S. Halsted, Russell C. Hirsch, Richard J. Kramer, James A. Lawrence, Alan J. Levy, Frederic H. Moll, Jerome J. McNamara and Lonnie M. Smith, each of whom is an officer and/or director of Intuitive Surgical, entered into a stockholder support agreement with Intuitive Surgical and Intuitive Merger Corporation. As of the record date for the Intuitive Surgical annual meeting, these stockholders collectively held an aggregate of approximately 2.8 million shares of Intuitive Surgical common stock, representing approximately 7% of the Intuitive Surgical common stock outstanding on that date.

      Pursuant to the terms of the stockholder support agreements, each stockholder agreed to vote (1) in favor of the issuance of Intuitive Surgical common stock pursuant to the merger agreement and (2) against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage issuance of Intuitive Surgical common stock pursuant to the merger agreement. In addition, each stockholder appointed Lonnie M. Smith and Susan K. Barnes in their respective capacities as officers of Intuitive Surgical as such stockholder’s proxy and attorney-in-fact to vote such stockholder’s shares of Intuitive Surgical common stock in accordance with the provisions of the stockholder support agreement and revoked all prior proxies. Each stockholder also agreed not to sell or otherwise dispose of such stockholder’s Intuitive Surgical shares nor to solicit any acquisition proposal.

      The stockholder support agreements terminate upon the earliest to occur of (1) March 7, 2005, (2) the effective time of the merger or (3) 120 days after payment of any termination fee pursuant to the merger agreement. Please see “The Merger Agreement — Termination of the Merger Agreement.”

Computer Motion Stockholders

      As an inducement to Intuitive Surgical and Intuitive Merger Corporation to enter into the merger agreement and in connection with the execution and delivery of the merger agreement, Joseph M. DeVivo, Daniel R. Doiron, Robert W. Duggan, Eric H. Halvorson, Jeffrey O. Henley, William J. Meloche, David Munjal, Stephen Pedroff, David A. Stuart, Eugene W. Teal and Darrin R. Uecker, each of whom is an officer and/or director of Computer Motion, entered into a stockholder support agreement with Intuitive Surgical and Intuitive Merger Corporation. As of May 15, 2003, the record date for the Computer Motion special meeting, these stockholders collectively held an aggregate of approximately 2.8 million shares of Computer Motion common stock and 1,191 shares of Computer Motion Series D convertible preferred stock, collectively representing approximately 14% of the voting power of the Computer Motion common and preferred stock outstanding on that date.

      Pursuant to the terms of the stockholder support agreements, each stockholder agreed to vote (1) in favor of the approval and adoption the merger agreement and (2) against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the merger. In addition, each stockholder appointed Lonnie M. Smith and Susan K. Barnes in their respective capacities as officers of Intuitive Surgical as such stockholder’s proxy and attorney-in-fact to vote such stockholder’s shares of Computer Motion stock in accordance with the provisions of the stockholder support agreement and revoked all prior proxies. Each stockholder also agreed not to sell or otherwise dispose of such stockholder’s Computer Motion shares nor to solicit any acquisition proposal.

      The stockholder support agreements terminate upon the earliest to occur of (1) March 7, 2005, (2) the effective time of the merger or (3) 120 days after payment of any termination fee pursuant to the merger agreement. Please see “The Merger Agreement — Termination of the Merger Agreement.”

LOAN AND SECURITY AGREEMENT

      In connection with the execution of the merger agreement, Intuitive Surgical and Computer Motion entered into a Loan and Security Agreement, pursuant to which Intuitive Surgical has agreed to provide a short-term secured bridge loan facility of up to $7.3 million to Computer Motion. Computer Motion will use up to $5.0 million of the facility for working capital and other general corporate purposes and up to $2.3 million of the facility to repay existing indebtedness. As of the date of this joint proxy statement/ prospectus, no amount is outstanding under this facility. The facility will terminate and all outstanding amounts thereunder will become due and payable 120 following termination of the merger agreement, subject to specified acceleration events described below. Interest on amounts borrowed under the facility will accrue at a rate of 8% per year and is not due and payable until the maturity date. In order to secure repayment of the loan, Computer Motion granted Intuitive Surgical a first-priority security interest in, and lien on, specified assets of Computer Motion, including present and future accounts receivable, inventory, equipment, letters of credit and intellectual property rights. There can be no assurance that this collateral will be sufficient to secure Computer Motion’s obligations under the Loan and Security Agreement

      The Loan and Security Agreement contains customary representations and warranties by Computer Motion relating to, among other things, the following:

•	corporate organization and similar corporate matters;

•	authorization, execution, delivery, performance and enforceability of the Loan and Security Agreement;

•	purpose of the loan;

•	existing indebtedness;

•	title to property and assets;

•	intellectual property;

•	financial condition; and

•	location of collateral.

      The obligation of Intuitive Surgical to make loans under the facility is subject to customary conditions, including the following:

•	execution and delivery of the loan documents and other specified documents and certificates from Computer Motion in form and substance satisfactory to Intuitive Surgical;

•	Intuitive Surgical shall have received evidence of a valid and perfected first-priority lien and security interest in the collateral and intellectual property of Computer Motion;

•	Intuitive Surgical shall have received evidence that the merger agreement and other ancillary agreements are in full force and effect;

•	Intuitive Surgical shall have received evidence of insurance on specified Computer Motion assets in form and substance satisfactory to Intuitive Surgical; and

•	Intuitive Surgical shall have received additional terminations and other documents as Intuitive Surgical may reasonably request.

      Amounts borrowed under the loan and security agreement, together with accrued interest, will be due and payable on the earlier to occur of 120 days following termination of the merger agreement or any of the following events:

•	the sale, lease, license, exchange or transfer of all or substantially all of the assets of Computer Motion (other than pursuant to the merger agreement);

•	the completion of a recapitalization, reorganization, merger, consolidation or other transaction resulting in the transfer of control of Computer Motion (other than pursuant to the merger agreement); or

•	any voluntary or involuntary action to liquidate, dissolve or wind down the business of Computer Motion.

UNAUDITED PRO FORMA

CONDENSED COMBINED CONSOLIDATED FINANCIAL DATA
OF INTUITIVE SURGICAL AND COMPUTER MOTION

      The following unaudited pro forma condensed combined consolidated balance sheet as of March 31, 2003 and the unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2002 and three months ended March 31, 2003 are based on the historical audited consolidated financial statements of Intuitive Surgical and Computer Motion for the year ended December 31, 2002, the historical unaudited consolidated financial statements of Intuitive Surgical and Computer Motion for the three months ended March 31, 2003 and the assumptions, estimates and adjustments described in the notes to the unaudited pro forma condensed combined financial statements. The assumptions, estimates and adjustments are preliminary and have been made solely for purposes of developing such pro forma information.

      The unaudited pro forma condensed combined balance sheet gives effect to the merger of Intuitive Surgical and Computer Motion as if it had occurred on March 31, 2003. The unaudited pro forma condensed combined consolidated statements of operations for the year ended December 31, 2002 and the three months ended March 31, 2003 give effect to the proposed merger of Intuitive Surgical and Computer Motion as if it had occurred on January 1, 2002 and January 1, 2003, respectively.

      Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined consolidated financial statements, is allocated to the net tangible and intangible assets of Computer Motion acquired in connection with the merger, based on their fair values as of the completion of the merger. A preliminary valuation was conducted in order to assist management of Intuitive Surgical in determining the fair values of a significant portion of these assets. This preliminary valuation has been considered in management’s estimates of the fair values reflected in these unaudited pro forma condensed combined consolidated financial statements. A final determination of these fair values, which cannot be made prior to the completion of the merger, will include management’s consideration of a final valuation. This final valuation will be based on the actual net tangible and intangible assets of Computer Motion that exist as of the date of completion of the merger.

      Further, the unaudited pro forma condensed combined consolidated financial statements do not include any adjustments for liabilities resulting from integration planning, as management is in the process of making these assessments and estimates of these costs are not currently known. However, liabilities ultimately will be recorded for severance or other costs associated with removing redundant operations that would affect amounts in the pro forma condensed combined consolidated financial statements.

      These unaudited pro forma condensed combined consolidated financial statements have been prepared based on preliminary estimates of fair values. Amounts allocated to intangible assets may increase significantly, which could result in a material increase in amortization of intangible assets. Therefore, the actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined consolidated financial statements. The impact of ongoing integration activities, the timing of completion of the merger, and other changes in Computer Motion’s net tangible and intangible assets, which occur prior to completion of the merger, as well as the receipt of the final valuation, could cause material differences in the information presented.

      The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements and accompanying notes of Intuitive Surgical and Computer Motion incorporated by reference into this joint proxy statement/ prospectus, and the summary of selected historical consolidated financial data included elsewhere in this joint proxy statement/ prospectus. The unaudited pro forma condensed combined consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of Intuitive Surgical that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of the merged entity.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

BALANCE SHEET

As of March 31, 2003
(in thousands)

	Historical

	Intuitive	Computer	Pro Forma		Pro Forma
	Surgical	Motion	Adjustments		Combined

ASSETS
Current assets:
Cash and cash equivalents	$22,774	$1,269	$—		$24,043
Restricted cash	—	2,298	(2,298	)(m)	—
Short-term investments	22,235	—	—		22,235
Accounts receivable, net	20,895	8,665	—		29,560
Inventory, net	8,282	7,174	2,407	(a)	17,863
Prepaid and other current assets	2,037	1,036	—		3,073

Total current assets	76,223	20,442	109		96,774
Property and equipment, net	9,823	4,880	—		14,703
Intangible and other assets	3,370	54	24,500	(b)	100,478
			3,700	(c)
			69,854	(d)
			(1,000	)(f)

Total assets	$89,416	$25,376	$97,163		$211,955

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Note payable to stockholder	$—	$—	$—		$—
Accounts payable	10,142	9,069	—		19,211
Other accrued liabilities	7,810	8,340	1,000	(f)	12,750
			(4,400	)(j)
Deferred revenue	6,140	2,649	(963	)(e)	7,826
Bridge loan	—	2,300	(2,298	)(m)	2
Current portion of notes payable	1,434	—	—		1,434

Total current liabilities	25,526	22,358	(6,661)		41,223
Deferred revenue	—	1,057	(405	)(e)	652
Long-term notes payable and other	1,531	—	—		1,531

Total liabilities	27,057	23,415	(7,066)		43,406

Stockholders’ equity	62,359	1,961	104,803	(h)	168,549
			(574	)(i)

Total liabilities and stockholders’ equity	$89,416	$25,376	$97,163		$211,955

See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENT OF OPERATIONS

Year Ended December 31, 2002
(in thousands, except per share data)

	Historical

	Intuitive	Computer	Pro Forma		Pro Forma
	Surgical	Motion	Adjustments		Combined

Sales	$72,022	$24,111	$(1,592	)(g)	$94,541
Cost of sales	34,584	9,860	3,500	(b)	47,944

Gross margin	37,438	14,251	(5,092)		46,597
Operating costs and expenses:
Research and development	16,793	10,903	(1,592	)(g)	26,104
Selling, general and administrative	40,864	24,416	347	(i)	61,272
			(4,400	)(j)
			45	(k)
Amortization of acquired intangible assets	—	—	550	(c)	550

Total operating costs and expenses	57,657	35,319	(5,050)		87,926
Loss from operations	(20,219)	(21,068)	(42)		(41,329)
Interest and other income, net	1,798	(53)	—		1,745

Loss before income taxes	(18,421)	(21,121)	(42)		(39,584)
Income tax provision	—	30	—		30

Net loss	(18,421)	(21,151)	(42)		(39,614)

Dividend to Series B preferred stockholders	—	4,978	(4,978	)(l)	—
Dividend to Series C preferred stockholders	—	5,951	(5,951	)(l)	—

Net loss available to common stockholders	$(18,421)	$(32,080)	$10,887		$(39,614)
Basic and diluted net loss per common share	$(0.51)	$(1.93)			$(0.80)

Shares used in computing basic and diluted net loss per common share	36,458	16,665	(3,484)		49,639

See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENT OF OPERATIONS

Three Months Ended March 31, 2003
(in thousands, except per share data)

	Historical

	Intuitive	Computer	Pro Forma		Pro Forma
	Surgical	Motion	Adjustments		Combined

Sales	$19,235	$7,011	$(445	)(g)	$25,801
Cost of sales	8,738	2,740	875	(b)	12,353

Gross margin	10,497	4,271	(1,320)		13,448
Operating costs and expenses:
Research and development	10,209	2,701	(445	)(g)	12,465
Selling, general and administrative	3,423	9,276	87	(i)	12,797
			11	(k)
Amortization of acquired intangible assets	—	—	139	(c)	139

Total operating costs and expenses	13,632	11,977	(208)		25,401
Loss from operations	(3,135)	(7,706)	(1,112)		(11,953)
Interest and other income, net	842	(158)	—		684

Loss before income taxes	(2,293)	(7,864)	(1,112)		(11,269)
Income tax provision	—	10	—		10

Net loss	$(2,293)	$(7,874)	$(1,112)		$(11,279)

Dividend to Series C preferred stockholders	—	1,375	(1,375	)(l)	—

Net loss available to common stockholders	$(2,293)	$(9,249)	$(263)		$(11,279)
Basic and diluted net loss per common share	$(0.06)	$(0.52)			$(0.22)

Shares used in computing basic and diluted net loss per common share	36,862	17,694	(3,980)		50,576

See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Note 1	Basis of Pro Forma Presentation

      On March 7, 2003, Intuitive Surgical and Computer Motion entered into an agreement and plan of merger, which upon completion will result in Computer Motion becoming a wholly owned subsidiary of Intuitive Surgical in a transaction to be accounted for using the purchase method. For a discussion regarding the primary reasons for the merger, please see “Reasons for the Merger — Intuitive Surgical” and “Reasons for the Merger — Computer Motion.” The total estimated purchase price of approximately $113.0 million includes Intuitive Surgical common stock valued at $94.5 million, assumed options and warrants with a fair value of $16.4 million and estimated direct transaction costs of $2.0 million.

      The unaudited pro forma condensed combined consolidated financial statements provide for the issuance of approximately 15.2 million shares of Intuitive Surgical common stock, based upon an assumed exchange ratio of 0.52 of a share of Intuitive Surgical common stock for each outstanding share of Computer Motion common stock as of April 29, 2003. This assumed exchange ratio is based on a measurement date of April 29, 2003 for the merger.

      The actual fraction of a share of Intuitive Surgical common stock into which each share of Computer Motion common stock will be converted, or the exchange ratio, will be determined based on the total number of fully diluted shares outstanding for Intuitive Surgical and Computer Motion immediately prior to completion of the merger. The number of Computer Motion’s fully diluted shares may vary based upon the number of shares of common stock into which Computer Motion’s preferred stock will be convertible and the number of shares of Computer Motion common stock which may be issued to pay accrued dividends on the preferred stock upon conversion. This preferred stock conversion ratio will, in turn, vary inversely based upon the average closing bid price for Computer Motion common stock for the 20 consecutive trading days ending 15 consecutive trading days prior to the Computer Motion special meeting, which is referred to herein as the pricing period. As a result, the measurement date is expected to be the date the stockholders of both companies approve of the merger. For purposes of preparing the unaudited pro forma condensed combined consolidated financial statements, Intuitive Surgical assumed a measurement date of April 29, 2003. Based on an estimated completion date of June 30, 2003, the anticipated exchange ratio for Computer Motion common stock could range from approximately 0.48 to 0.52 depending on the average closing bid price per share of Computer Motion common stock during the pricing period.

      While the preferred stock conversion ratio and the merger exchange ratio may change based on the foregoing factors, the percentage of shares of the combined company to be issued to holders of Computer Motion stock, warrants and options on a fully diluted basis is fixed at 32% in the merger agreement.

      The average market price per share of Intuitive Surgical common stock of $6.20 is based on an average of the closing prices for two days before, the day of, and two days after the assumed measurement date of April 29, 2003 (April 25, 28, 29, 30 and May 1).

      Based on the total number of Computer Motion options and warrants outstanding at April 29, 2003, Intuitive Surgical will assume options and warrants of Computer Motion entitling the holders to purchase approximately 5.2 million shares of Intuitive Surgical common stock at a weighted average exercise price of $6.73 per share. The actual number of options, both vested and unvested, and warrants to be assumed will be determined based on the actual number of Computer Motion options and warrants outstanding at the effective time of the merger. The fair value of the outstanding options, both vested and unvested, and warrants was determined using a Black-Scholes valuation model with the following assumptions: no dividend yield; a weighted average expected volatility of 74%; and a risk-free interest rate of 1.9%. The model assumed a weighted average expected life of 1.6 years for assumed options and 4 years for assumed warrants.

      The estimated total purchase price of Computer Motion in the merger is as follows (in thousands):

Value of Intuitive Surgical common stock issued	$94,522
Assumption of Computer Motion vested warrants and options(1)	15,748
Assumption of Computer Motion unvested options(2)	694

Total value of Intuitive Surgical securities	110,964
Estimated direct transaction costs	2,000

Total estimated purchase price	$112,964

(1)	The vested warrants and options were valued using a Black-Scholes valuation model. This amount includes 2.3 million options that accelerate upon close of the merger under the provisions of Computer Motion’s 1997 Plan.

(2)	The unvested options were valued using a Black-Scholes valuation model.

      In connection with the merger, Intuitive Surgical has agreed to provide a short-term, secured bridge loan facility of up to a maximum of $7.3 million to pay certain operating expenses and repay debt through the completion of the merger. Please see “Loan and Security Agreement.” As of the date of this joint proxy statement/ prospectus, no amount has been drawn against this facility. Goodwill may increase up to $7.3 million from amounts shown below as Computer Motion draws amounts under the bridge loan facility.

      Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to Computer Motion’s net tangible and intangible assets based on their estimated fair values as of the date of the completion of the merger. Based on the preliminary valuation, and subject to material changes upon development of a final valuation and other factors as described in the introduction to these unaudited pro forma condensed combined consolidated financial statements, the preliminary estimated purchase price is allocated as follows (in thousands):

Cash and cash equivalents	$1,269
Accounts receivable, net	8,665
Inventories, net	9,581
Prepaid and other assets	1,036
Property, plant and equipment	4,880
Other assets	54
Accounts and notes payable	(9,071)
Other accrued liabilities	(3,940)
Deferred revenue	(2,338)

Net tangible assets to be assumed	10,136
Amortizable intangible assets to be acquired	28,200
Goodwill	69,854
Deferred compensation on unvested options	574 *
In-process research and development	4,200

Total preliminary estimated purchase price allocation	$112,964

*	Deferred compensation on unvested options is based on the portion of the intrinsic value (fair value less the exercise price) at April 29, 2003 related to the future vesting period as follows: intrinsic value of the aggregate shares multiplied by (remaining vesting period divided by total vesting period). Deferred compensation will be amortized into compensation expense over a three year period using the graded method.

      Of the total estimated purchase price, a preliminary estimate of $10.1 million has been allocated to net tangible assets to be assumed and $28.2 million has been allocated to amortizable intangible assets to be acquired. The depreciation and amortization related to the fair value adjustment to net tangible assets and the amortization related to the amortizable intangible assets are reflected as pro forma adjustments to the unaudited pro forma condensed combined consolidated statements of operations.

      Developed technology, which comprises products that have reached technological feasibility, includes products in Computer Motion’s Zeus, Aesop, Hermes, and Socrates product lines. Core technology represents a combination of Computer Motion patents, processes and trade secrets. Intuitive Surgical expects to amortize the developed and core technology on a straight-line basis over an average estimated life of seven years.

      The value assigned to developed and core technology was determined by discounting the estimated future cash flows of the existing products to their present value. The revenue estimates used to value the developed and core technology were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by Computer Motion and its competitors.

      The rates utilized to discount the net cash flows of developed and core technology to their present value are based on Computer Motion’s weighted average cost of capital. The weighted average cost of capital reflects the anticipated market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets. Based on these factors, a discount rate of 14% was deemed appropriate for valuing developed and core technology.

      Of the total estimated purchase price, approximately $69.9 million has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. Goodwill is not deductible for tax purposes.

      In accordance with the Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill resulting from business combinations completed subsequent to June 30, 2001 will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

      Of the total estimated purchase price, a preliminary estimate of $4.2 million has been allocated to in-process research and development and will be charged to expense in the period during which the merger is completed. Due to its non-recurring nature, the in-process research and development expense has been excluded in the unaudited pro forma condensed combined consolidated statement of operations. Ongoing in-process research and development projects are aimed at enhancing existing products with improved features and capabilities. Specific programs comprising the $4.2 million estimated value of in-process research and development are Zeus Surgical System version 3 ($2.9 million), Hermes control center version 2 ($1.2 million), and telecollaboration system version 2 ($0.1 million). None of these projects is considered to have alternative uses, and all of these projects are defined and staffed with first product shipments scheduled for within calender year 2004. The Company estimated costs to complete the Zeus Surgical System version 3, Hermes control center version 2 and the telecollaboration system version 3 are $0.4 million, $0.3 million and $0.1 million, respectively. Due to the complementary nature of the companies’ products and technologies, Intuitive Surgical intends to evaluate and integrate the in-process R&D of both companies into a single strategy to provide the best possible product solutions to customers. This may mean redefining in-process R&D at one or both companies. Continued product innovation and timely release of in-process R&D projects, once integrated and redefined as necessary, are believed to be fundamental to the success and survival of the combined company.

      Computer Motion is currently developing new products that qualify as in-process research and development in certain product areas. Projects which qualify as in-process research and development represent those that have not yet reached technological feasibility. Technological feasibility is defined as being equivalent to completion of a beta-phase working prototype in which there is no significant remaining risk relating to the development.

      Computer Motion is currently involved in research and development projects, which are focused on developing new products, integrating new technologies, improving product performance and broadening features and functionalities. There is a risk that these developments and enhancements will not be competitive with other products using alternative technologies that offer comparable functionality.

      The value assigned to in-process research and development was determined by considering the importance of each project to the overall development plan, estimating costs to develop the purchased in-process research and development into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value. The revenue estimates used to value the purchased in-process research and development were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by Computer Motion and its competitors.

      The rates utilized to discount the net cash flows to their present value are based on Computer Motion’s weighted average cost of capital. The weighted average cost of capital was adjusted to reflect the difficulties and uncertainties in completing each project and thereby achieving technological feasibility, the percentage of completion of each project, anticipated market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets. Based on these factors, discount rates that range from 20% to 22% were deemed appropriate for valuing the in-process research and development.

      Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Computer Motion’s net tangible and intangible assets to a preliminary estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets, and to adjust certain Computer Motion amounts to conform to Intuitive Surgical’s accounting policies.

      Intuitive Surgical has not identified any preacquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

      Intuitive Surgical and Computer Motion have commenced planning for the post-merger transition. Intuitive Surgical’s management anticipates annual pre-tax cost savings of up to $18 million commencing in late 2003 as a result of the merger, of which approximately $10 million will result from a substantial reduction in headcount. The companies are analyzing possible post-merger plans to enhance the efficiency and productivity of a merged company. While no final decisions have been made, the companies are considering various post-merger opportunities including the consolidation of manufacturing and administrative functions at corporate headquarters, maintaining an engineering presence in multiple locations, and creating a single sales and service force to cost-effectively serve and support customers world-wide. Management currently estimates that approximately $16 million of the anticipated cost savings would come from a reduction in selling, general and administrative expenses of the combined companies, and approximately $2 million from a reduction in research and development expenses of the combined companies. These estimates were based on a preliminary analysis of the expenditures necessary to support the marketing, sales and administrative functions, as well as product development functions, of the combined companies. These estimates are not based on any determination of actual headcount reductions or estimated reductions in specific items of expense. Accordingly, the overall cost savings estimate as well as the estimated components of such savings set forth above are subject to revision once management finalizes a restructuring plan to be implemented following closing, Moreover, Intuitive Surgical’s ability to achieve these goals is subject to economic conditions and unanticipated changes in business conditions, and therefore there can be no assurance that these results will be achieved. Please see “Cautionary Statement Regarding Forward-Looking Statements.”

      The pro forma adjustments included in the unaudited pro forma condensed combined consolidated financial statements are as follows:

(a)	Adjustment to record the difference between the preliminary estimate of the fair value and the historical amount of Computer Motion’s inventory. An adjustment to the statement of operations has not been recorded, as it does not have a continuing impact on the business.

(b)	Adjustment to reflect the preliminary estimate of the fair value of developed technology. The preliminary fair value is $24.5 million with an estimated useful life of 7 years, resulting in increased amortization expense of $3.5 million.

(c)	Adjustments to reflect the preliminary estimate of fair value of purchased intangible assets. Those assets consist primarily of customer relationships, trademarks and internal use software. The preliminary fair value is $3.7 million with estimated useful lives from 4 to 7 years, resulting in amortization expense of $550,000 and $139,000 for the year ended December 31, 2002, and the three months ended March 31, 2003, respectively.

(d)	Adjustment to reflect the preliminary estimate of the fair value of goodwill.

(e)	Adjustment to reflect the preliminary estimate of the fair value of Intuitive Surgical’s legal performance obligations under certain service contracts and to eliminate historical amounts of Computer Motion’s deferred revenue that does not represent a legal performance obligation to the combined company.

(f)	Adjustment to reflect $1.0 million of estimated direct transaction costs not incurred as of March 31, 2003 and to eliminate $1.0 million of direct transaction costs included in other assets as of March 31, 2003.

(g)	Adjustment to conform Intuitive Surgical and Computer Motion’s accounting policies regarding the classification of development and grant revenue. The adjustment re-classifies non-refundable payments received under grant and product development arrangements from revenue to an offset of research and development costs.

(h)	Adjustments to stockholders’ equity (in thousands):

To record the estimated value of Intuitive Surgical shares to be issued and Computer Motion warrants and options to be assumed in the merger	$110,964
To record the preliminary estimate of the fair value of in-process research and development	(4,200)
To eliminate Computer Motion’s historical stockholders’ equity	(1,961)

$104,803

(i)	Adjustment to record the deferred compensation and amortization related to unvested options assumed. The preliminary estimate is based on the intrinsic value of the these options on March 20, 2003 for options outstanding on March 21, 2003. The deferred compensation related to unvested options is being amortized using the graded method over a three year period, which is the estimated vesting period of these options.

(j)	Adjustment to eliminate the accrual and expense as of and for the period ended December 31, 2002 and the accrual as of March 31, 2003 for the litigation settlement between Computer Motion and Intuitive Surgical, as collection of the underlying judgement will not be pursued. Although IBM Corporation was a co-plaintiff with Intuitive Surgical in the lawsuit, none of the damage award against Computer Motion was payable to IBM because Computer Motion’s infringement was determined to have caused injury only to Intuitive Surgical’s, and not IBM’s, business.

(k)	Adjustment to record stock compensation expense related to non-employee options assumed in the merger. The fair market value of the options was determined using the Black-Scholes valuation model with the following assumptions: No dividend yield; an expected volatility of 80%; a risk-free interest rate of 4.1%; and a contractual life of 9.7 years. The compensation expense is being amortized using the graded method over a three year service period.

(l)	Adjustment to eliminate the dividends on preferred stock due to the assumed conversion of the preferred stock to common stock immediately prior to the effective time of the merger.

(m)	Adjustment to record the payment of the short-term bridge loan with Agility Capital, LLC that is due upon close of the merger.

Note 2	Pro Forma Earnings Per Share

      The pro forma basic and diluted net loss per share are based on the weighted average number of shares of Intuitive Surgical common stock outstanding and the weighted average number of shares of Computer Motion common stock outstanding multiplied by the estimated exchange ratio. The weighted average number of shares have been adjusted to reflect the issuance of approximately 4.6 million shares of Intuitive Surgical’s common stock for the conversion of Computer Motion’s preferred stock, as if the shares had been outstanding for the entire period.

COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS

      Both Intuitive Surgical and Computer Motion are incorporated under the laws of the State of Delaware. Before the completion of the merger, the rights of holders of Computer Motion stock are governed by Delaware law, the Second Amended and Restated Certificate of Incorporation of Computer Motion and the Bylaws of Computer Motion. After the completion of the merger, former Computer Motion stockholders will become stockholders of Intuitive Surgical, and their rights will be governed by Delaware law, the Amended and Restated Certificate of Incorporation of Intuitive Surgical and the Bylaws of Intuitive Surgical.

      While there are substantial similarities between the certificates of incorporation and bylaws of Intuitive Surgical and Computer Motion, a number of differences do exist. The following is a summary of the material differences between the rights of Intuitive Surgical stockholders and the rights of Computer Motion stockholders. While we believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Intuitive Surgical and Computer Motion stockholders and it is qualified in its entirety by reference to Delaware law and the various documents of Intuitive Surgical and Computer Motion that we refer to in this summary. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer to in this joint proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Intuitive Surgical and being a stockholder of Computer Motion. Intuitive Surgical and Computer Motion have filed with the SEC their respective documents referred to herein and will send copies of these documents to you upon your request. Please see “Where You Can Find More Information.”

	Intuitive Surgical	Computer Motion

Authorized Capital Stock	The authorized capital stock of Intuitive Surgical consists of 200,000,000 shares of common stock, par value of $0.001 per share, and 5,000,000 shares of preferred stock, par value of $0.001 per share.	The authorized capital stock of Computer Motion consists of 50,000,000 shares of common stock, par value of $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, including 12,000 shares of Series A junior participating preferred stock, 12,000 shares of Series B convertible preferred stock, 10,750 shares of Series C convertible preferred stock, and 10,750 shares of Series D convertible preferred stock.

Number of Directors	Delaware law provides that a corporation must have at least one director and that the number of directors shall be fixed by or in the manner provided in the bylaws unless the certificate of incorporation fixes the number of directors. Intuitive Surgical’s Amended and Restated Certificate of Incorporation provides that the number of directors shall be fixed from time to time exclusively by the board of directors. The number of directors of Intuitive Surgical is currently fixed at seven.	Computer Motion’s Second Amended and Restated Certificate of Incorporation does not fix the number of directors and its bylaws provide that its board of directors will consist of seven directors, unless such number is increased by the stockholders or the board of directors then in office. The number of directors of Computer Motion is currently fixed at seven.

	Intuitive Surgical	Computer Motion

Cumulative Voting	Delaware law allows for a corporation’s certificate of incorporation to permit stockholders to cumulate their votes for directors. The Amended and Restated Certificate of Incorporation of Intuitive Surgical provides that holders of Intuitive Surgical common stock have cumulative voting rights only if, among other things, the corporation ceases to be a listed on the Nasdaq National Market.	The Second Amended and Restated Certificate of Incorporation of Computer Motion does not provide for cumulative voting for directors.

Classification of Board of Directors	Delaware law permits, but does not require, a classified board of directors, divided into as many as three classes with staggered terms under which one-half or one-third of the directors are elected to terms of two or three years, as applicable. Intuitive Surgical’s Amended and Restated Certificate of Incorporation provides for three classes of directors that serve staggered terms of three years.	Computer Motion’s Second Amended and Restated Certificate of Incorporation and Bylaws do not provide for the classification of the board of directors.

Removal of Directors	Under Delaware law, directors may be removed from office by a majority stockholder vote and in the case of the corporation whose board is classified, stockholders may effect such removal only for cause. Intuitive Surgical’s Amended and Restated Certificate of Incorporation provides that directors may be removed as provided by Delaware law. Because Intuitive Surgical has a classified board of directors, stockholders may effect removal of the directors for cause.	Computer Motion’s Bylaws provide that Computer Motion’s directors may be removed from office by a majority stockholder vote.

Amendment of Certificate of Incorporation	Under Delaware law and Intuitive Surgical’s Amended and Restated Certificate of Incorporation the certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the voting rights of all classes of stock entitled to vote. However, the affirmative vote of the holders of 66 2/3% of the voting power of all of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, is required to amend the provisions relating to:

	• the authority, number and classification	Under Delaware law, Computer Motion’s Second Amended and Restated Certificate of Incorporation may be amended by the affirmative vote of the holders of a majority of the voting rights of all classes of stock entitled to vote.

	Intuitive Surgical	Computer Motion

of Intuitive Surgical’s board of directors;

• the election (including the filling of vacancies) and removal of directors;

• the procedures required to amend Intuitive Surgical’s Bylaws;

• stockholder action only being allowed at a duly called annual or special meeting;

• notice of stockholder nomination of directors and other business of stockholders to be brought at any meeting of stockholders;

• the calling of special meetings;

• the elimination of directors’ personal liability for monetary damages;

• indemnification of directors, officers and other persons; and

• the percentage of shares necessary to amend the certificate of incorporation.

Amendment of Bylaws	Delaware law provides that a corporation’s stockholders entitled to vote have the power to amend bylaws, although the corporation’s certificate of incorporation may give the board of directors the power to amend the bylaws. Intuitive Surgical’s Amended and Restated Certificate of Incorporation provides that the bylaws may be amended by Intuitive Surgical’s board of directors or by an affirmative vote of the holders of 66 2/3% of the voting power of all stock entitled to vote.	Computer Motion’s Second Amended and Restated Certificate of Incorporation provides that the bylaws may be amended, altered or repealed by the board of directors.

Special Meeting of Stockholders	Under Delaware law, meetings may be held in the manner provided by the bylaws of the corporation. Intuitive Surgical’s Amended and Restated Certificate of Incorporation and Bylaws provide that special meetings of the stockholders may be called by the chairman of the board, the chief executive officer, or a majority of the board of directors.	Computer Motion’s Bylaws provide that special meetings of the stockholders may be called by the chairman of the board, the president, or one-third or more in number of directors.

Intuitive Surgical	Computer Motion

Delivery and Notice Requirements of Stockholder Nominations and Proposals	Intuitive Surgical’s Bylaws provide that for a stockholder proposal to be brought properly before an annual meeting, the proposal must be a proper matter for stockholder action under Delaware law and the stockholder must notify the corporate secretary of Intuitive Surgical not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, if the actual date of the annual meeting is more than 30 days before or more than 30 days after that anniversary date, then notice must be delivered no earlier than the 120th day prior to the annual meeting and no later than the 90th day prior to the annual meeting, or no later than the 10th day after the day on which public announcement of the date of the annual meeting is first made by Intuitive Surgical.

Intuitive Surgical’s Bylaws also provide that in the event Intuitive Surgical calls a special meeting of stockholders for the purpose of electing directors, a stockholder may nominate a person for election if they deliver notice to the secretary of Intuitive Surgical no earlier than the 120th day prior to the special meeting and no later than the 90th day prior to such special meeting, or the 10th day following the day in which public announcement of the special meeting is first made by Intuitive Surgical.	Computer Motion’s Bylaws provide that for a stockholder proposal to be brought properly before any stockholder meeting, the stockholder must notify the corporate secretary of Computer Motion not less than 45 days nor more than 90 days prior to such meeting. However, if less than 55 days notice of the meeting is given to stockholders, notice by the stockholder must be received no later than the 10th day after the day on which public disclosure of the meeting is first made by Computer Motion.

Limitation of Personal Liability of Directors and Officers	In accordance with Delaware law, Intuitive Surgical’s Amended and Restated Certificate of Incorporation provides for the indemnification of its directors from personal liability to the fullest extent not prohibited by Delaware law. Delaware law permits a corporation to eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving wrongful acts, including the following:

• any breach of the duty of loyalty to the corporation or its stockholders;

• acts or omissions not in good faith or	In accordance with Delaware law, Computer Motion’s Second Amended and Restated Certificate of Incorporation provides that none of its directors shall be personally liable to it or any of its stockholders for monetary damages for breach of fiduciary duty as a director. However, this provision excludes any limitation on liability for:

• any breach of the duty of loyalty to the corporation or stockholders;

• acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

Intuitive Surgical	Computer Motion

which involve intentional misconduct or a knowing violation of law;

• for any acts under Section 174 of the Delaware General Corporation Law; or

• any transaction from which the director derives an improper personal benefit.	• unlawful distributions under Delaware law; or • any transaction from which the director derives an improper personal benefit.

Stockholder Rights Plan	Intuitive Surgical does not have a stockholder rights plan.	On June 14, 1999, Computer Motion adopted a stockholder rights plan pursuant to a rights agreement. The following description of the rights agreement is subject in its entirety to the terms and conditions of the rights agreement. You should read the rights agreement carefully. See “Where You Can Find More Information” below.

Exercisability of Rights. Pursuant to Computer Motion’s rights agreement, one whole right attaches to each share of Computer Motion common stock outstanding on June 28, 1999. Each right entitles the registered holder to purchase from Computer Motion one one- hundredth (1/100) of a share of Computer Motion Series A Junior Participating Preferred Stock at an initial purchase price of $70.00, subject adjustment.

The rights do not become exercisable until the earlier to occur of:

• 10 business days following a public announcement that a person or group has acquired beneficial ownership of 20% or more of Computer Motion’s outstanding common stock, or

• 10 business days following the commencement or announcement of an intention to make a tender offer or exchange offer, that would result in a person or entity becoming the beneficial owner of 20% or more of such outstanding common stock.

“Flip-In” Feature. If a person or group becomes the beneficial owner of 20% or

Intuitive Surgical	Computer Motion

more of the outstanding shares of Computer Motion common stock, then each registered holder of a Computer Motion right, except for such person or group, will be entitled to purchase, upon exercise, shares of Computer Motion common stock having a then current market value equal to two times the exercise price of the right.

“Flip-Over” Feature. Each right will entitle the holder, except for a person or group that is the beneficial owner of 20% or more of the outstanding shares of Computer Motion common stock, to purchase, upon exercise, a number of shares of common stock of an acquiring company having a then current market value of two times the exercise price of the right if an acquiring company obtains 20% or more of the outstanding shares of Computer Motion common stock and then one of the following occurs:

• Computer Motion is involved in a merger, or

• Computer Motion sells more than 50% of its assets or earning power to an acquiring company.

Computer Motion may, at its option, at any time prior to the close of business on the tenth day following the day a person or group acquires 20% or more of the outstanding common stock of Computer Motion, redeem all of the then- outstanding rights at a redemption price of $.01 per right, subject to certain adjustments.

At any time after a person or group acquires 20% or more of the outstanding common stock of Computer Motion and prior to the acquisition by that person or group of 50% or more of the outstanding common stock, Computer Motion’s board of directors may cause it to acquire the rights (other than rights owned by the person or group that acquired 20%, which terminated) of the outstanding shares of

Intuitive Surgical	Computer Motion

common stock of Computer Motion, in whole or in part, in exchange for common stock having a value equal to the exercise price.

Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Computer Motion and will not have the right to vote or to receive dividends by virtue of the right.

Any of the provisions of the rights agreement may be amended by the board of directors of Computer Motion prior to the exercise date. After the exercise date, the provisions of the rights agreement may be amended by the board of directors in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of rights, or to shorten or lengthen any time period under the rights agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the rights are not redeemable.

Anti-takeover Effects. Computer Motion’s rights agreement is designed to maximize the value of Computer Motion’s outstanding common stock in the event of an unsolicited attempt to take over Computer Motion in a manner or on terms that are not approved by the Computer Motion board of directors. Once the Computer Motion rights have become exercisable, the rights will cause substantial dilution to a person or group that attempts to acquire or merge with Computer Motion in most cases. The rights could discourage, delay or prevent certain types of transactions involving an actual or potential change in control of Computer Motion, including transactions in which stockholders might otherwise receive a premium for their shares over current market prices. The rights should not interfere with any merger or other business combination approved by the Computer Motion board of directors since Computer Motion may redeem the

Intuitive Surgical	Computer Motion

rights prior to the time that a person becomes the beneficial owner of 20% or more of outstanding shares of Computer Motion common stock.

The Computer Motion rights agreement does not apply to the merger with Intuitive Surgical.

APPRAISAL RIGHTS

      Under applicable Delaware law, neither the stockholders of Intuitive Surgical nor the stockholders of Computer Motion will have dissenters’ rights of appraisal in connection with the merger.

AUTHORIZATION FOR INTUITIVE SURGICAL’S BOARD OF DIRECTORS TO AMEND

INTUITIVE SURGICAL’S AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

      Intuitive Surgical’s board of directors has unanimously recommended that an amendment to Intuitive Surgical’s Amended and Restated Certificate of Incorporation effecting a reverse stock split of Intuitive Surgical’s common stock be presented to stockholders for approval at the annual meeting. The amendment is attached as Annex F to this joint proxy statement/ prospectus. If approved, this amendment would result in the automatic conversion of each share of Intuitive Surgical common stock outstanding as of the time of filing of the amendment with the Secretary of State of the State of Delaware into one-half of one share of Intuitive Surgical common stock.

General

      Intuitive Surgical’s board of directors believes that the reverse stock split will be beneficial to Intuitive Surgical and its stockholders. The reverse stock split is intended to increase the marketability and liquidity of Intuitive Surgical’s common stock. Intuitive Surgical’s board of directors believes that the current market price of Intuitive Surgical’s common stock has a tendency to diminish the effective marketability of the common stock because of the reluctance of many brokerage firms to recommend lower-priced stocks to their clients. Additionally, the policies and practices of a number of brokerage houses tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of these policies and practices relate to the payment of broker’s commissions and to time-consuming procedures that operate to make the handling of lower-priced stocks economically unattractive to brokers. The structure of trading commissions also tends to have an adverse impact upon holders of lower-priced stocks because the brokerage commission payable on the sale of a lower-priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher-priced stock.

      Intuitive Surgical’s board of directors also believes that the relatively low price of Intuitive Surgical’s common stock, when compared with the market prices of the common stock of other medical device companies, impairs the marketability of Intuitive Surgical’s common stock to institutional investors and members of the investing public and creates a negative impression with respect to Intuitive Surgical. Theoretically, the number of shares of Intuitive Surgical common stock outstanding should not, by itself, affect the marketability of Intuitive Surgical’s common stock, the type of investor who acquires it or Intuitive Surgical’s reputation in the medical device industry. In practice this may not necessarily be the case, as many investors view low-priced stock as unduly speculative in nature and, as a matter of practice, avoid or limit investments in such stocks. The foregoing factors adversely affect not only the liquidity of Intuitive Surgical’s common stock, but also Intuitive Surgical’s ability to raise additional capital through a sale of equity securities.

      Intuitive Surgical’s board of directors is hopeful, although no assurance can be given, that the decrease in the number of shares of Intuitive Surgical common stock outstanding as a consequence of the proposed reverse stock split, and the anticipated corresponding increased price per share, will stimulate interest in Intuitive Surgical’s common stock and possibly promote greater liquidity for Intuitive Surgical’s stockholders with respect to those shares presently held by them. However, the possibility does exist that such liquidity may be adversely affected by the reduced number of shares which will be outstanding if the proposed reverse stock split is effected.

      Intuitive Surgical’s board of directors is also hopeful that the proposed reverse stock split will result in a price level for the shares that will mitigate the present reluctance, policies and practices on the part of brokerage firms referred to above and diminish the adverse impact of trading commissions on the potential market for shares of Intuitive Surgical’s common stock. However, there can be no assurance that the proposed reverse stock split will achieve the desired results outlined above, nor can there be any assurance that the price per share of Intuitive Surgical’s common stock immediately after the proposed reverse stock split will increase proportionately with the reverse split or that any increase can be sustained for a long period of time.

      If Intuitive Surgical’s stockholders approve the amendment at the annual meeting, the reverse stock split will be effected, if at all, only upon a determination by Intuitive Surgical’s board of directors that the reverse stock split is in the best interests of Intuitive Surgical and its stockholders at that time. Intuitive Surgical’s board of directors may determine to effect the reverse stock split before or after the merger. Such determination will be based upon a number of factors, including but not limited to the then-current price of Intuitive Surgical’s common stock, the availability of additional working capital, existing and expected marketability and liquidity of Intuitive Surgical’s common stock, prevailing market conditions and the likely effect on the market price of Intuitive Surgical’s common stock. Notwithstanding approval of the amendment by the stockholders at the annual meeting, Intuitive Surgical’s board of directors may, in its sole discretion, determine not to effect the reverse stock split prior to Intuitive Surgical’s 2004 annual meeting of stockholders. If Intuitive Surgical’s board of directors fails to implement the reverse stock split prior to such meeting, stockholder approval again would be required prior to implementing any reverse stock split.

      Intuitive Surgical is not aware of any present efforts by any persons to accumulate Intuitive Surgical’s common stock or to obtain control of Intuitive Surgical and the proposed reverse stock split is not intended to be an anti-takeover device. The amendment is being sought simply to enhance the image of Intuitive Surgical, its corporate flexibility and to price the stock in a price range generally more acceptable to the brokerage community and to investors.

Effects of the Reverse Stock Split

      Based on the capitalization of Intuitive Surgical as of the date of this joint proxy statement/ prospectus and assuming an exchange ratio in the merger of 0.26, we estimate that approximately 26.6 million shares of Intuitive Surgical’s common stock will be outstanding as a result of the reverse stock split and assuming that the merger is completed.

      All outstanding options, warrants, rights and convertible securities will be appropriately adjusted, as required by their terms, for the reverse stock split automatically on the effective date of the reverse stock split. The reverse stock split will affect all stockholders equally and will not affect any stockholder’s proportionate equity interest in Intuitive Surgical except to the extent of cash in lieu of fractional shares. None of the rights currently accruing to holders of Intuitive Surgical’s common stock, options or warrants to purchase common stock, or securities convertible into common stock will be affected by the reverse stock split. Following the reverse stock split, each share of new common stock will entitle the holder thereof to one vote per share and will otherwise be identical to the existing common stock. The reverse stock split will reduce by 50% the number of authorized shares of common and preferred stock of Intuitive Surgical. The reverse split will have no effect on the par value of Intuitive Surgical’s stock.

Consequences of the Reverse Stock Split

      Each stock certificate representing old common stock will, after the effective date of the reverse stock split, represent the appropriate number of shares of new common stock reflecting the reverse stock split. It will not be necessary for stockholders to exchange their existing stock certificates. Stockholders may, however, exchange their certificates if they so choose.

      No scrip or fractional certificates will be issued in the reverse stock split. Any fractional number of shares remaining after applying the reverse stock split to each certificate representing shares of Intuitive Surgical common stock then held by any holder will be redeemed at a purchase price equal to the closing bid price of Intuitive Surgical’s common stock on the Nasdaq National Market on the day the reverse stock split is completed. For the purpose of determining ownership of Intuitive Surgical’s common stock at the effective date of the reverse stock split, shares will be considered to be held by the person in whose name those shares are registered on Intuitive Surgical’s stock records, regardless of the beneficial ownership of those shares.

      The reverse stock split may leave certain stockholders with “odd lots” of common stock (i.e., stock in amounts of less than 100 shares). These shares may be more difficult to sell, or require a greater commission per share to sell, than shares in even multiples of 100.

Material Federal Income Tax Consequences of the Reverse Stock Split

      The following is a summary of the material anticipated federal income tax consequences of the reverse stock split to stockholders of Intuitive Surgical. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury regulations and current administrative rulings and court proceedings, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, applicable statutes, Regulations and proposed Regulations or changes in judicial or administrative rulings, which may have retroactive effect. No assurance can be given that any such changes will not adversely affect the discussion of this summary.

      This summary is provided for general information only and does not purport to address all aspects of the possible federal income tax consequences of the reverse stock split and is not intended as tax advice to any person or entity. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to stockholders of Intuitive Surgical in light of their individual investment circumstances or to stockholders subject to special treatment under the federal income tax laws (for example, tax exempt entities, life insurance companies, regulated investment companies and foreign taxpayers). In addition, this summary does not address any consequences of the reverse stock split under any state, local or foreign tax laws. As a result, it is the responsibility of each stockholder to obtain and rely on advice from his, her or its personal tax advisor as to (1) the effect on his, her or its personal tax situation of the reverse stock split, including the application and effect of state, local and foreign income and other tax laws, (2) the effect of possible future legislation and regulations and (3) the reporting of information required in connection with the reverse stock split on his, her or its own tax returns. It will be the responsibility of each stockholder to prepare and file all appropriate federal, state and local tax returns.

      No ruling from the Internal Revenue Service or opinion of counsel will be obtained regarding the federal income tax consequences to the stockholders of Intuitive Surgical as a result of the reverse stock split. Accordingly, each stockholder is encouraged to consult his, her or its tax advisor regarding the specific tax consequences of the proposed transaction to such stockholder, including the application and effect of state, local and foreign income and other tax laws.

      Intuitive Surgical believes that the reverse stock split will qualify as a “recapitalization” under Section 368(a)(1)(E) of the Code. As a result, no gain or loss will be recognized by Intuitive Surgical or its stockholders in connection with the reverse stock split. A stockholder of Intuitive Surgical who exchanges his, her or its old common stock solely for new common stock will recognize no gain or loss for federal income tax purposes except to the extent of cash received in lieu of fractional shares. A stockholder’s aggregate tax basis in his, her or its shares of new common stock will be the same as his, her or its aggregate tax basis in the old common stock. The holding period of the new common stock will include the period during which the old common stock was held, provided all such common stock was held as a capital asset on the date of the exchange.

Recommendation of Intuitive Surgical’s Board of Directors

      INTUITIVE SURGICAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT INTUITIVE SURGICAL STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO AMEND INTUITIVE SURGICAL’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A 1-FOR-2 REVERSE STOCK SPLIT.

ELECTION OF NOMINEES TO INTUITIVE SURGICAL’S BOARD OF DIRECTORS

General

      Intuitive Surgical’s board of directors currently consists of seven members, divided into three classes. Three Class III directors are to be elected at the annual meeting to serve a three-year term expiring at the 2006 annual meeting of stockholders or until a successor has been elected and qualified. The remaining four directors will continue to serve their respective terms. In connection with the completion of the merger, the size of Intuitive Surgical’s board of directors will be increased to nine members, divided into three classes. Please see “The Merger — Management and Operations Following the Merger.”

      Messrs. Richard J. Kramer, James A. Lawrence and Lonnie M. Smith have been nominated by Intuitive Surgical’s board of directors to serve as Class III directors. If reelected, Mr. Smith is expected to continue to serve as the Chairman of Intuitive Surgical’s board of directors.

      Shares represented by the accompanying proxy will be voted for the election of the nominees recommended by Intuitive Surgical’s board of directors unless the proxy is marked in such a manner so as to withhold authority to vote. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as Intuitive Surgical’s board of directors may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

      The names of the nominees and directors, their ages as of March 31, 2003 and certain other information about them are set forth below:

			Director
Name of Nominee or Director	Age	Principal Occupation	Since

Scott S. Halsted(1)	43	General Partner, Morgan Stanley Dean Witter Venture Partners	1997
Russell C. Hirsch, M.D., Ph.D.(2)	40	Managing Partner, Prospect Venture Partners	1995
Richard J. Kramer(1)	60	President, R.J. Kramer Associates	2000
James A. Lawrence(1)	50	Executive Vice President and Chief Financial Officer of General Mills, Inc.	2000
Alan J. Levy, Ph.D.(2)	65	President and Chief Executive Officer of Vertis Neuroscience, Inc.	2000
Frederic H. Moll, M.D.	51	Vice President and Medical Director of Intuitive Surgical	1995
Lonnie M. Smith	58	President and Chief Executive Officer of Intuitive Surgical	1996

(1)	member of audit committee

(2)	member of compensation committee

Nominees for election for a three-year term expiring at the 2006 annual meeting of stockholders

      Richard J. Kramer has been a member of Intuitive Surgical’s board of directors since February 2000. Mr. Kramer is President of R.J. Kramer Associates, a healthcare consulting firm he founded in January 2001. From 1989 to 1999, he served as the President and Chief Executive Officer of Catholic Healthcare West, operating 48 hospitals in the western United States. From 1982 to 1989, Mr. Kramer was Executive Vice President of Allina Health, the largest integrated health care system in Minnesota. Mr. Kramer received a B.S. in Rehabilitation Education from Pennsylvania State University, an M.S. in Rehabilitation Counseling from Syracuse University and an M.S. in Hospital and Health Care Administration from the University of Minnesota.

      James A. Lawrence has been a member of Intuitive Surgical’s board of directors since March 2000. He has been Executive Vice President and Chief Financial Officer of General Mills, Inc. since 1998. Mr. Lawrence has also held positions as Executive Vice President and Chief Financial Officer for Northwest Airlines, and President and Chief Executive Officer of Pepsi-Cola Asia, Middle East, Africa. He has also chaired and co-founded LEK Partnership, a corporate strategy and merger/ acquisition consulting firm headquartered in London, England. Mr. Lawrence currently serves as a director of TransTechnology Corporation and Avnet, Inc. Mr. Lawrence holds a B.A. in Economics from Yale University and an M.B.A. from Harvard Business School.

      Lonnie M. Smith has been Intuitive Surgical’s President and Chief Executive Officer since May 1997 and has served as a member of Intuitive Surgical’s board of directors since December 1996 and has served as the Chairman of Intuitive Surgical’s board of directors since April 2003. From 1977 until joining Intuitive Surgical, Mr. Smith was with Hillenbrand Industries, Inc., a public holding company, serving as the Senior Executive Vice President, a member of the Office of the President, and Director since 1982, as Executive Vice President of American Tourister, Inc., from 1978 to 1982, and as a Senior Vice President of Corporate Planning from 1977 to 1978. Mr. Smith has also held positions with The Boston Consulting Group and IBM. Mr. Smith currently serves as a director of Biosite Diagnostics, Inc. Mr. Smith holds a B.S.E.E. from Utah State University and an M.B.A. from Harvard Business School.

Class II directors continuing in office until the 2005 annual meeting of stockholders

      Russell C. Hirsch, M.D., Ph.D. has been a member of Intuitive Surgical’s board of directors since December 1995. Dr. Hirsch has been a Managing Partner of Prospect Venture Partners since 2001. Prior to joining Prospect Venture Partners, Dr. Hirsch was a member of the Health Care Technology Group at Mayfield Fund, a venture capital firm. He joined Mayfield Fund in 1992, served as a Venture Partner from 1993 to 1994 and a General Partner from 1995 to 2000. From 1984 to 1992, Dr. Hirsch conducted research in the laboratories of Nobel Laureate Harold Varmus, M.D. and Don Ganem, M.D. at the University of California, San Francisco. Dr. Hirsch holds a B.S. in Chemistry from the University of Chicago and an M.D. and a Ph.D. from the University of California, San Francisco.

      Frederic H. Moll, M.D. is a co-founder of Intuitive Surgical and has served as Vice President, Medical Director and as a member of Intuitive Surgical’s board of directors since Intuitive Surgical’s inception. In 1989, Dr. Moll co-founded Origin Medsystems, Inc., a medical device company, and served as Medical Director through 1995. Origin was acquired by Eli Lilly & Company in 1992 and is now a wholly-owned subsidiary of Tyco Health Care. In 1984, Dr. Moll founded Endotherapeutics, Inc., a medical device company, which was acquired by United States Surgical Corporation in 1992. Dr. Moll holds a B.A. from the University of California, Berkeley, an M.S. in Management from Stanford University’s Sloan Program and an M.D. from the University of Washington.

Class I directors continuing in office until the 2004 annual meeting of stockholders

      Scott S. Halsted has been a member of Intuitive Surgical’s board of directors since March 1997. Mr. Halsted joined Morgan Stanley in 1987, and has been a general partner at Morgan Stanley Dean Witter Venture Partners since 1997. Mr. Halsted currently serves as a director of several private healthcare companies. Mr. Halsted holds A.B. and B.E. degrees in Biomechanical Engineering from Dartmouth College and an M.M. degree from Northwestern University.

      Alan J. Levy, Ph.D. has been a member of Intuitive Surgical’s board of directors since February 2000. Dr. Levy is President, Chief Executive Officer and a member of the board of directors of Vertis Neuroscience, Inc., a biotechnology company he co-founded in 1999. From 1993 to 1998, Dr. Levy served as President and Chief Executive Officer of Heartstream, Inc., a medical device company that was acquired by Hewlett-Packard in 1998. Prior to joining Heartstream, he was President of Heart Technology, Inc., a medical device company that was acquired by Boston Scientific in 1995. Before joining Heart Technology, Dr. Levy was Vice President of Research and New Business Development and a member of the board of the Ethicon, a division of Johnson & Johnson. Dr. Levy holds a B.S. in chemistry from City University of New York and a Ph.D. in organic chemistry from Purdue University.

Director Compensation

      Directors currently receive no cash compensation from us for their services as members of the board or for attendance at committee meetings. Directors may be reimbursed for expenses in connection with attendance at board of directors and committee meetings.

      In March 2000, Intuitive Surgical adopted the 2000 Non-Employee Directors’ Stock Option Plan to provide for the automatic grant of options to purchase shares of common stock to our non-employee directors who are not employees of Intuitive Surgical or any affiliate of Intuitive Surgical. All non-employee directors elected after the completion of Intuitive Surgical’s initial public offering receive an initial option to purchase 20,000 shares of common stock. In connection with our annual meeting of stockholders held in 2002, all non-employee directors received an option to purchase 5,000 shares of common stock. In connection with the annual meeting, all non-employee directors will receive an option to purchase 5,000 shares of common stock. If our stockholders approve the proposed amendment to the 2000 Non-Employee Directors’ Stock Option Plan at the annual meeting, each non-employee director will receive an option to purchase an additional 5,000 shares and committee chairs will receive an option to purchase an additional 5,000 shares of common stock. All grant amounts under the 2000 Non-Employee Directors’ Stock Option Plan will be reduced proportionately in the event that the proposed reverse stock split is approved by Intuitive Surgical’s stockholders and implemented by Intuitive Surgical’s board of directors. Please see “Amendment to Intuitive Surgical’s 2000 Non-Employee Directors’ Stock Option Plan.”

Committees of the Board of Directors

      In 2002, Intuitive Surgical’s board of directors held four meetings. Intuitive Surgical’s board of directors has two standing committees, the audit committee and the compensation committee.

      Intuitive Surgical’s audit committee has responsibility for reviewing and making recommendations regarding employment of independent accountants, the annual audit of our financial statements, internal controls and accounting practices and policies. The members of Intuitive Surgical’s audit committee are Scott S. Halsted, Richard J. Kramer and James A. Lawrence. Mr. Lawrence serves as the Chairman of Intuitive Surgical’s audit committee. In 2002, Intuitive Surgical’s audit committee met seven times and each member of the audit committee attended 100% with the exception of Mr. Halsted who attended 71% of those meetings.

      Intuitive Surgical’s compensation committee has responsibility for determining the nature and amount of compensation for management and for administering our employee benefit plans. The members of Intuitive Surgical’s compensation committee are Alan J. Levy and Russell C. Hirsch. Dr. Levy serves as the Chairman of Intuitive Surgical’s compensation committee. In 2002, Intuitive Surgical’s compensation committee met two times and each member of the compensation committee attended 100% of those meetings.

Compliance With Section 16(a) Under the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires that executive officers, directors, and persons who own more than 10% of a registered class of equity securities file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC. Executive officers, directors and greater-than-10% holders are required to furnish copies of all of these forms which they file.

      Based solely on a review of these reports or written representations from certain reporting persons, Intuitive Surgical believes that during 2002, all filing requirements applicable to officers, directors, greater-than-10% beneficial owners and other persons subject to Section 16(a) of the Exchange Act were met.

Recommendation of Intuitive Surgical’s Board of Directors

      INTUITIVE SURGICAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT INTUITIVE SURGICAL STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES TO INTUITIVE SURGICAL’S BOARD OF DIRECTORS.

AMENDMENT TO INTUITIVE SURGICAL’S

2000 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

      Intuitive Surgical stockholders are being asked to approve an amendment to the Intuitive Surgical’s 2000 Non-Employee Directors’ Stock Option Plan, or Directors’ Plan. Under the current terms of the Directors’ Plan, each non-employee director receives an initial option to purchase 20,000 shares of Intuitive Surgical common stock upon his or her election to Intuitive Surgical’s board of directors as a non-employee director. Subsequently, each non-employee director with at least six months of service receives an annual grant of options to purchase 5,000 shares of Intuitive Surgical common stock on the day after each annual stockholders’ meeting. The stockholders of Intuitive Surgical are now being asked to amend the Directors’ Plan to increase the annual stock option grant for non-employee directors from 5,000 to 10,000 shares and to provide an additional annual grant of options to purchase 5,000 shares for committee chairs, effective on the day after the annual meeting. As of the date of this joint proxy statement/ prospectus, James A. Lawrence served as Chairman of Intuitive Surgical’s audit committee, and Alan J. Levy served as Chairman of Intuitive Surgical’s compensation committee.

      Under the current terms of the Directors’ Plan, the automatic share increase provision provides for an annual increase on the day after each annual stockholders’ meeting equal to the greater of (1) three-tenths of one percent of Intuitive Surgical’s outstanding common stock on such date (calculated on a fully-diluted basis) or (2) the number of shares of Intuitive Surgical common stock subject to options granted during the prior 12-month period. Intuitive Surgical’s board of directors may, however, provide for a lesser increase in its discretion. The stockholders of Intuitive Surgical are also being asked to amend the Directors’ Plan to revise the automatic share increase provision so that the number of shares of common stock reserved under the Directors’ Plan will be automatically increased by the lesser of (1) three-tenths of one percent of Intuitive Surgical’s outstanding common stock on such date (calculated on a fully-diluted basis), (2) 200,000 shares or (3) such lesser amount as Intuitive Surgical’s board of directors may determine from time to time.

      Intuitive Surgical’s board of directors approved the proposed amendment on March 25, 2003, effective upon stockholder approval. This amendment is intended to enable Intuitive Surgical to continue to provide its non-employee directors with stock incentives and to ensure that Intuitive Surgical can continue to provide such incentives at levels determined appropriate by Intuitive Surgical’s board of directors.

Directors’ Plan History

      In September 1998, Intuitive Surgical’s board of directors adopted, and the stockholders subsequently approved, the Directors’ Plan. Originally, 300,000 shares of common stock were reserved for issuance under the Directors’ Plan. This amount currently increases automatically each year on the day after each annual stockholders’ meeting as described above.

      As of the record date, options (net of cancelled, repurchased or expired options) covering an aggregate of 90,000 shares had been granted under the Directors’ Plan and 426,612 shares (plus any shares that might in the future be returned to the Directors’ Plan as a result of cancellations, repurchases or expiration of options) remained available for future grant under the Directors’ Plan, including the 109,125 shares added to reserve on May 24, 2002 pursuant to the existing automatic share increase provisions of the Directors’ Plan.

      Below is a summary of the principal provisions of the Directors’ Plan assuming approval of this proposal, which summary is qualified in its entirety by reference to the full text of the Directors’ Plan. The full text of the proposed amendment to the Directors’ Plan is attached as Annex G to this joint proxy statement/ prospectus. Intuitive Surgical will provide, without charge, to each person to whom this joint proxy statement/prospectus is delivered, upon request of such person and by first class mail within one business day of receipt of such request, a copy of the Directors’ Plan. Any such request should be directed as follows: Investor Relations, Intuitive Surgical, Inc., 950 Kifer Road, Sunnyvale, California 94086; telephone number (408) 523-2100.

General

      The purpose of the Directors’ Plan is to provide a means by which non-employee directors may be given an opportunity to benefit from increases in value of Intuitive Surgical’s common stock through the granting of nonstatutory stock options. Intuitive Surgical, by means of the Directors’ Plan, seeks to retain the services of its non-employee directors, to secure and retain the services of new non-employee directors and to provide incentives for such persons to exert maximum efforts to promote the success of Intuitive Surgical and its affiliates. Nonstatutory stock options granted under the Directors’ Plan are not intended to qualify as incentive stock options, as defined under Section 422 of the Internal Revenue Code. Please see “Federal Income Tax Information” for a discussion of the tax treatment of nonstatutory stock options.

Administration

      The Directors’ Plan is administered by Intuitive Surgical’s board of directors. Intuitive Surgical’s board of directors has the final power to construe and interpret the Directors’ Plan and options granted under it, and to establish, amend and revoke rules and regulations for its administration.

Shares Subject to the Directors’ Plan

      As of the record date, 426,612 shares of Intuitive Surgical common stock are reserved for issuance under the Directors’ Plan, including the 109,125 shares added to the reserve in 2002 pursuant to the existing automatic share increase provisions of the Directors’ Plan. If this proposal is approved by Intuitive Surgical’s stockholders, the automatic share increase provision will be revised so that the share reserve will increase automatically each year for 10 years on the day after each annual stockholders’ meeting, commencing in 2003 and continuing through 2013, by a number of shares equal to the lesser of (1) three-tenths of one percent of the Intuitive Surgical outstanding common stock on such date (calculated on a fully-diluted basis), (2) 200,000 shares or (3) such lesser number as Intuitive Surgical’s board of directors may determine from time to time.

      If any option expires or terminates, in whole or in part, without having been exercised in full, the common stock not purchased under such option reverts to, and again becomes available for issuance under, the Directors’ Plan. The common stock subject to the Directors’ Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

Eligibility

      The Directors’ Plan provides that nonstatutory options may be granted only to non-employee directors of Intuitive Surgical. A “non-employee director” is defined in the Directors’ Plan as a director of Intuitive Surgical who is not otherwise an employee of Intuitive Surgical or any affiliate. As of the record date, five of Intuitive Surgical’s directors are eligible to participate in the Directors’ Plan.

      Option grants under the Directors’ Plan are non-discretionary. Pursuant to the terms of the Directors’ Plan, (1) each non-employee director automatically is granted, upon his or her initial election or appointment as a non-employee director, an option to purchase 20,000 shares of common stock, which is referred to as the initial grant; and (2) each person who is serving as a Non-Employee Director on the day following each annual meeting of stockholders automatically is granted an option to purchase 10,000 shares of common stock, which is referred to as an annual grant, assuming approval of this proposal.

      In addition, on the day following each annual meeting of stockholders, each non-employee director who is serving as a chairman of any committee duly established by Intuitive Surgical’s board of directors shall be granted an additional option to purchase 5,000 shares of common stock, which is referred to as a committee chairman grant, assuming approval of this proposal.

      All grant amounts under the 2000 Non-Employee Directors’ Stock Option Plan will be reduced proportionately in the event that the proposed reverse stock split is approved by Intuitive Surgical’s stockholders and implemented by Intuitive Surgical’s board of directors.

Terms of Options

Term and Termination

      No option granted under the Directors’ Plan is exercisable by any person after the expiration of 10 years from the date the option is granted. An optionholder whose service relationship with Intuitive Surgical or any affiliate (whether as a Non-Employee Director of Intuitive Surgical or subsequently as an employee, director or consultant of either Intuitive Surgical or an affiliate) ceases for any reason may exercise vested options for the term provided in the option agreement (three months generally, 12 months in the event of disability and 18 months in the event of death).

Exercise Price

      The exercise price of options granted under the Directors’ Plan is equal to 100% of the fair market value of Intuitive Surgical’s common stock. The fair market value of the common stock is defined in the Directors’ Plan as the closing sales price for such stock on the Nasdaq National Market on the last market trading day prior to the day of determination.

Consideration

      The exercise price of options granted under the Directors’ Plan may be paid, to the extent provided in the option agreement between Intuitive Surgical and the optionholder, in any combination of the following: (1) by cash or check; or (2) by delivery of other common stock of Intuitive Surgical held by the non-employee director for at least 6 months, or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes; or (3) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the common stock, results in either the receipt of cash by Intuitive Surgical or the receipt of irrevocable instructions to pay the aggregate exercise price to Intuitive Surgical from the sale proceeds.

Transferability

      Under the Directors’ Plan, an option may not be transferred by the optionholder, except by will or by the laws of descent and distribution or to a family member. During the lifetime of an optionholder, an option may be exercised only by the optionholder or a permitted transferee. Notwithstanding the foregoing, the optionholder may designate a third party who, in the event of the death of the optionholder, shall thereafter be entitled to exercise the option.

Vesting

      Initial Grants to new non-employee directors under the Directors’ Plan vest in equal monthly installments over the 36 months following the date of grant for a total vesting period of three years. Annual grants to continuing non-employee directors and to committee chairmen shall vest in equal monthly installments over a period of one year from the date of grant. Such vesting is conditioned upon continued service as a director, employee or consultant of Intuitive Surgical.

Other Provisions

      The option agreement may contain such other terms, provisions and conditions not inconsistent with the Directors’ Plan as may be determined by Intuitive Surgical’s board of directors.

Adjustments Upon Changes in Common Stock

      If any change is made in the common stock subject to the Directors’ Plan or subject to any option granted under the Directors’ Plan, without receipt of consideration by Intuitive Surgical (through merger, consolidation, reorganization recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating, dividend, combination of shares, exchange of shares, change in corporate structure or otherwise) and including the proposed reverse stock split, the number of shares reserved for issuance under the Directors’ Plan and options outstanding thereunder and the class, number of shares and price per share of stock subject to such outstanding options will be appropriately adjusted.

      The Directors’ Plan provides that, in the event of (1) a consolidation or merger in which Intuitive Surgical is not the surviving corporation; (2) a reverse merger in which Intuitive Surgical is the surviving corporation but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (3) any sale, lease or other disposition of all or substantially all of the assets of Intuitive Surgical, the occurrence of any of which is referred to as a change in control, then any surviving corporation or acquiring corporation shall assume any options outstanding under the Directors’ Plan or substitute similar options for any options outstanding. If any surviving or acquiring corporation refuses to assume such options or substitute similar options, then the vesting of such options outstanding under the Directors’ Plan shall be accelerated in full and the options terminated if not exercised at or prior to such event.

      If the surviving or acquiring corporation assumes the outstanding options under the Directors’ Plan but a non-employee director is not elected or appointed to the board of directors of the surviving or acquiring corporation at the first meeting of such board of directors after the change in control, then the vesting of the options outstanding under the Directors’ Plan held by such non-employee director is accelerated by 18 months on the day after the first meeting of the board of directors of the surviving or acquiring corporation.

Amendment, Termination or Suspension of the Directors’ Plan

      Intuitive Surgical’s board of directors may amend, suspend or terminate the Directors’ Plan at any time or from time to time. No amendment shall be effective unless approved by the stockholders of Intuitive Surgical within 12 months before or after the adoption of the amendment, where such amendment requires stockholder approval in order for the Directors’ Plan to satisfy the requirements of Rule 16b-3 of the Securities Exchange Act of 1934 or any Nasdaq or securities exchange listing requirement.

      No options may be granted under the Directors’ Plan while the Directors’ Plan is suspended or after it is terminated.

Federal Income Tax Information

      The following is a general summary under current law of the material federal income tax consequences to Intuitive Surgical and participants in the Directors’ Plan with respect to the grant and exercise of options under the Directors’ Plan. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to an optionee in light of his or her personal investment circumstances. This summarized tax information is not tax advice.

      Options granted under the Directors’ Plan are nonstatutory options. Nonstatutory stock options granted under the Directors’ Plan generally have the following federal income tax consequences. There are no tax consequences to the optionholder or Intuitive Surgical by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionholder normally will recognize taxable ordinary income equal to the excess of the stock’s fair market value on the date of exercise over the option exercise price. Generally, Intuitive Surgical will be entitled (subject to the requirement of reasonableness) to a business expense deduction equal to the taxable ordinary income realized by the optionholder. Upon disposition of the stock, the optionholder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of such option. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year.

New Plan Benefits

2000 Non-Employee Directors’ Stock Option Plan(1)

	Dollar	Number of
Name and Position	Value($)(2)	Units(1)(3)

Each Non-Employee Director	$56,600	10,000
Each Non-Employee Director Also Serving as Committee Chairman	84,900	15,000
All Non-Employee Directors as a Group	339,600	60,000

(1)	Only non-employee directors of Intuitive Surgical are eligible to participate in the Directors’ Plan. Pursuant to the terms of the Directors’ Plan, (1) each non-employee director automatically is granted, upon his or her initial election or appointment as a non-employee director, an option to purchase 20,000 shares of common stock, which is referred to as the initial grant; (2) each person who is serving as a non-employee director on the day following each annual meeting of stockholders automatically is granted an option to purchase 10,000 shares of common stock, which is referred to as an annual grant, assuming approval of this proposal; and (3) each non-employee director who is serving as a chairman of any committee duly established by the Board of Directors is granted an additional option to purchase 5,000 shares of common stock, which is referred to as a committee chairman grant, assuming approval of this proposal. All grant amounts under the 2000 Non-Employee Directors’ Stock Option Plan will be reduced proportionately in the event that the proposed reverse stock split is approved by Intuitive Surgical’s stockholders and implemented by Intuitive Surgical’s board of directors. The initial grants, annual grants and committee chairman grants are subject to the vesting provisions described above. Please see “Terms of Options.” Currently, Intuitive Surgical has five non-employee directors, all of whom are eligible to receive annual grants and 2 of whom are eligible to receive committee chairman grants following the annual meeting.

(2)	Value based on the closing price of Intuitive Surgical’s common stock on March 25, 2003 of $5.66.

(3)	Includes shares underlying annual grants and committee chairman grants to be made to five eligible non-employee directors following the annual meeting.

Recommendation of Intuitive Surgical’s Board of Directors

      INTUITIVE SURGICAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT INTUITIVE SURGICAL STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO AMEND INTUITIVE SURGICAL’S 2000 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN TO INCREASE THE ANNUAL STOCK OPTION GRANT FOR NON-EMPLOYEE DIRECTORS FROM 5,000 TO 10,000 SHARES, TO PROVIDE FOR AN ADDITIONAL ANNUAL GRANT OF OPTIONS TO PURCHASE 5,000 SHARES TO COMMITTEE CHAIRS AND TO AMEND THE AUTOMATIC SHARE INCREASE PROVISION.

RATIFICATION OF INDEPENDENT AUDITORS

      Intuitive Surgical’s board of directors has appointed Ernst & Young LLP as Intuitive Surgical’s independent accountants for the fiscal year ending December 31, 2003, and Intuitive Surgical’s stockholders are being asked to ratify such selection. The vote of Intuitive Surgical’s stockholders with respect to this proposal will not be binding on Intuitive Surgical’s board of directors. Ernst & Young LLP has been engaged as Intuitive Surgical’s independent auditors since 1996. A representative of Ernst & Young LLP is expected to be present at the annual meeting, and will be given an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Recommendation of Intuitive Surgical’s Board of Directors

      INTUITIVE SURGICAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT INTUITIVE SURGICAL STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS INTUITIVE SURGICAL’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003.

THE INTUITIVE SURGICAL ANNUAL MEETING

Date, Time, Place and Purpose of the Intuitive Surgical Annual Meeting

      The annual meeting of Intuitive Surgical stockholders will be held at 8:00 a.m., local time, on June 30, 2003 at the Summerfield Suites by Wyndham, 900 Hamlin Court, Sunnyvale, California 94086. The purpose of the Intuitive Surgical annual meeting is to consider and vote on proposals (1) to issue shares of Intuitive Surgical common stock pursuant to the merger agreement, (2) to approve an amendment to Intuitive Surgical’s Amended and Restated Certificate of Incorporation to effect a 1-for-2 reverse stock split of Intuitive Surgical’s common stock, (3) to elect three Class III members of the board of directors of Intuitive Surgical to serve until the annual meeting of stockholders of Intuitive Surgical to be held in 2006 and until their successors are elected and qualified, (4) to approve an amendment to the 2000 Non-Employee Directors’ Stock Option Plan to increase the annual stock option grant for non-employee directors from 5,000 to 10,000 shares, to provide for an additional annual grant of options to purchase 5,000 shares to committee chairs and to amend the automatic share increase provision and (5) to ratify the selection of Ernst & Young LLP as the independent auditors of Intuitive Surgical for the current fiscal year ending December 31, 2003 and to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof. Proxies voting against the proposal to issue shares of Intuitive Surgical common stock pursuant to the merger agreement will not be voted “FOR” adjournment in order to continue to solicit proxies.

Recommendation of Intuitive Surgical’s Board of Directors

      Intuitive Surgical’s board of directors has unanimously approved the merger agreement, and unanimously recommends that Intuitive Surgical stockholders vote “FOR” the proposal to issue Intuitive Surgical common stock pursuant to the merger agreement. Intuitive Surgical’s board of directors has unanimously approved the amendment to Intuitive Surgical’s Amended and Restated Certificate of Incorporation to effect a 1-for-2 reverse stock split of Intuitive Surgical’s common stock, and unanimously recommends that Intuitive Surgical stockholders vote “FOR” the proposal to amend Intuitive Surgical’s Amended and Restated Certificate of Incorporation. Intuitive Surgical’s board of directors unanimously recommends that Intuitive Surgical Stockholders vote “FOR” the election of the nominees to the board of directors listed in this joint proxy statement/prospectus. Intuitive Surgical’s board of directors has unanimously approved the amendment to the 2000 Non-Employee Directors’ Stock Option Plan to increase the annual stock option grant for non-employee directors from 5,000 to 10,000 shares, to provide for an additional annual grant of options to purchase 5,000 shares to committee chairs and to amend the automatic share increase provision, and unanimously recommends that Intuitive Surgical stockholders vote “FOR” the proposal to amend the 2000 Non-Employee Directors’ Stock Option Plan. Intuitive Surgical’s board of directors has unanimously approved the engagement of Ernst & Young LLP as the independent auditors of Intuitive Surgical for the current fiscal year ending December 31, 2003, and unanimously recommends that Intuitive Surgical stockholders vote “FOR” the proposal to ratify the selection of Ernst & Young LLP as the independent auditors of Intuitive Surgical for the current fiscal year ending December 31, 2003.

Record Date; Outstanding Shares; Shares Entitled to Vote

      Only holders of record of Intuitive Surgical common stock at the close of business on the record date, May 15, 2003, are entitled to notice of and to vote at the annual meeting. As of the record date, there were 37,126,289 shares of Intuitive Surgical common stock issued and outstanding, including approximately 2.8 million shares beneficially owned by our executive officers and directors, or approximately 7% of the outstanding shares of Intuitive Surgical common stock as of that date. A list of Intuitive Surgical stockholders will be available for review at Intuitive Surgical’s executive offices during regular business hours for a period of 10 days prior to the annual meeting. Each share of Intuitive Surgical common stock is entitled to one vote.

Quorum and Vote Required

      A quorum of stockholders is necessary to hold a valid annual meeting. The presence, in person or by proxy, of shares of Intuitive Surgical common stock representing a majority of shares of Intuitive Surgical common stock issued and outstanding on the Intuitive Surgical record date will constitute a quorum. Abstentions and broker “non-votes,” discussed below, count as present for establishing a quorum.

      Approval of the proposal to issue shares of Intuitive Surgical common stock pursuant to the merger agreement requires the approval of a majority of the total votes cast at the annual meeting by holders of Intuitive Surgical’s common stock outstanding as of the record date. Approval of the proposal to amend Intuitive Surgical’s Amended and Restated Certificate of Incorporation requires the approval of a majority of the shares of Intuitive Surgical common stock outstanding as of the record date. The candidates for director receiving the highest number of votes, up to the number of directors to be elected, shall be elected to the Intuitive Surgical board of directors. Approval of the proposal to amend Intuitive Surgical’s 2000 Non-Employee Directors’ Stock Option Plan to increase the annual stock option grant for non-employee directors from 5,000 to 10,000 shares, to provide for an additional annual grant of options to purchase 5,000 shares to committee chairs and to amend the automatic share increase provision and the proposal to ratify Ernst & Young LLP as the independent auditors of Intuitive Surgical for the current fiscal year ending December 31, 2003 requires the affirmative vote of a majority of the shares of Intuitive Surgical common stock represented and entitled to vote at the annual meeting.

Voting; Proxies; Revocation

      A proxy card is enclosed for your use. We ask that you sign, date and return the proxy card in the accompanying envelope, which is postage prepaid if you mail it in the United States. Unless there are different instructions on the proxy, all shares represented by valid proxies (and not revoked before they are voted) will be voted at the annual meeting “FOR” each of the proposals other than the election of directors and “FOR” each of the nominees for election to the board of directors listed in this joint proxy statement/prospectus. With respect to any other business that may properly come before the annual meeting and be submitted to a vote of stockholders, proxies will be voted in accordance with the best judgment of the designated proxy holders.

      Stockholders of record may vote by either completing and returning the enclosed proxy card prior to the annual meeting, voting in person at the annual meeting, or submitting a signed proxy card at the annual meeting.

Your vote is important. Accordingly, please sign and return the accompanying proxy card whether or not you plan to attend the annual meeting in person.

      You may revoke your proxy at any time before it is actually voted at the meeting by:

•	delivering written notice of revocation to Intuitive Surgical’s Secretary at 950 Kifer Road, Sunnyvale, California 94086;

•	submitting a later dated proxy; or

•	attending the annual meeting and voting in person.

      Your attendance at the annual meeting will not, by itself, constitute revocation of your proxy. You may also be represented by another person present at the annual meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the record holder of shares as indicated in Intuitive Surgical’s stock transfer records. If you are a beneficial owner but your shares are held of record by another person, such as a stock brokerage firm or bank, that person must vote the shares as the record holder in accordance with the beneficial holder’s instructions.

      All votes cast at the annual meeting will be tabulated by the persons appointed by us to act as inspectors of election for the annual meeting.

Abstentions and Broker Non-Votes

      Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum but will not be counted as votes “FOR” or “AGAINST” a particular proposal in determining whether stockholder approval of a matter has been obtained. Broker non-votes are not deemed to be entitled to vote for purposes of determining whether stockholder approval of a matter has been obtained. As a result, broker non-votes are not included in the tabulation of voting results on any proposal, other than the proposal to amend Intuitive Surgical’s Amended and Restated Certificate of Incorporation to effect a 1-for-2 reverse stock split, the approval of which requires a majority of the shares of Intuitive Surgical common stock outstanding as of the record date. Abstentions and broker non-votes will have the effect of a vote against the proposal to amend Intuitive Surgical’s Amended and Restated Certificate of Incorporation. In addition, abstentions will have the effect of a vote against the proposal to approve an amendment to Intuitive Surgical’s 2000 Non-Employee Directors’ Stock Option Plan and the proposal to ratify the selection of Ernst & Young LLP as the independent auditors for Intuitive Surgical for the current fiscal year ending December 31, 2003. Abstentions will have no effect on the proposal to issue shares of Intuitive Surgical common stock pursuant to the merger agreement or the election of members to Intuitive Surgical’s board of directors. Broker non-votes will have no effect on the proposal to issue Intuitive Surgical common stock pursuant to the merger agreement or on any of the proposals other than the proposal to amend Intuitive Surgical’s Amended and Restated Certificate of Incorporation to effect a 1-for-2 reverse stock split.

Proxy Solicitation

      This solicitation is made on behalf of Intuitive Surgical’s board of directors and Intuitive Surgical will pay the costs of solicitation, except that Intuitive Surgical and Computer Motion have each agreed to pay one-half of the costs of filing, printing and mailing this joint proxy statement/prospectus and related proxy materials. Intuitive Surgical’s directors, officers and employees may also solicit proxies by telephone, telegraph, fax or personal interview. Intuitive Surgical will not pay any additional compensation to directors, officers or other employees for such services, but may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation. Intuitive Surgical will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to its stockholders.

Other Business, Adjournments

      As of the date of this joint proxy statement/prospectus, Intuitive Surgical’s board of directors does not know of any matter that will be presented for consideration at the annual meeting other than as described in this joint proxy statement/prospectus. If the annual meeting is adjourned for any reason, the approval of any of the proposals may be considered and voted upon by stockholders at the subsequent reconvened meeting, if any.

Assistance

      If you need assistance in completing your proxy card or have questions regarding the annual meeting, please contact:

Intuitive Surgical, Inc.

950 Kifer Road
Sunnyvale, California 94086
(408) 523-2100
Attn: Investor Relations

THE COMPUTER MOTION SPECIAL MEETING

Date, Time, Place and Purpose of the Computer Motion Special Meeting

      The special meeting of Computer Motion stockholders will be held at 8:00 a.m., local time, on June 30, 2003 at Computer Motion’s corporate headquarters, 130-B Cremona Drive, Goleta, California 93117. The purpose of the Computer Motion special meeting is to consider and vote on a proposal to approve and adopt the merger agreement and to transact any other business that properly comes before the Computer Motion special meeting or any adjournment or postponement of thereof. Approval and adoption of the merger agreement will constitute approval of the merger and the other transactions contemplated by the merger agreement. Proxies voting against the proposal to approve and adopt the merger agreement will not be voted “FOR” adjournment in order to continue to solicit proxies.

Recommendation of Computer Motion’s Board of Directors

      Computer Motion’s board of directors believes that the merger is consistent with, and in furtherance of, Computer Motion’s long term business strategy and that the merger is fair to, advisable and in the best interests of Computer Motion and its stockholders. Computer Motion’s board of directors has unanimously recommended that Computer Motion stockholders vote “FOR” the proposal to approve and adopt the merger agreement.

Record Date; Outstanding Shares; Shares Entitled to Vote

      Only holders of record of Computer Motion common and preferred stock at the close of business on the record date, May 15, 2003, are entitled to notice of and to vote at the special meeting. As of the record date, there were 21,556,328 shares of Computer Motion common stock outstanding and entitled to vote at the special meeting and 8,492 shares of Computer Motion preferred stock outstanding and entitled to vote at the special meeting. Each share of Computer Motion common stock is entitled to one vote. Each share of Computer Motion Series D convertible preferred stock is entitled to 1,000 votes. As a result, the 8,492 shares of Series D convertible preferred stock outstanding on the record date will represent approximately 28% of the total votes entitled to approve and adopt the merger agreement. As of the record date, our executive officers and directors owned an aggregate of approximately 2.8 million shares of Computer Motion common stock and 1,191 shares of Computer Motion Series D convertible preferred stock, collectively representing approximately 14% of the voting power of the outstanding Computer Motion common and preferred stock as of that date. A list of Computer Motion stockholders will be available for review at Computer Motion’s executive offices during regular business hours for a period of 10 days prior to the special meeting.

Quorum and Vote Required

      A quorum of stockholders is necessary to hold a valid special meeting. The presence, in person or by proxy, of a majority of the votes of outstanding shares of Computer Motion common stock and preferred stock entitled to vote is necessary to constitute a quorum at the Computer Motion special meeting. Abstentions and broker “non-votes,” discussed below, count as present for establishing a quorum.

      The affirmative vote of the holders of a majority of the votes of the outstanding shares of Computer Motion common stock and preferred stock, voting together as a single class, is required to approve and adopt the merger agreement.

Voting; Proxies; Revocation

      A proxy card is enclosed for your use. We ask that you sign, date and return the proxy card in the accompanying envelope, which is postage prepaid if you mail it in the United States. Unless there are different instructions on the proxy, all shares represented by valid proxies (and not revoked before they are voted) will be voted at the special meeting “FOR” the approval and adoption of the merger agreement. With respect to any other business that may properly come before the special meeting and be submitted to a vote of stockholders, proxies will be voted in accordance with the best judgment of the designated proxy holders.

      Stockholders of record may vote by either completing and returning the enclosed proxy card prior to the special meeting, voting in person at the special meeting, or submitting a signed proxy card at the special meeting.

Your vote is important. Accordingly, please sign and return the accompanying proxy card whether or not you plan to attend the special meeting in person.

      You may revoke your proxy at any time before it is actually voted at the meeting by:

•	delivering written notice of revocation to Computer Motion’s Secretary at 130-B Cremona Drive, Goleta, California 93117;

•	submitting a later dated proxy; or

•	attending the special meeting and voting in person.

      Your attendance at the special meeting will not, by itself, constitute revocation of your proxy. You may also be represented by another person present at the special meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the record holder of shares as indicated in Computer Motion’s stock transfer records. If you are a beneficial owner but your shares are held of record by another person, such as a stock brokerage firm or bank, that person must vote the shares as the record holder in accordance with the beneficial holder’s instructions.

      All votes cast at the special meeting will be tabulated by the persons appointed by us to act as inspectors of election for the special meeting.

Abstentions and Broker Non-Votes

      Shares represented by proxies that reflect abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum and will have the effect of votes cast against approval and adoption of the merger agreement at the Computer Motion special meeting for purposes of determining whether stockholder approval of the merger agreement has been obtained. Because the only matter to be considered at the Computer Motion special meeting is a matter as to which brokers have no discretionary authority, there will be no broker non-votes at the Computers Motion special meeting.

Proxy Solicitation

      This solicitation is made on behalf of Computer Motion’s board of directors and Computer Motion will pay the costs of solicitation, except that Intuitive Surgical and Computer Motion have each agreed to pay one-half of the costs of filing, printing and mailing this joint proxy statement/prospectus and related proxy materials. Computer Motion’s directors, officers and employees may also solicit proxies by telephone, telegraph, fax or personal interview. Computer Motion will not pay any additional compensation to directors, officers or other employees for such services, but may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation. Computer Motion will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to its stockholders.

Other Business, Adjournments

      As of the date of this joint proxy statement/prospectus, Computer Motion’s board of directors does not know of any matter that will be presented for consideration at the special meeting other than as described in this joint proxy statement/prospectus. If the special meeting is adjourned for any reason, the approval of any of the proposals may be considered and voted upon by stockholders at the subsequent reconvened meeting, if any.

Assistance

      If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

Computer Motion, Inc.

130-B Cremona Drive
Goleta, California 93117
(805) 968-9600
Attn: Investor Relations

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF INTUITIVE SURGICAL

      The information in the following table sets forth the ownership of Intuitive Surgical common stock, as of February 28, 2003, by (i) each person who, to our knowledge, beneficially owns more than 5% of the outstanding shares of Intuitive Surgical common stock; (ii) each named executive officer of Intuitive Surgical; (iii) each of Intuitive Surgical’s directors; and (iv) all of Intuitive Surgical’s directors and executive officers, as a group. As of February 28, 2003, Intuitive Surgical had 36,920,459 shares of common stock outstanding.

	Shares Beneficially		Shares Beneficially
	Owned Prior to the		Owned After the
	Merger		Merger

Name and Address of Beneficial Owner(1)	Number	Percent	Number of	Percent

5% Stockholders
Bear Stearns Asset Management, Inc.(2)	3,241,000	8.8%	3,241,000	6.2%
383 Madison Avenue, 29th Floor New York, NY 10179
Investor (Guernsey) Limited	2,529,545	6.9	2,529,545	4.8
National Westminster House Le Truchot, St. Peter Port Guernsey, Channel Islands, GY1 4PW
PatMarK Company, Inc.	2,287,500	6.2	2,287,500	4.4
Suite 530 300 Delaware Ave. Wilmington, DE 19801
Merrill Lynch & Co., Inc.(3)	1,952,786	5.3	1,952,786	3.7
World Financial Center, North Tower New York, NY 10381
Allan G. Lozier	1,948,386	5.3	1,948,386	3.7
6336 Pershing Dr. Omaha, NE 68110
Directors and Officers
Frederic H. Moll, M.D.(4)	1,413,716	3.8	1,413,716	2.7
Lonnie M. Smith(5)	1,123,961	3.0	1,123,961	2.2
Susan K. Barnes(6)	316,380	*	316,380	*
Gary S. Guthart, Ph.D(7)	164,421	*	164,421	*
Russell C. Hirsch, M.D., Ph.D.(8)	108,738	*	108,738	*
Scott S. Halsted(9)	99,328	*	99,328	*
Jerome J. McNamara(10)	91,353	*	91,353	*
Alan J. Levy, Ph.D.(11)	30,869	*	30,869	*
James A. Lawrence(12)	30,000	*	30,000	*
Richard J. Kramer(13)	24,000	*	24,000	*
All Named Executive Officers and Directors as a group (10 persons)	3,402,766	9.0	3,402,766	6.5

*	Represents less than 1% of the issued and outstanding shares.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants which are currently exercisable, or will become exercisable within 60 days of February 28, 2003, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity.

Applicable percentage ownership after the merger is based on an assumed exchange ratio in the merger of approximately 0.52 and an estimated 52,322,508 shares of Intuitive Surgical common stock expected to be outstanding upon completion of the merger (without giving effect to the proposed reverse stock split). Except as indicated by footnote, and subject to the community property laws where applicable, to Intuitive Surgical’s knowledge the persons named in the table above have sole voting and investment power with respect to all shares of Intuitive Surgical common stock shown as beneficially owned by them. Unless otherwise indicated, the address for each person is Intuitive Surgical’s address at 950 Kifer Road, Sunnyvale, California 94086.

(2)	As of December 31, 2002, Bear Stearns Asset Management Inc. beneficially owned 3,241,000 shares of Intuitive Surgical’s common stock and held the sole power to vote or direct the vote of all such shares. The S&P Stars Portfolio has the right to receive and the power to direct the receipt of dividends from and the proceeds for the sale of greater than 5% of the common stock of Intuitive Surgical. The number of shares beneficially owned is based solely on a joint Schedule 13G filed with the SEC on January 27, 2003.

(3)	As of December 31, 2002, Merrill Lynch & Co., Inc., on behalf of Merrill Lynch Investment Managers, beneficially owned 1,952,786 shares of Intuitive Surgical common stock and held shared power to vote or direct the vote of all such shares. The number of shares beneficially owned is based solely on a joint Schedule 13G filed with the SEC on January 8, 2003.

(4)	Includes 64,163 shares issuable pursuant to options exercisable within 60 days of February 28, 2003.

(5)	Includes 123,961 shares issuable pursuant to options exercisable within 60 days of February 28, 2003.

(6)	Includes 111,874 shares issuable pursuant to options exercisable within 60 days of February 28, 2003.

(7)	Includes 131,124 shares issuable pursuant to options exercisable within 60 days of February 28, 2003.

(8)	Includes 28,887 shares issuable pursuant to options exercisable within 60 days of February 28, 2003.

(9)	Includes 54,701 held by Morgan Stanley Venture Partners III, L.P., 5,252 shares held by Morgan Stanley Venture Investors III, L.P. and 28,887 shares issuable pursuant to options exercisable within 60 days of February 28, 2003. Mr. Halsted is a General Partner of Morgan Stanley Dean Witter Venture Partners, an affiliate of Morgan Stanley Venture Investors III, L.P., and disclaims beneficial ownership of the shares owned by Morgan Stanley Venture Investors III, L.P., except to the extent of his pecuniary interest therein.

(10)	Includes 91,353 shares issuable pursuant to options exercisable within 60 days of February 28, 2003.

(11)	Includes 30,000 shares issuable pursuant to options exercisable within 60 days of February 28, 2003.

(12)	Includes 10,000 shares issuable pursuant to options exercisable within 60 days of February 28, 2003.

(13)	Includes 24,000 shares issuable pursuant to options exercisable within 60 days of February 28, 2003.

Equity Compensation Plan Information

      The following table contains information as of December 31, 2002 for all of Intuitive Surgical’s equity compensation plans, including Intuitive Surgical’s 2000 Equity Incentive Plan, 2000 Employee Stock Purchase Plan and 2000 Non-Employee Directors’ Stock Option Plan. All of the equity compensation plans of Intuitive Surgical have been approved by stockholders.

Number of Securities
Remaining Available for
	Number of Securities	Weighted-Average	Future Issuance Under
	to be Issued Upon	Exercise Price of	Equity Compensation
	Exercise of	Outstanding	Plans (Excluding
	Outstanding Options,	Options, Warrants	Securities Reflected in
	Warrants and Rights	and Rights	Column (A))
Plan Category	(A)	(B)	(C)

Equity Compensation Plans Approved by Stockholders	4,904,160 (1)	$4.96	7,109,891 (2)
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	4,904,160	$4.96	7,109,891

(1)	Includes (i) 4,814,160 shares of common stock issuable upon exercise of options granted under Intuitive Surgical’s 2000 Equity Incentive Plan, of which 2,194,494 shares were exercisable as of December 31, 2002, and (ii) 90,000 shares of common stock under Intuitive Surgical’s 2000 Non-Employee Directors Stock Option Plan, of which 72,912 shares were exercisable as of December 31, 2002.

(2)	Includes (i) 5,744,842 shares of common stock available for issuance under Intuitive Surgical’s 2000 Equity Incentive Plan, (ii) 938,437 shares of common stock available for issuance under Intuitive Surgical’s 2000 Employee Stock Purchase Plan and (iii) 426,612 shares of common stock available for issuance under Intuitive Surgical’s 2000 Non-Employee Directors’ Stock Option Plan.

CERTAIN INFORMATION WITH RESPECT TO

EXECUTIVE OFFICERS OF INTUITIVE SURGICAL

      Set forth below is information regarding each of Intuitive Surgical’s executive officers as of April 30, 2003.

Name	Age	Position

Lonnie M. Smith	58	President, Chief Executive Officer and Chairman of the Board of Directors
Susan K. Barnes	49	Senior Vice President, Chief Financial Officer and Assistant Secretary
Frederic H. Moll, M.D.	51	Vice President, Medical Director, and Director
Jerome J. McNamara	45	Senior Vice President, Worldwide Sales
Gary S. Guthart, Ph.D.	37	Senior Vice President, Product Operations

      The principal occupations and positions for at least the past five years of the executive officers named above are as follows:

      Lonnie M. Smith Please see “Election of Nominees to Intuitive Surgical’s Board of Directors.”

      Susan K. Barnes, Senior Vice President, Chief Financial Officer and Assistant Secretary, has been Intuitive Surgical’s Chief Financial Officer and Assistant Secretary since May 1997. From January 1995 to September 1996, Ms. Barnes founded and served as Managing Director of the Private Equity Group of Jefferies and Company, Inc., an investment bank. From January 1994 to January 1995, she founded and served as Managing General Partner of Westwind Capital Partners, a private equity fund. From June 1991 to January 1994, Ms. Barnes served as Chief Financial Officer and Managing Director of BLUM Capital Partners, L.P., formerly Richard C. Blum & Associates, Inc., a merchant banking firm. From September 1985 to June 1991, she served as Vice President and Chief Financial Officer of NeXT Computer, Inc., a computer company. Prior to forming NeXT with Steve Jobs, Ms. Barnes was Controller of the Macintosh Division at Apple Computer. Ms. Barnes holds a B.A. from Bryn Mawr College and an M.B.A. from the Wharton School, University of Pennsylvania.

      Frederic H. Moll, M.D. Please see “Election of Nominees to Intuitive Surgical’s Board of Directors.”

      Jerome J. McNamara, Senior Vice President, Worldwide Sales, joined Intuitive Surgical in April 1999 from Valley Lab where he was Vice President of Marketing. Prior to this, Mr. McNamara worked at United States Surgical Corporation for nearly 17 years where he held positions in senior sales management, marketing, and national accounts. Mr. McNamara graduated from the University of Pennsylvania with a B.A. degree in Biology.

      Gary S. Guthart, Ph.D., Senior Vice President, Product Operations, joined Intuitive Surgical in April 1996 and became Vice President, Engineering in November 1999. Previously, Dr. Guthart was part of the core team developing foundation technology for computer enhanced-surgery at SRI International (formally Stanford Research Institute). While at SRI, he also developed technologies for vibration and acoustic control of large-scale systems. Upon receiving his doctorate degree from the California Institute of Technology, he was honored with the Richard Bruce Chapman Memorial Award. In addition, Dr. Guthart holds a B.S. in Engineering from the University of California, Berkeley, and an M.S. and Ph.D. in Engineering Science from the California Institute of Technology.

EXECUTIVE COMPENSATION OF INTUITIVE SURGICAL

      The following table sets forth summary information concerning the compensation paid to our chief executive officer and other executive officers for services to Intuitive Surgical in all capacities.

	Annual Compensation			Securities
				Underlying
Name and Principle Position	Year	Salary	Bonus	Options

Lonnie M. Smith	2002	$354,000	$22,500	125,000
President and Chief	2001	350,000	—	150,000
Executive Officer	2000	325,000	—	—
Susan K. Barnes	2002	$225,833	$15,000	100,000
Senior Vice President and	2001	220,000	37,989	100,000
Chief Financial Officer	2000	202,500	36,000	5,000
Frederic H. Moll	2002	$168,000	—	50,000
M.D., Vice President	2001	210,000	—	85,000
and Medical Director	2000	205,000	—	—
Jerome J. McNamara, Jr.	2002	$239,750	$136,000	75,000
Senior Vice President,	2001	190,000	96,661	60,000
Worldwide Sales	2000	162,500	13,000	5,000
Gary S. Guthart	2002	$225,417	$15,000	75,000
Senior Vice President,	2001	190,000	36,278	75,000
Product Operations	2000	170,000	18,500	10,000

Employment Agreements

      In February 1997, Intuitive Surgical entered into an agreement with Lonnie M. Smith, its President and Chief Executive Officer, providing that, in the case of involuntary termination other than for cause, Mr. Smith’s salary and benefits will continue to be paid for a period of one year from the date of termination. Cause is defined in the agreement to include conviction for any felony, participation in a fraud or act of dishonesty against Intuitive Surgical, willful breach of Intuitive Surgical’s policies, or a material breach by Mr. Smith of his employment agreement or of his proprietary information and inventions agreement.

Option Grants in Fiscal Year 2002

      The following table sets forth each grant of stock options during 2002 to each of the individuals listed on the previous table. The exercise price of each option was equal to the fair value of Intuitive Surgical’s common stock as valued by the board of directors on the date of grant. The exercise price may be paid in cash or in shares of Intuitive Surgical’s common stock valued at fair value on the exercise date.

      The potential realizable value is calculated based on the 10-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent a prediction of Intuitive Surgical’s stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by:

•	multiplying the number of shares of common stock subject to a given option by the fair market value at the date of grant;

•	assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the options; and

•	subtracting from that result the aggregate option exercise price.

      The shares listed in the following table under “Number of Securities Underlying Options Granted” are subject to vesting. Upon completion of six months of service from the vesting start date, 12.5% of the option shares vest and the balance vest in a series of equal monthly installments over the next 42 months of service. Each option has a 10-year term, subject to earlier termination if the optionee’s service with Intuitive Surgical ceases.

      Percentages shown under “Percentage of Total Options Granted to Employees in Fiscal Year 2002” are based on an aggregate of 1,976,000 options granted to employees of Intuitive Surgical under Intuitive Surgical’s stock option plans during the fiscal year ended December 31, 2002.

	Individual Grants

		Percentage of			Potential Realizable Value
	Number of	Total Options			at Assumed Annual Rates
	Securities	Granted to			of Stock Price Appreciation
	Underlying	Employees in			for Option Term
	Options	Fiscal Year	Exercise Price	Expiration
Name	Granted	2002	Per Share	Date	5%	10%

Lonnie M. Smith	125,000	6.3%	$9.25	2/1/12	$727,159	$1,842,765
Susan K. Barnes	75,000	3.8	9.25	2/1/12	436,296	1,105,659
	25,000	1.3	9.25	3/14/12	145,432	368,553
Frederic H. Moll, M.D.	50,000	2.5	9.25	2/1/12	290,864	737,106
Jerome J. McNamara, Jr.	50,000	2.5	9.25	2/1/12	290,864	737,106
	25,000	1.3	9.84	3/25/12	154,780	392,061
Gary S. Guthart	75,000	3.8	9.25	2/1/12	436,296	1,105,659

Fiscal Year-End Option Values

      The following table sets forth the number and value of securities underlying unexercised options that are held by each of the individuals listed in the Summary Compensation Table as of December 31, 2002. Amounts shown under the column “Value of Unexercised In-The-Money Options at December 31, 2002” are based on the market price of $6.16 on that date, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares. Intuitive Surgical’s stock option plans allow for the early exercise of options granted to employees. All options exercised early are subject to repurchase by us at the original exercise price, upon the optionee’s cessation of service prior to the vesting of the shares.

	Number of Securities
	Underlying		Value of Unexercised
	Unexercised Options		In-the-Money Options
	at December 31, 2002		at December 31, 2002

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Lonnie M. Smith	97,914	177,086	$—	$—
Susan K. Barnes	93,123	131,878	82,101	3,987
Frederic H. Moll, M.D.	51,143	83,857	—	—
Jerome J. McNamara, Jr.	78,851	91,149	110,600	—
Gary S. Guthart	117,061	98,439	236,980	—

Compensation Committee Interlocks and Insider Participation

      During 2002, the compensation committee consisted of Russell C. Hirsch, M.D., Ph.D. and Alan J. Levy, Ph.D., neither of whom is a present or former officer or employee of Intuitive Surgical. In addition, during 2002 none of our officers had an “interlock” relationship, as that term is defined by the SEC, to report.

INTUITIVE SURGICAL COMPENSATION COMMITTEE REPORT

      During 2002, the compensation committee of Intuitive Surgical’s board of directors was comprised of Russell C. Hirsch, M.D., Ph.D. and Alan J. Levy, Ph.D., two non-employee directors, who administered Intuitive Surgical’s executive compensation programs and policies. Dr. Levy serves as Chairman of the Committee. The Committee is responsible for establishing and monitoring the general compensation policies and compensation plans of Intuitive Surgical, as well as the specific compensation levels for executive officers. The Committee also has the authority and power to grant stock options under Intuitive Surgical’s 2000 Equity Incentive Plan. Executive officers who are also directors have not participated in deliberations or decisions involving their own compensation.

      The following is the compensation committee’s report submitted to Intuitive Surgical’s board of directors addressing the compensation of executive officers for fiscal 2002.

Compensation Policy and Philosophy

      Our executive compensation policy is designed to:

•	attract and retain qualified executives who will contribute to Intuitive Surgical’s long-term success;

•	reward executives for achieving Intuitive Surgical’s goals, and

•	link executive compensation and stockholder interests through equity-based plans.

      Intuitive Surgical believes that in order to attract and retain qualified executives, its compensation policies must be competitive with comparable companies in similar industries. The compensation mix reflects a balance of cash payments, consisting of base salary, cash bonus payments, and long-term stock-based incentives in the form of stock options. The emphasis in incentive compensation is placed on stock options that more closely align the financial interests of Intuitive Surgical’s employees with its stockholders.

Executive Compensation Components

      As discussed below, Intuitive Surgical’s executive compensation package is primarily comprised of three components: base salary, annual incentive bonuses and stock options.

      Base Salary. The Committee establishes base salaries for executive officers based on its review of the base salaries of executive officers in comparable companies and in similar industries. Base salaries for executives are reviewed annually and adjusted based on industry compensation surveys and individual experience and performance in achieving our objectives.

      Annual Incentive Bonuses. Intuitive Surgical’s incentive plan provides a cash incentive opportunity for all non-commissioned employees including executive officers. Achievement of specific company metrics determine overall plan payment levels, then individual performance levels are considered to determine individual incentive payments. Bonuses were paid to employees and certain executives in 2002 for performance achieved during fiscal year 2001.

      Long Term Incentive Compensation. Intuitive Surgical’s equity incentive plans provide for long-term incentive compensation for our employees including executive officers. A significant portion of the total compensation package for executive officers is in the form of stock option awards. These awards give employees an equity interest in Intuitive Surgical, thereby aligning the interests of executive officers and stockholders and providing incentive to maximize stockholder value. Stock option positions for all employees, including executives, were reviewed in 2002 and adjusted based on industry surveys and number of options previously granted, as well as contributions to Intuitive Surgical’s success.

Compensation of Chief Executive Officer

      The compensation for Intuitive Surgical’s Chief Executive Officer, Lonnie Smith, for fiscal 2002 was comprised of base salary, annual incentive bonus and long-term incentive compensation in the form of stock options. The Committee regularly reviews the performance and compensation of Mr. Smith following the criteria discussed above under “Executive Compensation Components.” The Committee awarded stock options and a cash bonus to Mr. Smith in February 2002. In July 2002, the Committee reviewed Mr. Smith’s cash compensation according to the criteria discussed above and increased Mr. Smith’s base salary by 2.3%.

Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code limits Intuitive Surgical’s tax deduction to $1 million for compensation paid to certain executive officers named in this joint proxy statement/prospectus unless the compensation is performance based. Since the cash compensation paid by Intuitive Surgical to each of its executive officers is expected to be well below $1 million and the Committee believes that options granted would meet the requirements for qualifying as performance-based, the Committee believes that these limitations did not impact the company in 2002. It is the Committee’s intention to qualify, to the extent reasonable, the executive officers’ compensation for deductibility under applicable tax law.

COMPENSATION COMMITTEE

Russell C. Hirsch, M.D., Ph.D.
Alan J. Levy, Ph.D.

      The foregoing compensation committee report shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under these acts, except to the extent Intuitive Surgical specifically incorporates by reference into such filings.

INTUITIVE SURGICAL AUDIT COMMITTEE REPORT

      During fiscal 2002, the audit committee of Intuitive Surgical’s board of directors was comprised of Scott C. Halsted, Richard J. Kramer and James A. Lawrence, all of whom are “independent” directors, as determined in accordance with the Nasdaq Stock Market’s regulations. Mr. Lawrence serves as the chairman of the audit committee. The audit committee operates in pursuant to a written charter adopted by Intuitive Surgical’s board of directors.

      Management is responsible for Intuitive Surgical’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of Intuitive Surgical’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes. The following is the audit committee’s report submitted to Intuitive Surgical’s board of directors for the fiscal year ended December 31, 2002.

      The audit committee has:

•	reviewed and discussed Intuitive Surgical’s audited financial statements with management and the independent accountants;

•	discussed with Ernst & Young LLP, Intuitive Surgical’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented; and

•	received from Ernst & Young LLP the written disclosures and the letter regarding their independence as required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and discussed the auditors’ independence with them.

      In addition, based on the review and discussions referred to above, the audit committee recommended to Intuitive Surgical’s board of directors that the audited financial statements be included in Intuitive Surgical’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the SEC.

Audit and Audit Related Fees

      Audit Fees. The aggregate fees billed for professional services rendered for the audit of Intuitive Surgical’s annual financial statements for the fiscal years ended December 31, 2002 and 2001 and the reviews of the financial statements included in Intuitive Surgical’s Forms 10-Q for that fiscal year were $230,301 and $235,000, respectively.

      Financial Information Systems Design and Implementation Fees. For the fiscal year ended December 31, 2002, Intuitive Surgical paid no fees to its principal accountants for professional services rendered in connection with the operation, supervision or management of Intuitive Surgical’s information systems or local area network, or for the design or implementation of a hardware or software system for aggregating source data underlying Intuitive Surgical’s financial statements, or generating information that is significant to such statements, taken as a whole.

      All Other Fees. The aggregate fees billed for services rendered by Intuitive Surgical’s principal accountants, other than described above, for the fiscal years ended December 31, 2002 and 2001 were $50,090 and $78,252, respectively. The nature of these services include tax return preparation and 401(k) compliance services.

      Intuitive Surgical’s audit committee has considered whether the provision of services described above under the captions “Audit Fees” and “Financial Information Systems Design and Implementation Fees” are compatible with maintaining the principal accountant’s independence, and has determined that the provision of such services to Intuitive Surgical does not compromise the principal accountant’s independence.

AUDIT COMMITTEE

Scott C. Halsted
Richard J. Kramer
James A. Lawrence

The foregoing audit committee report shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under these acts, except to the extent Intuitive Surgical specifically incorporates by reference into such filings.

STOCK PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder return on Intuitive Surgical’s common stock (no dividends have been paid thereon) with the cumulative total return of (1) the Nasdaq Composite Index and (2) the S&P Healthcare Index, over the indicated periods extending through the end of 2002.

      The historical stock market performance of the common stock shown below is not necessarily indicative of future stock performance.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG INTUITIVE

SURGICAL, NASDAQ COMPOSITE, AND S&P HEALTH CARE INDEX

	6/12/00	12/00	12/01	12/02

Intuitive Surgical, Inc.	100	94	111	68
NASDAQ Composite	100	66	52	35
S&P Healthcare Index	100	122	106	85

      The stock performance graph above shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent Intuitive Surgical specifically incorporates this information by reference, and shall not otherwise be deemed filed under these acts.

OTHER INFORMATION

Other Matters at the Annual Meeting

      Intuitive Surgical does not know of any matters to be presented at the annual meeting other than those mentioned in this joint proxy statement/prospectus. If any other matters are properly brought before the annual meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.

Independent Public Accountants

      Intuitive Surgical’s auditors for the fiscal year ended December 31, 2002 were Ernst & Young LLP. A representative of Ernst & Young LLP will be present at the annual meeting, will have an opportunity to make a statement if he so desires and is expected to be available to respond to appropriate questions.

Stockholder Proposals for 2004 Annual Meeting

      Any stockholder who meets the requirements of the proxy rules under the Exchange Act may submit to the Intuitive Surgical’s board of directors proposals to be considered for submission to the stockholders at the 2004 annual meeting. Proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to Intuitive Surgical’s Secretary at Intuitive Surgical, Inc., 950 Kifer Road, Sunnyvale, California 94086 and must be received no later than December 19, 2003. Your notice must include:

•	your name and address and the text of the proposal to be introduced;

•	the number of shares of stock you hold of record, beneficially own and represent by proxy as of the date of your notice; and

•	a representation that you intend to appear in person or by proxy at the meeting to introduce the proposal specified in your notice.

The chairman of the meeting may refuse to acknowledge the introduction of your proposal if it is not made in compliance with the foregoing procedures or the applicable provisions of Intuitive Surgical’s bylaws. Intuitive Surgical’s bylaws also provide for separate notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting.

LEGAL MATTERS

      Latham & Watkins LLP has rendered an opinion about certain legal matters with respect to the Intuitive Surgical common stock being offered by this prospectus. Certain United States federal income tax consequences of the merger will be passed upon for Computer Motion by Stradling Yocca Carlson & Rauth.

EXPERTS

      The consolidated financial statements and schedule of Intuitive Surgical, Inc. appearing in Intuitive Surgical’s Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of Computer Motion, Inc. at December 31, 2002, and for the year then ended, appearing in Computer Motion, Inc.’s Annual Report on Form 10-K have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, (which contain an explanatory paragraph describing conditions that raise substantial doubt about Computer Motion Inc.’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements). Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      After reasonable efforts, Computer Motion has been unable to obtain the consent of Arthur Andersen LLP to the incorporation into the registration statement, of which this joint proxy statement/prospectus is a part, of their report with respect to the consolidated financial statements of Computer Motion which appear in its Annual Report on Form 10-K for the year ended December 31, 2001 and December 31, 2000. Under these circumstances, Rule 437(a) under the Securities Act permits the registration statement to be filed without a written consent from Arthur Andersen. The absence of such consent may limit your recovery on certain claims. In particular, and without limitation, you will not be able to assert claims against Arthur Andersen under Section 11 of the Securities Act for any untrue statement of a material fact contained in Computer Motion’s financial statements which appear in its Annual Report on Form 10-K for the year ended December 31, 2001 and December 31, 2000 or any omission to state a material fact required to be stated therein.

WHERE YOU CAN FIND MORE INFORMATION

      Intuitive Surgical and Computer Motion file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by either Intuitive Surgical or Computer Motion at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of Intuitive Surgical and Computer Motion are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

      Intuitive Surgical has filed a registration statement on Form S-4 to register with the SEC the Intuitive Surgical common stock to be issued to Computer Motion stockholders in the merger. This joint proxy statement/ prospectus is a part of that registration statement and constitutes a proxy statement and a prospectus of Intuitive Surgical, in addition to being a proxy statement of Computer Motion for the Computer Motion special meeting. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Intuitive Surgical and Computer Motion and Intuitive Surgical common stock. As allowed by SEC rules, this joint proxy statement/ prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

      The SEC allows Intuitive Surgical and Computer Motion to “incorporate by reference” information into this joint proxy statement/ prospectus. This means that Intuitive Surgical and Computer Motion can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/ prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/ prospectus or incorporated by reference subsequent to the date of this joint proxy statement/ prospectus.

      This joint proxy statement/ prospectus incorporates by reference the documents listed below that Intuitive Surgical and Computer Motion have previously filed with the SEC. They contain important information about Intuitive Surgical and Computer Motion and their financial condition. The following documents, which were filed by Intuitive Surgical with the SEC, are incorporated by reference into this joint proxy statement/ prospectus:

•	annual report of Intuitive Surgical on Form 10-K/A for the year ended December 31, 2002, filed with the SEC on May , 2003;

•	quarterly report of Intuitive Surgical on Form 10-Q for the quarter ended March 31, 2003, filed with the SEC on May 15, 2003;

•	report of Intuitive Surgical on Form 8-K filed with the SEC on March 7, 2003; and

•	the description of Intuitive Surgical’s common stock set forth in the Registration Statement on Form 8-A, filed with the SEC on May 26, 2000.

      In addition, Intuitive Surgical incorporates by reference additional documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/ prospectus and the dates of the Intuitive Surgical annual meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

      The following documents, which were filed by Computer Motion with the SEC, are incorporated by reference into this joint proxy statement/ prospectus:

•	annual report of Computer Motion on Form 10-K/A for the year ended December 31, 2002, filed with the SEC on May , 2003;

•	quarterly report of Computer Motion on Form 10-Q for the quarter ended March 31, 2003, filed with the SEC on May 15, 2003;

•	report of Computer Motion on Form 8-K filed with the SEC on February 7, 2003;

•	report of Computer Motion on Form 8-K filed with the SEC on February 24, 2003; and

•	report of Computer Motion on Form 8-K filed with the SEC on March 11, 2003.

      This joint proxy statement/prospectus is accompanied by a copy of Computer Motion’s annual report on Form 10-K/A for the year ended December 31, 2002 and quarterly report on Form 10-Q for the three months ended March 31, 2003.

      Intuitive Surgical has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to Intuitive Surgical, and Computer Motion has supplied all the information relating to Computer Motion.

      You can obtain any of the documents incorporated by reference into this joint proxy statement/prospectus through Intuitive Surgical or Computer Motion, as the case may be, or from the SEC through the SEC’s Internet Web site at the address described above. Documents incorporated by reference are available from Intuitive Surgical and Computer Motion without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus.

      Intuitive Surgical stockholders and Computer Motion stockholders may request a copy of information incorporated by reference into this joint proxy statement/prospectus by contacting the investor relations department for each of Intuitive Surgical and Computer Motion at:

Intuitive Surgical, Inc. 950 Kifer Road Sunnyvale, California 94086 (408) 523-2100 Attn: Investor Relations	Computer Motion, Inc. 130-B Cremona Drive Goleta, California 93117 (805) 968-9600 Attn: Investor Relations

      In addition, you may obtain copies of the information relating to Intuitive Surgical, without charge, by sending an e-mail to ir@intusurg.com. Furthermore, you may obtain copies of some of this information by making a request through the Intuitive Surgical investor relations web site, www.intuitivesurgical.com.

      In addition, you may obtain copies of the information relating to Computer Motion, without charge, by sending an e-mail to ir@computermotion.com. Furthermore, you may obtain copies of some of this information by making a request through the Computer Motion investor relations web site, www.computermotion.com.

      In order for you to receive timely delivery of the documents in advance of the Intuitive Surgical and Computer Motion special meetings, Intuitive Surgical or Computer Motion should receive your request no later than June 23, 2003.

      We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this joint proxy statement/ prospectus or in any of the materials that we have incorporated into this joint proxy statement/ prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/ prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INTUITIVE SURGICAL, INC.,

INTUITIVE MERGER CORPORATION

(FORMERLY IRON ACQUISITION CORPORATION)

AND

COMPUTER MOTION, INC.

DATED AS OF MARCH 7, 2003

      AGREEMENT AND PLAN OF MERGER, dated as of March 7, 2003 (this “Agreement”), by and among Intuitive Surgical, Inc., a Delaware corporation (“Parent”), Intuitive Merger Corporation (formerly Iron Acquisition Corporation), a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Computer Motion, Inc., a Delaware corporation (the “Company”).

      WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”); and

      WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders, and Parent has approved this Agreement and the Merger as the sole stockholder of Merger Sub; and

      WHEREAS, as a condition to and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, each of the stockholders of Parent listed on Exhibit A have entered into support agreements with the Company in the form attached hereto as Exhibit B (the “Parent Support Agreements”); and

      WHEREAS, as a condition to and inducement to Parent’s and the Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, each of the stockholders of the Company listed on Exhibit C have entered into support agreements with Parent and Merger Sub in the form attached hereto as Exhibit D (the “Company Support Agreements”); and

      WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and the Company have entered into a loan and security agreement dated the date hereof; (the “Loan Agreement”); and

      WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

      SECTION 1.1     The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub, at the Effective Time, shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

      SECTION 1.2     Effective Time. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article 6, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

      SECTION 1.3     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      SECTION 1.4     Certificate of Incorporation; By-laws. At the Effective Time, the Certificate of Incorporation and the By-laws of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the Certificate of Incorporation and the By-laws of Merger Sub, each as in effect immediately prior to the Effective Time, as the same may be amended in accordance with Section 5.13.1 hereof.

      SECTION 1.5     Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

      SECTION 2.1     Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

SECTION 2.1.1 Conversion Generally.

SECTION 2.1.1.1 Company Common Stock. Each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1.2), including the associated rights of the Company (the “Company Rights”) pursuant to the Rights Agreement, dated as of June 14, 1999, between the Company and American Stock Transfer and Trust Company, as Rights Agent (the “Company Rights Agreement”) shall be converted, subject to Section 2.2.5, into the right to receive a number of shares of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”), equal to the Exchange Ratio. All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which such Company Common Stock was converted in the Merger. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. No fractional share of Parent Common Stock shall be issued, and in lieu thereof, a cash payment shall be made pursuant to Section 2.2.5 hereof.

SECTION 2.1.1.2 Company Preferred Stock. Each share of preferred stock, par value $0.001 per share, of the Company (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Preferred Stock to be canceled pursuant to Section 2.1.2), shall be converted, subject to Section 2.2.5, into the right to receive a number of shares of Parent Common Stock equal to that number of shares of Company Common Stock into which the Company Preferred Stock would have been convertible multiplied by the Exchange Ratio. All such shares of Company Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which such Company Preferred Stock was converted in the Merger. Certificates previously representing shares of Company Preferred Stock shall be exchanged for certificates representing whole shares of Parent Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. No fractional share of Parent Common Stock shall be issued, and in lieu thereof, a cash payment shall be made pursuant to Section 2.2.5 hereof.

SECTION 2.1.1.3 Warrants. At the Effective Time, all unexercised and unexpired warrants to purchase Company Common Stock (“Company Warrants”) then outstanding will be assumed by Parent. Each Company Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in such Company Warrant and any agreements executed in connection therewith immediately prior to the Effective Time, except that (i) each Company Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Company Warrant assumed, will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

SECTION 2.1.2 Cancellation of Certain Shares. Each share of Company Stock held by Parent, Merger Sub, any wholly-owned subsidiary of Parent or Merger Sub, in the treasury of the Company or by any wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

SECTION 2.1.3 Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

SECTION 2.1.4 Change in Shares. If between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

      SECTION 2.2     Exchange of Certificates.

SECTION 2.2.1 Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with Computer Share, Inc. or another bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Stock, for exchange in accordance with this Article 2, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such certificates for shares of Parent Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund. Except as contemplated by Section 2.2.5 hereof, the Exchange Fund shall not be used for any other purpose.

SECTION 2.2.2 Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Stock (the “Certificates”)

(A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (B) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the shares of Company Stock formerly represented by such Certificate (after taking into account all shares of Company Stock then held by such holder), cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2.3, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such shares of Company Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2.3.

SECTION 2.2.3 Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2.5, unless and until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

SECTION 2.2.4 Further Rights in Company Stock. All shares of Parent Common Stock issued upon conversion of the shares of Company Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2.3 or Section 2.2.5) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock.

SECTION 2.2.5 Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent.

SECTION 2.2.5.1 As promptly as practicable following the Effective Time, the Exchange Agent shall determine the difference between (A) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 2.2.1 and (B) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Stock pursuant to Section 2.2.2 (such difference being the “Excess Shares”). As soon after the Effective Time as practicable, the Exchange Agent, as agent for such holders of Parent Common Stock, shall sell the Excess Shares at then prevailing prices on Nasdaq, all in the manner provided in this Section 2.2.5.

SECTION 2.2.5.2 The sale of the Excess Shares by the Exchange Agent shall be executed on Nasdaq and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to such holders of Company Stock, the Exchange Agent will hold such proceeds in trust for such holders of Company Stock as part of the Exchange Fund. The Company shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales of Excess Shares. In addition, the Company shall pay the Exchange Agent’s compensation and expenses in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Company Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Company Stock is entitled (after taking into account all shares of Parent Common Stock to be issued to such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Stock are entitled.

SECTION 2.2.5.3 As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Stock with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Company Stock subject to and in accordance with the terms of Section 2.2.3.

SECTION 2.2.6 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Stock for six months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Stock who have not theretofore complied with this Article 2 shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.2.5 and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.2.3, in each case, without any interest thereon.

SECTION 2.2.7 No Liability. Neither Parent nor the Company shall be liable to any holder of shares of Company Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

SECTION 2.2.8 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2.3, in each case, without any interest thereon.

SECTION 2.2.9 Withholding. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

      SECTION 2.3     Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2.3.

      SECTION 2.4     Stock Options. At the Effective Time, all unexercised and unexpired options to purchase Company Common Stock (“Company Options”) then outstanding, under any stock option plan of the Company, including the Company’s Tandem Stock Option Plan, the Company’s 1997 Stock Incentive Plan or any other plan, agreement or arrangement (the “Company Stock Option Plans”), whether or not then exercisable, will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the Company Stock Option Plan and any agreements thereunder immediately prior to the Effective Time, except that (i) each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Company Option assumed, will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. The conversion of any Company Options which are incentive stock options within the meaning of Section 422 of the Code, into options to purchase Parent Common Stock shall be made so as not to constitute a “modification” of such Company Options within the meaning of Section 424 of the Code. Continuous employment with the Company or its subsidiaries shall be credited to the optionee for purposes of determining the vesting of all assumed Company Options after the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), which identifies exceptions by specific Section references, the Company hereby represents and warrants to Parent as follows:

      SECTION 3.1     Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each subsidiary of the Company (each a “Company Subsidiary” and, collectively, the “Company Subsidiaries”) has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. Each of the Company and each Company Subsidiary has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 3.1 of the Company Disclosure Schedule sets forth a true and complete list of all of the Company Subsidiaries. Except as set forth in Section 3.1 of the Company Disclosure Schedule, none of the Company or any Company Subsidiary holds an Equity Interest in any other person.

      SECTION 3.2     Certificate of Incorporation and By-laws; Corporate Books and Records. The copies of the Company’s Second Amended and Restated Certificate of Incorporation (the “Company Certificate”) and By-laws (the “Company By-laws”) that are listed as exhibits to the Company’s Form 10-K for the year ended December 31, 2001 are complete and correct copies thereof as in effect on the date hereof (the “Company Form 10-K”). The Company is not in violation of any of the provisions of the Company Certificate or the Company By-laws. True and complete copies of all minute books of the Company have been made available by the Company to Parent.

      SECTION 3.3     Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock. As of the date hereof, (A) 17,842,157 shares of Company Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) no shares of Company Common Stock were held in the treasury of the Company or by the Company Subsidiaries, and (C) 5,537,142 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of Company Options outstanding as of such date. As of the date hereof, of the 5,000,000 shares of authorized Company Preferred Stock, 12,000 shares have been designated as Series A Junior Participating Preferred Stock; 12,000 shares have been designated as Series B Convertible Preferred Stock; 10,750 shares of Company Preferred Stock have been designated as Series C Convertible Preferred Stock, 8,965 shares of which have been designated as Series C-1 Convertible Preferred Stock and 1,785 shares of which have been designated as Series C-2 Convertible Preferred Stock; 10,750 shares of Company Preferred Stock have been designated as Series D Convertible Preferred Stock (“Series D Convertible Preferred Stock”), 8,965 shares of which have been designated as Series D-1 Convertible Preferred Stock (“Series D-1 Convertible Preferred Stock”) and 1,785 shares of which have been designated as Series D-2 Convertible Preferred Stock (“Series D-2 Convertible Preferred Stock”). As of the date hereof, 7,726 shares of Series D-1 Convertible Preferred Stock and 1,071 shares of Series D-2 Convertible Preferred Stock are issued and outstanding, and there are no other shares of Company Preferred Stock outstanding. Except for Company Options to purchase not more than 5,537,142 shares of Company Common Stock and Company Warrants to purchase not more than 7,416,887 shares of Company Common Stock outstanding as of the date hereof, Company Rights outstanding under the Company Rights Agreement and arrangements and agreements set forth in Section 3.3 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any Company Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company or any Company Subsidiary to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. Since December 31, 2001, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance as set forth in this Section 3.3 or Section 3.3 of the Company Disclosure Schedule. Section 3.3 of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of the prices at which outstanding Company Options may be exercised under the applicable Company Stock Option Plan, the number of Company Options outstanding at each such price and the vesting schedule of the Company Options for each officer of the Company and the prices at which outstanding Company Warrants may be exercised, the number of Company Warrants outstanding at each such price and the number of shares of Company Common Stock into which each such Company Warrant is convertible. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding contractual obligations of the Company or any Company Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Stock or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. Except as set forth in Section 3.3 of the Company Disclosure Schedule, each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned Company Subsidiary.

      SECTION 3.4     Authority.

SECTION 3.4.1 The Company has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to be consummated by the Company. The execution and delivery of this Agreement and each Ancillary Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby other than, with respect to the Merger, as provided in Section 3.20. The Board of Directors of the Company (the “Company Board”) has approved this Agreement and each Ancillary Agreement, declared advisable the transactions contemplated hereby and thereby and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for approval at a meeting of such stockholders. This Agreement and each Ancillary Agreement has been duly authorized and validly executed and delivered by the Company and constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms.

SECTION 3.4.2 The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement or any Ancillary Agreement and the transactions contemplated hereby and thereby, including the Merger, without any further action on the part of the stockholders or the Company Board. True and complete copies of all Company Board resolutions reflecting such actions have been previously provided to Parent. No other state takeover statute or similar statute or regulation is applicable to or purports to be applicable to the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement.

SECTION 3.4.3 The Company Rights Agreement has been amended so that: (A) Parent, Merger Sub and each Parent Subsidiary are each exempt from the definition of “Acquiring Person” contained in the Company Rights Agreement, and no “Stock Acquisition Date” or “Distribution Date” or “Triggering Event” (as such terms are defined in the Company Rights Agreement) will occur as a result of the execution of this Agreement or any Ancillary Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement and (B) the Company Rights Agreement will terminate and the Company Rights will expire immediately prior to the Effective Time. The Company Rights Agreement, as so amended, has not been further amended or modified. True and complete copies of the Company Rights Agreement and of all amendments thereto through the date hereof have been previously provided to Parent.

      SECTION 3.5     No Conflict; Required Filings and Consents.

SECTION 3.5.1 The execution and delivery of this Agreement and each Ancillary Agreement by the Company does not, and the performance of this Agreement and each Ancillary Agreement by the Company will not, (A) (assuming, the stockholder approval set forth in Section 3.20 is obtained) conflict with or violate any provision of the Company Certificate or Company By-laws or any equivalent organizational documents of any Company Subsidiary, (B) assuming that all consents, approvals, authorizations and permits described in Section 3.5.2 have been obtained and all filings and notifications described in Section 3.5.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit or other instrument or obligation.

SECTION 3.5.2 The execution and delivery of this Agreement and each Ancillary Agreement by the Company does not, and the performance of this Agreement and each Ancillary Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (A) under the Exchange Act, the Securities Act, any applicable Blue Sky Laws and the rules and regulations of Nasdaq and the filing and recordation of the Certificate of Merger as required by the DGCL and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to (x) prevent or materially delay consummation of the Merger, (y) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (z) have a Company Material Adverse Effect.

      SECTION 3.6     Permits; Compliance With Law. Each of the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its respective businesses substantially in the manner described in the Company SEC Filings filed prior to the date hereof and substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (C) have a Company Material Adverse Effect. None of the Company or any Company Subsidiary is in conflict with, or in default or violation of, (x) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (y) any Company Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (C) have a Company Material Adverse Effect.

      SECTION 3.7     SEC Filings; Financial Statements.

SECTION 3.7.1 The Company has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2000 (collectively, the

“Company SEC Filings”). Each Company SEC Filing (A) as of its date, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

SECTION 3.7.2 Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect). The books and records of the Company and each Company Subsidiary have been, and are being, maintained in accordance with applicable legal and accounting requirements.

SECTION 3.7.3 Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2001 included in the Company Form 10-K for the year ended December 31, 2001, including the notes thereto, none of the Company or any consolidated Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 31, 2001 that would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (C) have a Company Material Adverse Effect.

SECTION 3.7.4 The Company has previously provided to Parent a complete and correct copy of any amendment or modification which has not yet been filed with the SEC to any agreement, document or other instrument which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

      SECTION 3.8     Disclosure Documents.

SECTION 3.8.1 The Proxy Statement and any Other Filings, and any amendments or supplements thereto, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) if applicable, the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, (D) the time of the Company Stockholders’ Meeting, (E) the time of the Parent Stockholders’ Meeting, and (F) the Effective Time, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Laws.

SECTION 3.8.2 The Proxy Statement and any Other Filings, and any amendments or supplements thereto, do not, and will not, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, (D) the time of the Company Stockholders’ Meeting, (E) the time of the Parent Stockholders’ Meeting, and (F) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.8.2 will not apply to statements or omissions included in the Proxy Statement or any Other Filings based upon information furnished in writing to the Company by Parent or Merger Sub specifically for use therein.

      SECTION 3.9     Absence of Certain Changes or Events. Since September 30, 2002, except as specifically contemplated by, or as disclosed in, this Agreement or Section 3.9 of the Company Disclosure Schedule, the Company and each Company Subsidiary has conducted its businesses in the ordinary course consistent with past practice. During the period from October 1, 2002 through the date of this Agreement, there has not been any Company Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since September 30, 2002, there has not been any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement or any Ancillary Agreement by the Company. Neither the Company nor any Company Subsidiary has taken any action during the period from October 1, 2002 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

      SECTION 3.10     Employee Benefit Plans

SECTION 3.10.1 Section 3.10.1 of the Company Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company or any ERISA Affiliate), which are now, or were within the past 6 years, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”). Neither the Company, nor to the knowledge of the Company, or any other person or entity, has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

      With respect to each Company Benefit Plan, the Company has delivered to Parent true, correct and complete copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, adoption agreements, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summaries and summary plan descriptions, including any summary of material modifications, (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit Plan), (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (F) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan, and (G) all filings made with any Governmental Entity, including but not limited any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

SECTION 3.10.2 Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this

Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Filings prior to the date of this Agreement. With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

      Section 3.10.3 Except as disclosed on Section 3.10.3 of the Company Disclosure Schedule: (A) each Company Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code has either received a favorable determination letter from the IRS as to its qualified status or the remedial amendment period for such Company Benefit Plan has not yet expired, and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the Company’s knowledge no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust, (B) to the Company’s knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in liability to the Company or an ERISA Affiliate, (C) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than (i) liability for ordinary administrative expenses typically incurred in a termination event or (ii) if the Company Benefit Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Filings prior to the date of this Agreement), (D) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), (E) neither the Company nor any ERISA Affiliate has any liability under ERISA Section 502, (F) all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants, (G) all contributions and payments to such Company Benefit Plan are deductible under Code sections 162 or 404, (H) no amount is subject to Tax as unrelated business taxable income under Section 511 of the Code, and (I) no excise tax could be imposed upon the Company under Chapter 43 of the Code.

      Section 3.10.4 Neither the Company nor any of its ERISA Affiliates sponsors, maintains, contributes to or has an obligation to contribute to, or has sponsored, maintained, contributed to or had an obligation to contribute to, any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, or any “multiemployer plan” as defined in Section 3(37) of ERISA (“Multiemployer Plan”).

      Section 3.10.5 Neither the Company nor any of its ERISA Affiliates sponsors, contributes to or has any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no United States source income outside of the United States.

      Section 3.10.6 Except as set forth on Section 3.10.6 of the Company Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, by any employee, officer or director of the Company or any Company Subsidiary who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Set forth in Section 3.10.6 of the Company Disclosure Schedule is (A) the estimated maximum amount that could be paid to any disqualified individual as a result of the transactions contemplated by this Agreement or any Ancillary Agreement under all employment, severance and termination agreements, other compensation arrangements and Company Benefit Plans currently in effect, and (B) the “base amount” (as defined in Section 280G(b)(e) of the Code) for each such individual as of the date of this Agreement.

SECTION 3.10.7 Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The Company and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

      SECTION 3.11     Labor and Other Employment Matters.

SECTION 3.11.1 Each of the Company and each Company Subsidiary is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. None of the Company or any Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Section 3.11.1 of the Company Disclosure Schedule, none of the Company or any Company Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, and no collective bargaining agreement or other labor union contract is being negotiated by the Company or any Company Subsidiary. There is no labor dispute, strike, slowdown or work stoppage against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened which may interfere in any respect that would have a Company Material Adverse Effect with the respective business activities of the Company or any Company Subsidiary. No labor union or similar organization has otherwise been certified to represent any persons employed by the Company or any Company Subsidiary or has applied to represent such employees or, to the knowledge of the Company, is attempting to organize so as to represent such employees. None of the Company, any Company Subsidiary or their respective representatives or employees has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any Company Subsidiary, and there is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable state or foreign agency pending or, to the knowledge of the Company, threatened, except where such unfair labor practice, charge or complaint would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company or any Company Subsidiary is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. Each of the Company and each Company Subsidiary has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. There are no material pending claims against the Company or any Company Subsidiary under any workers’ compensation plan or policy or for long term disability. There are no material controversies pending or, to the knowledge of the Company, threatened, between the Company or any Company Subsidiary and any of their current or former employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity. To the Company’s knowledge, no employee of the Company or any Company Subsidiary is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or such Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others. No employee of the Company or any Company Subsidiary has given notice, nor is the Company otherwise aware, that such employee intends to terminate his or her employment with the Company or such Company Subsidiary.

SECTION 3.11.2 The Company has identified in Section 3.11.2 of the Company Disclosure Schedule and has made available to Parent true and complete copies of (A) all severance and employment agreements with directors, officers or employees of or consultants to the Company or any Company Subsidiary, (B) all severance programs and policies of the Company and each Company Subsidiary with or relating to its employees, and (C) all plans, programs, agreements and other arrangements of the Company and each Company Subsidiary with or relating to its directors, officers, employees or consultants which contain change in control provisions. Except as set forth in Section 3.11.2 of the Company Disclosure Schedule, none of the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or any Company Subsidiary or affiliate from the Company or any Company Subsidiary or affiliate under any Company Benefit Plan or otherwise, (B) significantly increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits. No individual who is a party to an employment agreement listed in Section 3.11.2 of the Company Disclosure Schedule or any agreement incorporating change in control provisions with the Company has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could give, rise to a severance obligation on the part of the Company under such agreement. Section 3.11.2 of the Company Disclosure Schedule sets forth the Company’s best estimates of the amounts payable to the executives listed therein, as a result of the transactions contemplated by this Agreement, any Ancillary Agreement, and/or any subsequent employment termination (including any cash-out or acceleration of options and restricted stock and any “gross-up” payments with respect to any of the foregoing), based on compensation data applicable as of the date of the Company Disclosure Schedule and the assumptions stated therein.

SECTION 3.11.3 There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against any Company Benefit Plan, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans which could reasonably be expected to result in any material liability of the Company or any Company Subsidiary to the Pension Benefit Guaranty Corporation (“PBGC”), the Department of Treasury, the Department of Labor or any Multiemployer Plan.

      SECTION 3.12     Tax Treatment. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any of the Company’s affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      SECTION 3.13     Contracts.

      Except as filed as exhibits to the Company SEC Filings filed prior to the date of this Agreement, or as disclosed in Section 3.13 of the Company Disclosure Schedule, none of the Company or any Company Subsidiary is a party to or bound by any contract (A) any of the benefits to any party of which will be increased, or the vesting of the benefits to any party of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or any Ancillary Agreement, or the value of any of the benefits to any party of which will be calculated on the basis of any of the transactions contemplated by this Agreement or any Ancillary Agreement, or (B) which, as of the date hereof, (1) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (2) involves aggregate expenditures in excess of $250,000, other than contracts for the purchase of raw materials, components or manufacturing goods and contracts for the sale of the Company’s products in the ordinary course of business, (3) involves annual expenditures in excess of $250,000 and is not cancelable within one year, other than contracts for the purchase of raw materials, components or manufacturing goods and contracts for the sale of the Company’s products in the ordinary course of business, (4) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company, any Company Subsidiary or any of the Company’s current or future affiliates, or which restricts the conduct of any line of business by the Company, any Company Subsidiary or any of the Company’s current or future affiliates or any geographic area in which the Company, any Company Subsidiary or any of the Company’s current or future affiliates may conduct business, in each case in any material respect, (5) involves the sale of a Company Product to a customer or distributor and provides for a right of refund or return for any reason, including upon the occurrence of specified events or otherwise or (6) would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement or any Ancillary Agreement. Each Contract of the type described in this Section 3.13, whether or not set forth in Section 3.13 of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” Each Company Material Contract is valid and binding on the Company and each Company Subsidiary party thereto and, to the Company’s knowledge, each other party thereto, and in full force and effect, and the Company and each Company Subsidiary has in all material respects performed all obligations required to be performed by it to the date hereof under each Company Material Contract and, to the Company’s knowledge, each other party to each Company Material Contract has in all material respects performed all obligations required to be performed by it under such Company Material Contract, except as would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement, or (3) result in a Company Material Adverse Effect. None of the Company or any Company Subsidiary knows of, or has received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract or any other contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (3) result in a Company Material Adverse Effect. Section 3.13 of the Company Disclosure Schedule provides the Company’s good faith estimate of the additional costs which will accrue to the Company under the contracts described in clause (A) of Section 3.13 as a result of the transactions contemplated by this Agreement or any Ancillary Agreement.

      SECTION 3.14     Litigation. Except as and to the extent set forth in Company SEC Filings filed prior to the date of this Agreement or in Section 3.14 of the Company Disclosure Schedule, (A) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or reasonably likely to be brought against the Company or any Company Subsidiary or for which the Company or any Company Subsidiary is obligated to indemnify a third party that (1) has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (2) as of the date hereof, challenges the validity or propriety, or seeks to prevent or materially delay consummation of the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement and (B) none of the Company or any Company Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling, award or other finding which has had or would, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement, or (3) result in a Company Material Adverse Effect.

      SECTION 3.15     Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

SECTION 3.15.1 The Company and each Company Subsidiary (A) is in compliance with all, and is not subject to any liability, with respect to any, applicable Environmental Laws, (B) holds or has applied for all Environmental Permits necessary to conduct their current operations, and (C) is in compliance with their respective Environmental Permits.

SECTION 3.15.2 None of the Company or any Company Subsidiary has received any written notice, demand, letter, claim or request for information alleging that the Company or any Company Subsidiary may be in violation of, or liable under, any Environmental Law.

SECTION 3.15.3 None of the Company or any Company Subsidiary (A) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (B) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

SECTION 3.15.4 None of the real property owned or leased by the Company or any Company Subsidiary is listed or, to the knowledge of the Company, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

      SECTION 3.16     Intellectual Property. Excepting the Intellectual Property owned or controlled by Parent and/or Merger Sub, the Company owns or has the defensible right to use, whether through ownership, licensing or otherwise, all Intellectual Property significant to the businesses of the Company and each Company Subsidiary in substantially the same manner as such businesses are conducted on the date hereof (“Material Company Intellectual Property”). Excepting the Intellectual Property owned or controlled by Parent and/or Merger Sub, except as set forth in Section 3.16 of the Company Disclosure Schedule and except as would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on the validity or value of any Material Company Intellectual Property and excluding prior communications or dealings with Parent: (A) no written claim of invalidity or conflicting ownership rights with respect to any Material Company Intellectual Property has been made by a third party and no such Material Company Intellectual Property is the subject of any pending or, to the Company’s knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (B) no person or entity has given notice to the Company or any Company Subsidiary that the use of any Material Company Intellectual Property by the Company, any Company Subsidiary or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that the Company, any Company Subsidiary or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (C) the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture or product related to any Material Company Intellectual Property, is not presently believed to infringe any domestic or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party; (D) there is not believed to exist any prior act or current conduct or use by the Company, any Company Subsidiary or any third party that would void or invalidate any Material Company Intellectual Property; and (E) the execution, delivery and performance of this Agreement and each Ancillary Agreement by the Company and the consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with any instrument or agreement concerning any Material Company Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Material Company Intellectual Property or impair the right of Parent or the Surviving

Corporation to make, use, sell, license or dispose of, or to bring any action for the infringement of any Material Company Intellectual Property. In addition, the matters disclosed on Section 3.16 of the Company Disclosure Schedule would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

      SECTION 3.17     Taxes.

SECTION 3.17.1 The Company and each Company Subsidiary has timely filed all Tax Returns with the appropriate taxing authorities required to be filed as of the date hereof, taking into account any extensions of time within which to file such Tax Returns. The Tax Returns accurately reflected in all material respects and will accurately reflect in all material respects all liability for Taxes of the Company and such Company Subsidiaries for the periods covered thereby. Except as provided in Schedule 3.17.1, all material Taxes owed by the Company and each Company Subsidiary for all taxable years or other taxable periods that end on or before the Effective Time, and, with respect to any taxable year or other taxable period beginning before and ending after the Effective Time, whether or not shown as being due on any Tax Return, have been paid and the Company and each Company Subsidiary have provided adequate reserves in accordance with GAAP in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. No claim has ever been made by an authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction.

SECTION 3.17.2 Except as provided in Schedule 3.17.2, no deficiencies for Taxes with respect to the Company and any Company Subsidiary have been claimed, proposed or assessed by any taxing authority or other Governmental Entity. Except as provided in Schedule 3.17.2, there are no audits or other administrative proceedings or court proceedings presently pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary and none of the Company or any Company Subsidiary has received a written notice or announcement of any audits or proceedings. To the Company’s knowledge, no such audits or proceedings are contemplated. No requests for waivers of time to assess any Taxes are pending and none of the Company or any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year.

SECTION 3.17.3 There are no Tax liens upon any property or assets of the Company or any Company Subsidiary except liens for current Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings.

SECTION 3.17.4 The Company and each Company Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

SECTION 3.17.5 Neither the Company nor any Company Subsidiary has been included in any “consolidated,” “unitary” or combined Tax Return, other than the consolidated, unified or combined Tax Returns of a Company Subsidiary filed with other Company Subsidiaries and/or the Company, provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired. None of the Company or any Company Subsidiary is responsible for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee, by contract, or otherwise.

SECTION 3.17.6 None of the Company or any Company Subsidiary has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of any asset owned by it; (ii) agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) made an election, or is required to treat any of its assets as owned by another person or as “tax-exempt use property” or “tax-exempt bond financed property” within the meaning of Section 168 of the Code;

(iv) made a consent dividend election under Section 565 of the Code; or (v) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state, local or foreign Tax provision.

SECTION 3.17.7 The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

SECTION 3.17.8 None of the interest payable by the Company or any Company Subsidiary under outstanding indebtedness is nondeductible under Code Section 163 or is treated as interest on corporate acquisition indebtedness under Code Section 279.

SECTION 3.17.9 None of the Company or any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

SECTION 3.17.10 There are no other transactions or facts existing with respect to the Company and/or its Subsidiaries which by reason of the consummation of the transactions contemplated by this Agreement will result in the Company and/or the Company Subsidiaries recognizing income.

      SECTION 3.18     Insurance. The Company maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance).

      SECTION 3.19     Opinion of Financial Advisors. H.C. Wainwright & Co. (the “Company Financial Advisor”) has delivered to the Company Board its written opinion that the Exchange Ratio is fair from a financial point of view to the holders of Company Stock.

      SECTION 3.20     Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and Series D Convertible Preferred Stock, voting together as a single class on an as-converted basis, are the only votes, if any, of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to approve the Merger.

      SECTION 3.21     Brokers and Other Advisors. No broker, finder, investment banker or other person (other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has heretofore made available to Parent a true and complete copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment or indemnification in connection with the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement.

      SECTION 3.22     Product Liability. As used in this Section 3.22, the term “Company Product” shall mean any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of the Company or any Company Subsidiary, including, without limitation, any product sold by the Company or any Company Subsidiary as a distributor, agent, or pursuant to any other contractual relationship; and the term “Company Defect” shall mean a defect or impurity of any kind, whether in design, manufacture, processing or otherwise, including, without limitation, any dangerous propensity associated with any reasonably foreseeable use of a Company Product, or the failure to know of the existence of any defect, impurity or dangerous propensity. Except as set forth in Section 3.22 of the Company Disclosure Schedule, there is no pending or, to the knowledge of the Company, threatened, claim, action, suit, inquiry, proceeding or investigation by any individual or Governmental Entity in which a Company Product is alleged to have a Company Defect, except any such claim, action, suit, inquiry proceeding or investigation which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

      SECTION 3.23     Transactions with Affiliates. Other than as previously disclosed by the Company in any filing with the SEC prior to the date of this Agreement, since January 1, 2000, the Company has not entered into any agreement or engaged in any transaction with any current or former director, officer or holder of five percent or more of the outstanding voting securities of the Company (calculated assuming conversion or exercise of all securities convertible into or exercisable or exchangeable for voting securities of the Company). Other than as previously disclosed by the Company in any filing with the SEC prior to the date of this Agreement, since January 1, 2000, no executive officer or director of the Company, either in such capacity or in his or her individual capacity, has entered into any agreement or engaged in any transaction with any current or former employee, customer, distributor, vendor or any other person, except for any agreement or transaction pursuant to which the Company receives no direct or indirect benefit and undertakes no direct or indirect obligation.

      SECTION 3.24     Federal Healthcare Matters. The Company (i) is not currently excluded, debarred, or otherwise ineligible to participate in the federal health care programs as defined in 42 U.S.C. § 1320a-7b(f) (the “Federal Healthcare Programs”); (ii) has not been charged with or convicted of a criminal offense related to the provision of health care items or services and (iii) is not under investigation or otherwise aware of any circumstances which may result in the Company being excluded from participation in the Federal Healthcare Programs.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Except as set forth in the Disclosure Schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), which identifies exceptions by specific Section references, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

      SECTION 4.1     Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Merger Sub and the other subsidiaries of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. Each of Parent and each Parent Subsidiary has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Each of Parent and each Parent Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Section 4.1 of the Parent Disclosure Schedule sets forth a true and complete list of all of the Parent Subsidiaries. Except as set forth in Section 4.1 of the Parent Disclosure Schedule, none of Parent or any Parent Subsidiary holds an Equity Interest in any other person.

      SECTION 4.2     Certificate of Incorporation and By-laws; Corporate Books and Records. The copies of Parent’s Amended and Restated Certificate of Incorporation (the “Parent Certificate”) and By-laws (the “Parent By-laws”) that are listed as exhibits to Parent’s Form 10-K for the year ended December 31, 2001 are complete and correct copies thereof as in effect on the date hereof (the “Parent Form 10-K”). Parent is not in violation of any of the provisions of the Parent Certificate or the Parent By-laws. True and complete copies of all minute books of Parent have been made available by Parent to the Company.

      SECTION 4.3     Capitalization. The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock”). As of the date hereof, (A) 36,974,978 shares of Parent Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) no shares of Parent Common Stock were held in the treasury of Parent or by the Parent Subsidiaries, and (C) 6,512,652 shares of Parent Common Stock were issuable (and such number was reserved for issuance) upon exercise of options to purchase Parent Common Stock (“Parent Options”) outstanding as of such date. As of the date hereof, no shares of Parent Preferred Stock are issued or outstanding. Except for Parent Options to purchase not more than 6,512,652 shares of Parent Common Stock, warrants to purchase not more than 5,081 shares of Company Common Stock outstanding as of the date hereof and arrangements and agreements set forth in Section 4.3 of the Parent Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests of Parent or any Parent Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating Parent or any Parent Subsidiary to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, Parent or any Parent Subsidiary. Since December 31, 2002, Parent has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance as set forth in this Section 4.3 or Section 4.3 of the Parent Disclosure Schedule. Parent has previously provided the Company with a true and complete list, as of the date hereof, of the prices at which outstanding Parent Options may be exercised under the applicable Parent Stock Option Plan, the number of Parent Options outstanding at each such price and the vesting schedule of the Parent Options for each officer of Parent. All shares of Parent Common Stock subject to issuance under the Parent Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding contractual obligations of Parent or any Parent Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Parent Common Stock or any capital stock of, or other Equity Interests in, Parent or any Parent Subsidiary. Except as set forth in Section 4.3 of the Parent Disclosure Schedule, each outstanding share of capital stock of each Parent Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Parent or another Parent Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent’s or such other Parent Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of Parent or any Parent Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary or any other person, other than guarantees by Parent of any indebtedness or other obligations of any wholly-owned Parent Subsidiary.

      SECTION 4.4     Authority.

SECTION 4.4.1 Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to be consummated by it. Each of (A) the execution and delivery of this Agreement and each Ancillary Agreement to which it is a party by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby and (B) the issuance of shares of Parent Common Stock in accordance with the Merger, have been duly and validly authorized by all necessary corporate action (including approval by Parent as sole stockholder of Merger Sub), and no other corporate proceedings on the part of Parent and Merger Sub and no other stockholder votes are necessary to authorize this Agreement or any such Ancillary Agreement or to consummate the transactions contemplated hereby and thereby other than, with respect to the Merger, as provided in Section 4.20. Each of the Board of Directors of Parent (the “Parent Board”) and the Board of Directors of Merger Sub (the “Merger Sub Board”) has approved this Agreement and each Ancillary Agreement to which Parent or Merger Sub, as applicable, is a party, declared advisable the transactions contemplated hereby or thereby and has directed that this Agreement and each such Ancillary Agreement and the transactions contemplated hereby and thereby be submitted to Parent’s stockholders for approval at a meeting of such stockholders and to Parent, as the sole stockholder of Merger Sub, for approval. This Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party have been duly authorized and validly executed and delivered by Parent and Merger Sub, as applicable, and constitute a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

SECTION 4.4.2 Each of Parent and Merger Sub has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement or any Ancillary Agreement to which Parent or Merger Sub is a party and the transactions contemplated hereby and thereby, including the Merger, without any further action on the part of the stockholders of Parent or Merger Sub or the Parent Board or the Merger Sub Board. True and complete copies of all Parent Board resolutions and Merger Sub Board resolutions reflecting such actions have been previously provided to the Company. No other state takeover statute or similar statute or regulation is applicable to or purports to be applicable to the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement to which Parent or Merger Sub is a party.

      SECTION 4.5     No Conflict; Required Filings and Consents.

SECTION 4.5.1 The execution and delivery of this Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party do not, and the performance thereof by Parent and Merger Sub will not, (A) (assuming, the stockholder approval set forth in Section 4.20 is obtained) conflict with or violate any provision of the Certificate of Incorporation or By-laws of Parent or Merger Sub, (B) assuming that all consents, approvals, authorizations and permits described in Section 4.5.2 have been obtained and all filings and notifications described in Section 4.5.2 have been made, and that the stockholders of Parent have approved the issuance of the shares of Parent Common Stock to be issued in connection with the Merger, and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Parent Permit or other instrument or obligation.

SECTION 4.5.2 The execution and delivery of this Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party do not, and the performance hereof and thereof by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (A) under the Exchange Act, the Securities Act, any applicable Blue Sky Laws and the rules and regulations of Nasdaq and the filing and recordation of the Certificate of Merger as required by the DGCL and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to (x) prevent or materially delay consummation of the Merger, (y) otherwise prevent or materially delay performance by Parent or Merger Sub of any of their material obligations under this Agreement or any Ancillary Agreement or (z) have a Parent Material Adverse Effect.

      SECTION 4.6     Permits; Compliance With Law. Each of Parent and each Parent Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for Parent and each Parent Subsidiary to own, lease and operate its properties or to carry on its respective businesses substantially in the manner described in the Parent SEC Filings filed prior to the date hereof and substantially as it is being conducted as of the date hereof (the

“Parent Permits”), and all such Parent Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Parent Permits would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by Parent or Merger Sub of any of their material obligations under this Agreement or any Ancillary Agreement or (C) have a Parent Material Adverse Effect. None of Parent or any Parent Subsidiary is in conflict with, or in default or violation of, (x) any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (y) any Parent Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by Parent or Merger Sub of any of their material obligations under this Agreement or any Ancillary Agreement to which it is a party or (C) have a Parent Material Adverse Effect.

      SECTION 4.7     SEC Filings; Financial Statements.

SECTION 4.7.1 Parent has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2000 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing (A) as of its date, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Parent Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

SECTION 4.7.2 Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the consolidated financial position, results of operations and cash flows of Parent and the consolidated Parent Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect). The books and records of Parent and each Parent Subsidiary have been, and are being, maintained in accordance with applicable legal and accounting requirements.

SECTION 4.7.3 Except as and to the extent set forth on the consolidated balance sheet of Parent and the consolidated Parent Subsidiaries as of December 31, 2001 included in the Parent Form 10-K for the year ended December 31, 2001, including the notes thereto, none of Parent or any consolidated Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 31, 2001 that would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by Parent or Merger Sub of any of their material obligations under this Agreement or any Ancillary Agreement to which it is a party or (C) have a Parent Material Adverse Effect.

SECTION 4.7.4 Parent has previously provided to the Company a complete and correct copy of any amendment or modification which has not yet been filed with the SEC to any agreement, document or other instrument which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

      SECTION 4.8     Disclosure Documents.

SECTION 4.8.1 The Registration Statement, the Proxy Statement and any Other Filings, and any amendments or supplements thereto, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) if applicable, the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, (D) the time of the Company Stockholders’ Meeting, (E) the time of the Parent Stockholders’ Meeting, and (F) the Effective Time, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Laws.

SECTION 4.8.2 The Registration Statement, the Proxy Statement and any Other Filings, and any amendments or supplements thereto, do not, and will not, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, (D) the time of the Company Stockholders’ Meeting, (E) the time of the Parent Stockholders’ Meeting, and (F) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.8.2 will not apply to statements or omissions included in the Registration Statement, the Proxy Statement or any Other Filings based upon information furnished in writing to Parent or Merger Sub by the Company specifically for use therein.

      SECTION 4.9     Absence of Certain Changes or Events. Since September 30, 2002, except as specifically contemplated by, or as disclosed in, this Agreement or Section 4.9 of the Parent Disclosure Schedule, Parent and each Parent Subsidiary has conducted its businesses in the ordinary course consistent with past practice. During the period from October 1, 2002 through the date of this Agreement, there has not been any Parent Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Since September 30, 2002, there has not been any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement or any Ancillary Agreement by Parent or Merger Sub. Neither Parent nor any Parent Subsidiary has taken any action during the period from October 1, 2002 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.2.

      SECTION 4.10     Employee Benefit Plans.

SECTION 4.10.1 Section 4.10.1 of the Parent Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of Parent or any ERISA Affiliate), which are now, or were within the past 6 years, maintained, sponsored or contributed to by Parent or any ERISA Affiliate, or under which Parent or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Parent Benefit Plan”). Neither Parent, nor to the knowledge of Parent, or any other person or entity, has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Parent Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

      With respect to each Parent Benefit Plan, Parent has delivered to the Company true, correct and complete copies of (A) each Parent Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, adoption agreements, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summaries and summary plan descriptions, including any summary of material modifications, (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Parent Benefit Plan (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Parent Benefit Plan), (D) the most recent actuarial report or other financial statement relating to such Parent Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Parent Benefit Plan and any pending request for such a determination letter, (F) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Parent Benefit Plan, and (G) all filings made with any Governmental Entity, including but not limited any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

SECTION 4.10.2 Each Parent Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Parent Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Parent SEC Filings prior to the date of this Agreement. With respect to the Parent Benefit Plans, no event has occurred and, to the knowledge of Parent, there exists no condition or set of circumstances in connection with which Parent could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Parent Benefit Plans, ERISA, the Code or any other applicable Law.

SECTION 4.10.3 Except as disclosed on Section 4.10.3 of the Parent Disclosure Schedule: (A) each Parent Benefit Plan which is intended to qualify under Section 401(a), 401(k), Section 401(m) or Section 4975(e)(6) of the Code has either received a favorable determination letter from the IRS as to its qualified status or the remedial amendment period for such Parent Benefit Plan has not yet expired, and each trust established in connection with any Parent Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to Parent’s knowledge no fact or event has occurred that could adversely affect the qualified status of any such Parent Benefit Plan or the exempt status of any such trust, (B) to Parent’s knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Parent Benefit Plan that could result in liability to Parent or an ERISA Affiliate, (C) each Parent Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than (i) liability for ordinary administrative expenses typically incurred in a termination event or (ii) if the Parent Benefit Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Parent SEC Filings prior to the date of this Agreement), (D) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Parent is threatened, against or with respect to any such Parent Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), (E) neither Parent nor any ERISA Affiliate has any liability under ERISA Section 502, (F) all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants, (G) all contributions and payments to such Parent Benefit Plan are deductible under Code sections 162 or 404, (H) no amount is subject to Tax as unrelated business taxable income under Section 511 of the Code, and (I) no excise tax could be imposed upon Parent under Chapter 43 of the Code.

SECTION 4.10.4 Neither Parent nor any of its ERISA Affiliates sponsors, maintains, contributes to or has an obligation to contribute to, or has sponsored, maintained, contributed to or had an obligation to contribute to, any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, or any Multiemployer Plan.

SECTION 4.10.5 Neither Parent nor any of its ERISA Affiliates sponsors, contributes to or has any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no United States source income outside of the United States.

SECTION 4.10.6 Except as set forth on Section 4.10.6 of the Parent Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, by any employee, officer or director of Parent or any Parent Subsidiary who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Parent Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Set forth in Section 4.10.6 of the Parent Disclosure Schedule is (A) the estimated maximum amount that could be paid to any disqualified individual as a result of the transactions contemplated by this Agreement or any Ancillary Agreement under all employment, severance and termination agreements, other compensation arrangements and Parent Benefit Plans currently in effect, and (B) the “base amount” (as defined in Section 280G(b)(e) of the Code) for each such individual as of the date of this Agreement.

SECTION 4.10.7 Except as required by Law, no Parent Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. No Parent Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. Parent and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

      SECTION 4.11     Labor and Other Employment Matters.

SECTION 4.11.1 Each of Parent and each Parent Subsidiary is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. None of Parent or any Parent Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Section 4.11.1 of the Parent Disclosure Schedule, none of Parent or any Parent Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by Parent or any Parent Subsidiary, and no collective bargaining agreement or other labor union contract is being negotiated by Parent or any Parent Subsidiary. There is no labor dispute, strike, slowdown or work stoppage against Parent or any Parent Subsidiary pending or, to the knowledge of Parent, threatened which may interfere in any respect that would have a Parent Material Adverse Effect with the respective business activities of Parent or any Parent Subsidiary. No labor union or similar organization has otherwise been certified to represent any persons employed by Parent or any Parent Subsidiary or has applied to represent such employees or, to the knowledge of Parent, is attempting to organize so as to represent such employees. None of Parent, any Parent Subsidiary or their respective representatives or employees has committed any unfair labor practices in connection with the operation of the respective businesses of Parent or any Parent Subsidiary, and there is no charge or complaint against Parent or any Parent Subsidiary by the National Labor Relations Board or any comparable state or foreign agency pending or, to the knowledge of Parent, threatened, except where such unfair labor practice, charge or complaint would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. None of Parent or any Parent Subsidiary is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. Each of Parent and each Parent Subsidiary has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. There are no material pending claims against Parent or any Parent Subsidiary under any workers’ compensation plan or policy or for long term disability. There are no material controversies pending or, to the knowledge of Parent, threatened, between Parent or any Parent Subsidiary and any of their current or former employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity. To Parent’s knowledge, no employee of Parent or any Parent Subsidiary is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Parent or such Parent Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others. No employee of Parent or any Parent Subsidiary has given notice, nor is Parent otherwise aware, that such employee intends to terminate his or her employment with Parent or such Parent Subsidiary.

SECTION 4.11.2 Parent has identified in Section 4.11.2 of the Parent Disclosure Schedule and has made available to the Company true and complete copies of (A) all severance and employment agreements with directors, officers or employees of or consultants to Parent or any Parent Subsidiary, (B) all severance programs and policies of Parent and each Parent Subsidiary with or relating to its employees, and (C) all plans, programs, agreements and other arrangements of Parent and each Parent Subsidiary with or relating to its directors, officers, employees or consultants which contain change in control provisions. Except as set forth in Section 4.11.2 of the Parent Disclosure Schedule, none of the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of Parent or any Parent Subsidiary or affiliate from Parent or any Parent Subsidiary or affiliate under any Parent Benefit Plan or otherwise, (B) significantly increase any benefits otherwise payable under any Parent Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits. No individual who is a party to an employment agreement listed in Section 4.11.2 of the Parent Disclosure Schedule or any agreement incorporating change in control provisions with Parent has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could give, rise to a severance obligation on the part of Parent under such agreement. Section 4.11.2 of the Parent Disclosure Schedule sets forth Parent’s best estimates of the amounts payable to the executives listed therein, as a result of the transactions contemplated by this Agreement, any Ancillary Agreement, and/or any subsequent employment termination (including any cash-out or acceleration of options and restricted stock and any “gross-up” payments with respect to any of the foregoing), based on compensation data applicable as of the date of the Parent Disclosure Schedule and the assumptions stated therein.

SECTION 4.11.3 There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against any Parent Benefit Plan, any fiduciaries thereof with respect to their duties to the Parent Benefit Plans or the assets of any of the trusts under any of the Parent Benefit Plans which could reasonably be expected to result in any material liability of Parent or any Parent Subsidiary to the PBGC, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

      SECTION 4.12     Tax Treatment. None of Parent, any Parent Subsidiary or, to the knowledge of Parent, any of Parent’s affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      SECTION 4.13     Contracts.

      Except as filed as exhibits to the Parent SEC Filings filed prior to the date of this Agreement, or as disclosed in Section 4.13 of the Parent Disclosure Schedule, none of Parent or any Parent Subsidiary is a party to or bound by any contract (A) any of the benefits to any party of which will be increased, or the vesting of the benefits to any party of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or any Ancillary Agreement, or the value of any of the benefits to any party of which will be calculated on the basis of any of the transactions contemplated by this Agreement or any Ancillary Agreement, or (B) which, as of the date hereof, (1) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (2) involves aggregate expenditures in excess of $250,000, other than contracts for the purchase of raw materials, components or manufacturing goods and contracts for the sale of Parent’s products in the ordinary course of business, (3) involves annual expenditures in excess of $250,000 and is not cancelable within one year, other than contracts for the purchase of raw materials, components or manufacturing goods and contracts for the sale of Parent’s products in the ordinary course of business, (4) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to Parent, any Parent Subsidiary or any of Parent’s current or future affiliates, or which restricts the conduct of any line of business by Parent, any Parent Subsidiary or any of Parent’s current or future affiliates or any geographic area in which Parent, any Parent Subsidiary or any of Parent’s current or future affiliates may conduct business, in each case in any material respect, (5) involves the sale of a Parent Product to a customer or distributor and provides for a right of refund or return for any reason, including upon the occurrence of specified events or otherwise or (6) would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement or any Ancillary Agreement. Each Contract of the type described in this Section 4.13, whether or not set forth in Section 4.13 of the Parent Disclosure Schedule, is referred to herein as a “Parent Material Contract.” Each Parent Material Contract is valid and binding on Parent and each Parent Subsidiary party thereto and, to Parent’s knowledge, each other party thereto, and in full force and effect, and Parent and each Parent Subsidiary has in all material respects performed all obligations required to be performed by it to the date hereof under each Parent Material Contract and, to Parent’s knowledge, each other party to each Parent Material Contract has in all material respects performed all obligations required to be performed by it under such Parent Material Contract, except as would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by Parent or Merger Sub of any of their material obligations under this Agreement or any Ancillary Agreement to which it is a party, or (3) result in a Parent Material Adverse Effect. None of Parent or any Parent Subsidiary knows of, or has received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Parent Material Contract or any other contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by Parent or Merger Sub of any of their material obligations under this Agreement or any Ancillary Agreement to which it is a party or (3) result in a Parent Material Adverse Effect. Section 4.13 of the Parent Disclosure Schedule provides Parent’s good faith estimate of the additional costs which will accrue to Parent under the contracts described in clause (A) of Section 4.13 as a result of the transactions contemplated by this Agreement or any Ancillary Agreement.

      SECTION 4.14     Litigation. Except as and to the extent set forth in Parent SEC Filings filed prior to the date of this Agreement or in Section 4.14 of the Parent Disclosure Schedule, (A) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened in writing against Parent or any Parent Subsidiary or reasonably likely to be brought against Parent or any Parent Subsidiary or for which Parent or any Parent Subsidiary is obligated to indemnify a third party that (1) has had or would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or (2) as of the date hereof, challenges the validity or propriety, or seeks to prevent or materially delay consummation of the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement and (B) none of Parent or any Parent Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling, award or other finding which has had or would, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by Parent or Merger Sub of any of their material obligations under this Agreement or any Ancillary Agreement, or (3) result in a Parent Material Adverse Effect.

      SECTION 4.15     Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

SECTION 4.15.1 Parent and each Parent Subsidiary (A) is in compliance with all, and is not subject to any liability, with respect to any, applicable Environmental Laws, (B) holds or has applied for all Environmental Permits necessary to conduct their current operations, and (C) is in compliance with their respective Environmental Permits.

SECTION 4.15.2 None of Parent or any Parent Subsidiary has received any written notice, demand, letter, claim or request for information alleging that Parent or any Parent Subsidiary may be in violation of, or liable under, any Environmental Law.

SECTION 4.15.3 None of Parent or any Parent Subsidiary (A) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of Parent, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (B) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

SECTION 4.15.4 None of the real property owned or leased by Parent or any Parent Subsidiary is listed or, to the knowledge of Parent, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

      SECTION 4.16     Intellectual Property. Excepting the Intellectual Property owned or controlled by the Company, Parent owns or has the defensible right to use, whether through ownership, licensing or otherwise, all Intellectual Property significant to the businesses of Parent and each Parent Subsidiary in substantially the same manner as such businesses are conducted on the date hereof (“Material Parent Intellectual Property”). Excepting the Intellectual Property owned or controlled by the Company, except as set forth in Section 4.16 of the Parent Disclosure Schedule and except as would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on the validity or value of any Material Parent Intellectual Property and excluding prior communications or dealings with the Company: (A) no written claim of invalidity or conflicting ownership rights with respect to any Material Parent Intellectual Property has been made by a third party and no such Material Parent Intellectual Property is the subject of any pending or, to Parent’s knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (B) no person or entity has given notice to Parent or any Parent Subsidiary that the use of any Material Parent Intellectual Property by Parent, any Parent Subsidiary or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that Parent, any Parent Subsidiary or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (C) the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture or product related to any Material Parent Intellectual Property, is not presently believed to infringe any domestic or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party; (D) there is not believed to exist any prior act or current conduct or use by Parent, any Parent Subsidiary or any third party that would void or invalidate any Material Parent Intellectual Property; and (E) the execution, delivery and performance of this Agreement and each Ancillary Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with any instrument or agreement concerning any Material Parent Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Material Parent Intellectual Property or impair the right of Parent or the Surviving Corporation to make, use, sell, license or dispose of, or to bring any action for the infringement of any Material Parent Intellectual Property. In addition, the matters disclosed on Section 4.16 of the Parent Disclosure Schedule would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

      SECTION 4.17     Taxes.

SECTION 4.17.1 Parent and each Parent Subsidiary has timely filed all Tax Returns with the appropriate taxing authorities required to be filed as of the date hereof, taking into account any extensions of time within which to file such Tax Returns. The Tax Returns have accurately reflected in all material respects and will accurately reflect in all material respects all liability for Taxes of Parent and such Parent Subsidiaries for the periods covered thereby. Except as provided in Schedule 4.17.1, all material Taxes owed by Parent and each Parent Subsidiary for all taxable years or other taxable periods that end on or before the Effective Time, and, with respect to any taxable year or other taxable period beginning before and ending after the Effective Time, whether or not shown as being due on any Tax Return, have been paid and Parent and each Parent Subsidiary have provided adequate reserves in accordance with GAAP in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. No claim has ever been made by an authority in a jurisdiction where Parent or any Parent Subsidiary does not file Tax Returns that Parent or any Parent Subsidiary is or may be subject to taxation by that jurisdiction.

SECTION 4.17.2 Except as provided in Schedule 4.17.2, no deficiencies for Taxes with respect to Parent and any Parent Subsidiary have been claimed, proposed or assessed by any taxing authority or other Governmental Entity. Except as provided in Schedule 4.17.2, there are no audits or other administrative proceedings or court proceedings presently pending with regard to any Taxes or Tax Returns of Parent or any Parent Subsidiary and none of Parent or any Parent Subsidiary has received a written notice or announcement of any audits or proceedings. To Parent’s knowledge, no such audits or proceedings are contemplated. No requests for waivers of time to assess any Taxes are pending and none of Parent or any Parent Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year.

SECTION 4.17.3 There are no Tax liens upon any property or assets of Parent or any Parent Subsidiary except liens for current Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings.

SECTION 4.17.4 Parent and each Parent Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

SECTION 4.17.5 Neither Parent nor any Parent Subsidiary has been included in any “consolidated,” “unitary” or combined Tax Return, other than the consolidated, unified or combined Tax Returns of a Parent Subsidiary filed with other Parent Subsidiaries and/or the Company, provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired. None of the Company or any Company Subsidiary is responsible for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee, by contract, or otherwise.

SECTION 4.17.6 None of Parent or any Parent Subsidiary has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of any asset owned by it; (ii) agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) made an election, or is required to treat any of its assets as owned by another person or as “tax-exempt use property” or “tax-exempt bond financed property” within the meaning of Section 168 of the Code; (iv) made a consent dividend election under Section 565 of the Code; or (v) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state, local or foreign Tax provision.

SECTION 4.17.7 Parent has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

SECTION 4.17.8 None of the interest payable by Parent or any Parent Subsidiary under outstanding indebtedness is nondeductible under Code Section 163 or is treated as interest on corporate acquisition indebtedness under Code Section 279.

SECTION 4.17.9 None of Parent or any Parent Subsidiary is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

SECTION 4.17.10 There are no other transactions or facts existing with respect to Parent and/or its Subsidiaries which by reason of the consummation of the transactions contemplated by this Agreement will result in Parent and/or the Parent Subsidiaries recognizing income.

      SECTION 4.18     Insurance. Parent maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Parent (taking into account the cost and availability of such insurance).

      SECTION 4.19     Opinion of Financial Advisors. Bear, Stearns & Co. Inc. (the “Parent Financial Advisor”) has delivered to the Parent Board its written opinion that the Exchange Ratio is fair from a financial point of view to Parent.

      SECTION 4.20     Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock is the only vote, if any, of the holders of any class or series of capital stock or other Equity Interests of Parent necessary to approve the Share Issuance. The affirmative vote of Parent, as the sole stockholder of Merger Sub, is the only vote, if any, of the holders of any class or series of capital stock or other Equity Interests of Merger Sub necessary to approve the Merger.

      SECTION 4.21     Brokers and Other Advisors. No broker, finder, investment banker or other person (other than the Parent Financial Advisor, the fees and expenses of which will be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of Parent or any Parent Subsidiary. Parent has heretofore made available to the Company a true and complete copy of all agreements between Parent and the Parent Financial Advisor pursuant to which such firm would be entitled to any payment or indemnification in connection with the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement.

      SECTION 4.22     Product Liability. As used in this Section 4.22, the term “Parent Product” shall mean any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of Parent or any Parent Subsidiary, including, without limitation, any product sold by Parent or any Parent Subsidiary as a distributor, agent, or pursuant to any other contractual relationship; and the term “Parent Defect” shall mean a defect or impurity of any kind, whether in design, manufacture, processing or otherwise, including, without limitation, any dangerous propensity associated with any reasonably foreseeable use of a Parent Product, or the failure to know of the existence of any defect, impurity or dangerous propensity. Except as set forth in Section 4.22 of the Parent Disclosure Schedule, there is no pending or, to the knowledge of Parent, threatened, claim, action, suit, inquiry, proceeding or investigation by any individual or Governmental Entity in which a Parent Product is alleged to have a Parent Defect, except any such claim, action, suit, inquiry proceeding or investigation which would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

      SECTION 4.23     Transactions with Affiliates. Other than as previously disclosed by the Company in any filing with the SEC prior to the date of this Agreement, since January 1, 2000, Parent has not entered into any agreement or engaged in any transaction with any current or former director, officer or holder of five percent or more of the outstanding voting securities of Parent (calculated assuming conversion or exercise of all securities convertible into or exercisable or exchangeable for voting securities of Parent). Other than as previously disclosed by the Company in any filing with the SEC prior to the date of this Agreement, since January 1, 2000, no executive officer or director of Parent, either in such capacity or in his or her individual capacity, has entered into any agreement or engaged in any transaction with any current or former employee, customer, distributor, vendor or any other person, except for any agreement or transaction pursuant to which Parent receives no direct or indirect benefit and undertakes no direct or indirect obligation.

      SECTION 4.24     Federal Healthcare Matters. The Company (i) is not currently excluded, debarred, or otherwise ineligible to participate in the Federal Healthcare Programs; (ii) has not been charged with or convicted of a criminal offense related to the provision of health care items or services and (iii) is not under investigation or otherwise aware of any circumstances which may result in the Company being excluded from participation in the Federal Healthcare Programs.

ARTICLE V

COVENANTS

      SECTION 5.1     Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless Parent shall otherwise agree in writing, the Company will, and will cause each Company Subsidiary to, (A) conduct its operations only in the ordinary and usual course of business consistent with past practice and (B) subject to the prohibitions contained in Section 5.1.6, use its reasonable efforts to keep available the services of the current executive officers, key employees and consultants of the Company and each Company Subsidiary and to preserve the current relationships of the Company and each Company Subsidiary with such of the customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations as is reasonably necessary to preserve substantially intact its business organization. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law or the regulations or requirements of Nasdaq), and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

SECTION 5.1.1 amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

SECTION 5.1.2 (A) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity

Interests, or any options (other than options to purchase up to an aggregate of 50,000 shares of Company Common Stock to be granted pursuant to the Company’s 1997 Stock Incentive Plan, in each case consistent with past practice), warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of the Company or any Company Subsidiary, other than the issuance of Company Common Stock (and the related Company Rights) upon the exercise of Company Options or Company Warrants outstanding as of the date hereof in accordance with their terms as of the date hereof (or, if a Triggering Event (as defined in the Company Rights Agreement) by a party other than Parent or Merger Sub shall occur, the Company Rights), (B) amend, waive or modify any terms of any Company Options or Company Warrants, including, without limitation, by directly or indirectly increasing or reducing the exercise price of or the number of shares of Company Common Stock subject to any Company Option or Company Warrant (provided, however, that, solely with respect to this Section 5.1.2(B), Parent’s prior written consent shall not be unreasonably withheld) or (C), sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of the Company or any Company Subsidiary, except pursuant to the Loan Agreement, existing contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly-owned Company Subsidiary and the Company or another wholly-owned Company Subsidiary;

SECTION 5.1.3 declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting of its capital stock; provided, however, that the Company shall be permitted to pay dividends on the Series D Preferred Stock in accordance with the requirements of Section 2 of the certificate of designations relating to the Series D Preferred Stock; and provided further, that any such dividends paid on the Series D-1 Preferred Stock shall be paid in shares of Company Common Stock to the fullest extent possible;

SECTION 5.1.4 reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

SECTION 5.1.5 (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and any other acquisitions for consideration that do not exceed $100,000 in the aggregate for the Company and the Company Subsidiaries taken as a whole, (B) incur any indebtedness for borrowed money or issue any debt securities (other than pursuant to the Loan Agreement) or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned Company Subsidiary) for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business or other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $100,000 for the Company and the Company Subsidiaries taken as a whole, (C) (i) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract other than in the ordinary course of business consistent with past practice, (ii) enter into any Company Material Contract or (iii) grant any product warranty for a period longer than one year from the date of purchase to any customer of the Company, (D) make or authorize any capital expenditure, other than capital expenditures that are not, in the aggregate, in excess of $100,000 for the Company and the Company Subsidiaries taken as a whole or (E) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.1.5;

SECTION 5.1.6 Except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Section 3.11.2 of the Company Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for increases in accordance with past practices in salaries or wages of employees of the Company or any Company Subsidiary which are not across-the-board increases); (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law or the terms of a collective bargaining agreement in existence on the date of this Agreement; or (C) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan.

SECTION 5.1.7 (A) pre-pay any long-term debt, except in the ordinary course of business in an amount not to exceed $25,000 in the aggregate for the Company and the Company Subsidiaries taken as a whole, or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms and except as contemplated by the Loan Agreement, (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, (C) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice or (D) vary the Company’s inventory practices in any material respect from the Company’s past practices;

SECTION 5.1.8 make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

SECTION 5.1.9 waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration, except as expressly contemplated by Section 5.17;

SECTION 5.1.10 make any material tax election or settle or compromise any material liability for Taxes;

SECTION 5.1.11 take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

SECTION 5.1.12 amend or modify, or propose to amend or modify, or otherwise take any action under, the Company Rights Agreement;

SECTION 5.1.13 modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

SECTION 5.1.14 write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and the Company Subsidiaries taken as a whole, in excess of $200,000, except for depreciation and amortization in accordance with GAAP consistently applied;

SECTION 5.1.15 take any action to exempt or make not subject to (A) the provisions of Section 203 of the DGCL, (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (C) the Company Rights Agreement, any person or entity (other than Parent, Merger Sub or any Parent Subsidiary) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

SECTION 5.1.16 take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied; or

SECTION 5.1.17 authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

      SECTION 5.2     Conduct of Business by Parent Pending the Closing. Except as set forth in Section 5.2 of the Parent Disclosure Schedule or as specifically permitted by any other provision of this Agreement, Parent shall not (unless required by applicable Law or any stock exchange regulations applicable to Parent), and shall not permit any Parent Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following, without the prior written consent of the Company:

SECTION 5.2.1 amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

SECTION 5.2.2 declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Parent Subsidiary to Parent or to any other wholly-owned Parent Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

SECTION 5.2.3 make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

SECTION 5.2.4 waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration, except as expressly contemplated by Section 5.17;

SECTION 5.2.5 take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

SECTION 5.2.6 take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied; or

SECTION 5.2.7 authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

      SECTION 5.3     Cooperation. The Company and Parent shall coordinate and cooperate in connection with (A) the preparation of the Registration Statement, the Proxy Statement and any Other Filings, (B) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts, in connection with the consummation of the Merger, and (C) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Registration Statement, the Proxy Statement or any Other Filings and timely seeking to obtain any such actions, consents, approvals or waivers.

      SECTION 5.4     Registration Statement; Proxy Statement.

SECTION 5.4.1 As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and the Company shall file with the SEC a joint proxy statement relating to the meeting of the Company’s stockholders to be held in connection with the Merger and the meeting of Parent’s stockholders to be held in connection with the issuance of shares of Parent Common Stock contemplated hereby (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. Each of Parent and the Company shall prepare and file with the SEC any Other Filings as and when required or requested by the SEC. Each of Parent and the Company will use all reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement and any Other Filings, and to cause the Registration Statement to become effective as promptly as practicable. Prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement, the Proxy Statement and any Other Filings. As promptly as practicable after the Registration Statement shall have become effective, each of the Company and Parent shall mail the Proxy Statement to its stockholders. The Proxy Statement shall (subject to the last sentence of Section 5.7.3 hereof) include (i) the recommendation of the Company Board that adoption of the Agreement by the Company’s stockholders is advisable and that the Company Board has determined that the Merger is fair and in the best interests of the Company’s stockholders and (ii) the recommendation of the Parent Board in favor of the issuance of shares of Parent Common Stock contemplated hereby.

Subject to the last sentence of Section 5.7.3 hereof, no amendment or supplement (other than pursuant to Rule 425 of the Securities Act with respect to releases made in compliance with Section 5.10 of this Agreement) to the Proxy Statement, the Registration Statement or any Other Filings will be made by Parent or the Company without the approval of the other party (which approval shall not be unreasonably withheld or delayed). Parent and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement, the Registration Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

If at any time prior to the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement, the Proxy Statement or any Other Filing, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder, the Exchange Act and the rules and regulations thereunder, and other applicable Law.

If at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement, the Proxy Statement or any Other Filing, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder, the Exchange Act and the rules and regulations thereunder and other applicable Law.

      SECTION 5.5     Stockholders’ Meetings.

SECTION 5.5.1 The Company shall call and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) as promptly as practicable for the purpose of voting upon the approval of the Merger, and the Company shall use its best efforts to hold the Company Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective. The Company’s obligation under this Section 5.5.1 shall not be affected in any way as a result of any change in the Company Recommendation permitted by Section 5.7.3.

SECTION 5.5.2 Parent shall call and hold a meeting of its stockholders (the “Parent Stockholders’ Meeting”) as promptly as practicable for the purpose of voting upon the approval of the

Share Issuance, and Parent shall use its best efforts to hold the Parent Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective.

      SECTION 5.6     Access to Information; Confidentiality.

SECTION 5.6.1 Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any Company Subsidiary is a party (which such person shall use its reasonable best efforts to cause the counterparty to waive), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary and each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives (collectively, the “Company Representatives”) to (A) provide to Parent and Merger Sub and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, the “Parent Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof and (B) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request, except in each case for information relating to the Company’s pending patent applications and trade secrets.

Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Parent or any Parent Subsidiary is a party (which such person shall use its reasonable best efforts to cause the counterparty to waive), from the date of this Agreement to the Effective Time, Parent shall, and shall cause each Parent Subsidiary and each Parent Representative to (A) provide to the Company and the Company Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof and (B) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request, except in each case for information relating to Parent’s pending patent applications and trade secrets.

No investigation conducted pursuant to this Section 5.6.1 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.

SECTION 5.6.2 With respect to the information disclosed pursuant to Section 5.6.1, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement previously executed by the Company and Parent (the “Confidentiality Agreement”).

      SECTION 5.7     No Solicitation of Transactions.

SECTION 5.7.1 None of the Company or any Company Subsidiary shall, directly or indirectly, take (and the Company shall not authorize or permit the Company Representatives or, to the extent within the Company’s control, other affiliates to take) any action to (A) encourage (including by way of furnishing non-public information), solicit, initiate or facilitate any Acquisition Proposal, (B) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement or (C) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the obtaining of the Company’s stockholders’ approval of the Merger, the Company Board determines in good faith, after consultation with outside counsel, that it would otherwise constitute a breach of the directors’ fiduciary duties to stockholders, the Company may, in response to a Superior Proposal and subject to the Company’s compliance with Section 5.5.1 and Section 5.7.2, (x) furnish information with respect to the Company and the Company Subsidiaries to the person making such Superior

Proposal pursuant to a customary confidentiality agreement the benefits of the terms of which are no more favorable to the other party to such confidentiality agreement than those in place with Parent and (y) participate in discussions with respect to such Superior Proposal. Upon execution of this Agreement, the Company shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of the Company be returned.

SECTION 5.7.2 The Company shall, as promptly as practicable (and in no event later than 24 hours after receipt thereof), advise Parent of any inquiry received by it relating to any potential Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such potential Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, shall furnish to Merger Sub a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal or inquiry, if it is not in writing and shall keep Parent fully informed on a prompt basis with respect to any developments with respect to the foregoing.

SECTION 5.7.3 Neither the Company Board nor any committee thereof shall (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or such committee of the adoption and approval of the Merger (the “Company Recommendation”) and the matters to be considered at the Company Stockholders’ Meeting, (B) other than the Merger, approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (C) other than the Merger, cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal. Nothing contained in this Section 5.7 shall prohibit the Company (x) from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (y) in the event that a Superior Proposal is made and the Company Board determines in good faith, after consultation with outside counsel, that it would otherwise constitute a breach of its fiduciary duty to stockholders, from withdrawing or modifying its recommendation of the Merger no earlier than five business days following the day of delivery of written notice to Parent of its intention to do so, so long as the Company continues to comply with all other provisions of this Agreement including, without limitation, Section 5.5.1 hereof.

      SECTION 5.8     Appropriate Action; Consents; Filings.

SECTION 5.8.1 The Company and Parent shall use their reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and each Ancillary Agreement as promptly as practicable, (B) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated herein and therein, including, without limitation, the Merger, and (C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and each Ancillary Agreement and the Merger required under (x) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws and (y) any other applicable Law; provided, that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith and, provided, however, that nothing in this Section 5.8.1 shall require Parent to agree to (AA) the imposition of conditions, (BB) the requirement of divestiture of assets or property or (CC) the requirement of expenditure of money by

Parent or the Company to a third party in exchange for any such consent. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement and each Ancillary Agreement. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Prior to the consummation of the Merger, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

SECTION 5.8.2 The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all reasonable efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement and each Ancillary Agreement, (B) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring after the Effective Time or (D) otherwise referenced in Section 6.1.4 or Section 6.2.3. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.8.2, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

SECTION 5.8.3 From the date of this Agreement until the Effective Time, the Company shall promptly notify Parent in writing of any pending or, to the knowledge of the Company, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other person (A) challenging or seeking material damages in connection with the Merger or the conversion of Company Stock into Parent Common Stock pursuant to the Merger or (B) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or any Parent Subsidiary to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary, which in either case would reasonably be expected to have a Company Material Adverse Effect prior to or after the Effective Time or a Parent Material Adverse Effect after the Effective Time.

      SECTION 5.9     Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (A) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement not to be satisfied or (B) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement or any Ancillary Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

      SECTION 5.10     Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or any listing agreement with Nasdaq.

      SECTION 5.11     Stock Exchange Listing. Parent shall promptly prepare and submit to Nasdaq and any other applicable exchange a listing application covering the shares of Parent Common Stock to be issued in the Merger and shall use its reasonable best efforts to cause such shares to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

      SECTION 5.12     Employee Benefit Matters. With respect to any Parent Benefit Plan in which any director, officer or employee of the Company or any Company Subsidiary (the “Company Employees”) will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Employees with the Company or a Company Subsidiary, as the case may be, for purposes of eligibility for participation in, but not for purposes of benefit accrual, in any such Parent Benefit Plan; provided, however , that with regard to vacation, on and after the Effective Time, Parent shall provide, or shall cause to be provided, each Company Employee with credit for service under the Parent vacation policy pursuant to the terms of such policy as may be amended from time to time. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition by any officer or director of the Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of shares of Parent Common Stock or options to acquire Parent Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

      SECTION 5.13     Indemnification of Directors and Officers.

SECTION 5.13.1 Parent and the Surviving Corporation agree that the indemnification obligations set forth in the Company Certificate and Company By-laws shall survive the Merger (and, prior to the Effective Time, Parent shall cause the Certificate of Incorporation and By-laws of Merger Sub to reflect such provisions) and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any individual who on or prior to the Effective Time was a director, officer, trustee, fiduciary, employee or agent of the Company or any Company Subsidiary or who served at the request of the Company or any Company Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such amendment or modification is required by Law.

SECTION 5.13.2 For six years from the Effective Time, the Surviving Corporation shall provide to the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 150% of the last annual premium paid prior to the date of this Agreement, which premium the Company represents and warrants to be approximately $315,000. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 5.13, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder. The obligations under this Section 5.13 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.13 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.13 applies shall be third party beneficiaries of this Section 5.13).

SECTION 5.13.3 In the event Parent or the Surviving Corporation (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.13.

      SECTION 5.14     Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). Each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

      SECTION 5.15     Affiliate Agreements. The Company shall, within five business days of the date hereof, deliver to Parent a list (reasonably satisfactory to counsel for Parent) setting forth the names of all persons who are expected to be, at the time of the Company Stockholders’ Meeting, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing the list. The Company shall use its reasonable best efforts to cause each person who is identified as an affiliate in the list furnished or supplemented pursuant to this Section 5.15 to execute a written agreement, as soon as practicable after the date hereof, as to such person’s prospective compliance with the restrictions imposed by Rule 145 under the Securities Act on transfer of the shares of Parent Common Stock received by such person in the Merger.

      SECTION 5.16     Company Rights Agreement. The Company covenants and agrees that it will not (i) redeem the Company Rights, (ii) amend the Company Rights Agreement or (iii) take any action which would allow any person (as defined in the Company Rights Agreement) other than Parent, Merger Sub or any Parent Subsidiary to acquire beneficial ownership (for purposes of this Section 5.16, as defined in the Company Rights Agreement) of 20% or more of the outstanding shares of Company Common Stock without causing a Distribution Date or a Triggering Event (as each such term is defined in the Company Rights Agreement) to occur.

      SECTION 5.17     Patent Litigation and Administrative Proceedings.

SECTION 5.17.1 Patent litigation counsel for both parties shall, within one day of execution of this Agreement or as soon thereafter as possible, cooperate in good faith to jointly file papers in the U.S. District Courts for the Central District of California and the District of Delaware, requesting that an immediate stay of all proceedings be entered in the following civil actions: C.D. Cal. Case Nos. CV 00-4988-CBM and CV 02-5888-CBM, and D. Del. Case No. 01-203-SLR. The duration of each requested stay shall be through and including August 31, 2003. Before seeking the stay in Delaware, counsel for Parent shall exercise all reasonable efforts to acquire IBM Corporation’s consent to stay all further proceedings in Delaware. As part of the requested stays, the parties shall request that the courts cease all further activity in the cases during the period of stay, including refraining from issuing any further opinions or orders on issues already previously submitted for decision. In the event that the Merger is not consummated within the duration of the first stay to be obtained, and if both parties believe that an extension of the stays would be justified or desirable, then patent litigation counsel shall cooperate to request appropriate extensions of the stays in each forum.

SECTION 5.17.2 Upon execution of this Agreement, patent prosecution counsel for both parties shall immediately confer in good faith for the purpose of seeking to stay opposition proceedings in the European Patent Office, and will file papers as soon as practicable jointly requesting either that the opposition proceeding No. IK/ I-12053, be stayed through and including August 31, 2003 or until further notice (if possible) or that any impending filing deadlines be extended by at least six months.

SECTION 5.17.3 Within three days after consummation of the Merger, (i) patent litigation counsel for both parties shall cooperate in good faith to jointly file papers in all of the stayed litigations requesting dismissal with prejudice of all claims, counterclaims and cross-claims (if any), and before seeking such dismissal in Delaware, counsel for Parent shall exercise all reasonable efforts to acquire IBM Corporation’s consent to such dismissal; (ii) patent prosecution counsel for both parties shall seek dismissal with prejudice (or similar terminating relief) of all opposition proceedings;

and (iii) in accordance with 35 U.S.C. § 135(c) and 37 C.F.R. §§ 1.661 and 1.666, the parties shall promptly jointly submit a copy of this Agreement to the United States Patent Office in Interference Nos. 104,643, 104,644, and 104,645.

SECTION 5.17.4 Subject to Section 5.17.5, if for any reason this Agreement is terminated by either party prior to consummation of the Merger, then, upon five days’ written notice by the party seeking to lift the stays, that party may unilaterally request that the stays in each of the litigations be immediately lifted and may also immediately request a status conference.

SECTION 5.17.5 As part of the stay requested in C.D. Cal. Case Nos. CV 00-4988-CBM pursuant to Section 5.17.1, the parties shall jointly request that the court reserve the earliest available trial date no earlier than November 30, 2003; provided, however, that if this Agreement is terminated pursuant to Section 7.1.4, 7.1.5, 7.1.6 or 7.1.7, the Company agrees and hereby stipulates that it will not thereafter request, suggest or justify a trial date any earlier than February 29, 2004, and hereby agrees to take all necessary and reasonable steps to seek from the court an additional three-month extension of the trial date under these circumstances.

SECTION 5.17.6 Within one day of the execution of this Agreement or as soon thereafter as practicable, patent litigation counsel for both parties shall jointly stipulate and request that the Company be immediately relieved from the Delaware court’s requirement that it post a bond as security for the damage award due Parent, without prejudice to possible future reinstatement; provided, however, that as part of that stipulation, the Company shall also stipulate to an immediate reimposition of the previous bond requirement should the stay in Delaware be lifted prior to consummation of the Merger upon termination of this Agreement for any reason, without any further obligation or requirement of Parent to act. Parent’s counsel shall promptly exercise all reasonable efforts to acquire IBM Corporation’s consent to effectuate this relief, if such consent is deemed necessary or desirable to do so.

      SECTION 5.18     Board of Directors. Parent agrees to increase the size of the Parent Board and shall have validly elected directors such that immediately following the Effective Time, the Parent Board shall consist of nine directors, including Robert Duggan and one other individual to be proposed by the Company as soon as practicable after the date of this Agreement and satisfactory to Parent.

      SECTION 5.19     Termination of 401(k) Plan. At the request of Parent, the Company shall, effective not later than the day immediately prior to the day on which the Effective Time occurs, terminate the Company’s 401(k) Plan (the “401(k) Plan”) and no further contributions shall be made to the 401(k) Plan. The Company shall provide to Parent and Merger Sub (i) executed resolutions by the Company Board authorizing the termination and (ii) an executed amendment to the 401(k) Plan sufficient to assure compliance with all applicable requirements of the Internal Revenue Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan will be maintained at the time of termination.

      SECTION 5.20     Employee Stock Purchase Plan. Effective as of the date hereof, the Company Board, or, if appropriate, any committee of the Company Board administering the Company’s Employee Stock Purchase Plan (the “ESPP”)), shall adopt such resolutions or take such other actions as may be required to provide that (i) participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (ii) no offering period shall be commenced after the date of this Agreement, (iii) each participant’s outstanding right to purchase shares of Company Common Stock under the ESPP shall terminate on the day immediately prior to the day on which the Effective Time occurs, provided that all amounts allocated to each participant’s account under the ESPP as of such date shall thereupon be used to purchase from the Company whole shares of Company Common Stock at the applicable price determined under the terms of the ESPP for then-outstanding offering periods using such date as the final purchase date for each such offering period, and (iv) the ESPP shall terminate immediately following the purchases of Company Common Stock on the day prior to the day on which the Effective Time occurs.

ARTICLE VI

CLOSING CONDITIONS

      SECTION 6.1     Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

SECTION 6.1.1 Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

SECTION 6.1.2 Stockholder Approval. This Agreement and the Merger and the other transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of the Company and by the requisite vote of the stockholders of Parent, to the extent, in each case, that stockholder approval is required under the DGCL or by Nasdaq.

SECTION 6.1.3 No Order. No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement or any Ancillary Agreement.

SECTION 6.1.4 Consents and Approvals. All consents, approvals and authorizations of any Governmental Entity set forth in Section 3.5.2, Section 4.5.2 or otherwise required to be set forth in the related sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall have been obtained, in each case, without (A) the imposition of conditions, (B) the requirement of divestiture of assets or property or (C) the requirement of expenditure of money by Parent or the Company to a third party in exchange for any such consent, except as would not be reasonably likely to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

SECTION 6.1.5 Exchange Listing. The shares of Parent Common Stock issuable to the Company’s stockholders in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

SECTION 6.1.6 Litigation Stays. Each of the patent litigation stays referred to in Section 5.17.1 shall have been obtained and remain in full force and effect.

      SECTION 6.2     Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

SECTION 6.2.1 Representations and Warranties. Each of (i) the representations and warranties of the Company contained in this Agreement and each Ancillary Agreement (other than the Loan Agreement) that are qualified by Company Material Adverse Effect shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and (ii) the representations and warranties of the Company contained in this Agreement and each Ancillary Agreement (other than the Loan Agreement) which are not so qualified (including, without limitation, those which are qualified by the phrase “material”) shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only remain true and correct as of such date), except to the extent that the failure of any such representation or warranty to be true and correct has not had and could not reasonably be likely to have a Company Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

SECTION 6.2.2 Agreements and Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement and each Ancillary Agreement (other than the Loan Agreement) to be performed or complied with by it on or prior to the Effective Time, except to the extent that such nonperformance or noncompliance has not had and could not reasonably be likely to have a Company Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

SECTION 6.2.3 Consents and Approvals. All consents, approvals and authorizations listed on Schedule 6.2.3 or of any person other than a Governmental Entity required to be set forth in Section 3.5 or Section 4.5 or the related sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall have been obtained in each case, without (A) the imposition of conditions, (B) the requirement of divestiture of assets or property or (C) the requirement of expenditure of money by Parent or the Company to a third party in exchange for any such consent, except as has not had and could not reasonably be likely to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

SECTION 6.2.4 Material Adverse Change. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Change.

SECTION 6.2.5 Court Proceedings. No action or claim shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreement, (B) cause any of the transactions contemplated by this Agreement or any Ancillary Agreement to be rescinded following consummation thereof or (C) materially adversely affect the right or powers of Parent to own, operate or control the Company, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.

      SECTION 6.3     Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

SECTION 6.3.1 Representations and Warranties. Each of (i) the representations and warranties of Parent contained in this Agreement and each Ancillary Agreement (other than the Loan Agreement) that are qualified by Parent Material Adverse Effect shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and (ii) the representations and warranties of Parent contained in this Agreement and each Ancillary Agreement (other than the Loan Agreement) which are not so qualified (including, without limitation, those which are qualified by the phrase “material”) shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only remain true and correct as of such date), except to the extent that the failure of any such representation or warranty to be true and correct has not had and could not reasonably be likely to have a Parent Material Adverse Effect. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

SECTION 6.3.2 Agreements and Covenants. Parent shall have performed or complied with all agreements and covenants required by this Agreement and each Ancillary Agreement (other than the Loan Agreement) to be performed or complied with by it on or prior to the Effective Time, except to the extent that such nonperformance or noncompliance has not had and could not reasonably be likely to have a Parent Material Adverse Effect. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

      SECTION 7.1     Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company and Parent:

SECTION 7.1.1 By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

SECTION 7.1.2 By either the Company or Parent if the Merger shall not have been consummated prior to August 31, 2003 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

SECTION 7.1.3 By either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or any Ancillary Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.8);

SECTION 7.1.4 By either Parent or the Company if the approval by the stockholders of the Company required for the consummation of the Merger or the other transactions contemplated hereby shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders of the Company or at any adjournment thereof; provided, however, that if this Agreement is then terminable pursuant to Section 7.1.5 by Parent, the Company shall not have a right to terminate under this Section 7.1.4;

SECTION 7.1.5 By Parent if (A) the Company Board shall have withdrawn, or adversely modified, or failed upon Parent’s request to reconfirm its recommendation of the Merger or this Agreement (or determined to do so); (B) the Company Board shall have determined to recommend to the stockholders of the Company that they approve an Acquisition Proposal other than that contemplated by this Agreement or shall have determined to accept a Superior Proposal; (C) a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 35% or more of the outstanding shares of Company Common Stock and/or securities convertible into or exercisable or exchangeable for 35% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Company Board fails to recommend that the stockholders of the Company not tender their shares in such tender or exchange offer; (D) any person (other than Parent or an affiliate of Parent) or group becomes the beneficial owner of 35% or more of the outstanding shares of Company Common Stock; or (E) for any reason the Company fails to call or hold the Company Stockholders’ Meeting by the Termination Date;

SECTION 7.1.6 By the Company, if the Company Board determines to accept a Superior Proposal, but only after the Company (A) holds the Company Stockholders’ Meeting and has failed to obtain the stockholder approval required for consummation of the Merger and the other transactions contemplated hereby, and (B) fulfills its obligations under Section 7.2 hereof upon such termination (provided that the Company’s right to terminate this Agreement under this Section 7.1.6 shall not be available if the Company is then in breach of Section 5.7);

SECTION 7.1.7 By Parent, if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes, has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Change and such Company

Material Adverse Change is not cured within 10 days after written notice thereof or if (A)(1) there shall be breached any covenant or agreement on the part of a party other than Parent or Merger Sub set forth in this Agreement or any Ancillary Agreement (other than the Loan Agreement) or (2) any representation or warranty of a party other than Parent or Merger Sub set forth in this Agreement or any Ancillary Agreement (other than the Loan Agreement) shall have become untrue, (B) such breach or misrepresentation is not cured within 10 days after written notice thereof and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.2.1 or Section 6.2.2 not to be satisfied;

SECTION 7.1.8 By the Company, if (A)(1) Parent has breached any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement or any Ancillary Agreement or (2) any representation or warranty of Parent or Merger Sub set forth in this Agreement or any Ancillary Agreement shall have become untrue, (B) such breach or misrepresentation is not cured within 10 days after written notice thereof and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.3.1 or Section 6.3.2 not to be satisfied; or

SECTION 7.1.9 By either Parent or the Company if the approval by the stockholders of Parent required for the Share Issuance or the other transactions contemplated hereby shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders of Parent or at any adjournment thereof.

      SECTION 7.2     Effect of Termination.

SECTION 7.2.1 Limitation on Liability. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers or directors except (x) with respect to Section 5.6.2, Section 5.10, Section 5.17 this Section 7.2 and Article 8 and (y) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement or any Ancillary Agreement.

SECTION 7.2.2 Parent Expenses. Parent and the Company agree that if this Agreement is terminated pursuant to Section 7.1.4, 7.1.5, 7.1.6 or 7.1.7, then the Company shall pay Parent an amount equal to the sum of Parent’s Expenses up to an amount equal to $1,250,000.

SECTION 7.2.3 Company Expenses. Parent and the Company agree that if this Agreement is terminated pursuant to Section 7.1.8 or Section 7.1.9 then Parent shall pay to the Company an amount equal to the sum of the Company’s Expenses up to an amount equal to $1,250,000.

SECTION 7.2.4 Payment of Expenses. Payment of Expenses pursuant to Section 7.2.2 or Section 7.2.3 shall be made not later than two business days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the 90th day after such party delivers such notice of demand for payment).

SECTION 7.2.5 Termination Fee.

SECTION 7.2.5.1 In addition to any payment required by the foregoing provisions of this Section 7.2, (A) in the event that this Agreement is terminated pursuant to Section 7.1.5, Section 7.1.6 or Section 7.1.7, then the Company shall pay to Parent immediately prior to such termination, in the case of a termination by the Company, or within two business days thereafter, in the case of a termination by Parent, a termination fee of $2,500,000 (provided, however, that this amount shall be reduced by and to the extent of any payment of Parent expenses pursuant to Section 7.2.2) and (B) in the event that this Agreement is terminated pursuant to Section 7.1.4, and an Acquisition Proposal has been publicly announced and not expressly and publicly withdrawn prior to the Company Stockholders’ Meeting, then the Company shall pay Parent, no later than two days after the earlier to occur of (x) the date the Company or any Company Subsidiary enter into an agreement concerning a transaction that constitutes an Acquisition Proposal, provided that such agreement is entered into within 12 months of the termination of this Agreement or (y) the date any person or persons (other than Parent) purchases at least a majority of the consolidated assets or Equity Interests of the Company and the Company Subsidiaries, provided that any tender, exchange or other offer or arrangement for the Company’s voting securities is first publicly announced within 12 months of the termination of this Agreement, a termination fee of $2,500,000 (provided, however, that this amount shall be reduced by and to the extent of any payment of Parent expenses pursuant to Section 7.2.2).

SECTION 7.2.5.2 In addition to any payment required by the foregoing provisions of this Section, in the event that this Agreement is terminated pursuant to Section 7.1.8, then Parent shall pay to the Company, within two business days thereafter, a termination fee of $2,500,000 (provided, however, that this amount shall be reduced by and to the extent of any payment of Company expenses pursuant to Section 7.2.3).

SECTION 7.2.6 All Payments. All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

      SECTION 7.3     Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      SECTION 7.4     Waiver. At any time prior to the Effective Time, any party hereto may (A) extend the time for the performance of any of the obligations or other acts of the other party hereto, (B) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (C) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

      SECTION 7.5     Fees and Expenses. Subject to Section 7.2.1, Section 7.2.2 and Section 7.2.3 hereof, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, however, that each of Parent and the Company shall pay one-half of the expenses related to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement.

ARTICLE VIII

GENERAL PROVISIONS

      SECTION 8.1     Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      SECTION 8.2     Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

Intuitive Surgical, Inc.
950 Kifer Road
Sunnyvale, California 94086
Facsimile: (408) 523-1390
Attention: Lonnie M. Smith, President and Chief Executive Officer

with a mandated copy (which shall not constitute notice) to:

Latham & Watkins LLP
505 Montgomery Street, Suite 1900
San Francisco, California 94111-2562
Facsimile: (415) 395-8095
Attention: John M. Newell, Esq.

If to the Company, addressed to it at:

Computer Motion, Inc.
130-B Cremona Drive
Santa Barbara, California 93117
Facsimile: (805) 968-4920
Attention: Robert W. Duggan, Chairman of the Board and Chief
Executive Officer

with a mandated copy (which shall not constitute notice) to:

Stradling Yocca Carlson & Rauth
302 Olive Street
Santa Barbara, California 93101
Facsimile: (805) 564-1044
Attention: David E. Lafitte, Esq.

      SECTION 8.3     Certain Definitions. For purposes of this Agreement, the term:

      “affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person;

      “Acquisition Proposal” means any offer or proposal concerning any (A) merger, consolidation, business combination, or similar transaction involving the Company or any Company Subsidiary, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company or any Company Subsidiary representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries, (C) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 20% or more of the voting power of the Company or (D) transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 20% or more of the outstanding voting capital stock of the Company or (E) any combination of the foregoing (other than the Merger); provided, however, that for purposes of

Section 7.2.5.1(B)(x), the 20% figures stated in this definition of “Acquisition Proposal” shall instead be 50%.

      “Ancillary Agreements” means the Company Support Agreements, the Parent Support Agreements and the Loan Agreement.

      “beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

      “Blue Sky Laws” means state securities or “blue sky” laws.

      “business day” means any day other than a day on which the SEC shall be closed.

      “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

      “Company Allocable Shares” means (x) the Parent Total Fully Diluted Shares divided by 0.68, minus (y) the Parent Total Fully Diluted Shares.

      “Company Material Adverse Change” means any event, development or change affecting, or condition having an effect on, the Company and the Company Subsidiaries that is material to the assets, liabilities, business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, which arises out of or relates to (i) any forfeiture, impairment, invalidity or diminution in value of the Material Company Intellectual Property which is unrelated to any litigation, dispute or proceeding between Parent and the Company; (ii) any violation of Section 5.1.2(A) or (iii) the incurrence by the Company or any of the Company Subsidiaries of any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than pursuant to the Loan Agreement, except in the case of any of the events listed in clauses (i), (ii) or (iii) of this definition that would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect.

      “Company Material Adverse Effect” means any change affecting, or condition having an effect on, the Company and the Company Subsidiaries that is, or would reasonably be likely to be, materially adverse to the assets, liabilities, business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, other than any change or condition relating to the economy or securities markets in general, or the industry in which the Company operates in general, and not specifically relating to the Company.

      “Company Total Fully Diluted Shares” means, as of immediately prior to the consummation of the Merger, the sum of (x) the number of shares of Company Common Stock outstanding, (y) the number of shares of Company Common Stock into which any outstanding convertible or exchangeable securities (including any outstanding Company Preferred Stock) may be converted or exchanged, and (z) the number of shares of Company Common Stock issuable upon exercise of all outstanding Company Options and Company Warrants (whether or not such convertible or exchangeable securities or Company Options or Company Warrants are then convertible, exchangeable or exercisable, and regardless of the conversion, exchange or exercise price of any such securities), but excluding for purposes of this calculation (if then outstanding) the shares of Company Common Stock issuable upon exercise of the Company Warrants to acquire 396,578 shares of Company Common Stock at $4.57 per share, and excluding the shares of Company Common Stock issuable upon exercise of the Company Warrants to acquire 252,836 shares of Company Common Stock at $7.71 per share.

      “contracts” means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which any company is a party or to which any of the assets of the companies are subject, whether oral or written, express or implied.

      “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

      “Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination.

      “Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

      “Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

      “ERISA Affiliate” shall mean any entity or trade or business (whether or not incorporated) other than the Company that together with the Company is considered under common control and treated as a single employer under Section 4.14(b), (c), (m) or (o) of the Code.

      “Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      “Exchange Ratio” means the number obtained by dividing (x) the Company Allocable Shares by (y) the Company Total Fully Diluted Shares.

      “Expenses” includes all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereto.

      “GAAP” means generally accepted accounting principles as applied in the United States.

      “Governmental Entity” means domestic or foreign governmental, administrative, judicial or regulatory authority.

      “group” is defined as in the Exchange Act, except where the context otherwise requires.

      “Hazardous Materials” means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

      “Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, software, and all documentation thereof.

      “IRS” means the United States Internal Revenue Service.

      “knowledge” will be deemed to be present when the matter in question was brought to the attention of any officer of Parent or the Company, as the case may be.

      “Law” means foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

      “Other Filings” means all filings made by or required to be made by, the Company or Parent, as the case may be, with the SEC other than the Registration Statement and the Proxy Statement.

      “Parent Material Adverse Effect” means any change affecting, or condition having an effect on, Parent, Merger Sub and the Parent Subsidiaries that is, or would reasonably be likely to be, materially adverse to the assets, liabilities, business, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole, other than any change or condition relating to the economy or securities markets in general, or the industry in which Parent operates in general, and not specifically relating to Parent.

      “Parent Total Fully Diluted Shares” means, as of immediately prior to the consummation of the Merger, the sum of (x) the number of shares of Parent Common Stock outstanding, (y) the number of shares of Parent Common Stock into which any outstanding convertible or exchangeable securities (including any outstanding Parent Preferred Stock) may be converted or exchanged, and (z) the number of shares of Parent Common Stock issuable upon exercise of all outstanding Parent Options and warrants to purchase shares of Parent Common Stock (whether or not such convertible or exchangeable securities or Parent Options or warrants to purchase shares of Parent Common Stock are then convertible, exchangeable or exercisable, and regardless of the conversion, exchange or exercise price of any such securities).

      “person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

      “SEC” means the Securities and Exchange Commission.

      “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      “Share Issuance” means the issuance of Parent Common Stock pursuant to Section 2.1.1.

      “subsidiary” or “subsidiaries” of Parent, the Company, the Surviving Corporation or any other person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

      “Superior Proposal” means a bona fide Acquisition Proposal made by a third party which was not solicited by the Company, any Company Subsidiary, any Company Representatives or any other affiliates and which, in the good faith judgment of the Company Board, taking into account, to the extent deemed appropriate by the Company Board, the various legal, financial and regulatory aspects of the proposal and the person making such proposal (A) if accepted, is reasonably likely to be consummated, and (B) if consummated would, based upon the written advice of the Company Financial Advisor, result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the transactions contemplated by this Agreement.

      “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including, without limitation, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees.

      “Tax Returns” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

      SECTION 8.4     Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“401(k) Plan”	Section 5.19
“Agreement”	Preamble
“Certificate of Merger”	Section 1.2
“Certificates”	Section 2.2.2
“Certificate of Amendment”	Section 5.5.1
“Code”	Recitals
“Company”	Preamble
“Company Benefit Plan”	Section 3.10.1
“Company Board”	Section 3.4.1
“Company By-laws”	Section 3.2
“Company Certificate”	Section 3.2
“Company Common Stock”	Section 2.1.1.1
“Company Defect”	Section 3.22
“Company Disclosure Schedule”	Article 3
“Company Employees”	Section 5.12
“Company Financial Advisor”	Section 3.19
“Company Form 10-K”	Section 3.2
“Company Material Contract”	Section 3.13
“Company Options”	Section 2.4
“Company Permits”	Section 3.6
“Company Preferred Stock”	Section 2.1.1.2
“Company Product”	Section 3.22
“Company Recommendation”	Section 5.7.3
“Company Representatives”	Section 5.6.1
“Company Rights”	Section 2.1.1.1
“Company Rights Agreement”	Section 2.1.1.1
“Company SEC Filings”	Section 3.7.1
“Company Preferred Stock”	Section 2.1.1.2
“Company Stock”	Section 2.1.1.2
“Company Stockholders’ Meeting”	Section 5.5.1
“Company Subsidiary”	Section 3.1
“Company Support Agreements”	Recitals
“Company Warrants”	Section 2.1.1.3
“Confidentiality Agreement”	Section 5.6.2

“D&O Insurance”	Section 5.13.2
“DGCL”	Recitals
“Effective Time”	Section 1.2
“ESPP”	Section 5.20
“Excess Shares”	Section 2.2.5.1
“Exchange Agent”	Section 2.2.1
“Exchange Fund”	Section 2.2.1
“Federal Healthcare Programs”	Section 3.24
“Loan Agreement”	Recitals
“Material Company Intellectual Property”	Section 3.16
“Material Parent Intellectual Property”	Section 4.16
“Merger”	Recitals
“Merger Sub”	Preamble
“Merger Sub Board”	Section 4.4.1
“Multiemployer Plan”	Section 3.10.4
“Parent”	Preamble
“Parent Benefit Plan”	Section 4.10.1
“Parent Board”	Section 4.4.1
“Parent By-laws”	Section 4.2
“Parent Certificate”	Section 4.2
“Parent Common Stock”	Section 2.1.1.1
“Parent Defect”	Section 4.22
“Parent Disclosure Schedule”	Article 4
“Parent Financial Advisor”	Section 4.19
“Parent Form 10-K”	Section 4.2
“Parent Material Contract”	Section 4.13
“Parent Options”	Section 4.3
“Parent Permits”	Section 4.6
“Parent Preferred Stock”	Section 4.3
“Parent Product”	Section 4.22
“Parent Representatives”	Section 5.6.1
“Parent SEC Filings”	Section 4.7.1
“Parent Stockholders’ Meeting”	Section 5.5.2
“Parent Subsidiary”	Section 4.1
“Parent Support Agreements”	Recitals
“PBGC”	Section 3.11.3
“Proxy Statement”	Section 5.4.1
“Registration Statement”	Section 5.4.1
“Section 16”	Section 5.12
“Series D Convertible Preferred Stock”	Section 3.3
“Series D-1 Convertible Preferred Stock”	Section 3.3
“Series D-2 Convertible Preferred Stock”	Section 3.3
“Surviving Corporation”	Section 1.1
“Termination Date”	Section 7.1.2

      SECTION 8.5     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 8.6     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

      SECTION 8.7     Entire Agreement. This Agreement (together with the Exhibits, Parent and Company Disclosure Schedules and the other documents delivered pursuant hereto), each Ancillary Agreement and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

      SECTION 8.8     Assignment. This Agreement shall not be assigned by operation of law or otherwise.

      SECTION 8.9     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.13, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      SECTION 8.10     Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

      SECTION 8.11     Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

SECTION 8.11.1 This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.

SECTION 8.11.2 Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.11.3 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCA-

BLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.3.

      SECTION 8.12     Disclosure. Any matter disclosed in any section of a party’s Disclosure Schedule shall be considered disclosed for other sections of such Disclosure Schedule, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of a party’s Disclosure Schedule in light of the disclosure made in such section. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

      SECTION 8.13     Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      SECTION 8.14     Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INTUITIVE SURGICAL, INC.

By:	/s/ LONNIE M. SMITH

Name: Lonnie M. Smith
Title: President and Chief Executive Officer

INTUITIVE MERGER CORPORATION
(Formerly Iron Acquisition Corporation)

By:	/s/ LONNIE M. SMITH

Name: Lonnie M. Smith

Title:	President, Chief Executive Officer and Secretary

COMPUTER MOTION, INC.

By:	/s/ ROBERT W. DUGGAN

Name: Robert W. Duggan

Title:	Chairman of the Board and Chief Executive Officer

ANNEX B

STOCKHOLDER SUPPORT AGREEMENT

BY AND AMONG

INTUITIVE SURGICAL, INC.,

INTUITIVE MERGER CORPORATION

(FORMERLY IRON ACQUISITION CORPORATION)

AND

CERTAIN STOCKHOLDERS OF INTUITIVE SURGICAL, INC.

DATED AS OF MARCH 7, 2003

      STOCKHOLDER SUPPORT AGREEMENT, dated as of March 7, 2003 (this “Agreement”), by and among Intuitive Surgical, Inc., a Delaware corporation (“Parent”), Intuitive Merger Corporation (formerly Iron Acquisition Corporation), a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the parties listed on Annex A hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

      WHEREAS, simultaneously with the execution of this Agreement, Parent, Merger Sub and Computer Motion, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”) (with all capitalized terms used but not defined herein having the meanings set forth in the Merger Agreement), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”), which Merger Agreement has been approved by the Boards of Directors of the Company, Merger Sub and Parent;

      WHEREAS, in accordance with the Merger Agreement, Parent will issue shares (the “Share Issuance”) of common stock, par value $0.001 per share (“Parent Common Stock”), as consideration for the acquisition by Parent of all outstanding equity interests of the Company (the “Merger Consideration”);

      WHEREAS, each Stockholder owns the number of shares of Parent Common Stock set forth opposite its name on Annex A hereto (such shares of Parent Common Stock, together with any other shares of capital stock of Parent acquired by such Stockholder after the date hereof and during the term of this Agreement, including any shares issued upon the exercise of any warrants or options, the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Subject Shares”);

      WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, the Company has required that each Stockholder agree and, in order to induce the Company to enter into the Merger Agreement, each Stockholder has agreed, to enter into this Agreement; and

      WHEREAS, this Agreement has been approved by the Board of Directors of the Company for purposes of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”).

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

      Each Stockholder, severally and not jointly, hereby represents and warrants to Parent and Merger Sub as follows:

      SECTION 1.1     Organization. Such Stockholder is either (a) a corporation, partnership or limited liability company, duly organized, validly existing and in good standing under the laws of the jurisdiction of such Stockholder’s organization, or (b) a natural person residing in the United States.

      SECTION 1.2     Authority. Such Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to be consummated by such Stockholder. The execution and delivery of this Agreement by such Stockholder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary action of such Stockholder and no other proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

      SECTION 1.3     The Subject Shares. Such Stockholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares set forth opposite its name on Annex A hereto. Such Stockholder does not own, of record or beneficially, any shares of capital stock of Parent (or rights to acquire any such shares) other than the Subject Shares set forth opposite its name on Annex A hereto. Such Stockholder has (a) the sole right to vote, (b) the sole power of disposition, (c) the sole power to issue instructions with respect to the matters set forth in Articles 3, 4 and 5 hereof, (d) the sole power to demand appraisal rights, if applicable, and (e) the sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Subject Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Except for this Agreement, none of such Stockholder’s Subject Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or disposition of such Stockholder’s Subject Shares. To such Stockholder’s knowledge, all of its Subject Shares are validly issued, fully paid and non-assessable.

      SECTION 1.4     No Conflicts. The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, (a) conflict with or violate any provision of the certificate or articles of incorporation or by-laws or any equivalent organizational documents of such Stockholder, (b) conflict with or violate any Law applicable to such Stockholder or by which any property or asset of such Stockholder is bound or affected, (c) require any consent or approval under, result in any breach of, or loss of any benefit under, or constitute a change of control or default (or any event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation. The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other person.

      SECTION 1.5     Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of such Stockholder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Each of Parent and Merger Sub, jointly and severally, hereby represents and warrants to each Stockholder as follows:

      SECTION 2.1     Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      SECTION 2.2     Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to be consummated by Parent and Merger Sub, respectively. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of Parent, as sole stockholder of Merger Sub, to the Merger and the approval of the stockholders of Parent to the Share Issuance). This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

      SECTION 2.3     No Conflicts. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (a) conflict with or violate any provision of the certificate of incorporation or by-laws of Parent or Merger Sub, (b) conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, (c) require any consent or approval under, result in any breach of, or loss of any benefit under, or constitute a change of control or default (or any event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other person, except as may be required under the Exchange Act, the Securities Act, any applicable Blue Sky Law or, the rules and regulations of Nasdaq.

ARTICLE III

AGREEMENT TO VOTE

      Each Stockholder, severally and not jointly, agrees that:

      SECTION 3.1     Agreement to Vote in Favor of the Approval of the Share Issuance. At any Parent Stockholders’ Meeting called to vote upon the Share Issuance, however called, or at any adjournment thereof or in connection with any written consent of the holders of Parent Common Stock or in any other circumstances upon which a vote, consent or other approval with respect to the Share Issuance is sought, such Stockholder shall be present (in person or by proxy) and shall vote (or cause to be voted) all Subject Shares then beneficially owned by such Stockholder in favor of (a) the Share Issuance and (b) any other matter necessary for the consummation of the transactions contemplated by the Share Issuance, the Merger or the Merger Agreement. In addition, each Stockholder agrees that it will, upon request by Parent, furnish written confirmation, in form and substance reasonably satisfactory to Parent, of such Stockholder’s support for the Share Issuance. Each Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

      SECTION 3.2     Agreement to Vote Against Acquisition Proposals. At any Parent Stockholders’ Meeting, however called, or at any adjournment thereof or in connection with any written consent of the holders of Parent Common Stock or in any other circumstances upon which a vote, consent or other approval is sought, such Stockholder shall be present (in person or by proxy) and shall vote (or cause to be voted) all Subject Shares then beneficially owned by such Stockholder against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Share Issuance, the Merger or the other transactions contemplated by this Agreement and the Merger Agreement, including, but not limited to the following: (a) any Acquisition Proposal or extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries (other than the Merger); (b) a sale, lease, license or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization, dissolution, winding up or liquidation of the Company or any of its subsidiaries; (c) any change in the management or board of directors of the Company, except as contemplated by the Merger Agreement or otherwise agreed to in writing by Parent; (d) any material change in the present capitalization or dividend policy of the Company; (e) any material change in the Company’s corporate structure, business, the Company Certificate or the Company By-laws; or (f) any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company under the Merger Agreement or which could result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled.

ARTICLE IV

GRANT OF IRREVOCABLE PROXY; APPOINTMENT OF PROXY

      SECTION 4.1     Grant of Proxy. Each Stockholder hereby irrevocably grants to and appoints Lonnie M. Smith and Susan K. Barnes, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to their respective offices of Parent, and each of them individually, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder’s Subject Shares, or grant a consent or approval in respect of such Subject Shares, (a) in favor of the Share Issuance and any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement and (b) against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Share Issuance, the Merger or the other transactions contemplated by this Agreement and the Merger Agreement, including, but not limited to: (i) any Acquisition Proposal or extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries (other than the Merger); (ii) a sale, lease, license or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization, dissolution, winding up or liquidation of the Company or any of its subsidiaries; (iii) any change in the management or board of directors of the Company, except as contemplated by the Merger Agreement or otherwise agreed to in writing by Parent; (iv) any material change in the present capitalization or dividend policy of the Company; (v) any material change in the Company’s corporate structure, business, the Company Certificate or the Company By-laws or (vi) any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company under the Merger Agreement or which could result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled.

      SECTION 4.2     Revocation of Prior Proxies. Such Stockholder represents that any proxies heretofore given in respect of such Stockholder’s Subject Shares are revocable, and that all such proxies are hereby revoked.

      SECTION 4.3     Irrevocable Proxy Coupled With an Interest. Such Stockholder hereby affirms that the irrevocable proxy set forth in this Article 4 is coupled with an interest, and may under no circumstances be revoked. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL.

ARTICLE V

COVENANTS AND AGREEMENTS

      SECTION 5.1     Restriction on Transfer. Each Stockholder agrees not (a) to sell, transfer, pledge, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer by such Stockholder of, any of the Subject Shares or offer any interest in any thereof to any Person other than pursuant to the terms of the Merger or this Agreement, (b) to enter into any voting arrangement or understanding, whether by proxy, power of attorney, voting agreement, voting trust or otherwise with respect to the Subject Shares in connection with, directly or indirectly, any Acquisition Proposal or otherwise and agrees not to commit or agree to take any of the foregoing actions or (c) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement. Notwithstanding the foregoing, each Stockholder shall have the right to Transfer Subject Shares to an Affiliate upon the due execution and delivery to Parent by such transferee of a legal, valid and binding counterpart to this Agreement so long as any such Transfer is not intended to circumvent the provisions of this Agreement.

      SECTION 5.2     No Solicitation of Alternative Transactions. No Stockholder shall, directly or indirectly, take any action to, and each Stockholder shall use its reasonable best efforts to cause its agents and representatives (including investment bankers, attorneys or accountants) not to, (a) encourage (including by way of furnishing non-public information), solicit, initiate or facilitate any Acquisition Proposal, (b) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement or the Merger Agreement or (c) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal. Upon the execution of this Agreement, each Stockholder shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and promptly request that all confidential information with respect thereto furnished by such Stockholder be returned. Each Stockholder shall, as promptly as practicable (and in no event later than 24 hours after receipt thereof), advise Parent of any inquiry received by it relating to any potential Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such potential Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, and shall furnish to Parent a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal or inquiry, if it is not in writing, and shall keep Parent fully informed on a prompt basis with respect to any developments with respect to the foregoing.

      SECTION 5.3     Further Assurances. From time to time and without additional consideration, each Stockholder shall use its reasonable best efforts to assist and cooperate with Parent and to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Share Issuance, the transactions contemplated by this Agreement and the Merger Agreement. Without limiting the generality of the foregoing, each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and shall take all such other action as Parent may reasonably request for the purpose of effectively carrying out the Share Issuance, the transactions contemplated by this Agreement and the Merger Agreement, including promptly making all regulatory filings and applications, and to obtain all licenses, permits, consents, approvals, authorizations, qualification and orders of governmental authorities and parties to contracts as are necessary for the consummation of the Share Issuance, the transactions contemplated by this Agreement and the Merger Agreement.

ARTICLE VI

GENERAL PROVISIONS

      SECTION 6.1     Termination. Except with respect to Section 6.3, which shall survive termination, this Agreement, and all obligations, agreements and waivers hereunder, will terminate and be of no further force and effect on the earliest of (a) 5:00 p.m., Pacific Standard Time, on the second anniversary of the date hereof, (b) the Effective Time and (c) 120 days after payment of any termination fee set forth in Section 7.2.5 of the Merger Agreement; provided, however, that nothing herein shall relieve any party from liability for any breach hereof.

      SECTION 6.2     Board of Directors Action. No action taken by the Board of Directors of Parent (including, without limitation, the withdrawal, modification or amendment of the recommendation of the Board of Directors of Parent that the stockholders of the Parent vote in favor of the adoption of the Share Issuance) shall modify, alter, change or otherwise affect the obligations of any Stockholder hereunder.

      SECTION 6.3     Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of Parent makes any agreement or understanding herein in his or her capacity as such director or officer. Each Stockholder signs solely in its capacity as the record holder and beneficial owner of such Stockholder’s Subject Shares and nothing herein shall limit or affect any actions taken by any Stockholder in his or her capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement. This Section 6.3 shall survive termination of this Agreement.

      SECTION 6.4     Parent Guarantee. Parent hereby guarantees the due performance of any and all obligations and liabilities of Merger Sub under or arising out of this Agreement and the transactions contemplated hereby.

      SECTION 6.5     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to the remedy of specific performance of such provisions and to an injunction or injunctions and/or such other equitable relief as may be necessary to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      SECTION 6.6     Stop Transfer Order. In furtherance of this Agreement, concurrently herewith, each Stockholder shall, and hereby does authorize Parent’s counsel to, notify Parent’s transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting and transfer of such shares).

      SECTION 6.7     Adjustments to Prevent Dilution, Etc. In the event of a stock dividend or distribution, or any change in Parent’s capital stock by reason of any stock dividend, split-up, reclassification, recapitalization, combination or the exchange of shares, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Subject Shares may be changed or exchanged. In such event, the amount to be paid per share by Parent in the Merger shall be proportionately adjusted.

      SECTION 6.8     Amendments. This Agreement may not be modified, altered, supplemented or amended except by an instrument in writing signed by each of the parties hereto.

      SECTION 6.9     Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered in person or upon confirmation or receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier to Parent or Merger Sub in accordance with Section 8.2 of the Merger Agreement and to the Stockholders at their respective addresses set forth in Annex A hereto (or to such other address as any party may have furnished to the other parties in writing).

      SECTION 6.10     Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 6.11     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

      SECTION 6.12     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      SECTION 6.13     Entire Agreement; No Third-Party Beneficiaries. This Agreement (including, without limitation, the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

      SECTION 6.14     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principals.

      SECTION 6.15     Costs and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

      SECTION 6.16     Multiple Stockholders. All representations, warranties, covenants and agreements of the Stockholders in this Agreement are several and not joint, and solely relate to matters involving the subject Stockholder and not any of the other Stockholders.

(Signature Pages Follow)

      IN WITNESS WHEREOF, Parent, Merger Sub and each Stockholder have caused this Agreement to be signed by their respective officer thereunto duly authorized as of the date first written above.

INTUITIVE SURGICAL, INC.

By:	/s/ LONNIE SMITH

Name: Lonnie Smith

Title:	President and Chief Executive Officer

INTUITIVE MERGER CORPORATION
(FORMERLY IRON ACQUISITION CORPORATION)

By:	/s/ LONNIE SMITH

Name: Lonnie Smith
Title: Director

STOCKHOLDER

By:	/s/ SUSAN BARNES

Name: Susan Barnes

By:	/s/ GARY GUTHART

Name: Gary Guthart

By:	/s/ SCOTT HALSTED

Name: Scott Halsted

By:	/s/ RUSSELL HIRSCH

Name: Russell Hirsch

By:	/s/ RICHARD KRAMER

Name: Richard Kramer

By:	/s/ JIM LAWRENCE

Name: Jim Lawrence

By:	/s/ ALAN LEVY

Name: Alan Levy

By:	/s/ FRED MOLL

Name: Fred Moll

By:	/s/ JEROME MCNAMARA

Name: Jerome McNamara

By:	/s/ LONNIE SMITH

Name: Lonnie Smith

ANNEX A

		Number of
Name	Address	Subject Shares

Susan Barnes	c/o Intuitive Surgical, Inc., 950 Kifer Road, Sunnyvale, CA 94086	204,506
Gary Guthart	c/o Intuitive Surgical, Inc., 950 Kifer Road, Sunnyvale, CA 94086	33,297
Scott Halsted	c/o Intuitive Surgical, Inc., 950 Kifer Road, Sunnyvale, CA 94086	70,441
Russell Hirsch	c/o Intuitive Surgical, Inc., 950 Kifer Road, Sunnyvale, CA 94086	79,851
Richard Kramer	c/o Intuitive Surgical, Inc., 950 Kifer Road, Sunnyvale, CA 94086	0
Jim Lawrence	c/o Intuitive Surgical, Inc., 950 Kifer Road, Sunnyvale, CA 94086	20,000
Alan Levy	c/o Intuitive Surgical, Inc., 950 Kifer Road, Sunnyvale, CA 94086	869
Fred Moll	c/o Intuitive Surgical, Inc., 950 Kifer Road, Sunnyvale, CA 94086	1,349,553
Jerome McNamara	c/o Intuitive Surgical, Inc., 950 Kifer Road, Sunnyvale, CA 94086	0
Lonnie Smith	c/o Intuitive Surgical, Inc., 950 Kifer Road, Sunnyvale, CA 94086	1,000,000
Total		2,758,517

ANNEX C

STOCKHOLDER SUPPORT AGREEMENT

BY AND AMONG

INTUITIVE SURGICAL, INC.,

INTUITIVE MERGER CORPORATION

(FORMERLY IRON ACQUISITION CORPORATION)

AND

CERTAIN STOCKHOLDERS OF COMPUTER MOTION, INC.

DATED AS OF MARCH 7, 2003

      STOCKHOLDER SUPPORT AGREEMENT, dated as of March 7, 2003 (this “Agreement”), by and among Intuitive Surgical, Inc., a Delaware corporation (“Parent”), Intuitive Merger Corporation (formerly Iron Acquisition Corporation), a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the parties listed on Annex A hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

      WHEREAS, simultaneously with the execution of this Agreement, Parent, Merger Sub and Computer Motion, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”) (with all capitalized terms used but not defined herein having the meanings set forth in the Merger Agreement), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”), which Merger Agreement has been approved by the Boards of Directors of the Company, Merger Sub and Parent;

      WHEREAS, each Stockholder owns the number of shares of Company Common Stock set forth opposite its name on Annex A hereto (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, including any shares issued upon the exercise of any warrants or options, the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Subject Shares”);

      WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent has required that each Stockholder agree and, in order to induce Parent and Merger Sub to enter into the Merger Agreement, each Stockholder has agreed, to enter into this Agreement; and

      WHEREAS, this Agreement has been approved by the Board of Directors of the Company for purposes of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”).

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

      Each Stockholder, severally and not jointly, hereby represents and warrants to Parent and Merger Sub as follows:

      SECTION 1.1     Organization. Such Stockholder is either (a) a corporation, partnership or limited liability company, duly organized, validly existing and in good standing under the laws of the jurisdiction of such Stockholder’s organization, or (b) a natural person residing in the United States.

      SECTION 1.2     Authority. Such Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to be consummated by such Stockholder. The execution and delivery of this Agreement by such Stockholder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary action of such Stockholder and no other proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

      SECTION 1.3     The Subject Shares. Such Stockholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares set forth opposite its name on Annex A hereto. Such Stockholder does not own, of record or beneficially, any shares of capital stock of the Company (or rights to acquire any such shares) other than the Subject Shares set forth opposite its name on Annex A hereto.

Such Stockholder has (a) the sole right to vote, (b) the sole power of disposition, (c) the sole power to issue instructions with respect to the matters set forth in Articles 3, 4 and 5 hereof, (d) the sole power to demand appraisal rights, if applicable, and (e) the sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Subject Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Except for this Agreement, none of such Stockholder’s Subject Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or disposition of such Stockholder’s Subject Shares. To such Stockholder’s knowledge, all of its Subject Shares are validly issued, fully paid and non-assessable.

      SECTION 1.4     No Conflicts. The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, (a) conflict with or violate any provision of the certificate or articles of incorporation or by-laws or any equivalent organizational documents of such Stockholder, (b) conflict with or violate any Law applicable to such Stockholder or by which any property or asset of such Stockholder is bound or affected, (c) require any consent or approval under, result in any breach of, or loss of any benefit under, or constitute a change of control or default (or any event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation. The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other person.

      SECTION 1.5     Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of such Stockholder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Each of Parent and Merger Sub, jointly and severally, hereby represents and warrants to each Stockholder as follows:

      SECTION 2.1     Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      SECTION 2.2     Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to be consummated by Parent and Merger Sub, respectively. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of Parent, as sole stockholder of Merger Sub, to the Merger and the approval of the stockholders of Parent to the Share Issuance). This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

      SECTION 2.3     No Conflicts. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (a) conflict with or violate any provision of the certificate of incorporation or by-laws of Parent or Merger Sub, (b) conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, (c) require any consent or approval under, result in any breach of, or loss of any benefit under, or constitute a change of control or default (or any event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other person, except as may be required under the Exchange Act, the Securities Act, any applicable Blue Sky Law or, the rules and regulations of Nasdaq.

ARTICLE III

AGREEMENT TO VOTE

      Each Stockholder, severally and not jointly, agrees that:

      SECTION 3.1     Agreement to Vote in Favor of the Adoption of the Merger Agreement. At any Company Stockholders’ Meeting called to vote upon the Merger Agreement and the transactions contemplated thereby, however called, or at any adjournment thereof or in connection with any written consent of the holders of Company Common Stock or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement and the transactions contemplated thereby is sought, such Stockholder shall be present (in person or by proxy) and shall vote (or cause to be voted) all Subject Shares then beneficially owned by such Stockholder in favor of (a) the Merger and adoption of the Merger Agreement and the transactions contemplated thereby and (b) any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement. In addition, each Stockholder agrees that it will, upon request by Parent, furnish written confirmation, in form and substance reasonably satisfactory to Parent, of such Stockholder’s support for the Merger Agreement and the Merger. Each Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

      SECTION 3.2     Agreement to Vote Against Acquisition Proposals. At any Company Stockholders’ Meeting, however called, or at any adjournment thereof or in connection with any written consent of the holders of Company Common Stock or in any other circumstances upon which a vote, consent or other approval is sought, such Stockholder shall be present (in person or by proxy) and shall vote (or cause to be voted) all Subject Shares then beneficially owned by such Stockholder against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the other transactions contemplated by this Agreement and the Merger Agreement, including, but not limited to the following: (a) any Acquisition Proposal or extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries (other than the Merger); (b) a sale, lease, license or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization, dissolution, winding up or liquidation of the Company or any of its subsidiaries; (c) any change in the management or board of directors of the Company, except as contemplated by the Merger Agreement or otherwise agreed to in writing by Parent; (d) any material change in the present capitalization or dividend policy of the Company; (e) any material change in the Company’s corporate structure, business, the Company Certificate or the Company By-laws; or (f) any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company under the Merger Agreement or which could result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled.

ARTICLE IV

GRANT OF IRREVOCABLE PROXY; APPOINTMENT OF PROXY

      SECTION 4.1     Grant of Proxy. Each Stockholder hereby irrevocably grants to and appoints Lonnie M. Smith and Susan K. Barnes, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to their respective offices of Parent, and each of them individually, such

Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder’s Subject Shares, or grant a consent or approval in respect of such Subject Shares, (a) in favor of the Merger and adoption of the Merger Agreement and the transactions contemplated thereby and any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement and (b) against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the other transactions contemplated by this Agreement and the Merger Agreement, including, but not limited to: (i) any Acquisition Proposal or extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries (other than the Merger); (ii) a sale, lease, license or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization, dissolution, winding up or liquidation of the Company or any of its subsidiaries; (iii) any change in the management or board of directors of the Company, except as contemplated by the Merger Agreement or otherwise agreed to in writing by Parent; (iv) any material change in the present capitalization or dividend policy of the Company; (v) any material change in the Company’s corporate structure, business, the Company Certificate or the Company By-laws or (vi) any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company under the Merger Agreement or which could result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled.

      SECTION 4.2     Revocation of Prior Proxies. Such Stockholder represents that any proxies heretofore given in respect of such Stockholder’s Subject Shares are revocable, and that all such proxies are hereby revoked.

      SECTION 4.3     Irrevocable Proxy Coupled With an Interest. Such Stockholder hereby affirms that the irrevocable proxy set forth in this Article 4 is coupled with an interest, and may under no circumstances be revoked. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL.

ARTICLE V

COVENANTS AND AGREEMENTS

      SECTION 5.1     Restriction on Transfer. Each Stockholder agrees not (a) to sell, transfer, pledge, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer by such Stockholder of, any of the Subject Shares or offer any interest in any thereof to any Person other than pursuant to the terms of the Merger or this Agreement[; provided, however, that notwithstanding the foregoing prohibition, Stockholder may pledge up to 1,500,000 shares of Stockholder’s Subject Shares to a bank or similar financial institution for the sole purpose of securing a personal loan](1), (b) to enter into any voting arrangement or understanding, whether by proxy, power of attorney, voting agreement, voting trust or otherwise with respect to the Subject Shares in connection with, directly or indirectly, any Acquisition Proposal or otherwise and agrees not to commit or agree to take any of the foregoing actions or (c) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement. Notwithstanding the foregoing, each Stockholder shall have the right to Transfer Subject Shares to an Affiliate upon the due execution and delivery to Parent by such transferee of a legal, valid and binding counterpart to this Agreement so long as any such Transfer is not intended to circumvent the provisions of this Agreement.

(1)	Bracketed language applies to the Stockholder Support Agreement entered into with Robert Duggan only.

      SECTION 5.2     No Solicitation of Alternative Transactions. No Stockholder shall, directly or indirectly, take any action to, and each Stockholder shall use its reasonable best efforts to cause its agents and representatives (including investment bankers, attorneys or accountants) not to, (a) encourage (including by way of furnishing non-public information), solicit, initiate or facilitate any Acquisition Proposal, (b) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement or the Merger Agreement or (c) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal. Upon the execution of this Agreement, each Stockholder shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and promptly request that all confidential information with respect thereto furnished by such Stockholder be returned. Each Stockholder shall, as promptly as practicable (and in no event later than 24 hours after receipt thereof), advise Parent of any inquiry received by it relating to any potential Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such potential Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, and shall furnish to Parent a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal or inquiry, if it is not in writing, and shall keep Parent fully informed on a prompt basis with respect to any developments with respect to the foregoing.

      SECTION 5.3     Further Assurances. From time to time and without additional consideration, each Stockholder shall use its reasonable best efforts to assist and cooperate with Parent and to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Merger Agreement. Without limiting the generality of the foregoing, each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and shall take all such other action as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement, including promptly making all regulatory filings and applications, and to obtain all licenses, permits, consents, approvals, authorizations, qualification and orders of governmental authorities and parties to contracts as are necessary for the consummation of the transactions contemplated by this Agreement and the Merger Agreement.

      SECTION 5.4     Waiver of Dissenter’s and Appraisal Rights. Each Stockholder agrees that it will not exercise any rights to dissent from the Merger or request appraisal of its respective Subject Shares pursuant to Section 262 of the DGCL or any other similar provisions of law in connection with the Merger.

      SECTION 5.5     Lock-Up Agreement. Each Stockholder agrees that, in connection with any public offering of Parent Common Stock or securities convertible into Parent Common Stock conducted by Parent after the Effective Time (a “Financing”) and at the request of any managing underwriter of such Financing, it will enter into a customary “lock-up” agreement pursuant to which it will agree beginning on the date of the final prospectus delivered in connection with such Financing and ending on a date no later than ninety (90) days thereafter, to not, directly or indirectly, without the prior written consent of such managing underwriter, issue, sell, offer or agree to sell, grant any option for the sale of, pledge, make any short sale or maintain any short position, establish or maintain any “put equivalent position” (within the meaning of Rule 16-a-1(h) under the Exchange Act), enter into any swap, derivative or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Parent Common Stock (whether any such transaction is to be settled by delivery of Parent Common Stock, other securities, cash or other consideration) or otherwise dispose of, any Parent Common Stock (or any securities convertible into, exercisable for or exchangeable for Parent Common Stock) or interest therein of Parent or any Parent Subsidiary.

ARTICLE VI

GENERAL PROVISIONS

      SECTION 6.1     Termination. Except with respect to Sections 5.5 and 6.3, which shall survive termination, this Agreement, and all obligations, agreements and waivers hereunder, will terminate and be of no further force and effect on the earliest of (a) 5:00 p.m., Pacific Standard Time, on the second anniversary of the date hereof, (b) the Effective Time and (c) 120 days after payment of any termination fee set forth in Section 7.2.5 of the Merger Agreement; provided, however, that nothing herein shall relieve any party from liability for any breach hereof.

      SECTION 6.2     Board of Directors Action. No action taken by the Board of Directors of the Company (including, without limitation, the withdrawal, modification or amendment of the recommendation of the Board of Directors of the Company that the stockholders of the Company vote in favor of the adoption of the Merger Agreement) shall modify, alter, change or otherwise affect the obligations of any Stockholder hereunder.

      SECTION 6.3     Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer. Each Stockholder signs solely in its capacity as the record holder and beneficial owner of such Stockholder’s Subject Shares and nothing herein shall limit or affect any actions taken by any Stockholder in his or her capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement. This Section 6.3 shall survive termination of this Agreement.

      SECTION 6.4     Parent Guarantee. Parent hereby guarantees the due performance of any and all obligations and liabilities of Merger Sub under or arising out of this Agreement and the transactions contemplated hereby.

      SECTION 6.5     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to the remedy of specific performance of such provisions and to an injunction or injunctions and/or such other equitable relief as may be necessary to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      SECTION 6.6     Stop Transfer Order. In furtherance of this Agreement, concurrently herewith, each Stockholder shall, and hereby does authorize the Company’s counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting and transfer of such shares).

      SECTION 6.7     Adjustments to Prevent Dilution, Etc. In the event of a stock dividend or distribution, or any change in the Company’s capital stock by reason of any stock dividend, split-up, reclassification, recapitalization, combination or the exchange of shares, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Subject Shares may be changed or exchanged. In such event, the amount to be paid per share by Parent in the Merger shall be proportionately adjusted.

      SECTION 6.8     Amendments. This Agreement may not be modified, altered, supplemented or amended except by an instrument in writing signed by each of the parties hereto.

      SECTION 6.9     Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered in person or upon confirmation or receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier to Parent or Merger Sub in accordance with Section 8.2 of the Merger Agreement and to the Stockholders at their respective addresses set forth in Annex A hereto (or to such other address as any party may have furnished to the other parties in writing).

      SECTION 6.10     Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 6.11     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

      SECTION 6.12     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      SECTION 6.13     Entire Agreement; No Third-Party Beneficiaries. This Agreement (including, without limitation, the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

      SECTION 6.14     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principals.

      SECTION 6.15     Costs and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

      SECTION 6.16     Multiple Stockholders. All representations, warranties, covenants and agreements of the Stockholders in this Agreement are several and not joint, and solely relate to matters involving the subject Stockholder and not any of the other Stockholders.

(Signature Pages Follow)

      IN WITNESS WHEREOF, Parent, Merger Sub and each Stockholder have caused this Agreement to be signed by their respective officer thereunto duly authorized as of the date first written above.

INTUITIVE SURGICAL, INC.

By:	/s/ SUSAN K. BARNES

Name: Susan K. Barnes
Title:  Chief Financial Officer

INTUITIVE MERGER CORPORATION

(FORMERLY IRON ACQUISITION CORPORATION)

By:	/s/ SUSAN K. BARNES

Name: Susan K. Barnes
Title:  Director

STOCKHOLDERS

By:	/s/ ROBERT DUGGAN

Name: Robert Duggan

By:	/s/ EUGENE TEAL

Name: Eugene Teal

By:	/s/ DAVID STUART

Name: David Stuart

By:	/s/ DAVID MUNJAL

Name: David Munjal

By:	/s/ JEFFREY HENLEY

Name: Jeffrey Henley

By:	/s/ DARRIN UECKER

Name: Darrin Uecker

By:	/s/ ERIC HALVORSON

Name: Eric Halvorson

By:	/s/ DANIEL DOIRON

Name: Daniel Doiron

By:	/s/ JOSEPH DEVIVO

Name: Joseph DeVivo

By:	/s/ STEPHEN PEDROFF

Name: Stephen Pedroff

By:	/s/ WILLIAM MELOCHE

Name: William Meloche

ANNEX A

		Number of
Name	Address	Subject Shares

Robert Duggan	c/o Computer Motion, Inc. 130-B Cremona Drive, Santa Barbara, CA 93117	3,629,095
Daniel Doiron	c/o Computer Motion, Inc. 130-B Cremona Drive, Santa Barbara, CA 93117	72,953
Jeffrey Henley	c/o Computer Motion, Inc. 130-B Cremona Drive, Santa Barbara, CA 93117	158,203
David Stuart	c/o Computer Motion, Inc. 130-B Cremona Drive, Santa Barbara, CA 93117	1,924
Darrin Uecker	c/o Computer Motion, Inc. 130-B Cremona Drive, Santa Barbara, CA 93117	0
B Meloche	c/o Computer Motion, Inc. 130-B Cremona Drive, Santa Barbara, CA 93117	0
S Pedroff	c/o Computer Motion, Inc. 130-B Cremona Drive, Santa Barbara, CA 93117	8,000
David Munjal	c/o Computer Motion, Inc. 130-B Cremona Drive, Santa Barbara, CA 93117	3,584
Joseph DeVivo	c/o Computer Motion, Inc. 130-B Cremona Drive, Santa Barbara, CA 93117	100,842
Eugene Teal	c/o Computer Motion, Inc. 130-B Cremona Drive, Santa Barbara, CA 93117	0
Eric Halvorson	c/o Computer Motion, Inc. 130-B Cremona Drive, Santa Barbara, CA 93117	8,918
Total		3,983,519

ANNEX D

As of March 6, 2003

The Board of Directors
Intuitive Surgical, Inc.
950 Kifer Road
Sunnyvale, CA 94086

Gentlemen:

      We understand that Intuitive Surgical, Inc. (“Intuitive Surgical”), Iron Acquisition Corporation, a wholly owned subsidiary of Intuitive Surgical (“Merger Sub”), and Computer Motion, Inc. (“Computer Motion”) will enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub shall be merged with and into Computer Motion (the “Merger”). Pursuant to the Merger Agreement, each share of common stock, par value $0.001 per share, of Computer Motion (“Computer Motion Common Stock”) issued and outstanding will be converted into the right to receive a number of shares of common stock, par value $0.001 per share, of Intuitive Surgical (“Intuitive Surgical Common Stock”) equal to the Exchange Ratio (as defined in the Merger Agreement) and each share of preferred stock, par value $0.001 per share, of Computer Motion (“Computer Motion Preferred Stock”) issued and outstanding will be converted into the right to receive a number of shares of Intuitive Surgical Common Stock equal to that number of shares of Computer Motion Common Stock into which the Computer Motion Preferred Stock would have been convertible multiplied by the Exchange Ratio. The Computer Motion Common Stock together with the Computer Motion Preferred Stock is referred to as the Computer Motion Stock. All unexercised and unexpired warrants to purchase Computer Motion Stock (“Computer Motion Warrants”) will be assumed by Intuitive Surgical. Each Computer Motion Warrant so assumed by Intuitive Surgical under the Merger Agreement will continue to have, and be subject to, the same terms and conditions as set forth in such Computer Motion Warrant and any agreements executed in connection therewith, except that (i) each Computer Motion Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Intuitive Surgical Common Stock equal to the product of the number of shares of Computer Motion Common Stock that were issuable upon exercise of such Computer Motion Warrant (or issuable upon conversion of the Computer Motion Preferred Stock issuable upon exercise of such Computer Motion Warrant) multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Intuitive Surgical Common Stock and (ii) the per share exercise price for the shares of Intuitive Surgical Common Stock issuable upon exercise of such Computer Motion Warrant assumed, will be equal to the quotient determined by dividing the exercise price per share of Computer Motion Common Stock at which such Computer Motion Warrant was exercisable by the Exchange Ratio, rounded up to the nearest whole cent. You have provided us with a draft of the Merger Agreement which is in substantially final form.

      You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to Intuitive Surgical.

      In the course of performing our review and analyses for rendering this opinion, we have:

•	reviewed a draft of the Merger Agreement in substantially final form;

•	reviewed Computer Motion’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1999 through 2001, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2002, June 30, 2002 and September 30, 2002, its preliminary results for the quarter and year ended December 31, 2002 and its Reports on Form 8-K for the three years ended the date hereof;

Intuitive Surgical, Inc.
As of March 6, 2003

•	reviewed certain operating and financial information relating to Computer Motion’s business and prospects, including projections for the three years ended December 31, 2005, all as prepared and provided to us by Computer Motion’s management (the “Computer Motion Projections”);

•	met with certain members of Computer Motion’s senior management to discuss Computer Motion’s business, operations, historical financial results, the Computer Motion Projections and future prospects;

•	reviewed Intuitive Surgical’s IPO Prospectus on Form S-1 Registration Statement dated June 13, 2000, Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2000 and 2001, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2002, June 30, 2002 and September 30, 2002, a draft dated February 28, 2003 of Intuitive Surgical’s Annual Report on Form 10-K for the year ended December 31, 2002, which you have advised us is complete and accurate in all material respects, and its Reports on Form 8-K for the three years ended the date hereof;

•	reviewed certain operating and financial information relating to Intuitive Surgical’s business and prospects, including projections for the four years ended December 31, 2006 and guidance for the year ended December 31, 2007, all as prepared and provided to us by Intuitive Surgical’s management (the “Intuitive Surgical Projections”);

•	reviewed projections prepared by Intuitive Surgical’s management as to the anticipated operating results of Computer Motion for the five years ended December 31, 2007 (the “Adjusted Computer Motion Projections”);

•	reviewed certain estimates of cost savings and other combination benefits expected to result from the Merger, prepared and provided to us by Intuitive Surgical’s management (the “Potential Synergies”);

•	met with certain members of Intuitive Surgical’s senior management to discuss Intuitive Surgical’s business, operations, historical financial results, future prospects, the Intuitive Surgical Projections, the Computer Motion Projections, the Adjusted Computer Motion Projections and the Potential Synergies;

•	reviewed the historical prices, trading multiples and trading volumes of the Intuitive Surgical Common Stock and Computer Motion Common Stock;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Intuitive Surgical and Computer Motion;

•	reviewed the terms of recent mergers and acquisitions of companies which we deemed generally comparable to Computer Motion and the Merger;

•	performed discounted cash flow analyses based on the Adjusted Computer Motion Projections, the Intuitive Surgical Projections and the pro forma combined projections of Computer Motion and Intuitive Surgical for the period from January 1, 2003 through December 31, 2007 including the Potential Synergies;

•	reviewed the pro forma financial results, financial condition and capitalization of Intuitive Surgical giving effect to the Merger; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

      We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the Intuitive Surgical Projections, the

Intuitive Surgical, Inc.
As of March 6, 2003

Adjusted Computer Motion Projections and the Potential Synergies, provided to us by Intuitive Surgical and Computer Motion. With respect to the Intuitive Surgical Projections, the Computer Motion Projections, the Adjusted Computer Motion Projections and the Potential Synergies, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of Intuitive Surgical and Computer Motion as to the expected future performance of Intuitive Surgical and Computer Motion, respectively; provided, however, with respect to the Adjusted Computer Motion Projections, the senior management of Intuitive Surgical have advised us that such Adjusted Computer Motion Projections are based on the best currently available estimates and judgments of the senior management of Intuitive Surgical after discussions with the senior management of Computer Motion. We have not assumed any responsibility for the independent verification of any such information or of the Intuitive Surgical Projections, the Computer Motion Projections, the Adjusted Computer Motion Projections and the Potential Synergies provided to us, and we have further relied upon the assurances of the senior managements of Intuitive Surgical and Computer Motion that they are unaware of any facts that would make the information, the Intuitive Surgical Projections, the Computer Motion Projections, the Adjusted Computer Motion Projections and the Potential Synergies provided to us incomplete or misleading.

      In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Intuitive Surgical or Computer Motion, nor have we been furnished with any such appraisals. We have assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Merger Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Intuitive Surgical or Computer Motion.

      We do not express any opinion as to the price or range of prices at which the Intuitive Surgical Common Stock and Computer Motion Common Stock may trade subsequent to the announcement of the Merger or as to the price or range of prices at which the Intuitive Surgical Common Stock may trade subsequent to the consummation of the Merger.

      Bear Stearns has been previously engaged by Intuitive Surgical to provide certain investment banking and financial advisory services for which we received customary fees. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Intuitive Surgical and Computer Motion for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

      It is understood that this letter is intended for the benefit and use of the Board of Directors of Intuitive Surgical in connection with their consideration of the Merger and does not constitute a recommendation to the Board of Directors of Intuitive Surgical or any holders of Intuitive Surgical Common Stock as to how to vote in connection with the Merger. This opinion does not address Intuitive Surgical’s underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Intuitive Surgical or the effects of any other transaction in which Intuitive Surgical might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement/prospectus to be distributed to the holders of Intuitive Surgical Common Stock in connection with the Merger. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, including information with respect to the number and related terms of options, warrants, shares of preferred stock and shares of common stock currently outstanding for both Intuitive Surgical and Computer Motion, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Intuitive Surgical, Inc.
As of March 6, 2003

      Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Intuitive Surgical.

Very truly yours,

BEAR, STEARNS & CO. INC.

By:

Senior Managing Director

ANNEX E

March 5, 2003

Board of Directors

Computer Motion, Inc.
130-B Cremona Drive
Goleta, CA 93117

To The Board of Directors:

      Under an engagement letter dated March 5, 2003, Computer Motion, Inc. (“RBOT”, the “Company”) retained H.C. Wainwright & Co., Inc. (“HCW”) to act as its financial advisor in connection with the acquisition of RBOT by Intuitive Surgical, Inc. (“ISRG”) as set forth in the Agreement and Plan of Merger (the “Merger”). The Merger Agreement provides for the merger (the “Merger”) of RBOT with and into ISRG in the form of a triangular merger, pursuant to which ISRG will issue a number of shares of its common stock determined pursuant to a formula as set forth in the Merger Agreement which will range from approximately .48 to .52 shares for each share of RBOT common stock. Following the Merger, the new company will operate under the name Intuitive Surgical, Inc.

      HCW was selected by RBOT’s board of directors to act as RBOT’s financial advisor based on HCW’s qualifications, reputation and expertise in the medical equipment sector, as well as HCW’s familiarity with RBOT. In connection with its services to RBOT to act as financial advisor to the Company, HCW was requested to render an opinion as to the fairness of the Merger to the shareholders of RBOT.

      The HCW opinion sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken by HCW in the course of rendering its opinion. RBOT stockholders are urged to read the HCW opinion carefully in its entirety. The HCW opinion addresses the fairness of the aggregate consideration to be paid and the applicable exchange ratio to the RBOT stockholders, from a financial point of view as of the date of the HCW opinion, and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the RBOT stockholders special meeting.

      In arriving at its opinion, HCW reviewed certain publicly available business and financial information relating to RBOT and ISRG, as well as the Merger Agreement. HCW also reviewed certain other information, including financial forecasts, provided to it by RBOT and ISRG, and met with RBOT’s and ISRG’s management to discuss the business, both past and current, and future prospects of RBOT and ISRG. HCW also considered certain financial and stock market data of RBOT and ISRG, and HCW compared that data with similar data for other publicly held companies in businesses HCW deemed similar to those of RBOT and ISRG. HCW considered the financial terms, to the extent publicly available, of certain other recent business combinations and other transactions which have recently been effected and that HCW deemed relevant. HCW also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria, which it deemed relevant. HCW is familiar with RBOT and the terms of the Merger, having participated in certain discussions and negotiations leading to the Merger Agreement between representatives of RBOT and representatives of ISRG and their financial advisors. In connection with its review, HCW did not assume any responsibility for independent verification of any of the foregoing information and relied on the completeness and accurateness in all material respects as represented by RBOT and ISRG. With respect to financial forecasts, HCW assumed that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of RBOT and ISRG as to the future financial

E-1

performance of RBOT and ISRG, respectively. RBOT also informed HCW and therefore HCW based its opinion on the assumption that the Merger would be treated as a tax-free reorganization for federal income tax purposes. In addition, HCW did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of RBOT or ISRG, nor was HCW furnished with any such evaluations or appraisals. The HCW opinion is necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated as of the date of the HCW opinion. HCW did not express any opinion as to what the value of the ISRG common stock actually will be when issued to RBOT’s stockholders pursuant to the merger or the prices at which such common stock will trade subsequent to the merger.

      The exchange ratio was determined by arm’s-length negotiation between the parties. In preparing the HCW opinion, HCW performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. HCW believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the process underlying the HCW opinion. No company or transaction used in the analysis performed by HCW as a comparison is identical to RBOT, ISRG or the contemplated Merger. In addition, HCW may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis undertaken should not be taken to be HCW’s view of the actual value of RBOT or ISRG. In performing its analyses, HCW made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBOT and ISRG. The analyses performed by HCW are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of HCW’s analysis of the fairness of the aggregate consideration and the applicable exchange ratio to RBOT from a financial point of view and were provided to the RBOT board of directors in connection with the delivery of the HCW opinion.

      The scope of HCW’s opinion is expressly limited to the contents herein. It is understood that this letter is not intended to confer any rights or remedies upon any other entity or persons, and may not be quoted or referred to for any other purpose without prior written consent, except for inclusion in a proxy statement/prospectus related to the Merger that we have has an opportunity to review. In the ordinary course of our business, HCW may have actively traded the equity securities of RBOT and may continue to actively trade the equity securities pf the newly created corporate entity as a result of the transaction. In addition, certain individuals who are employees or are affiliated with HCW have in the past and may currently be shareholders of RBOT.

      Based upon and subject to the foregoing, it is HCW’s opinion that, as of the date hereof, the exchange ratio to be received by its stockholders in connection with the transaction outlined herein is fair to the RBOT stockholders.

Very truly yours,

H.C. Wainwright & Co., Inc.

E-2

ANNEX F

FORM OF

CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
INTUITIVE SURGICAL, INC.

a Delaware Corporation

Pursuant to § 242 of the General Corporation Law

of the State of Delaware

      It is hereby certified that:

      1.     The following amendment to the Amended and Restated Certificate of Incorporation of the corporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

Paragraph (a) of Article Four of Exhibit A of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“A. CLASSES OF STOCK. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is one hundred two million five hundred thousand (102,500,000) shares, of which one hundred million (100,000,000) shares shall be Common Stock, par value $0.001 per share, and two million five hundred thousand (2,500,000) shares shall be Preferred stock, par value $0.001 per share.

When the foregoing amendment becomes effective, (i) each share of Common Stock issued and outstanding or held in the treasury of the corporation immediately prior to the time this amendment becomes effective shall be reclassified and changed into and shall constitute one-half ( 1/2) of one fully paid and nonassessable share of Common Stock and (ii) each share of Preferred Stock issued and outstanding or held in the treasury of the corporation immediately prior to the time this amendment becomes effective shall be reclassified and changed into and shall constitute one-half ( 1/2) of one fully paid and nonassessable share of Preferred Stock, in each case without the necessity of further action of any kind (the “Reverse Split”). Any fractional shares remaining after applying the Reverse Split to each certificate representing shares of Common Stock or Preferred Stock then held by any holder shall be redeemed at a purchase price equal to the closing bid price of the Common Stock on the Nasdaq National Market on the effective date of the Reverse Split. Shares of capital stock that were outstanding prior to the Reverse Split, and that are not outstanding after and as a result of the Reverse Split, shall resume the status of authorized but unissued shares of Common Stock or Preferred Stock, as the case may be.”

      2.     The capital of the corporation will not be reduced under or by reason of the foregoing amendment.

      IN WITNESS WHEREOF, this Certificate is hereby executed by the undersigned on                     , 2003.

By:
Name:
Title:

F-1

ANNEX G

FORM OF

AMENDMENT TO THE
2000 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN
OF INTUITIVE SURGICAL, INC.

      Pursuant to the authority reserved to the Board of Directors (the “Board”) of Intuitive Surgical, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), under Section 12(a) of the Company’s 2000 Non-Employee Directors’ Stock Option Plan (the “Plan”), the Board hereby amends the Plan as follows:

      1.     Definitions. A new Subsection 2(f) is hereby added to the Plan and the current Subsections 2(f) through 2(y) are renumbered accordingly to reflect such addition. The new Subsection 2(f) shall read in its entirety as follows:

“(f) “Committee Chairman Grant” means an Option granted annually to all Non-Employee Directors who meet the specified criteria pursuant to subsection 6(c) of the Plan.”

      2.     Evergreen Share Reserve Increase. Section 4(b)(i) is amended to read in its entirety as follows:

“(i) Notwithstanding subsection 4(a) hereof, on the day after each Annual Meeting (the “Calculation Date”) for a period of ten (10) years, commencing with the annual meeting in 2003, the aggregate number of shares of Common Stock that is available for issuance under the Plan shall automatically be increased by that number of shares equal to the lesser of (1) three-tenths of one percent (0.3%) of the Diluted Shares Outstanding, (2) 200,000 shares, or (3) such lesser number as may be determined by the Board.”

      3.     Non-Discretionary Grants.

(i) Subsection 6(b) is amended to read in its entirety as follows:

“(b) Annual Grants. Without any further action of the Board, on the day following each Annual Meeting, commencing with the Annual Meeting in 2001, each person who is then a Non-Employee Director, and has been a Non-Employee Director for at least six (6) months, automatically shall be granted an Annual Grant to purchase Five Thousand (5,000) shares of Common Stock on the terms and conditions set forth herein; provided, however, that such amount shall be increased to Ten Thousand (10,000) shares of Common Stock commencing with the Annual Meeting in 2003.”

(ii) The following Subsection 6(c) is added to Section 6 of the Plan to read in its entirety as follows:

“(c) Committee Chairman Grants. Without any further action of the Board, on the day following each Annual Meeting, commencing with the Annual Meeting in 2003, each person who is then a Non-Employee Director and who is then serving as chairman of a Board committee, automatically shall be granted an additional Committee Chairman Grant to purchase Five Thousand (5,000) shares of Common Stock on the terms and conditions set forth herein.”

      4.     Option Provisions. The following Subsection 7(e)(iii) is added to Section 7 of the Plan to read in its entirety as follows:

“(iii) Committee Chairman Grants shall provide for vesting of 1/12 of the shares subject to the Option each month for one (1) year after the date of the grant.”

      5.     This Amendment shall be submitted for approval at the annual meeting of shareholders of the Company scheduled to be held on June      , 2003, or any postponement or adjournment thereof. Such

G-1

stockholder approval shall be obtained in the degree and manner required under applicable state and federal law.

**********

      I hereby certify that the foregoing Amendment to the Plan was duly adopted by the Board of Directors of Intuitive Surgical, Inc., effective as of March      , 2003.

      Executed on this           day of                     , 2003.

Secretary

G-2

FORM OF INTUITIVE SURGICAL, INC. PROXY

PROXY	INTUITIVE SURGICAL, INC	PROXY

Proxy solicited by the Board of Directors

for the Annual Meeting of Stockholders — June 30, 2003

The undersigned, revoking all prior proxies, hereby appoints Lonnie M. Smith and Susan K. Barnes, or each or either of them, proxies for the undersigned, with full power of substitution, to vote all shares of common stock of Intuitive Surgical, Inc. which the undersigned is entitled to vote at the Annual Meeting of stockholders to be held in Sunnyvale, California on June 30, 2003 at 8:00 a.m., or at any adjournment or postponement thereof, upon such business as may properly come before the meeting or at any adjournment or postponement thereof including without limiting such general authorization, the proposals described on this card and in the accompanying joint proxy statement/prospectus.

Unless otherwise specified below, this proxy will be voted FOR each of the proposals described below and FOR the election of the director nominees listed below.

Common Stock

Important: Please mark boxes to give voting instructions

1.	To issue Intuitive Surgical common stock pursuant to the Agreement and Plan of Merger, dated March 7, 2003, by and among Intuitive Surgical, Intuitive Merger Corporation and Computer Motion, Inc.	For ☐	Against ☐	Abstain ☐

2.	To amend Intuitive Surgical’s Amended and Restated Certificate of Incorporation to effect a 1-for-2 reverse stock split of Intuitive Surgical’s common stock.	For ☐	Against ☐	Abstain ☐

3.	ELECTION OF CLASS III DIRECTORS — Nominees: Lonnie M. Smith, Richard J. Kramer, and James A. Lawrence.	For All ☐	Withheld All ☐	For All Except ☐	Nominee Exceptions

4.	To amend Intuitive Surgical’s 2000 Non-Employee Directors’ Stock Option Plan to increase the annual stock option grant for non-employee directors from 5,000 to 10,000 shares, to provide for an additional annual grant of options to purchase 5,000 shares to committee chairs and to amend the automatic share increase provision.	For ☐	Against ☐	Abstain ☐

5.	To ratify the selection of Ernst & Young LLP as Intuitive Surgical’s independent auditors for the current fiscal year ending December 31, 2003.	For ☐	Against ☐	Abstain ☐

(Continued and to be signed on reverse side)

The undersigned agrees that said proxies may vote in accordance with their discretion with respect to any other matters which may properly come before this meeting. Should any nominee for director become unavailable, discretionary authority is conferred to vote for a substitute. The undersigned instructs such proxies to vote as directed on this proxy.

This proxy should be dated, signed by the stockholder exactly as printed at the left and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

Dated:	, 2003

(Signature)

(Signature if held jointly)

☐   I plan to attend the meeting

COMPUTER MOTION, INC.

SPECIAL MEETING OF STOCKHOLDERS, JUNE 30, 2003
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby nominates, constitutes and appoints Robert W. Duggan and Larry Redfern, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of Computer Motion, Inc. which the undersigned is entitled to represent and vote at the Special Meeting of Stockholders of Computer Motion, Inc. to be held at corporate headquarters, 130-B Cremona Drive, Goleta, California 93117, on June 30, 2003 at 8:00 a.m., local time, and at any and all adjournments or postponements thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

(Continued and to be signed and dated on reverse side)

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” PROPOSAL 1, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDER WITH REGARD TO ANY OTHER MATTERS PROPERLY BROUGHT TO A VOTE AT THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

1.     To adopt the Agreement and Plan of Merger, dated as of March 7, 2003, by and among Intuitive Surgical, Inc., Intuitive Merger Corporation, which is a wholly owned subsidiary of Intuitive Surgical, and Computer Motion:

☐ FOR	☐ AGAINST	☐ ABSTAIN

SIGNATURE(S):	DATE:
Please sign your name exactly as it appears hereon. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should state their full titles as such.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      Intuitive Surgical, Inc.’s Amended and Restated Certificate of Incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law, a director of Intuitive Surgical, Inc. shall not be personally liable to Intuitive Surgical, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware law, liability of a director may not be limited (i) for any breach of the director’s duty of loyalty to Intuitive Surgical, Inc. or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of Intuitive Surgical, Inc.’s Amended and Restated Certificate of Incorporation is to eliminate the rights of Intuitive Surgical, Inc. and its stockholders (through stockholders’ derivative suits on behalf of Intuitive Surgical, Inc.) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of Intuitive Surgical, Inc. or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, Intuitive Surgical, Inc.’s Amended and Restated Certificate of Incorporation provides that Intuitive Surgical, Inc. shall indemnify to the fullest extent permitted by law its directors, officers and employees and persons serving at any other enterprise as a director, officer or employee at Intuitive Surgical, Inc.’s request against losses incurred by any such person by reason of the fact that such person was acting in such capacity.

      In addition, Intuitive Surgical, Inc. has entered into agreements with certain directors and officers of Intuitive Surgical, Inc. pursuant to which Intuitive Surgical, Inc. has agreed to indemnify such persons against expenses (including attorneys’ fees), judgments, fines and certain amounts paid in settlement actually and reasonably incurred by such indemnified person if such person is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such indemnified person is or was a director, officer, employee or agent of Intuitive Surgical, Inc. or any subsidiary of Intuitive Surgical, Inc., due to any action or inaction on the part of the indemnified person while an officer or director, or because the indemnified person is or was serving at the request of Intuitive Surgical, Inc. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, so long as such indemnified person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Intuitive Surgical, Inc. and, with respect to any criminal action or proceeding, if such indemnified person had no reasonable cause to believe his or her conduct was unlawful. The agreements also provide that such indemnified persons will be entitled to an advance of expenses to meet the obligations indemnified against as set forth above.

Item 21.     Exhibits and Financial Statement Schedules

      (a) The following exhibits are filed herewith or incorporated herein by reference:

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of March 7, 2003, by and among Intuitive Surgical, Inc., Intuitive Merger Corporation and Computer Motion, Inc.(1)
3.2	Amended and Restated Certificate of Incorporation of Intuitive Surgical, Inc.(2)
3.3	Bylaws of Intuitive Surgical, Inc.(2)
4.2	Specimen Common Stock certificate(2)
4.3	Warrant to purchase shares of Common Stock, dated April 26, 2000(2)
5.1	Opinion of Latham & Watkins LLP(6)

Exhibit
Number	Description

8.1	Opinion of Stradling Yocca Carlson & Rauth
10.1	Form of Indemnity Agreement(2)
10.2	2000 Equity Incentive Plan(2)
10.3	2000 Non-Employee Directors’ Stock Option Plan(2)
10.4	2000 Employee Stock Purchase Plan(2)
10.5	Amended and Restated Investor Rights Agreement, dated March 31, 1999(2)
10.6	Equipment Financing Agreement (No. 10809), dated April 2, 1997, between Intuitive Surgical, Inc. and Lease Management Services, Inc., and related addendums(2)
10.7	Security Agreement, dated May 20, 1999, between Intuitive Surgical, Inc. and Heller Financial Leasing, Inc., and related amendments(2)
10.8	License Agreement, dated December 20, 1995, between Intuitive Surgical, Inc. and SRI International(2)
10.9	License Agreement, dated December 29, 1997, between Intuitive Surgical, Inc. and International Business Machines Corporation(2)
10.10	License Agreement, dated April 1, 1999, between Intuitive Surgical, Inc. and Massachusetts Institute of Technology(2)
10.11	Lease, dated September 1996, between Intuitive Surgical, Inc. and Zappettini Investment Co.(2)
10.12	Lease, dated February 5, 1997, between Intuitive Surgical, Inc. and Zappettini Investment Co.(2)
10.13	Employment Agreement, dated February 28, 1997, between Intuitive Surgical, Inc. and Lonnie M. Smith(2)
10.14	Lease, dated July 16, 2001, between Intuitive Surgical, Inc. and RNM Technology Drive, L.P.(3)
10.15	Letter Agreement, dated January 7, 2002, by and between Computer Motion and Eugene W. Teal, as amended.
10.16	Letter Agreement, dated June 25, 2002, by and between Computer Motion and Joseph M. DeVivo.(5)
13.1	Annual Report on Form 10-K/A for the year ended December 31, 2002 of Computer Motion, Inc.(6)
23.1	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)(6)
23.2	Consent of Stradling Yocca Carlson & Rauth.(4)
23.3	Consent of Ernst & Young LLP, Independent Auditors for Intuitive Surgical, Inc.
23.4	Consent of Ernst & Young LLP, Independent Auditors Computer Motion, Inc.
24.1	Power of Attorney (included on the signature page of prior filing).(4)

(1)	Previously filed with the SEC as an Exhibit to and incorporated herein by reference from Intuitive Surgical, Inc.’s Form 8-K, filed March 7, 2003.

(2)	Previously filed with the SEC as an Exhibit to and incorporated herein by reference from Intuitive Surgical, Inc.’s Registration Statement filed on Form S-1, as amended, File No. 333-33016.

(3)	Previously filed with the SEC as an Exhibit to and incorporated herein by reference from Intuitive Surgical, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001, filed on April 1, 2002.

(4)	Previously filed with the SEC as an exhibit to and incorporated herein by reference from Intuitive Surgical’s Registration Statement on Form S-4 filed March 28, 2003.

(5)	Previously filed with the SEC as an exhibit to and incorporated herein by reference from Amendment No. 1 to Intuitive Surgical’s Registration on Form S-4 filed May 9, 2003.

(6)	To be filed by amendment.

Item 22.     Undertakings

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      The registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in city of Sunnyvale, State of California, on May 23, 2003.

INTUITIVE SURGICAL, INC.

By: /s/ LONNIE M. SMITH

Name: Lonnie M. Smith
Title: President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature		Title	Date

/s/ LONNIE M. SMITH Lonnie M. Smith		President, Chief Executive Officer and Director (Principal Executive Officer)	May 23, 2003

/s/ SUSAN K. BARNES Susan K. Barnes		Senior Vice President, Chief Financial Officer and Assistant Secretary (Principal Financial and Accounting Officer)	May 23, 2003

* Scott S. Halsted		Director	May 23, 2003

* Russell C. Hirsch, M.D., Ph.D.		Director	May 23, 2003

* Richard J. Kramer		Director	May 23, 2003

* James A. Lawrence		Director	May 23, 2003

* Alan J. Levy, Ph.D.		Director	May 23, 2003

* Frederic H. Moll, M.D.		Vice President, Medical Director and Director	May 23, 2003

*By:	/s/ LONNIE M. SMITH Lonnie M. Smith Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of March 7, 2003, by and among Intuitive Surgical, Inc., Intuitive Merger Corporation and Computer Motion, Inc.(1)
3.2	Amended and Restated Certificate of Incorporation of Intuitive Surgical, Inc.(2)
3.3	Bylaws of Intuitive Surgical, Inc.(2)
4.2	Specimen Common Stock certificate(2)
4.3	Warrant to purchase shares of Common Stock, dated April 26, 2000(2)
5.1	Opinion of Latham & Watkins LLP(6)
8.1	Opinion of Stradling Yocca Carlson & Rauth
10.1	Form of Indemnity Agreement(2)
10.2	2000 Equity Incentive Plan(2)
10.3	2000 Non-Employee Directors’ Stock Option Plan(2)
10.4	2000 Employee Stock Purchase Plan(2)
10.5	Amended and Restated Investor Rights Agreement, dated March 31, 1999(2)
10.6	Equipment Financing Agreement (No. 10809), dated April 2, 1997, between Intuitive Surgical, Inc. and Lease Management Services, Inc., and related addendums(2)
10.7	Security Agreement, dated May 20, 1999, between Intuitive Surgical, Inc. and Heller Financial Leasing, Inc., and related amendments(2)
10.8	License Agreement, dated December 20, 1995, between Intuitive Surgical, Inc. and SRI International(2)
10.9	License Agreement, dated December 29, 1997, between Intuitive Surgical, Inc. and International Business Machines Corporation(2)
10.10	License Agreement, dated April 1, 1999, between Intuitive Surgical, Inc. and Massachusetts Institute of Technology(2)
10.11	Lease, dated September 1996, between Intuitive Surgical, Inc. and Zappettini Investment Co.(2)
10.12	Lease, dated February 5, 1997, between Intuitive Surgical, Inc. and Zappettini Investment Co.(2)
10.13	Employment Agreement, dated February 28, 1997, between Intuitive Surgical, Inc. and Lonnie M. Smith(2)
10.14	Lease, dated July 16, 2001, between Intuitive Surgical, Inc. and RNM Technology Drive, L.P.(3)
10.15	Letter Agreement, dated January 7, 2002, by and between Computer Motion and Eugene W. Teal, as amended.
10.16	Letter Agreement, dated June 25, 2002, by and between Computer Motion and Joseph M. DeVivo.(5)
13.1	Annual Report on Form 10-K/A for the year ended December 31, 2002 of Computer Motion, Inc.(6)
23.1	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)(6)
23.2	Consent of Stradling Yocca Carlson & Rauth.(4)
23.3	Consent of Ernst & Young LLP, Independent Auditors for Intuitive Surgical, Inc.
23.4	Consent of Ernst & Young LLP, Independent Auditors for Computer Motion, Inc.
24.1	Power of Attorney (included on the signature page of prior filing)(4)

(1)	Previously filed with the SEC as an Exhibit to and incorporated herein by reference from Intuitive Surgical, Inc.’s Form 8-K, filed March 7, 2003.

(2)	Previously filed with the SEC as an Exhibit to and incorporated herein by reference from Intuitive Surgical, Inc.’s Registration Statement filed on Form S-1, as amended, File No. 333-33016.

(3)	Previously filed with the SEC as an Exhibit to and incorporated herein by reference from Intuitive Surgical, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001, filed on April 1, 2002.

(4)	Previously filed with the SEC as an exhibit to and incorporated herein by reference from Intuitive Surgical’s Registration Statement on Form S-4 filed March 28, 2003.

(5)	Previously filed with the SEC as an exhibit to and incorporated herein by reference from Amendment No. 1 to Intuitive Surgical’s Registration Statement on Form S-4 filed May 9, 2003.

(6)	To be filed by amendment.